UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 /A

(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ELANDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	71-0861848
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(954) 728-9090

(Address and telephone number of registrant’s principal executive offices)

Harley L. Rollins

Chief Financial Officer

Elandia, Inc.

1500 Cordova Road

Suite 312

Fort Lauderdale, FL 33316

(954) 728-9090

(Name, address, and telephone number of agent for service)

Copies To:

Seth P. Joseph, Esq.

Linda C. Frazier, Esq.

Carlton Fields, P.A.

4000 International Place

100 S.E. Second Street

Miami, FL 33131-9101

(305) 530.0050

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, par value $.00001 per share

i

ITEM 1.	BUSINESS

Unless otherwise indicated in this registration statement or the context otherwise requires, all references in this registration statement to “Elandia,” the “Company,” “us,” “our” or “we” are to Elandia, Inc., our predecessor company, Centra Industries, Inc., and their respective subsidiaries.

History of the Company

Centra Industries Inc.

The Company was organized on July 27, 2001 as a Delaware corporation under the name Centra Industries, Inc. (“Centra”). Centra served as a holding company for subsidiaries in the communications industry and the underground boring and construction business, including Midwest Cable Communications of Arkansas, Inc. (“Midwest”).

Reorganization

On August 1, 2003, our underground boring and construction business became insolvent. As a result, on August 1, 2003, the Company’s main operating subsidiary filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In addition, on January 8, 2004, we filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Arkansas. From January 8, 2004 through September 14, 2004, we operated our business and managed our assets in the ordinary course as a debtor-in-possession, and obtained Bankruptcy Court approval for transactions outside the ordinary course of business. On September 14, 2004, the Court confirmed a Joint Plan of Reorganization of the Company and its operating subsidiary, Midwest. By virtue of the confirmation order, we emerged from bankruptcy and obtained a discharge pursuant to Section 1141 of the Bankruptcy Code. Pursuant to our plan of reorganization, we cancelled all then outstanding shares of our common stock, issued 108,000 new shares of our common stock and paid $110,000 to our unsecured creditors. Also, under our plan of reorganization, Stanford Venture Capital Holdings, Inc., our debtor-in-possession lender, converted approximately $2,600,000 of its secured claims into 2,038,500 shares of our common stock and warrants to purchase 1,876,500 shares of our common stock. These warrants, exercisable at $.001 per share, were all subsequently exercised. Centra was renamed eLandia Solutions, Inc. and then renamed Elandia, Inc.

Elandia Technologies Merger

On December 31, 2004, we merged with Elandia Technologies, Inc. (“Technologies”) through a one-for-one share exchange with the stockholders of Technologies. We issued 446,513 shares of our common stock in connection with this merger. As a result of the merger, Technologies became a wholly-owned subsidiary of the Company.

Sale of Centra Operations

Effective December 15, 2005, we sold one hundred percent of the outstanding common stock of our wholly-owned subsidiaries Centra Construction, Inc., Centra Wireless Services, Inc. and Razorback, Inc., to Jorge Ivan Orrego, an unrelated foreign national. All three of these subsidiaries were part of the discontinued operations, and were dormant for the year ended December 31, 2005. Under the terms of the sale, the purchaser assumed all liabilities of the subsidiaries which consisted of $464,640 of payroll tax liabilities that arose prior to our filing of bankruptcy, in exchange for all the stock of the subsidiaries. The assets of the subsidiaries consisted of $1,200 of cash. Management believes that Mr. Orrego believed that any possible claims against the subsidiaries would not be pursued and he would experience profit from the transaction. Based on advice from our tax counsel, we believe that the Internal Revenue Service would be unsuccessful in holding Elandia liable for the trust fund tax liabilities of the subsidiaries. We recorded a gain of $463,440 from discontinued operations as a result of this transaction.

Acquisition of AST Telecom, LLC

Effective January 31, 2006, we acquired AST Telecom, LLC (“AST”), a provider of wireless telephone services in American Samoa. In connection with this acquisition, we issued a total of 4,225,726 shares of our common stock, of which 2,739,008 shares were issued to Stanford International Bank, Ltd. (“Stanford”) (or its designee) for Stanford’s 64.8% ownership interest in AST, and 1,486,718 shares were issued to the other members of AST (or its designee), for the other members’ 35.2% ownership interest in AST.

Datec Merger

On February 1, 2006, we completed an arrangement under the laws of New Brunswick, Canada with Datec Group Ltd, a New Brunswick corporation (“Datec”), pursuant to which we acquired the South Pacific operations of Datec. In connection with the arrangement, we issued 4,085,126 shares of our common stock to the stockholders of Datec.

Reverse Splits

On August 15, 2005, our Board of Directors authorized, and our stockholders approved, a 9-for-10 reverse stock split of our issued and outstanding common stock. This reverse stock split was effective September 14, 2005.

On February 17, 2006, the holders of a majority of our outstanding common stock approved an amendment to our Articles of Incorporation to effect a 3-for-5 reverse stock split of the issued and outstanding common stock, effective March 9, 2006.

The documents that have been filed by us as exhibits that pertain to the transactions set forth below contain pre-reverse split numbers. However, in order to accurately reflect what is held by our stockholders currently, all references to shares, options and warrants hereafter in this registration statement have been adjusted to reflect the post-reverse split amounts.

Current Business

We are a holding company that acts, through our operating subsidiaries, as a wireless telecommunications service provider and an information solutions and services provider. We offer a wide range of technology products, internet access services, professional services and other solutions to certain islands in the South Pacific, in geographic locations which we believe have traditionally been underserved. The products and services we offer in the geographic area we serve vary depending on the infrastructure, existing telecommunication systems and the needs of the region. In some regions we operate retail stores where our products and services are offered and sold. Generally, our telecommunications operations include long-distance service, wireless coverage and internet access. Our software solutions include Microsoft products, database applications, accounting applications and other system applications. We also offer peripheral products including fax machines, copiers, telephones and general office equipment. Other hardware offerings include PBX hardware, servers, routers and switching systems. In addition, we offer professional services to assist our customers in implementing customized solutions to meet their business needs. These services include application development, systems integration, training, maintenance and support.

Our strategy is to be a one-stop source for technology solutions throughout the regions in which we operate. We believe that we have identified regions that are in the beginning stages of technological development. We believe that as we develop our customer base and as these communities grow and become more technologically advanced, our business will also grow. We also believe that as our business and sales grow in these regions, we will develop a platform that will enable us to expand our operations into other regions.

We conduct business operations through several operating subsidiaries in four geographic segments:

•	AST conducts business in the Samoas, which includes American Samoa and Samoa (formerly Western Samoa);

•	Datec PNG Pty Limited conducts business in Papua New Guinea;

•

Several entities listed on the chart that follows conduct business in Fiji and other Pacific Island Nations, which includes Australia, the Cook Islands, New Zealand, Samoa, the Solomon Islands, Tonga and Vanuatu.

•

Our parent company Elandia, Inc. and another wholly-owned subsidiary, Elandia Technologies, Inc., perform parent company administrative functions and hold an FCC license for sale or possible future development in the Caribbean, but do not presently conduct revenue generating operations.

These subsidiaries are wholly-owned, with certain exceptions. Certain jurisdictions require that entities have more than one shareholder or that a single share of the stock of such entities be held by nationals. In those jurisdictions, shares representing less than 5% of the issued and outstanding shares are being held by others in trust for the benefit of Elandia. We hold a 50% ownership interest in Datec PNG Pty Limited through our wholly-owned subsidiary Generic Technology Limited. Steamships Trading Company Pty Ltd., a subsidiary of John Swire & Sons (PNG) Ltd., holds the remaining 50% ownership interest in Datec PNG Pty Limited.

The Samoas

During 2005, we began experiencing problems in The Samoas. During this period, total revenue increased; however, our operating income and net income decreased significantly. This resulted from a lack of emphasis on service revenues which generate higher margins than product sales. In addition, an audit by the administrator of the e-Rate program revealed several problems and the administrator stopped making the payments required under the program to our client, the American Samoa Department of Education (“DOE”), until the issues had been resolved. In light of the ongoing delays in receiving payments from the DOE, we do not record revenue until actual payment is received. For the nine months ended September 30, 2006, revenue totaling $146,552 had not been recognized since the collectibility of that revenue was not assured. We also experienced a significant increase in general and administrative expenses, resulting from, among other things, the merger of AST. Since the merger, we have retained a new Chief Executive Officer and undertaken an evaluation of our business. Management has taken steps to address these issues, including focusing on service revenues, terminating non-productive employees and reducing general and administrative expenses.

Wireless

We conduct our American Samoa operations primarily through our wholly-owned subsidiary AST. As of the date of this registration statement, AST is the only non-government owned provider of mobile services in American Samoa, under the Blue Sky Communications brand (“Blue Sky”), and operates a global system for mobile communications, or GSM, network in the 1900 MHz band. AST has been a provider of mobile services in American Samoa since February 2003. Through AST, we are the dominant provider of wireless services throughout American Samoa, with close to 70% of the market share and over 16,000 subscribers. Our average revenue per user (ARPU) for the year ended December 31, 2005 was $33.31 per month. The average rate per minute charged to our customers for the year ended December 31, 2005 was $0.16 per minute.

In July 2006, American Samoa had 57,794 inhabitants. The number of cellular phones in American Samoa has increased dramatically since the mid-1990’s. We expect this trend to continue and hope to increase our number of subscribers accordingly.

For our wireless operations, we utilize a PCS broadband license for American Samoa granted by the United States Federal Communications Commission (“FCC”). This license was granted to us on May 23, 2005 and expires on June 23, 2015. We provide wireless services through a Nortel network that we own, which includes 12 cell towers to provide primary wireless coverage across American Samoa and a number of smaller cell sites for coverage in areas of low reception. Commencing in March 2003, AST began upgrading its networks to enhance coverage reliability by relocating fiber optic cable to underground facilities. Our network is designed to be easily expanded with the growth of our customer base and modified to support future products and services, as new telecommunications technology becomes economically viable in American Samoa. We operate both circuit-switched and Voice over Internet Provider (VoIP) circuits for voice transmissions, taking advantage of the latest technology in bandwidth management, compression and quality of service management where appropriate.

Strategy for Wireless Services

Our business strategy in American Samoa is to deliver high-quality and convenient wireless service, while maximizing our network coverage. The specific elements of our business strategy are to improve the profitability and cash flow of our existing operations, expand the capacity of our networks and the services we provide and then to use our expanded capacity and services to increase our customer base in the areas we currently serve and in the surrounding islands.

We attract new customers by offering simple and affordable prepaid wireless services, with coverage anywhere on American Samoa’s main island of Tuitilia. Our commitment to customer service and network reliability provides consumers with a selection of wireless services that exceeds what is customary in the South Pacific region, including Short Message Service (SMS) messaging and a call center with directory assistance available 24 hours a day, seven days a week. Our per-minute, prepaid wireless service enables customers to actively control their wireless usage and appeals to consumers who are otherwise deterred by the price and perceived complexity of traditional wireless services. New prepaid customers may purchase a phone from one of our retail locations in

American Samoa or activate an existing phone. With the purchase of a prepaid Subscriber Identity Module (SIM) card, service can be activated and is available for as little as $5 per month. Our customers can replenish their prepaid wireless services by purchasing recharge cards from our Laufou Plaza retail location or from our distribution partners at more than 200 retail locations throughout American Samoa. We also offer more traditional post-paid wireless services, designed for our larger business customers. Our post-paid services differ from those of most other wireless providers as we do not require long-term commitments or contracts. Our billing options and pricing plans are designed to be simple and easy for customers to understand. Monthly rates for our post-paid wireless plans range from $24.95 to $99.95 and do not include long distance charges, which vary by country.

Internet Service

In August 2000, we began offering full-service internet access in American Samoa. For our larger business customers, we are a reseller of high speed, internet access through Digital Subscriber Line (DSL) connection technology, which offers connection speeds significantly faster than a traditional dial-up modem connection. This dedicated always-on internet connectivity does not interfere with wireline telephone service. We also offer standard dial-up and broadband internet access service for smaller businesses and residential customers. We offer wireless internet access service for mobile computer users with wide-area wireless network interface cards, enabling access to local area or world wide networks and providing full access to e-mail, intranet, corporate applications and full web browsing where General Packet Radio Service network service is available. For our residential customers, monthly rates for internet access services are $24.95 for dial-up service and $75.00 for DSL or broadband service. For our business customers, internet access is provided by bandwidth amounts. Monthly rates range from $150.00 for 128 kilobits per second to $800.00 for 1024 kilobits per second.

The convergence of voice and data technology has resulted in lower costs for transmission and backhaul, the process of transmitting data from a remote site to a central site, for our internet access operations. Through wireless technology, many of our remote and indoor cell sites are able to backhaul voice and data services on the same IP network. Our larger cell sites convert signals into an IP format for backhaul on a secure data network. As a result of these two enhancements, we are able to reduce the number of our leased fiber circuits or replace our more expensive fiber circuits with wireless technology.

Strategy for Internet Services

Our current market opportunity as an internet service provider (ISP) is linked to growth in the demand for internet service in American Samoa. As the demand for connectivity to the Internet continues to grow and the population recognizes that internet access significantly enhances communication, we will expand our services and product offerings to appeal to consumers. Our ISP operations are based in Laufou Plaza and include a retail location and a direct sales team.

Equal Access Service

In September 2005, Blue Sky became one of two equal access long distance service providers to wireline customers in American Samoa. With equal access long distance, our customers choose Blue Sky as an alternative long distance company by dialing 1 + the area code + the telephone number to place their long distance calls on the Blue Sky network. As of January 1, 2006, Blue Sky managed 434 equal access long distance accounts.

Wireless Business Operations

Market Opportunity in American Samoa. As of July 2006, the estimated population of American Samoa was approximately 57,794. We believe that there were approximately 22,000 wireless subscribers on the island of American Samoa as of January 1, 2006. The majority of existing wireless customers in American Samoa utilize prepaid services. Based on our market penetration and the demographics of American Samoa, we consider the market for wireless services to be mature. We believe that future revenues for our wireless services in American Samoa will increase proportionally with economic improvements in the country. We will expand our wireless products and offerings and differentiate our business by further enhancing our customer service and extending our network. Recognition of the Blue Sky brand and the likelihood of consumers to associate Blue Sky with high quality and value are essential to expanding our presence throughout American Samoa.

Universal Service Fund. The principle of universal service is that all Americans, both urban and rural, should have access to quality telecommunications services at affordable rates. The concept of universal service was statutorily prescribed in the Telecommunications Act of 1996. The Universal Service Administrative Company (“USAC”) administers the universal services support mechanism that make up the federal universal service fund. USAC’s responsibilities include billing contributors, collecting contributions and disbursing universal services support funds. The universal services support fund is privately funded from carrier-to-carrier transactions. In order to be eligible to receive universal services support funds, a carrier must be designated as an eligible telecommunications carrier by a state commission or the FCC, and meet the definition of a “rural telephone company” or offer services in an area served by a rural telephone company.

On May 23, 2006, we received our designation as an eligible telecommunications carrier, or ETC designation. Since we have this designation and because we provide service in rural areas, we are eligible to receive universal services support funds as of that date. We anticipate that we will receive approximately $13.13 per subscriber per month. Based on our 16,000 average number of subscribers in the American Samoa as of September 30, 2006, we should receive an additional $2,350,000 in revenue per year (assuming no change in the number of subscribers we have) without incurring any substantial additional cost. We began receiving payments in November 2006 and expect payments to continue monthly thereafter. From November 2006 through the beginning of January 2007, we have received a total of $1,229,315, which has been recorded as revenue as it is received.

Sales and Distribution. Our approach is to increase our market penetration in American Samoa, while minimizing expenses associated with sales, distribution and marketing. Approximately 93% of our customers utilize prepaid wireless services. Our customers can activate new service by purchasing SIM cards and replenish their prepaid wireless services by purchasing recharge cards from our retail stores and authorized dealers. We have two retail stores in American Samoa and more than 200 authorized dealer distribution locations. Our post-paid customers, who are primarily long-standing businesses or individual customers, receive service and attention from our direct sales team and are billed each month. Access and use of the Blue Sky wireless services and products, network and services are designed to allow potential customers to make informed decisions with little or no sales assistance.

Marketing and Brand Recognition. We advertise in publications and on the radio in American Samoa and across the South Pacific region. Consumer recognition of our brand benefits from the small size of American Samoa. The success of our future advertising initiatives for new products and services will depend on a favorable consumer response to the Blue Sky brand.

International Network Access. For network access to the United States and other international locations, we own and operate two satellite earth stations with links to Hawaii and California through two downlink sites. To ensure backup capability and flexibility in routing traffic, these downlink sites are tied together by a leased fiber connection. We also offer long distance and international call services through the sale of prepaid long distance cards.

Network Operations. We believe that our network offers customers a reliable, high quality wireless network that provides continuous coverage across American Samoa. In September 2003, AST began upgrading its networks to further enhance the quality of its coverage, in spite of the geographical challenges posed by the terrain of American Samoa. We believe that this strategy enables us to operate a superior network that will support planned customer growth and high usage. In addition, this reduces our need to compete with other providers solely on wireless plan pricing. To increase overall usage of Blue Sky wireless services throughout American Samoa, we plan to attract new customers through the proven quality of our networks and to continue to encourage our existing customers to utilize Blue Sky wireless services for all of their telephone communications.

Competition

We believe that the primary competitive determinants for providers of telecommunications and internet access services in American Samoa include network reliability, high-quality service, effective customer support, competitive pricing, effective marketing, ease of use and the scope of geographic coverage. We believe that we will be able to adequately address all of these factors for the foreseeable future.

The market for Internet access services in American Samoa is competitive, characterized by ever-increasing access speeds and consistently falling per-user prices. American Samoa Telecommunications Company (“ASTCA”) is our primary competitor and the only competitor of significant size in the market for wireless telecommunication services. ASTCA is owned and operated by the American Samoa Government and operates a code division multiple access (CDMA) network with approximately 7,000 subscribers and has substantial capital resources, market presence and brand name recognition. We also compete with a few resellers of wireless services on a limited basis. These resellers do not hold wireless licenses or own facilities in American Samoa. Resellers buy wireless telephone capacity from a licensed carrier and then resell services through their own distribution network to customers.

In addition to ASTCA, we believe that there are many early-stage companies that may compete with us on a smaller scale. However, we believe that the early stage of development of the competitors creates a natural barrier to market entry. Additional barriers to entry include access to capital resources, access to the latest technology, limited network capacity for incoming and outgoing communications and the ability to recruit and retain talented local employees. Continuing technological advances in the communications field make it difficult for us to predict the nature and extent of additional future competition. In the future, we may face competition from companies that offer new technologies, such as VoIP, and other services, including cable television access, wireline services and internet access services.

As wireless service becomes a viable alternative to traditional wireline phone service, we are increasingly competing directly with ASTCA. Globally, local and long distance wireline carriers have begun to advertise aggressively in the face of increased competition from wireless carriers and offering unlimited calling plans and bundled services that include wireless and data services. However, as of the date of this registration statement, we have not observed such market activity in American Samoa. Some competitors have announced unlimited service plans at rates similar to our plan rates in markets in which we have launched service. Competition has caused, and may continue to cause, market prices for two–way wireless products and services to decline slightly. Additionally, as a wireless provider we are increasingly competing to provide both voice and non–voice services, including data transmission, text messaging, e–mail and internet access.

While we have observed an increasing trend toward the consolidation of wireless service providers on a global scale, we have not observed this trend in the market for wireless services in American Samoa. If this trend eventually extends to American Samoa, resulting in larger competitors with considerable capital resources and extensive network coverage, we may not be able to successfully compete with these larger companies.

Our ability to compete successfully will depend, in part, on our ability to distinguish the Blue Sky service from competing services through our marketing initiatives and by anticipating and responding to other industry-wide market indicators, including the introduction of new services, changes in consumer preferences, demographic trends, economic conditions, geographic-feasibility of technology, competitors’ discount pricing and bundling strategies. These indicators, combined with our inability to quickly and adequately respond to changes in the market could adversely affect our operating margins, market penetration and our ability to retain customers. Some wireless providers in our market have substantially greater financial resources than we do and may be able to offer prospective customers discounts or equipment subsidies that are substantially greater than we could offer. While we believe that our cost structure and differentiated wireless services provide us with the means to effectively respond to price competition, we cannot predict the effect that market forces or the conduct of other operators may have on our business. We believe that the market for wireless services in American Samoa will likely become more competitive as a result of overall industry changes, a trend toward bundled services and a trend toward price-based competition.

Government Regulation

The licensing, construction, modification, operation, sale, ownership and interconnection arrangements of wireless communications networks are regulated to varying degrees by Congress, the FCC and state, territorial and local governments. Decisions by these bodies could significantly impact the competitive market structure for wireless providers and the relationships between wireless providers and other carriers. Government mandates may impose significant financial obligations upon us and other wireless providers. We are unable to predict the scope, pace or financial impact of legal or policy changes that these agencies or governments could adopt.

Licensing of PCS Systems. We hold a 30 MHZ B-Block broadband PCS license granted by the FCC for our wireless operations in America Samoa. Broadband PCS systems are generally used for two-way voice applications. American Samoa comprises one PCS market.

The FCC generally requires holders of these licenses to meet certain threshold qualifications, based upon financial criteria, for a specified period of time. A failure by an entity to maintain the qualifications to hold such licenses could result in the ineligibility to hold licenses for which the FCC’s minimum coverage requirements have not been met, the triggering of FCC unjust enrichment rules and the acceleration of installment payments owed to the FCC. As of the date of this registration statement, our PCS license is in good standing with the FCC.

All PCS licenses are issued for a 10-year term, at the end of which they must be renewed. Our PCS license was issued in May 2005 and expires in May 2015. Licenses acquired through transfer or assignment or from splitting a license are subject to the original license term. The FCC rules include a formal presumption that a PCS license will be renewed, a “renewal expectancy,” if the PCS licensee has provided substantial service during its past license term, and has substantially complied with applicable FCC rules and policies and the Communications Act of 1934, as amended by the Telecommunications Act of 1996 (the “Communications Act”).

PCS licensees are required to enable regulators to coordinate frequency usage with existing fixed microwave licensees in the 1850 to 1990 MHz band. A PCS licensee may require microwave licensees to return their operating authorizations to the FCC after providing six months written notice of the intent to initiate a PCS system within the interference range of such microwave licensee, absent an agreement from affected broadband PCS entities or an extension from the FCC. To secure a sufficient amount of unencumbered spectrum to operate our PCS systems efficiently, with adequate population coverage and within the appropriate time period, we have relocated one or more of these incumbent fixed microwave licensees and have also been required (and may continue to be required) to participate in the cost sharing related to microwave licenses that have been voluntarily relocated by other PCS licensees or the existing microwave operators.

PCS Construction Requirements. We are subject to construction requirements which require all PCS licensees to satisfy minimum geographic coverage requirements within five years of the license grant date, and 30-MHZ PCS licensees to satisfy additional coverage requirements within ten years of the license grant date. To meet these requirements, we must offer adequate service to at least one-third of the population within five years and two-thirds of the population within ten years following the license grant date. As an alternative to the geographic coverage requirement, we may demonstrate that we are providing “substantial service” within the applicable five or ten-year period. A failure to comply with FCC coverage requirements could cause the revocation of our wireless license.

Transfer and Assignment of PCS Licenses. The Communications Act and FCC rules require prior FCC approval of the assignment or transfer of control of a license for a PCS system, with limited exceptions. The FCC may prohibit or impose conditions on assignments and transfers of control of licenses. Non-controlling interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, but subject to applicable ownership eligibility restrictions. We do not currently have plans to transfer or assign our PCS license for American Samoa.

General FCC Obligations. FCC requirements and proceedings could affect our operations, increase our costs or diminish our revenues. For example, the FCC requires wireless carriers to make emergency call services available to our customers, including a system that provides the caller’s telephone number and detailed location information to emergency responders. The FCC also requires that emergency call services be made available to users with speech or hearing disabilities. Our obligations to implement these services occur on a market-by-market basis, as emergency service providers request the implementation of enhanced emergency call services. Absent a waiver, our failure to comply with these requirements could subject us to significant penalties.

FCC rules also require that local exchange carriers and most commercial mobile radio service providers, including PCS providers, allow customers to change service providers without changing telephone numbers. For wireless service providers, this mandate is referred to as wireless local number portability, or WLNP. The FCC also has adopted rules governing the porting of wireline telephone numbers to wireless carriers.

The FCC has the authority to order interconnection between commercial mobile radio service operators and incumbent exchange carriers. FCC rules require all local exchange carriers to enter into compensation arrangements with commercial mobile radio service carriers for the exchange of local traffic, whereby each originating carrier compensates the other, terminating carrier, for terminating local traffic originating on the originating carrier’s network. As a commercial mobile radio services provider, we are required to pay the wireline local exchange carrier that transports and terminates a local call that originated on our network. Similarly, we are entitled to receive compensation when we transport and terminate a local call that originated on a wireline local exchange network. We negotiate interconnection arrangements for our network with major incumbent local exchange carriers and other independent telephone companies. If an agreement cannot be reached, under certain circumstances, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval. The FCC’s interconnection rules and rulings, as well as arbitration proceedings, could directly impact the nature and costs of facilities necessary for the interconnection of our network with other networks. This would affect the amount of revenue we receive for terminating calls originating on the networks of local exchange carriers and other carriers. The FCC is currently considering changes to the local exchange-commercial mobile radio service interconnection rules and other intercarrier compensation arrangements. The outcome of these proceedings may affect the manner in which we are charged or compensated for the exchange of traffic.

Country Information

Information concerning the geographic area of our Samoas operations is set forth in Appendix A to this registration statement.

Papua New Guinea, Fiji and other Pacific Island Nations

An Overview

In Papua New Guinea, Fiji and other Pacific Island Nations, the current population is estimated to be 26,299,075. A general telephone system supplies communications within the region, including approximately 13,600,000 wireline telephone lines and 19,600,000 mobile telephones in use. Although the region has a relatively advanced telecommunications network, as compared to other developing nations, the density of telephone service or mobile and internet service remains very low. Developed infrastructures for the telecommunications systems are limited to the major urban areas. We see opportunities for improving telecommunication in the major urban areas and expanding coverage to the more rural areas.

In this region, we are an information solutions and services provider, offering technology products, internet access service and professional services. We conduct operations in Fiji and other Pacific Island Nations through our wholly-owned subsidiaries, Datec Australia Pty Limited, Datec Fiji Limited, Datec Investments Limited, Datec Samoa Limited, Datec Solomon Islands Limited, Datec (Tonga) Limited, Datec Vanuatu Limited, Generic Technology Limited, Mobile Technology Solutions Limited and Network Services Limited. We conduct operations in Papua New Guinea through our subsidiary, Datec PNG Pty Limited. We hold a 50% ownership interest in Datec PNG Pty Limited. Steamships Trading Company Pty Ltd, a subsidiary of John Swire & Sons (PNG), holds the remaining 50% ownership interest in Datec PNG Pty Limited. We acquired all of these operating subsidiaries pursuant to a plan of arrangement that was consummated on February 1, 2006.

Our operations in Fiji and the other Pacific Island Nations (particularly Fiji) have underperformed for the past two years resulting in losses from operations. In part, this results from the fact that, in Fiji, we operate in an increasingly competitive, low margin environment for peripheral telephony equipment. We also have spent significant resources on several failed strategic initiatives. Moreover, in prior periods, we were forced to incur an inventory write-down when certain inventory became obsolete. Finally, when several new competitors entered the market, management did not respond quickly by taking steps such as reducing our overall cost structure when there was increasing pressure on profit margins. Management has taken steps to address the issues that contributed to the significant losses on our operations in Fiji and other Pacific Island Nations. We expect that the results of these changes will not be reflected in our results of operations until the first or second quarter of 2007.

Technology Products

In Papua New Guinea, Fiji and other Pacific Island Nations, our selection of technology products is one of the most comprehensive as these product offerings support multiple functional areas of businesses and professionals throughout the region. Our software application offerings include Microsoft products, database applications, accounting applications, PBX software and other system applications. We also offer peripheral products, including fax machines, copiers and consumable accessories, phone consumables, printers and accessories and general office products. Our hardware offerings include PBX hardware, servers, routers and switching systems.

Our experience and in-depth understanding of the markets in this region have enabled our management to be at the forefront of changes in the technology sector of Papua New Guinea, Fiji and other Pacific Island Nations. This leadership provides us with a special understanding of the needs of our customers.

At January 1, 2006, we were a licensed reseller in Papua New Guinea, Fiji and other Pacific Island Nations of the following products:

•	Canon printers, copiers and reprographic equipment;

•	Computer Associates Accpac enterprise resource planning systems;

•	Epicor enterprise resource planning software;

•	Lexmark printers;

•	Oracle databases;

•	Samsung PBX equipment; and

•	Surfcontrol enterprise network security products.

Additionally, we are the only Tier 1 Partner for IBM in the region. This status gives us direct access to those IBM products for which we are a certified reseller and warranty support provider. These products include IBM X series, P series and I series servers, PCs, printers, POS and storage devices. As Tier 1 Partners we also have direct access to IBM’s technical and IT consulting resources.

Pursuant to our Distributor Agreement with Canon Australia PTY Limited, we are an authorized Platinum dealer of Canon products for a three-year term commencing July 1, 2006. The classification of Platinum dealer entitles us to, among other things, discounts from the prices set forth on Canon’s current dealer price list. This agreement is terminable by Cannon if we commit a fundamental breach of the agreement by, among other things, making a fraudulent misrepresentation, committing an act punishable by imprisonment or demonstrating dishonesty or declaring bankruptcy.

Pursuant to an Agreement with Hewlett-Packard Australia Pty Ltd., dated September 19, 2003 but effective July 1, 2003, we are authorized, on a non-exclusive basis, to provide certain repair and maintenance services to owners and users of certain Hewlett-Packard products in Fiji, Papua New Guinea, Solomon Islands, Vanuatu and other Pacific Island Nations. This Agreement originally expired on June 30, 2005 but was subsequently renewed for two successive annual terms or until June 30, 2007. However, Hewlett-Packard may terminate this agreement if we breach the Agreement, if we are not providing a level of assistance consistent with the standards of service required by Hewlett-Packard, if we become bankrupt or unable to pay our obligations as they become due or we undergo a significant change in control. In addition, either party may terminate the Agreement upon 90 days prior written notice.

Strategy for Technology Products

Our objective is to solidify our position in the market as a major provider of technology products to customers in Papua New Guinea, Fiji and other Pacific Island Nations under the Datec brand. We are a reseller of technology products and offer a sophisticated selection of computer hardware and software applications of a variety of global brands. Our product offerings include business software, hardware devices, computer peripherals, routers and switches and PBX systems. For many of these global brands, we are the only licensed reseller of technology products in Papua New Guinea, Fiji and other Pacific Island Nations. We plan to expand our product offerings and continue to introduce new products to customers throughout this region by further developing our existing local partnerships with global brands.

Data Services

Internet access service is an expanding business in Papua New Guinea. Our internet services were first introduced in Papua New Guinea in May 1997, when permission was granted by the government of Papua New Guinea for the establishment of internet connections in the country. Through the operations of our 50% subsidiary, Datec PNG Pty Limited, we are an internet service provider (ISP), offering a selection of nine specialized, prepaid internet access packages to both home and corporate users. As of July 31, 2006, we had over 6,800 subscribers, including corporate subscribers in a variety of industries including mining, shipping, aviation, defense, government, banking, capital markets, entertainment and education. Monthly rates for our internet access packages range from $2.23 to $39.00. We offer customers reliable connections, fast download speeds and generous connection times. We also offer professional web design, development and hosting services to our subscribers.

Our strategy is to differentiate our internet services from those of our competitors by offering a unique combination of high quality service, reliable technical management and available online customer support. We plan to leverage our position in the market along with the emergence of internet-based technology in Papua New Guinea, to provide a large variety of competitively priced internet services throughout the country.

We are a reseller of internet services and purchase our bandwidth in large amounts directly from Telikom PNG, Ltd, our distributor, and offer it to our end-user customers by the megabyte. We invest in our internet services by continuing to upgrade our link to the gateway in Papua New Guinea, which allows us to maintain our position as the ISP with the largest bandwidth for incoming and outgoing data. The market for internet service providers in Papua New Guinea remains largely deregulated and we compete with three other providers of internet access services.

Professional Services

In Papua New Guinea, Fiji and other Pacific Island Nations, our professional services offer strategic assistance to clients seeking a more comprehensive approach to managing government and business operations in the region. We offer a broad range of professional services to assist our customers in implementing customized business solutions to meet their business needs. Our reputation as a provider of professional services is based on our experience and in-depth understanding of the South Pacific markets. We have significant expertise in multinational operations, regulation and strategy, and have been at the forefront of changes in the South Pacific business markets. Our knowledge and information base covers a broad range of operations and our clients benefit from this detailed understanding of the efficiency challenges in government or business operations. Our professional services are designed to assist clients with innovation, cost reduction and customer relationship management. We have 12 offices in seven countries throughout Papua New Guinea, Fiji and other Pacific Island Nations. We offer application development, managed services, systems integration, training and maintenance and support.

Strategy for Professional Services

Our objective is to solidify our market position as a major provider of strategic professional services to customers throughout Papua New Guinea, Fiji and other Pacific Island Nations. In these geographic markets, the professional services sector is dependent upon local relationships throughout the region. We believe that our strong presence in the region gives us a significant advantage over our competitors and positions us for strong penetration of these and other markets. Since 2003, we have developed, maintained and expanded our own strategic relationships through the depth of our professional service offerings to government and business entities.

We believe that our experience and continued in-depth understanding of trends in business operations throughout Papua New Guinea, Fiji and other Pacific Island Nations will enable us to cater to existing clients and develop new strategic relationships. Our customers seek customized professional technology solutions that will enable them to compete in the rapidly changing business, technology and communications markets of the South Pacific. We believe we have established a differentiated market position based on our professional services personnel, who have the market expertise and sophisticated knowledge necessary to tailor our professional services to the specific needs of a client. We intend to continue to direct our efforts toward workforce training to drive the proliferation of our professional services in Papua New Guinea, Fiji and other Pacific Island Nations.

Application Development. We implement a wide range of enterprise resource planning systems based largely on commercial off-the-shelf software for our customers in Papua New Guinea, Fiji and other Pacific Island Nations. Enterprise resource planning is an information system or process that integrates all production and related applications across an entire organization. Enterprise resource planning systems provide tools to manage human resources and integrate systems in all areas of production including sales and order processing, accounts receivable, accounts payable, inventory, general ledger and payroll. Our consultants review and analyze these systems for customers and implement a timetable to integrate and implement enterprise resource planning applications into the customer’s operations. Our application development services allow our customers to derive the benefits of sophisticated information systems applications with minimal effort.

When off-the-shelf enterprise resource planning systems are not available, accessible or suitable for a client, we develop mission-critical applications to meet their needs. Mission-critical applications are those applications essential to the important functions and operations of an entity. We rely primarily upon commercial off-the-shelf software to develop mission-critical applications. We differentiate our mission-critical applications from competing products by combining our knowledge of enterprise applications with an in-depth understanding of the operations and operational priorities of the client.

In Papua New Guinea, Fiji and other Pacific Island Nations, the internet and its underlying protocols have grown to positions of prominence in interactive communications supporting the daily operations of government entities. We have responded to some requests for proposals from the government of Fiji to develop customized web-based applications enabling the government of Fiji to cost-effectively provide web-based services to constituents and have been awarded projects. As internet computing continues to spread throughout the South Pacific, we believe governments and businesses will increasingly demand web-enabled versions of enterprise applications. Our ability to adapt and adjust to the rapid pace of computer-based technology will differentiate our application development services from those of our competitors.

In Australia, we entered into a contract to develop innovative information technology solutions and services for the utility sector to enable our clients to better compete in a deregulated utilities market. We will continue to offer such development services to accommodate the demand for such solutions in newly deregulated markets.

In 2004, we commenced development of a sophisticated suite of applications for sales force automation and service force automation. Our sales force automation applications offer contact management functionality for the direct sales force needs of an organization, including the automation of mailshots, proposal and quote generation, order-taking facilities, remote configuring of orders, access to corporate data and communications with a remote field sales force. Our service force automation applications offer job management functionality for an organization including dispatching, service tech activities monitoring, job scheduling, service call management, site management and warehouse management. These applications, branded as “e-Breathe”, are designed to operate on the GPS networks of certain wireless providers in the region. We have entered into sales partnership and distribution agreements to offer our e-Breathe applications to channel partners.

Managed Services. We have entered into contracts with certain of our existing customers to provide managed support services for network infrastructure, mission-critical applications and enterprise resource planning applications. Our technology support services include the design, operation and monitoring of networks and equipment. We also offer installation and cabling services. These services enable our business customers to devote more attention and focus to revenue-generating business segments, rather than hire additional staff to perform technology support functions.

In January 2001, we entered into an agreement with IBM Global Services Australia to manage, operate and maintain the information technology infrastructure for multinational corporations for an initial five year term, which was subsequently extended for an additional twelve-month term. Through this partnership with IBM Global Services Australia, we manage, operate and maintain the information technology infrastructure for multinational corporations in Papua New Guinea, Fiji and other Pacific Island Nations. Although we have not customarily offered these managed services to new customers, we believe that the demand for a single cost-effective and comprehensive solution for information systems will lead to our increased investment in our managed services operations. For the years ended December 31, 2003, 2004 and 2005, we received revenue of $1,901,471, $2,478,146 and $2,678,425, respectively, from this agreement. For the year ended December 31, 2006, we anticipate revenues of approximately $2,600,000. The agreement provides that, despite the January 2006 termination date, it will be automatically extended for successive 12 month terms provided neither party provides notice of termination. Prior to its current expiration date of January 2007, this agreement was renewed for an additional six months. Because there are a limited number of vendors that can provide the services that we provide, management believes that prior to its current expiration in July 2007, the agreement will either be renewed for an additional term or we will enter into an agreement directly with the ultimate end-user of our services. However, IBM may terminate this agreement if we were to materially breach the terms of the agreement (and such breach is not or cannot be rectified within 30 days of notice), we were to become insolvent, or we do not meet a minimum level of service (as described in the agreement). We can provide no assurance that this agreement will not be terminated prior to its expiration, that the agreement will be renewed or, if renewed, for how long this agreement will be extended.

In June 2004, we entered into an agreement with Bank of South Pacific Limited to provide operational support for equipment and networks. The initial termination date for the agreement was June 16, 2005. On June 16, 2005, we exercised an option to renew this contract for an additional 5 years. For the six months ended December 31, 2004, we received $615,819 in revenues from this agreement. For the year ended December 31, 2005, we received $1,229,705 in revenues. Based on the current form of the agreement, the anticipated annual revenue associated with this agreement is approximately $1,200,000. However, the agreement is subject to review and modification annually.

Systems Integration. Systems integration refers to the implementation, custom development and integration of new technologies and systems with our clients’ existing legacy systems and technology infrastructures. Our systems integration services primarily address issues related to systems architecture and web development. Our systems integration services provide our clients with access to some of the most sophisticated and innovative technologies in a manner that is relevant and effective to their particular operations. Our services enable clients to link networks, hardware and software to create scaleable systems that will support their business models and strategies. We have recently extended our systems integration services to include voice, data and other telecommunications technologies.

Training. The demand for workforce training in the areas of business and information technology is increasing significantly in response to developments in the business and technology sectors throughout the South Pacific. We offer courses in these areas and have focused our business and information technology program offerings on the skills that we believe will be most marketable and useful in these sectors in the coming years. Our business and information technology programs include software applications technology, network and personal computer systems technology, network systems administration, business administration and project management. We differentiate our training programs from other programs in the region by combining substantial hands-on training with traditional classroom-based training, led by experienced and certified instructors in fully-equipped facilities.

Maintenance and Support Services. Our maintenance and support services provide both product maintenance and technical support services in Papua New Guinea, Fiji and other Pacific Island Nations for products we supply to customers. Our technical support staff is strategically located in our service centers. These maintenance and support services are typically sold as renewable one-year contracts to our customers but are also available on a “time and materials” basis. We employ 85 experienced hardware engineers to provide certified parts and services and warranty and post warranty support, including Midrange, ATM and Oracle Applications maintenance and UPS Sales Maintenance. We are the only certified service agent in Fiji and other Pacific Island Nations for IBM, Canon, and Lexmark and one of two certified service agents for Hewlett-Packard and Cisco Systems.

Competition

The market for technology products in Papua New Guinea, Fiji and other Pacific Island Nations, has few competitors. For many global brands, we are the only licensed reseller of technology products in the region. Moreover, the vast expanses of geography, which have created substantial delays in social and economic development, have also discouraged others from capital expenditures to build networks in these areas. With the prohibitively high costs associated with laying wired infrastructure, the emergence of wireless technology offers alternative opportunities to make internet access, telephone and television services more widely available to the region’s dispersed populations. Current and prospective competitors for internet access and data services include many large, nationally-known companies that possess substantially greater resources, market presence and brand name recognition than we do. The market for residential internet access is highly competitive and characterized by increasing access speeds and consistently falling per-user prices.

Success in the market for professional services and business solutions in Papua New Guinea, Fiji and other Pacific Island Nations requires an in-depth understanding of the South Pacific markets. We believe that our significant expertise in multinational operations, regulation and strategy has differentiated our services within the South Pacific market. Additionally, consultancy is emerging as a strong industry in the South Pacific market due to significant losses of skilled personnel, from migration, and the inability of local training institutions to adequately meet the demand for skilled personnel. This professional services sector is dependent upon the development of local relationships throughout the region. We believe that our strong presence in the region gives us a significant advantage over our competitors and positions us for strong penetration of these and other markets.

In Papua New Guinea, Fiji and other Pacific Island Nations our competitors, by geographic location, are as follows:

Papua New Guinea. Our competitors for ISP services include Daltron, Data Net and Global. In desktop server sales, we compete with Able Computing and Daltron. In networking or large server sales, we compete with Able Computing and Daltron. Our retail sales competitors are Able Computing and Daltron. We compete with Daltron in the area of managed services.

Fiji. Our competitors for desktop server sales include Clariti, Graphic Equipment, Hewlett Packard, VT Solutions and Xtreme. In networking or large server sales, we compete with Clariti, Exceed, GDC, Graphic Equipment, Hewlett Packard, VT Solutions and Xtreme. Our retail competitors include Bondwell and Graphic Equipment. Our competitors in managed services include Clariti and Pacific Connex. Our competitors in software development include Pacific Connex and Software Factory. Our competitors in eCommerce include Connect and Pacific Connex.

Vanuatu. Our competitor for desktop or large server, networking, and retail sales is Etech.

Tonga. We compete with Office Equipment in desktop server sales.

Cook Islands. We compete with Computer Services Limited in ISP services and Raratonga Computers in managed services.

New Zealand. We compete with Gen-I, I-touch and Orbiz for software development.

Government Regulation

General Regulatory Requirements in the Pacific or Product Sales and Services. For our operations in Fiji and Papua New Guinea, we are subject to foreign investment approvals from the Fiji Trade and Investment Bureau and Papua New Guinea Investment Promotion Authority, respectively. These approvals are required for companies with foreign ownership. Similar approvals are required for our operations in the Solomon Islands and Vanuatu. The remainder of the jurisdictions in which we conduct operations do not have formalized foreign investment approval regimes. However, approvals from other relevant government authorities or regulators are required to conduct general business activities in these locations. For our operations in Fiji and Papua New Guinea, we must obtain and maintain the approval of the Central Bank to acquire, transfer or otherwise deal in the shares of foreign entities or foreign investments in local companies. We are also subject to the Central Bank approval for certain overseas remittances.

Vanuatu. Under the Telecommunications Act of 1989, a license must be obtained prior to commencing any telecommunications system operations. As of the date of this registration statement, we do not hold such a license or provide telecommunications services in Vanuatu. If we choose to expand our telecommunications services to include Vanuatu, our ability to commence operations would be subject to our approval for this license. Telecom Vanuatu Limited, an entity owned by the Vanuatu Government, Cable and Wireless and Reseau France Outre-Mer, hold the only existing telecommunications licenses in Vanuatu.

Tonga. Under the Business Licenses Act of 2002, we are required to hold licenses for local business activities, including the wholesale and retail sale of computers and related products and services. We have this license. Telecommunications operations in Tonga are subject to the Communications Act of 2000 which requires a licensee to own network facilities, provide network service, provide applications service or provide content applications services. Under the Communications Act, a licensee is also required to install and connect to a network facility or network service, engage in any resale activities, provide Internet access services or engage in or provide any other activity or service determined to be within the license requirements. At this time, we do not provide telecommunications services in Tonga and are not required to have the licenses required under the Communications Act of 2000.

Samoa. In 2003, the Government of Samoa began the Telecommunications and Postal Sector Reform Project, a five year program administered by the Ministry of Communications and Information Technology of the Government of Samoa with assistance from the World Bank. Certain regulatory goals of this project could impact our operations and financial conditions including price reductions for telecommunication services, wider access to telecommunication services and increasing competition among sector participants.

Solomon Islands. At this time, we only sell hardware and software and provide technical support in the Solomon Islands. Telekom Solomons, of which the Government of Solomon Islands is a stockholder, has been granted an exclusive license for cable and wireless services.

Geographical Information

Information concerning the geography of our operations in Papua New Guinea, Fiji and other Pacific Island Nations is set forth in Appendices B and C to this registration statement.

North America, including The Caribbean

Operations and Licenses

The North America business segment consists of parent company administrative staff and our wholly-owned subsidiary, Elandia Technologies, Inc. In September 2004, Elandia Technologies, Inc. acquired two wireless telecommunications licenses, issued by the FCC, for wireless operations in Bloomington, Illinois, and the U.S. Virgin Islands. As of the date of this registration statement, we do not conduct operations in Bloomington, Illinois, or the U.S. Virgin Islands.

On October 20, 2006, we entered into a Purchase Agreement with Chickasaw Wireless, Inc. for the sale of our wireless telecommunications license for Bloomington, Illinois, for $2,750,000 payable in cash upon closing. This transaction was consummated on January 8, 2007. As a result, we received $2,750,000 in cash and no longer own this license.

We are currently in the preliminary stages of negotiating the terms of a proposed sale of the U.S. Virgin Islands license. However, at this time we cannot predict whether these discussions will result in a written agreement for the sale of the license or the price and terms of such sale. If the license is not sold, management intends to continue to hold the license for sale while at the same time evaluating commercial opportunities in this market.

On February 28, 2006, we entered into an agreement with Tower Top Investments, Inc., a U.S. Virgin Islands corporation (“Tower Top”), for the purchase of certain telecommunications equipment located in the U.S. Virgin Islands. In connection with this purchase agreement, we entered into four license agreements with Tower Top for the right to occupy certain building space and also install telecommunications equipment on four of its towers located in the U.S. Virgin Islands, for the purpose of operating a PCS network. Although we conduct no operations in the U.S. Virgin Islands, this installation of telecommunications equipment was necessary in order to continue to maintain our wireless telecommunications license. As consideration for the favorable terms of the agreement with Tower Top, we agreed to pay a fee to Tower Top in the event we sold our U.S. Virgin Islands wireless telecommunications license, or any portion thereof. This fee would be an amount equal to 10% of the net gain received by us upon such sale. Net gain is defined in the agreement as our net sales receipts from the sale of the wireless telecommunications license less various expenses, including direct expenses from or relating to the ownership and maintenance of the wireless telecommunications license. We also agreed to pay Tower Top a fee if we should commence wireless operations utilizing the wireless telecommunications license. This fee would be an amount equal to 10% of our net income from such operations.

Government Regulation

The licensing, construction, modification, operation, sale, ownership and interconnection arrangements of wireless communications networks are regulated to varying degrees by Congress, the FCC and state/territorial and local governments. The Communications Act and FCC rules require the prior FCC approval of the assignment or transfer of control of a license for a PCS system, with limited exceptions. The FCC may prohibit or impose conditions on assignments and transfers of control of licenses. Non-controlling interests in an entity that holds a FCC license generally may be bought or sold without FCC approval, but subject to applicable ownership eligibility restrictions. Although we cannot assure you that the FCC will approve or act in a timely fashion upon any pending or future requests for approval of assignment or transfer of control applications that we file, in general we believe the FCC will approve or grant such requests or applications in due course. Because an FCC license is necessary to lawfully provide PCS service (other than through resale), if the FCC were to disapprove any such filing, our business plans would be adversely affected.

Seasonality

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors specific to our target customer base. As a result, new sales activity is generally highest in the fourth quarter. However, our business is sensitive to promotional activity and competitive actions, which have the ability to outweigh the effects of seasonality.

Employees

As of November 30, 2006, we had 464 full time employees. We had 64 full time employees for our Samoas operations, including 16 working in network operations, 22 working in marketing, 13 working in customer service and 13 working in general administration. We had approximately 398 full time employees in our Papua New Guinea, Fiji and other Pacific Island Nations operations, including 70 working in network operations, 62 in sales and marketing, 173 in customer service and 93 in administrative. We had two full-time employees in North America working in general administration.

Available Information

We only recently became subject to the reporting requirements under the Securities Exchange Act of 1934 (“Exchange Act”). As a result, we will now file annual reports, quarterly reports, proxy statements and other documents with the Securities and Exchange Commission (“SEC”) under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

ITEM 1A.	RISK FACTORS

You should consider carefully the following information about the risks described below, together with the other information contained in this registration statement. If any of the following risks actually occurs, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business and Industry

We have only recently merged several disparate businesses together and have no combined operating history. The lack of centralized accounting, financing and other administrative systems will result in inefficiencies and increased costs for operations.

On September 15, 2004, Elandia and Technologies were combined by virtue of a common control merger. On January 31, 2006, Elandia acquired AST. Also on February 1, 2006, Elandia acquired all of the operating subsidiaries of Datec. Prior to February 1, 2006, AST and the Datec operating companies had separate management, business plans and prospects that were unrelated to each other. We may not be able to effectively integrate these businesses and their management structures or derive any benefit from integrating them with Elandia’s management or assets.

Until we establish centralized accounting, finance and other administrative systems, we must rely upon the separate systems of the operating companies. Our success will depend, in part, upon centralizing these functions effectively. Further, we must effectively utilize the technical know-how of the two South Pacific-based operations (the former Datec subsidiaries and AST) in order to realize any benefit from these acquisitions. These organizations have different missions and business plans that will continue to be their priorities. We will also need to integrate such operating companies and any additional businesses we may acquire.

Our management group has been assembled only recently and the management control structure is still in its formative stages. Management may not be able to oversee the combined entity effectively or to implement our operating strategies across business segments. Any failure to do so will result in less efficiency and increased costs. The pro forma combined financial results included in this registration statement cover periods during which Elandia, AST and the Datec operating companies were not under common control or management and may not be indicative of our future financial or operating results.

We may not be able to enhance the operating results of our operating subsidiaries as planned. To the extent that we do not, we will not achieve greater profits.

A key element of our business strategy is to improve the profitability of our operating subsidiaries and any subsequently acquired businesses. Our ability to improve profitability will be affected by various factors including:

•	our ability to obtain, and the cost of, capital;

•	our ability to achieve operating efficiencies;

•	the level of continued demand for the products and services we offer; and

•	our ability to expand the range of products and services that we offer and our ability to enter new markets successfully.

Many of these factors are beyond our control and our strategies may not be successful. Moreover, we may be unable to generate cash flow adequate to sustain our operations and to support internal growth.

Another key component of our strategy is to operate on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and the growth of the business. We cannot assure you that these individuals can operate effectively as the operations grow, face new challenges or endeavor to offer new products and services. Our subsidiaries are operating with management, sales, and support personnel that may be insufficient to support growth in their respective businesses without significant central oversight and coordination. If proper overall business controls are not implemented, our decentralized operating strategy could result in inconsistent operations and financial practices.

In connection with the acquisitions, various key customers or suppliers of the acquired entities may have the right to terminate their agreements with the acquired businesses. For example, various agreements that our newly acquired South Pacific subsidiaries have with their customers require the subsidiaries to provide notice of a change of control and provide the customers or suppliers the right to terminate the agreements if the customer or supplier is displeased with the change in control. As a result, acquisitions pose the risk that revenues of the acquired entities may decline as a result of the combination. As of the date of this registration statement, no key customers or suppliers have requested to terminate their agreements with our newly-acquired South Pacific subsidiaries.

We have a working capital deficiency which raises substantial doubt about our ability to continue as a going concern.

As of September 30, 2006, we had a working capital deficiency of $5,345,018 and for the nine months ended September 30, 2006, we incurred a net loss of $4,420,506. As part of our acquisition of the operating subsidiaries of Datec and the acquisition of AST, $13,357,886 (representing principal and accrued interest) was contributed to equity by SVCH and its affiliate during January 2006. Additionally, during February 2006, we were able to secure a debt facility in the amount of $2,300,000 (increased to $3,300,000 on July 24, 2006) for working capital from an affiliate of our majority stockholder. On October 30, 2006, we also obtained a $5,800,000 financing facility from ANZ Finance America Samoa, Inc. and ANZ America Samoa Bank (jointly “ANZ”). In January 2007, we consummated the sale of our telecommunications license in Bloomington, Illinois, which resulted in gross proceeds of $2,750,000 in cash. We have also reduced our administrative overhead expenses where necessary and feasible as part of the sale of discontinued operations. Management believes that, with the closing of these acquisitions, the rationalization of expenses and the additional working capital from ANZ, we will begin to generate positive cash flows from operations and reduce our working capital deficiency. There can be no assurance that the plans and actions proposed by management will be successful; in which case, we may have to secure additional funding sources in the future.

We may not be able to run our businesses without the continuing efforts of our senior executives and we do not maintain life insurance on any of them.

Our success depends to a significant degree upon the continued contributions of key management as well as selling and marketing, and operations personnel, certain of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Harry Hobbs, our President and Chief Executive Officer; Michael Ah Koy, President of Business Development; Harley Rollins, our Chief Financial Officer; Michael McCutcheon, Chief Operating Officer – Pacific Operations; and Barry and Fay Rose, senior executives of AST. We do not maintain key man life insurance covering our key management. Our success will depend to a significant extent upon the retention of these executive officers, their successful performance, and the ability of all personnel to work effectively together as a team.

We plan to acquire other businesses as a key part of our growth and we do not know if we will be able to successfully integrate any targets into our existing operations. Failure to manage these acquisitions and integrate these operations will result in decreased efficiency and increased costs.

As part of our strategy, we plan to pursue additional acquisitions of complementary businesses in the markets in which we have a presence and in other geographic markets. We also plan to obtain services and technologies that will enhance our existing services, expand our services offerings or enlarge our customer base. If we complete future acquisitions, we will be required to incur or assume additional debt and make capital expenditures which will cause us to be more highly leveraged and to issue additional equity which will dilute our existing stockholders’ ownership interest. Our ability to grow through acquisitions involves a number of additional risks, including the following:

•	the ability to identify appropriate acquisition candidates and obtain financing;

•	the possibility that we may not be able to successfully integrate the operations, personnel, technologies, products and services of the acquired companies in a timely and efficient manner;

•	the diversion of management’s attention from normal daily operations to negotiate acquisitions and integrate acquired businesses;

•	our failure to generate sufficient revenues to offset significant unforeseen costs and increased expenses associated with the acquisitions;

•	our entrance into markets in which we have little or no prior experience and where competitors have a stronger market presence;

•	deferral of purchasing decisions by current and potential customers as they evaluate the likelihood of success of our acquisitions;

•	incurrence and/or assumption of significant debt, contingent liabilities and amortization expenses; and

•	loss of key employees of the acquired companies.

We will require substantial amounts of external financing to pursue our long-term business plan. Our business plan includes coupling video and data and long distance with our existing wireless service by acquiring or developing cable systems in each market where we provide wireless services. We currently offer wireless services in American Samoa and are pursuing other wireless licenses in the Pacific. Substantial capital is required to build a wireless network, to provide working capital to maintain the system and operations while endeavoring to grow a subscriber base and to market the services. We do not expect to generate all of these funds internally.

Further, we may use a significant portion of our resources for acquisitions. The timing, size and success of our acquisition efforts and any associated capital commitments cannot be readily predicted. We currently intend to finance future acquisitions by using shares of our common stock, cash from borrowings or a combination of equity and cash. If our stock does not achieve or maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept common stock as part or all of the consideration for the sale of their businesses, we may be required to utilize more borrowings, if available, in order to initiate and maintain our acquisition program.

If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings. We may be unable to obtain additional financing on favorable terms, if at all. Any failure by us to do so could limit our ability to develop our long-term business plan. To the extent that we use equity for all or a portion of the consideration to be paid for future acquisitions, existing stockholders may experience dilution.

We are a relatively small company without significant capitalization. As a result, we may not be able to compete successfully against our current and future competitors, many of which have significantly greater resources. Failure to compete effectively will result in loss of revenue and decreased profitability.

In general, the telecommunications industry is very competitive. Local and long distance carriers compete on rates, features and service plans in addition to the quality of service that is offered. Our operating subsidiaries must be able to favorably differentiate the services that they offer from existing and future competitors. Some of these competitors may be able to provide our target customers with additional benefits, including bundled communication services before we are able to do so, or in a manner that is better than our offering.

Moreover, the industries in which we compete are experiencing rapid technological change and we may lose customers if we fail to keep up with those changes. Some of our competitors have greater financial resources. As a result, they can invest more capital in technology development. Because of their size and bargaining power, our larger competitors may be able to purchase equipment, supplies and services at lower prices. As consolidation in the industry creates even larger competitors, any purchasing advantages our competitors have may increase.

We compete as a wireless alternative to wireline service providers in the telecommunications industry. Wireline carriers have begun to advertise aggressively in the face of increasing competition from wireless carriers, cable operators and other competitors. Wireline carriers are also offering unlimited calling plans and bundled offerings that include wireless and data services. We may not be successful in our efforts to persuade potential customers to adopt our wireless service in addition to, or in replacement of, their current wireline service.

We derive a significant portion of our managed services revenues and data delivery revenues from two clients. A reduction in either client’s demands for our services or the loss of either client would likely result in a significant decline in gross profits.

During the year ended December 31, 2005, Datec, an IBM authorized re-seller, derived approximately $2,678,429 or 27.6% of its professional services revenues from our customer IBM Global Services Australia, our referral source. In January 2007, this agreement was renewed for an additional six month term. Moreover, IBM may terminate our agreement under various scenarios, including but not limited to if we were to materially breach the agreement, become insolvent or fail to provide a minimum level of service (as described in the agreement). The revenue is not material as a percentage of total revenue. However, because we derive a large percentage of our managed services revenues from a single customer, our managed services revenues would significantly decline if we lost this customer or if the amount of business we obtain from this customer were reduced. Since most of the gross profit of the Datec operating subsidiaries is derived from the managed services business, this customer is critical to the viability of the Datec operating subsidiaries.

During the year ended December 31, 2005, our operations in Papua New Guinea derived approximately $970,569 or 20.3% of their data delivery revenues from Bank of South Pacific Limited (“BSP”). While this revenue is not material as a percentage of total revenue, because we derive a large percentage of our data delivery revenues from a single customer, our data delivery revenues would significantly decline if we lost this customer or if the amount of business we obtain from this customer is reduced. Since most of the gross profit of the Papua New Guinea operations is derived from the data delivery business, this customer is important to our Papua New Guinea operations. Again, BSP may terminate our agreement under various scenarios including, but not limited to, if we were to materially breach the agreement, become insolvent or have a change in control. In addition, BSP may terminate this agreement for no reason on six months’ notice.

We may not be successful in increasing our customer base. This would force us to change our business plans which would likely increase our expenses.

We must increase our customer base for wireless services, internet service and data center services to generate the internal funds necessary to support growth. Many factors could prevent us from adding new customers or result in a net loss of customers, including:

•	seasonal trends in customer activity;

•	promotional activity by our competitors;

•	competition in the wireless telecommunications market;

•	decreases in our level of spending on capital investments and advertising; or

•	varying national economic conditions.

Our current business plans assume that we will increase our customer base over time, providing us with increased economies of scale. If we are unable to attract and retain a growing customer base, we will be forced to change our current business plans and financial outlook. This will likely increase our expenses and may preclude us from having sufficient funds to support our growth.

If we experience high rates of customer turnover or bad debt, our revenues will decrease and expenses associated with marketing will increase.

Customer turnover, frequently referred to as “churn,” is an important business metric in our wireless and internet services businesses because it can have significant financial effects. Since we do not require wireless and internet services subscribers to sign long-term commitments or pass a credit check, our service is available to a broader customer base than many other wireless providers. As a result, our customers may be more likely to terminate their service or to have their service terminated due to an inability to pay than the average industry customer. In addition, our rate of customer turnover may be affected by other factors, including the size of our calling areas, handset issues, customer care concerns, number portability and other competitive factors. Our strategies to address customer turnover may not be successful. A high rate of customer turnover would reduce revenues and increase the total marketing expenditures required to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, financial condition, and results of operations.

Our operating costs could also increase substantially as a result of customer credit card fraud and subscription fraud and dealer fraud. We have implemented a number of strategies and processes to detect and prevent efforts to defraud us, and we believe that our efforts have substantially reduced the types of fraud we have identified. However, if our strategies are not successful in detecting and controlling fraud in the future, it could reduce our operating results.

If we cannot effectively manage international operations, we may experience losses, both from foreign currency exchange rates and otherwise.

At the present time, most of our operations are conducted outside of North America. We anticipate that for the foreseeable future, most of our revenue will be derived from sources outside of North America. We may experience gains and losses resulting from fluctuations in foreign currency exchange rates. The majority of revenues and costs from our international operations are denominated in the Papua New Guinea Kina and the Fijian Dollar. The functional currency of American Samoa is the United States dollar. We have not undertaken foreign exchange hedging transactions and are completely exposed to foreign currency transaction risk for all of our operations outside American Samoa. Our international operations are generally subject to a number of additional risks including:

•	protectionist laws and business practices favoring our competitors;

•	greater difficulty or delay in accounts receivable collection;

•	difficulties in staffing and managing foreign operations;

•	political and economic instability;

•	the ability to obtain, transfer, or maintain licenses required by governmental entities with respect to the combined business; and

•	compliance with evolving governmental regulation, with which we have little experience.

We serve markets that are less developed than North America, lack certain infrastructure and have lower standards of living. We depend upon significant increases in the standard of living in these markets to occur in order to achieve forecasted levels of growth.

We have identified the potential for material weaknesses in our internal control over financial reporting. If we do not remediate all of these material weaknesses, we will have difficulty obtaining financing and investors may lose confidence in our securities.

A “material weakness” is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with the evaluation of our disclosure controls and procedures as related to the acquisitions consummated on January 31, 2006 and February 1, 2006, we have concluded that the potential for certain material weaknesses in our accounting and financial reporting departments exists with respect to internal control over financial reporting and our ability to issue efficient and effective financial reports, consistent with the requirements of generally accepted accounting principles in the United States (U.S. GAAP). These potential material weaknesses are primarily attributable to the geographic distances between our operating locations, limited staffing levels and our staff’s limited familiarity with reporting requirements under U.S. GAAP. We have adopted the following measures, including reviewing and documenting all financial processes for compliance with U.S. GAAP, giving our Chief Financial Officer oversight responsibilities and requiring all relevant staff and our executive officers to attend training regarding disclosure controls and procedures. However, the lack of an internal auditor (which we are attempting to identify and hire) and the existence of other material weaknesses could result in errors in our financial statements. Addressing these material weaknesses could result in substantial costs and may require us to devote significant resources to rectify any internal control deficiencies. We expect that any potential material weaknesses will be remediated by the second half of 2007. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly and we may be unable to obtain additional financing to operate and expand our business.

We may incur substantial expense ensuring that our internal control over financial reporting complies with the requirements of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 requires companies to perform a comprehensive evaluation of their internal control over financial reporting. To comply with this statute, we will be required to document and test our internal control over financial reporting; our management will be required to assess and issue a report concerning our internal control over financial reporting; and our independent registered public accounting firm will be required to attest to and report on management’s assessment. Reporting on our compliance with Section 404 of the Sarbanes-Oxley Act will first be required in connection with the filing of our Annual Report on Form 10-K for the fiscal year ending December 31, 2007. We plan to commence a review of our internal control over financial reporting for each acquired entity in order to become compliant with the requirements of Section 404. However, the standards that must be met for management to assess our internal control over financial reporting are new and require significant documentation and testing. Our assessment in the future may identify the need for remediation of our internal control over financial reporting.

Many of our directors and officers reside outside the United States and substantially all of our assets are outside the United States. As a result, you may have difficulty effecting service of process and enforcing judgments against us or our management.

Many of our directors and officers reside outside of the United States. As a result, it may not be possible to effect service on such persons in the United States or to enforce, in foreign courts, judgments against our officers and directors obtained in U.S. courts and predicated on the civil liability provisions of the Federal securities laws of the United States. Furthermore, a large percentage of our directly owned assets are located outside the United States, and, as such, any judgment obtained in the United States against us may not be collectible within the United States. You may also have difficulty enforcing judgments obtained in the United States against us or our management.

Technology products change rapidly. As a result, our inventory might become obsolete which would result in substantial losses.

Our technology products businesses are subject to the risk that the value of our inventory will be affected adversely by suppliers’ price reductions or by product changes affecting the usefulness or desirability of our products.

Any failure of our managed services, which requires us to protect our customers’ infrastructure and equipment, could lead to significant costs and disruptions that could reduce our revenue and harm our business reputation.

Our business depends on providing customers with highly reliable service. In our managed services business we must also protect our customers’ infrastructure and their equipment. The managed services we provide are subject to failure resulting from numerous factors including:

•	human error;

•	physical or electronic security breaches;

•	fire, earthquake, flood and other natural disasters;

•	water damage;

•	fiber cuts;

•	power loss;

•	sabotage and vandalism; and

•	failure of business partners who provide our resale products.

Problems at one or more data centers, whether or not within our control, could result in service interruptions or significant equipment damage. We have service level commitment obligations to certain of our customers, including our significant customers. If our customers suffer a loss of service or we fail to meet service level commitment obligations, we will be subject to financial penalties and loss of confidence of our customers which could consequently impair our ability to obtain and retain customers and to generate revenues.

Furthermore, we are dependent upon internet service providers, telecommunications carriers and other website operators in Asia, South Pacific, the United States and elsewhere, some of which have experienced significant system failures and electrical outages in the past. Users of our services may in the future experience difficulties due to system failures unrelated to our systems and services. If, for any reason, these providers fail to provide the required services, our customers may begin to lack confidence in our services and seek other providers.

There is no known prevention or defense against denial of service attacks. During a prolonged denial of service attack, internet service may not be available for several hours, thus negatively impacting hosted customers’ on-line business transactions. Affected customers might file claims against us under such circumstances. Our property and liability insurance may not be adequate to cover these customer claims.

The geographic regions in which we offer wireless service are susceptible to severe weather and natural disasters. Disruptions to our wireless service may result in significant repair costs and customer dissatisfaction.

Our ability to provide wireless service on a continuous basis is essential to the efficient and profitable operation of our business. We conduct wireless operations in regions that are vulnerable to significant damage or destruction from severe weather or natural disasters, such as tsunamis and hurricanes, that can destroy our infrastructure and harm the general economies. Any damage to our wireless networks, equipment or facilities due to natural disaster could interrupt our business operations, impair our ability to serve customers and result in significant repair costs. The recovery time following such natural disaster could be significant due to the lack of services and materials available in the geographic regions we serve.

The current political situation in Fiji may have a negative impact on our operations.

Over the past 20 years, Fiji has been the subject of considerable political tension between ethnic Fijians who make up about 50% of the population and ethnic Indians who make up around 44%. In December 2006, Fiji’s military commander seized control of the country, marking the fourth coup in two decades. The military takeover adds to the concerns about political instability in Fiji and the other Pacific Island Nations. These concerns may affect travel in Fiji and the other Pacific Island Nations, currency exchange rates and the overall economic condition. These recent political events and subsequent developments may have a negative impact on our business.

We operate in areas with a limited experienced workforce. As a result, the loss of key personnel and difficulty attracting and retaining qualified personnel could make it more difficult for us to service our customers.

We believe our success depends heavily on the contributions of our employees and on maintaining an experienced workforce. The uncertainties associated with the recent change of ownership of AST and the Datec operating subsidiaries may cause employees to consider or pursue alternative employment. We also have key employees on each of the island markets that we service who are part of the local culture and are highly trained to perform their technical duties. The loss or unavailability of any of these individuals and particularly the cumulative effect of such losses, may make it more difficult for us to effectively manage and operate our business. We do not generally provide employment contracts to our employees.

We may be subject to product liability claims or a loss of revenues generally as a result of the risks associated with wireless handsets and the associated product liability, health and safety issues.

Media reports have suggested that the use of wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Malfunctions have caused at least one major handset manufacturer to recall certain batteries used in its handsets. We do not manufacture handsets or other equipment sold by us and generally rely on our suppliers to provide us with safe equipment. Our suppliers are required by applicable law to manufacture their handsets to meet certain governmentally imposed safety criteria. However, even if the handsets we sell meet the regulatory safety criteria, we could be held liable for products we sell if they are later found to have design or manufacturing defects. We generally have indemnification agreements with the manufacturers who supply us with handsets to protect us from direct losses associated with product liability, but we cannot guarantee that we will be fully protected against all losses associated with a product that is found to be defective.

Concerns over radio frequency emissions and defective products may discourage the use of wireless handsets, which could decrease demand for our services. In addition, if one or more of our customers were harmed by a defective product provided to us by the manufacturer and subsequently sold in connection with our services, the negative public reactions may make it difficult for us to add and maintain customers for these or other services.

There also are some safety risks associated with the use of wireless handsets while driving. Concerns over these safety risks and the effect of any legislation that has been and may be adopted in response to these risks could limit our ability to sell our wireless services.

We rely heavily on third parties to provide specialized service. Failure by such parties to provide the agreed services at an acceptable level could limit our ability to provide services and cause customer dissatisfaction, either of which could result in reduced revenues.

We depend heavily on suppliers and contractors with specialized expertise in order for us to efficiently operate our business. In the past, our suppliers, contractors and third-party retailers have not always performed at the levels we expect or at the levels required by their contracts. If key suppliers, contractors or third-party retailers fail to comply with their contracts, fail to meet our performance expectations or refuse to supply us in the future, our business could be severely disrupted. Generally, there are multiple sources for the types of products we purchase. However, some suppliers, including software suppliers, are the exclusive sources of their specific products. Because of the costs and time lags that can be associated with transitioning from one supplier to another, our business could be substantially disrupted if we were required to replace the products or services of one or more major, specialized suppliers with products or services from another source, especially if the replacement became necessary on short notice. In particular, in connection with our telecommunications and data communications businesses we are materially dependent on satellite companies to provide long distance connections. Our principal managed services customer is under agreement with IBM Global Services Australia, which has subcontracted with us to provide a turn-key service. In connection with our business solutions, we depend upon Canon, Hewlett Packard and IBM.

We may be subject to claims of infringement regarding telecommunications technologies that are protected by patents and other intellectual property rights. These claims would be costly and time consuming to defend.

Telecommunications technologies are protected by a wide array of patents and other intellectual property rights. As a result, third parties may assert infringement claims against us from time to time based on our general business operations or the specific operation of our wireless networks. We generally have indemnification agreements with the manufacturers and suppliers who provide us with the equipment and technology that we use in our business to protect us against possible infringement claims, but we cannot guarantee that we will be fully protected against all losses associated with an infringement claim. Whether or not an infringement claim was valid or successful, it would divert management’s attention away from our business, involving us in costly and time-consuming litigation, requiring us to enter into royalty or licensing agreements (which may not be available on acceptable terms, or at all) or requiring us to redesign our business operations or systems to avoid claims of infringement.

Regulation by government agencies may increase our costs of providing service or require us to change our services which would result in increased costs.

Our operations are subject to varying degrees of regulation by the FCC and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulatory bodies could limit our ability to conduct business or increase the costs of doing business. Governmental regulations and orders can significantly increase our costs and affect our competitive position compared to other telecommunications providers. We are unable to predict the scope, pace or financial impact of regulations and other policy changes that could be adopted by the various governmental entities that oversee portions of our business.

A change in the tax law regarding canneries could impair our operations in American Samoa which could result in a decrease in revenues.

The economic stability of American Samoa’s private sector is heavily dependent upon canneries that operate locally. Net earnings of these cannery operations are subject to judgments and estimates and taxed in part under Service Section 936 of the Internal Revenue Code, which exempts qualified American Samoa earnings from federal income tax. Section 936 limits the amount of qualified earnings for these canneries and expires at the end of fiscal year 2006. A change in the law may affect the tax rate of these canneries and place extreme pressure on American Samoa’s economic stability. A material deterioration in the general economic stability of American Samoa could affect our American Samoa operations.

Future declines in the fair value of our wireless license could result in future impairment charges which could reduce our operating income and the value of this asset on our balance sheet.

The market values of wireless licenses granted by the FCC have varied dramatically over the last several years and may vary significantly in the future. In particular, valuation swings could occur if:

•	consolidation in the wireless industry allowed or required carriers to sell significant portions of their wireless spectrum holdings;

•	a sudden large sale of spectrum by one or more wireless providers occurs; or

•	market prices decline as a result of the bidding activity in recently concluded or upcoming FCC auctions.

In addition, the price of wireless licenses could decline as a result of the FCC’s pursuit of policies designed to increase the number of wireless licenses available in our markets. If the market value of our remaining wireless license was to decline significantly in the future, we could be subject to non-cash impairment charges. A significant impairment loss could reduce our operating income and the carrying value of our wireless license on our balance sheet.

Declines in our operating performance could ultimately result in an impairment of our indefinite-lived assets, including goodwill, or our long-lived assets, including property and equipment, which could reduce our operating results and the value of these assets on our balance sheet.

We assess potential impairments to our long-lived assets, including property and equipment and certain intangible assets, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable. We assess potential impairments to indefinite-lived intangible assets, including goodwill and wireless licenses, annually and when there is evidence that events or changes in circumstances indicate that an impairment condition may exist. If we do not achieve our planned operating results, this may ultimately result in a non-cash impairment charge related to our long-lived assets and/or our indefinite-lived intangible assets. A significant impairment loss could significantly reduce our operating results and the carrying value of our goodwill or wireless licenses and/or our long-lived assets on our balance sheet.

Because our consolidated financial statements reflect fresh-start accounting adjustments made upon our emergence from bankruptcy, financial information in our current and future financial statements will not be comparable to our financial information from periods prior to our emergence from bankruptcy.

As a result of adopting fresh-start accounting on September 15, 2004, the carrying values of our wireless licenses and our property and equipment, and the related depreciation and amortization expense, among other things, changed considerably from that reflected in our historical consolidated financial statements. Thus, our current and future balance sheets and results of operations will not be comparable in many respects to our balance sheets and consolidated statements of operations data for periods prior to our adoption of fresh-start accounting. You will not be able to compare information reflecting our post-emergence financial statements to information for periods prior to our emergence from bankruptcy, without making adjustments for fresh-start accounting.

Risks Related to Ownership of Our Common Stock

Trading prices for securities of telecommunications companies have historically been volatile. As a result, the trading price of our common stock is likely to be subject to wide fluctuations.

The trading prices of the securities of telecommunications companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors affecting the trading price of our common stock may include, among other things:

•	variations in our operating results;

•	announcements of technological innovations, new services or service enhancements, strategic alliances or significant agreements by us or by our competitors;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock; and

•	market conditions in our industry and the economy as a whole.

The public sale of our common stock by existing stockholders may result in significant dilution of our stockholders and could depress the market price of our common stock.

As of December 31, 2006, we had a total of 13,060,314 shares outstanding. These shares were issued between September 2004 and February 2006. Of the shares issued and outstanding, 4,023,000 shares were issued in connection with our reorganization and in reliance upon Section 1145 of the Bankruptcy Code. As such, these shares are exempt from registration. However, to the extent that the holders are affiliates, the shares will have to be sold in compliance with Rule 144. An additional 4,085,126 shares are also exempt from registration; however, the holders of those shares agreed not to sell their shares until February 2008. The remaining 5,005,980 shares will be subject to Rule 144 promulgated under the Securities Act of 1933, as amended. Rule 144 generally provides that shares of our common stock could be sold beginning one year from the date of issuance, subject to volume limitations, and after two years from the date of issuance, without any limitations. The majority of these shares will became available for sale under Rule 144 beginning in late 2006 and the first quarter of 2007.

Moreover, we intend to adopt one or more stock option plans for our employees, officers and directors. At some point, we may even register the re-sale of the shares issuable in connection with those stock options. As a result, we anticipate these stock options will result in additional shares becoming available for sale by the end of 2007.

The market price of our common stock could decline as a result of market sales by our existing stockholders or the perception that these sales will occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have attempted to alleviate this potential issue by requiring that certain stockholders execute agreements containing restrictions on their ability to sell the shares in the public market. However, we cannot assure you that the public sale of our common stock, as they become available for re-sale, will not depress the market price for the common stock.

Our shares of common stock have not yet begun trading and you may find it difficult to dispose of your shares of our stock, which could cause you to lose all or a portion of your investment in our company.

No trading in shares of our common stock has begun and we expect to have only a limited trading market in the foreseeable future. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

Our common stock will be covered by SEC “penny stock” rules which may make it more difficult for you to sell or dispose of our common stock.

Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

The interests of our controlling stockholders could conflict with those of our other stockholders resulting in the approval of corporate actions that are not necessarily in the best interest of the other stockholders.

Our principal stockholder, Stanford, owns or controls approximately 42.9% of our common stock. This stockholder is able to influence the outcome of stockholder votes, including votes concerning amendments to our charter and by-laws, and the approval of significant corporate transactions like a merger or sale of our assets. Stanford is able, with another substantial stockholder with whom it has a voting agreement, to control the election of the board of directors. In accordance with the Arrangement Agreement, Stanford International Bank, Ltd. and Kelton Investments Limited, who collectively own approximately 52.4% of our common stock, entered into a voting agreement for the purpose of selecting our board of directors. Pursuant to the voting agreement, Stanford International Bank Ltd. and Kelton Investments Limited have agreed that for so long as each shall hold no less than 3% of our outstanding common stock, each shall vote and support jointly the election of a nominee put forward by each to our Board of Directors. This controlling influence could have the effect of delaying or preventing a change in control, even if our other stockholders believe it is in their best interests.

Special Note Regarding Forward-Looking Statements

This registration statement includes forward-looking statements. All statements other than statements of historical facts contained in this registration statement, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this registration statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

ITEM 2.	FINANCIAL INFORMATION

You should read the following discussion of our financial condition and results of operations in conjunction with the audited financial statements and unaudited financial statements and the notes to those statements included elsewhere in this registration statement. As a result of many factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this registration statement, our actual results may differ materially from those anticipated in these forward-looking statements. The more detailed financial information and statistical data contained in this discussion are unaudited, except as indicated.

Overview

We are a holding company that acts, through our operating subsidiaries, as a wireless telecommunications service provider and an information solutions and services provider, offering a wide range of technology products, internet access service, professional services and other solutions to certain islands in the South Pacific, geographic locations which we believe have traditionally been underserved. The products and services we offer in each of the geographic areas we serve vary depending on the regulatory requirements, infrastructure, existing telecommunication systems and the needs of the region. In some regions we operate retail stores where our products and services are offered and sold. Generally, our telecommunications operations include long-distance service, wireless coverage and internet access. Our software solutions include Microsoft products, database applications, accounting applications and other system applications. We also offer peripheral products including fax machines, copiers, telephones and general office equipment. Our hardware offerings include PBX hardware, servers routers and switching systems. In addition, we offer professional services to assist our customers in implementing customized solutions to meet their business needs. These services include application development, systems integration, training and maintenance and support.

We currently conduct business operations through several operating subsidiaries in four geographic segments:

•	AST Telecom LLC conducts business in The Samoas, which includes American Samoa and our wireless initiatives in Samoa;

•	Datec PNG Pty Limited conducts business in Papua New Guinea;

•	Several of our subsidiaries conduct business in Fiji and other Pacific Island Nations, which includes Australia, the Cook Islands, New Zealand, Samoa, the Solomon Islands, Tonga and Vanuatu; and

•

Our parent company Elandia, Inc. and another wholly-owned subsidiary, Elandia Technologies, Inc., perform parent company administrative functions and hold an FCC license for sale or possible future development in the U.S. Virgin Islands, but do not presently conduct revenue generating operations.

The Samoas business segment consists of the operations of our wholly-owned subsidiary, AST. Through our operations in The Samoas we provide wireless service, international service, internet access service and network operations service.

The Papua New Guinea business segment consists of the operations of our 50% owned subsidiary Datec PNG Pty Limited, which we acquired through an arrangement that was consummated on February 1, 2006. Through our Papua New Guinea operations, we provide technology products, internet access service and professional services.

The Fiji and other Pacific Island Nations business segment consists of the operations of our wholly-owned subsidiaries, Brocker Technology Group NZ Limited, Datec Australia Pty Limited, Datec Fiji Limited, Datec Investments Limited, Datec Samoa Ltd., Datec Solomon Island, Datec Tonga Limited, Datec Vanuatu Limited, Generic Technology Limited, Mobile Technology Solutions and Network Services Limited. Through our operations in Fiji and other Pacific Island Nations, we provide technology products, support services and professional services.

The North America business segment consists of our wholly-owned subsidiary, Elandia Technologies, Inc. and Elandia, Inc., our holding company operation. In September 2004, Elandia Technologies, Inc. acquired two wireless telecommunications licenses issued by the FCC, for development or sale. We entered into an agreement for the sale of our license for Bloomington, Illinois, for a sale price of $2,750,000 payable in cash on closing. This transaction was consummated on January 8, 2007. Moreover, we are currently in the preliminary stages of negotiating the sale of the U.S. Virgin Islands license. However, at this time we cannot predict whether these discussions will result in a written agreement for the sale of the license or the price and terms of such sale. If the license is not sold, management intends to continue to hold the license for sale while at the same time evaluating commercial opportunities in this market.

Our operations in Fiji and the other Pacific Island Nations (particularly Fiji) have underperformed for the past two years resulting in losses from operations. In part, this results from the fact that, in Fiji, we operate in an increasingly competitive, low margin environment for peripheral equipment. We also spent significant resources on several failed strategic initiatives. Moreover, in prior periods, we were forced to incur an inventory write-down when the inventory became obsolete. Finally, when several new competitors entered the market, management did not respond quickly by adjusting its mix of business and pricing model and immediately reducing its overall cost structure when there was increasing pressure on profit margins. Management has taken steps to address the issues that contributed to the significant losses on its operations in Fiji and other Pacific Island Nations. We expect that the results of these changes will not be reflected in our financial results of operations until the first or second quarter of 2007.

During 2005, we experienced problems in The Samoas. During this period, total revenue increased; however, our operating income and net income decreased significantly. This resulted from a lack of emphasis on service revenues which generate higher margins than product sales. For this period, we incurred additional expense in connection with our agreement with the American Samoa Department of Education (“DOE”) to provide discounted or “e-Rate,” fiber connectivity and internet services to 29 public schools and a library on the Island of Tutuila. Due to issues identified by the administrator of the program, payments required under the program have been delayed. We also experienced a significant increase in general and administrative expenses, resulting from, among other things, the merger of AST with Elandia. Management has taken steps to address these issues, including focusing on service revenues, terminating non-productive employees and reducing general and administrative expenses.

We generate revenue from the sale of long-distance coverage, wireless service and internet access as well as technology products (both software and peripheral products). We also generate revenue from fees providing professional services to assist our customers in implementing customized business solutions. To a lesser extent, we generate reverse toll fees by providing other wireless service providers with the ability to use our network to facilitate calls into the regions we serve that the other wireless service providers do not otherwise serve.

Our wireless customers are individual subscribers as well as small and medium-sized businesses operating in the regions we serve. Most of our revenues are generated from fees that are paid in advance, such as pre-paid wireless service. Revenues from equipment sales are generated at the point of sale or on account. We also generate some of our revenues from fees which are billed and required to be paid monthly. Most of the customers that currently pay on a post-paid basis are small and medium sized businesses. We have begun to shift certain customers that previously maintained post-paid wireless accounts to pre-paid wireless accounts in order to mitigate our bad debt exposure. Through June 30, 2006, the switching of certain customers to pre-paid wireless accounts did not have a material impact on our operating performance. Since we commenced this process, we have not noticed a material increase in our churn rate and do not expect to see a material increase as a result of these actions.

Our professional services customers are generally small and medium-sized businesses operating in the regions we serve. We also provide services to some of the municipalities. Most of these customers are billed for the services we provide. These clients are billed monthly or as the projects are completed.

Our strategy is to be a one-stop source for technology solutions throughout the regions in which we operate. We believe that we have identified regions that are in the beginning stages of technological development and that as we develop our customer base and these communities grow and become more technologically advanced, our business will grow. We also believe that as our business and sales grow in these regions, we will develop a platform that will enable us to expand our operations into other regions.

In targeting regions at the beginning stages of technological development, we face unique challenges. We must educate the individuals and businesses in the communities we serve about the advances in technology generally and our product offerings specifically. In some of the more remote regions in which we operate, we must develop or expand infrastructures for the telecommunication systems in the more rural areas where we want to expand. We must also educate and train a workforce that may not have significant experience in or knowledge of information technology. Notwithstanding these challenges, management believes that by being involved in the technological development of these regions, we will be able to establish a loyal customer base and be able to capitalize on the additional revenues that can be realized from these rapidly evolving markets.

We believe that existing cash flow from operations, as well as additional cash flow to be generated as we continue our plans to improve operating efficiencies, will be sufficient to fund existing operations as well as the increased costs associated with being a public reporting company. For purposes of expanding our network presence and operations and pursuing development opportunities, we plan to use external sources of financing. Specifically, we recently entered into a Loan Agreement with ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank (jointly, “ANZ”), pursuant to which ANZ will provide financing of up to $5,800,000. Of this amount, $800,000 is in the form of a term loan and $5,000,000 is in the form of a revolving loan. On October 30, 2006, we borrowed the full amount available under the term loan and $3,400,000 under the revolving loan. In addition, we will also use the proceeds received from the sale of our FCC license in Bloomington, Illinois, and any proceeds from the sale of the FCC license in the U.S. Virgin Islands to pay holding company expenses and to finance development opportunities.

We plan to use the proceeds from the ANZ credit facility and the sale of our FCC licenses, to expand our network presence and operations and pursuing development opportunities. Moreover, we intend to pursue other sources of external financing. To the extent we do not sell one or both licenses and do not obtain other external sources of financing, we will not pursue these opportunities. Instead, we will continue to focus on improving the efficiency of our existing operations.

Trends in Our Industry and Business

A number of trends in our industry and business have a significant effect on our results of operations and are important to an understanding of our financial statements. These trends include:

Technology Adoption

We currently serve regions that are in the beginning stages of technological development because we believe that as these communities grow and our customer base becomes more technologically advanced, our business will grow. The rapid rate of emerging technology in the telecommunications industry and the limited access to technology that many of our customers encounter may require us to educate consumers about our new product offerings. The cost of increasing consumer awareness about emerging technology in our relevant markets, while promoting the awareness of our brand, could result in increased operating costs. Moreover, the communities in which we operate may not advance at the same rate in which we would like our business to grow or need our business to grow in order to support increasing operating expenses.

Changing Competitive Landscape

We face increased competition as a result of existing competitors, many of whom can offer multiple services and have the financial wherewithal to offer them at extremely competitive prices. An increase in competition in our markets could adversely affect our share of those markets, the price at which we are able to sell our services and the time in which we are able to release new product offerings. To remain competitive in the telecommunications market we may choose to invest in the development of new products and services or acquire additional bandwidth and servers to help us enhance our user experience. Our plans to expand our network presence and service offerings may also require substantial investments in sales, marketing and administrative infrastructure.

Increasing Government Regulation

Our business has developed in an environment and in regions with only limited government regulation. However, the U.S. and other countries have begun to take more of an interest in how our industry should be regulated. Changes in U.S. or foreign laws or regulations, or in their interpretations, could result in the loss, or reduction in value, of our licenses, concessions or markets, as well as in an increase in competition. Complying with regulatory developments will impact our business by increasing our operating expenses, including legal fees, requiring us to make significant capital expenditures or increasing the taxes and regulatory fees we pay.

Summary Selected Pro Forma Financial Data

The following table presents selected summary pro forma financial information of our company to give effect to the following two acquisition transactions. On January 31, 2006, we consummated a merger with AST Telecom, LLC (“AST”). On February 1, 2006, we consummated a plan of arrangement under the laws of New Brunswick, Canada, whereby we acquired the South Pacific operations of Datec Group Ltd. (“Datec”). The acquisition of Datec will be accounted for as a purchase business combination and the acquisition of AST will be accounted for as a common control merger for the portion owned by Stanford Venture Capital Holdings, Inc. This information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements of Elandia, AST and Datec and the unaudited pro forma condensed combined statements for the combined entities, and the notes thereto, included elsewhere in this registration statement.

The selected unaudited pro forma financial information is presented on a combined basis and is not necessarily indicative of the combined financial position had the acquisition occurred on January 1, 2005, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

Elandia, Inc.

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2005

(unaudited)

(in thousands, except per share amounts)

			Datec
	Elandia	AST	Datec Group, Ltd. Subsidiaries to be Acquired by Elandia Inc.	Datec Group, Ltd. Subsidiaries to be Acquired by Elandia Inc.	Subtotal	Pro Forma Adjustments	Pro Forma Consolidated
	USD $	USD $	CDN $	USD $	USD $	USD $	USD $
	(1)	(2)		(3)	(1+2+3)	(4)	(1+2+3+4)
Revenue	$—	$7,842	$45,540	$37,609	$45,451		$45,451

Cost and Expenses:
Cost of goods sold	—	3,858	26,063	21,524	25,382		25,382
Selling, general and administrative	2,820	2,904	18,685	15,430	21,154		21,154
Corporate costs allocated from parent company, Datec Group, Ltd.	—	—	992	818	818		818
Goodwill impairment	—	—	4,370	3,609	3,609		3,609
Depreciation & amortization	—	120	761	628	748	1,548	2,296

Total operating expenses	2,820	6,882	50,871	42,009	51,711	1,548	53,259

Operating (loss) income	(2,820)	960	(5,331)	(4,400)	(6,260)	(1,548)	(7,808)
Other (expenses) income
Gain on disposal of property	—	—	368	304	304	—	304
Other Income	—	—	267	221	221	—	221
Interest expense	(1,659)	(54)	(341)	(282)	(1,995)	1,645	(350)
Foreign exchange gain (loss)	—	—	(29)	(24)	(24)	—	(24)

Total other (expenses) income	(1,659)	(54)	265	219	(1,494)	1,645	151
(Loss) income from continuing operations	(4,479)	906	(5,066)	(4,181)	(7,754)	97	(7,657)
Income taxes	—	—	(1,975)	(1,631)	(1,631)	619	(1,012)
Minority interest in net income	—	—	(1,106)	(913)	(913)	—	(913)

(Loss) Income from continuing operations	(4,479)	906	(8,147)	(6,725)	(10,298)	716	(9,582)

(Loss) Income from continuing operations per share	$(0.98)						$(0.74)

Weighted average number of shares outstanding basic and diluted	4,580					8,311	12,891

Please refer to the Pro Forma Consolidated Statement of Operations and the accompanying notes contained elsewhere in this registration statement.

Results of Operations, Samoas

AST first commenced business operations in February 2003. During 2005, we experienced problems in The Samoas. During this period, total revenue increased; however, our operating income and net income decreased significantly. This resulted from a lack of emphasis on service revenues which generate higher margins than product sales. In addition, an audit by the administrator of the e-Rate program revealed several problems and the administrator stopped making the payments required under the program to our client the American Samoa Department of Education (“DOE”), until the issues had been resolved. In light of the ongoing delays in receiving payments, beginning in the quarter ended March 31, 2006, we began reserving the full amount of the revenues due under this program until actual payment is received. For the nine months ended September 30, 2006, revenues totaling $146,552 had not been recognized and had been reserved as a result of our collection issues with the DOE. We also experienced a significant increase in general and administrative expenses, resulting from, among other things, the merger of AST. Since the merger, we have retained a new Chief Executive Officer and undertaken an evaluation of our business. Management has taken steps to address these issues, including focusing on service revenues, terminating non-productive employees and reducing general and administrative expenses.

On May 23, 2006, we received our designation as an eligible telecommunications carrier, or ETC designation. Since we have this designation and because we provide service in rural areas, we are eligible to receive universal services support funds as of that date. We anticipate that we may receive up to $13.13 per subscriber per month. Based on our 15,000 average number of subscribers in the American Samoa as of September 30, 2006, we should receive an additional $2,350,000 in revenues per year (assuming no change in the number of subscriber we have) without incurring any substantial additional cost. From November 2006 through the beginning of January 2007, we received a total of $1,229,315.

Following is a discussion of the results of operations and the financial results for our operating subsidiary, AST.

Financial Performance

The following table sets forth certain financial data for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
Revenue:
Prepaid	$4,807,092	$4,784,181	$3,245,473
Postpaid	967,798	1,087,181	1,152,659
Equipment sales and services	925,798	725,814	731,123
Long distance reverse toll fees	689,782	585,017	311,790

Other	451,300	211,643	—
Total revenue	7,841,770	7,393,836	5,441,045

Expenses:
Cost of revenue- prepaid and postpaid (excluding depreciation)	2,655,775	2,160,228	1,692,644
Cost of revenue- equipment sales and services	810,385	669,189	503,933
Sales and marketing	584,125	485,844	282,682
Customer service	414,882	423,645	253,810
General and administrative	1,903,515	1,172,058	859,991
Depreciation and amortization	512,432	199,527	76,281

Total operating expenses	6,881,114	5,110,491	3,669,341

Operating income	960,656	2,283,345	1,771,704

Other income (expenses):
Interest income	3,316	12,092	3,413
Interest expense	(57,584)	—	—
Other income	—	(14,488)	22,119

Total other income (expense)	(54,268)	(2,396)	25,532

Net income	$906,388	$2,280,949	$1,797,236

Members’ equity—beginning	$3,800,380	$1,752,198	$—
Contributions	—	—	1,000,000
Distributions/redemptions	(1,739,367)	(232,767)	(1,045,038)

Members’ equity—ending	$2,967,401	$3,800,380	$1,752,198

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues. At December 31, 2005, we had approximately 15,780 customers for our wireless telecommunications services compared to approximately 12,814 customers at December 31, 2004. Customer additions during the year ended December 31, 2005 and 2004, were approximately 7,376 and 6,431, respectively. For the year ended December 31, 2005 and December 31, 2004, aggregate revenues from our pre-paid and post-paid wireless services accounted for 73.6% and 79.4%, respectively, of total revenues for these periods. The increase in customers resulted directly from management’s increased marketing activities during this period of time. Moreover, by improving the quality of service and rates, management increased our percentage of customers retained for the year ended December 31, 2005, as compared to the year ended December 31, 2004.

During the year ended December 31, 2005, wireless pre-paid revenues increased by $22,911, or 0.5%, compared to the year ended December 31, 2004. During the year ended December 31, 2005, wireless post-paid revenues decreased by $119,383, or 11.0%, compared to the year ended December 31, 2004. The decline in wireless post-paid was attributable to reductions in our customer base resulting from changes instituted in our credit and collection policy and processes. In an effort to control our exposure to bad debt, we terminated certain clients and moved other clients from our post-paid services to our pre-paid services. For this reason, wireless pre-paid revenues increased and wireless post-paid revenues decreased. For the year ended December 31, 2005, we did experience a significant increase in the number of customers and minutes of use. However, these gains were offset by a decrease in the average rate per user.

During the year ended December 31, 2005, equipment sales revenues increased $199,984, or 27.6%, compared to the year ended December 31, 2004. We attribute this increase primarily to the growth in the number of customers for our wireless services between the two periods.

During the year ended December 31, 2005, long distance reverse toll revenues increased $104,765, or 17.9%, compared to the year ended December 31, 2004. Increase in traffic from foreign destinations to American Samoa that utilize our network caused this increase.

During the year ended December 31, 2005, ISP and other revenues increased by $239,657, or 113.2%, compared to the year ended December 31, 2004. The launch of our high speed data internet services in March 2005 and August 2005 pursuant to the E-Rate contract described below drove this increase. In March 2005, we entered into a three year contract with the American Samoan Department of Education (“ASDOE”) to provide discounted, or “E-Rate”, fiber connectivity and internet services to 29 public schools and a public library on the Island of Tutuila. E-Rate is administered by the Universal Service Administrative Company (USAC) under the direction of the FCC and provides discounts to assist most schools and libraries with obtaining affordable access to advanced telecommunications. According to the terms of our agreement, our E-Rate services will generate approximately $21,000 monthly. In February 2005, ASDOE requested additional network capacity to establish a T-1 connection at the University of Hawaii for video teleconferencing and internet access purposes. In response to this request, we constructed a satellite dish and established a satellite link to Hawaii. Service from this new T-1 connection was initiated on August 18, 2005.

Management expects that revenues will increase in 2006, as we continue to increase our number of subscribers, we continue to improve the quality of our services and our rates in order to retain existing customers and the communities in which we operate continue to grow and become more technologically advanced.

Cost of Revenue- Prepaid and Postpaid. During the year ended December 31, 2005, cost of revenue for our prepaid and postpaid revenues increased $495,547, or 22.9%, compared to the year ended December 31, 2004. We attribute this increase in cost of service to:

•	an increase of $198,028, or 28.3%, for cell site and switching circuits, due to increased capacity on our existing network and the additional satellite circuit required for the E- RATE contract; and

•

an increase of $201,326, or 38.5%, in payments made to our long distance carriers, due to an increase in the volume of long distance phone calls made by our customers to locations outside of American Samoa.

	Year Ended December 31,
	2005	2004
Cost of revenue- prepaid and postpaid:
Switch/cell site circuits	$897,135	$699,107
Switch/cell site utilities	190,307	131,707
Cost of long distance	724,171	522,845
Salary expense	365,481	365,698
License and maintenance fees	103,955	—
Other	374,726	440,871

Total	$2,655,775	$2,160,228

Cost of Revenue- Equipment Sales and Service. During the year ended December 31, 2005, cost of revenue for equipment sales and service increased $141,196, or 21.1%, compared to the year ended December 31, 2004. This increase corresponds to the increase in equipment revenues. We attribute this increase to an increase in the number of customers subscribing to our wireless services and an increase in equipment sales. We expect that our cost of revenue for equipment sales and service will continue to increase as we continue to increase our customer base.

	Year Ended December 31,
	2005	2004
Cost of revenue- equipment sales and service:
Cost of phone sales	$677,053	$554,374
Cost of SIM cards	44,854	41,861
Cost of prepaid cards	58,391	43,530
Other	30,087	29,424

Total	$810,385	$669,189

Sales and Marketing. During the year ended December 31, 2005, sales and marketing expenses increased $98,281, or 20.2%, compared to the year ended December 31, 2004. We attribute this increase to increases in advertising costs, recruiting costs and salary expenses, due to the hiring of additional personnel and increased promotions for the peak periods of Mother’s Day, Father’s Day and the Christmas season. Sales and marketing increased as a percentage of revenue from 6.6% for the year ended December 31, 2004 to 7.4% for the year ended December 31, 2005. For 2006, management anticipates that we will continue to incur a significant amount of sales and marketing costs as we pursue our growth strategy of increasing our revenue and subscriber base.

	Year Ended December 31,
	2005	2004
Sales and marketing:
Advertising	$212,335	$62,629
Recruiting	7,470	—
Salary expense	278,158	172,132
Other	86,162	251,083

Total	$584,125	$485,844

Customer Service. During the year ended December 31, 2005, customer service costs decreased $8,763, or 2.1%, compared to the year ended December 31, 2004. We attribute this decrease to a $191,762 decrease in our bad debt reserve as we collected amounts that were reserved in a prior period and eliminated certain post-paid accounts of credit risk customers which we shifted to pre-paid accounts. This decrease in customer service was offset in part by an increase of $92,604 in salary expenses due to hiring additional personnel and a $47,003 increase in rent expenses for our new office space at Laufou Plaza.

	Year Ended December 31,
	2005	2004
Customer service:
Bad debts	$6,553	$198,315
Building rents	49,080	2,077
Salary expense	250,527	157,923
Payroll taxes	21,124	13,379
Other	87,598	51,951

Total	$414,882	$423,645

General and Administrative. During the year ended December 31, 2005, general and administrative costs increased $731,457, or 62.4%, compared to the year ended December 31, 2004. This increase was primarily due to increases of $225,389 in professional fee expenses paid to outside consultants, $252,319 in legal fees and $29,727 in travel-related expenses. The professional fees, other than legal, are fees paid to outside consultants used to assist in the expansion of our network and a wireless initiative in Samoa. The legal fees were incurred in connection with the merger with Elandia as well as certain FCC related matters. The increase in travel expenses is also related to the merger and our initiatives in Samoa. We anticipate that our general and administrative expenses will continue to increase as we hire additional personnel to address our growing subscriber base and to handle the obligations of a public company.

	Year Ended December 31,
	2005	2004
General and administrative:
Professional fees, other than legal	$321,266	$95,877
Legal fees	343,484	91,165
Salary expense	242,973	194,871
Computer support agreements	29,563	—
Utilities	64,363	27,938
Audit fees	42,661	12,166
Employee activities	24,740	10,727
Management fees	411,276	410,166
Building rents	88,594	70,142
Travel and accommodations	49,270	19,543
General insurance	122,131	116,589
Other	163,194	122,874

Total	$1,903,515	$1,172,058

Depreciation and Amortization. During the year ended December 31, 2005, depreciation and amortization expenses increased $312,905, or 156.8%, compared to the year ended December 31, 2004. We attribute this increase to the construction of a new operations building, leasehold improvements at Laufou Plaza and upgrades to our existing wireless network. Depreciation and amortization includes amounts allocated to cost of revenue – prepaid and postpaid.

Interest Expense. During the year ended December 31, 2005, interest expense increased $57,584, compared to zero for the year ended December 31, 2004. We attribute this increase to the Bank of Hawaii mortgage on our operations building.

Net Income. During the year ended December 31, 2005, our net income decreased $1,374,561, or 60.3%, compared to the year ended December 31, 2004. We attribute this decrease to increases in general and administrative expenses and the increased cost of our expanded network.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues. At December 31, 2004, we had 12,354 customers for our services compared to approximately 8,935 customers at December 31, 2003. Customer additions for the years ended December 31, 2004 and 2003 were 3,419 and 5,791, respectively. At December 31, 2004, the total potential customer base covered by our networks was approximately 20,000. The increase in the volume of customers has resulted in an overall increase in revenues.

During the year ended December 31, 2004, prepaid revenues increased $1,538,708, or 47.4%, compared to the year ended December 31, 2003. We attribute this increase to our improved network quality and marketing programs and also our efforts to move certain customers from postpaid to prepaid services in order to reduce our exposure to bad debt.

During the year ended December 31, 2004, postpaid revenues decreased $65,478, or 5.7%, compared the year ended December 31, 2003. We attribute this decrease to changes in our credit and collection procedures to reduce the our exposure to bad debt.

During the year ended December 31, 2004, our other revenue was $211,643. This category includes ISP revenue for which we had none in 2003. The addition of ISP and other revenue resulted primarily from the launch of our ISP services during 2004.

During the year ended December 31, 2004, revenues from reverse tolls increased $273,227, or 87.6%, compared to the year ended December 31, 2003. We attribute this increase to the increase in traffic from foreign destinations to American Samoa that utilize our network.

Cost of Revenue- Prepaid and Postpaid. During the year ended December 31, 2004, cost of revenue for our prepaid and postpaid services increased $467,584, or 27.6%, compared to the year ended December 31, 2003. The cost of revenue increase consists of, among other things, an increase of $32,317 in utility payments for cell site and switching circuits due to increased minute volumes and utility increases. Salary expenses increased by $89,772 as a result of the retention of additional personnel. An increase of $171,599 in payments made to our long distance carriers was due to increased long-distance call volumes. We attribute these increases to the expansion of our network in American Samoa and the corresponding increase in the total number of minutes carried over our network.

	Year Ended December 31,
	2004	2003
Cost of revenue- prepaid and postpaid:
Switch/cell site circuits	$699,180	$624,240
Switch/cell site utilities	131,707	99,390
Building rents	51,600	47,209
Salary expense	365,698	275,926
Overtime	24,363	8,377
Bonus	22,821	22,337
Payroll taxes	31,909	23,592
Professional fees, other than legal	139,293	41,156
Cost of long distance	522,845	351,246
Other	170,812	199,171

Total	$2,160,228	$1,692,644

Cost of Revenue- Equipment Sales and Service. During the year ended December 31, 2004, cost of equipment increased $165,256, or 32.8%, compared to the year ended December 31, 2003, notwithstanding a decrease in equipment sales revenue during this same period. During this year, we reduced the average price per phone in an effort to get more phones in the hands of subscribers and increase our revenues for wireless services.

	Year Ended December 31,
	2004	2003
Cost of revenue- equipment sales and service:
Cost of phone sales	$554,374	$349,533
Cost of SIM cards	41,861	60,470
Cost of prepaid cards	43,530	54,996
Other	29,424	38,934

Total	$669,189	$503,933

Sales and Marketing. During the year ended December 31, 2004, sales and marketing costs increased $203,162, or 71.9%, compared to the year ended December 31, 2003, primarily due to an increase in marketing employees.

	Year Ended December 31,
	2004	2003
Sales and marketing:
Salary expense	$172,132	$133,393
Commissions	—	23,013
Advertising	62,629	66,336
Other	251,083	59,940

Total	$485,844	$282,682

Customer Service. During the year ended December 31, 2004, customer service costs increased $169,835, or 66.9%, compared to the year ended December 31, 2003. We attribute this increase to an increase of $96,936 in our bad debt reserve due to an increase in the number of uncollectible accounts. As a result of these expenses, management began to evaluate its accounts and subsequently began to shift certain higher risk accounts from post-paid accounts to pre-paid accounts. This increase in customer service costs was also the result of $36,574 in miscellaneous expenses from inventory write-downs and $35,828 in salary expense due to our hiring of additional customer service representatives. We attribute the increase in our bad debt reserve to the elimination of many post-paid accounts and an analysis of all receivables. We have instituted more aggressive collection procedures and credit controls to reduce our exposure to uncollectible accounts.

	Year Ended December 31,
	2004	2003
Customer service:
Bad debts	$198,315	$101,379
Salary expense	157,923	122,095
Bonus	11,784	13,647
Payroll taxes	13,379	11,019
Other	42,244	5,670

Total	$423,645	$253,810

General and Administrative. During the year ended December 31, 2004, general and administrative costs increased $312,067, or 36.3%, compared to the year ended December 31, 2003. We attribute this increase to an increase of $116,416 in management fee expenses. Management fees paid in connection with our Samoa operations are fees paid to members of management who are paid as consultants in American Samoa. This is unlike management fees with respect to our operations in Fiji and other Pacific Island Nations where management fees are fees paid by our operating subsidiary to the parent company as a profit distribution. Also contributing to the increase in general and administrative costs were increases of $57,384 in salary expense for additional personnel, $41,016 in professional fee expenses for outside consultants related to the expansion of our network, $19,370 in building rents for the lease of new office space at Laufou Plaza, $25,643 in insurance expenses due to rate increases, $23,302 in legal fees and $14,634 in miscellaneous expenses for balance sheet write-downs. The expenses increased as a result of a large network expansion undertaken in connection with our Samoa operations.

	Year Ended December 31,
	2004	2003
General and administrative:
Management fees	410,166	293,750
Salary expense	194,871	137,487
Professional fees, other than legal	95,877	54,861
General insurance	116,589	90,946
Legal fees	91,165	67,863
Building rents	70,142	50,772
Travel	19,543	15,364
Utilities	27,938	17,815
Other	145,767	131,133

Total	$1,172,058	$859,991

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expenses increased $123,246, or 161.6%, compared to the year ended December 31, 2003. We attribute this increase to leasehold improvements for our new office space at Laufou Plaza and the expansion of our telecommunications network. Depreciation and amortization includes amounts allocated to cost of revenue – prepaid and postpaid.

Net Income. During the year ended December 31, 2004, our net income increased $483,713, or 26.9%, compared to the year ended December 31, 2003. We attribute this increase to the increase in total revenue offset by smaller increases in general and administrative expenses and cost of services.

Performance Measures

In managing our operations and assessing our financial performance in The Samoas, management supplements the information provided by financial statement measures with several customer–focused performance metrics that are widely used in the telecommunications industry. These metrics include ARPU, which measures average revenue per customer; MOU, which measures total minutes of use within a given period; and churn, which measures turnover in our customer base.

ARPU is an industry metric that measures service revenue divided by the weighted average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in average revenue per customer and to compare per customer service revenues to those of other wireless communications providers.

MOU is a non-GAAP financial measure. A non-GAAP financial measure is a numerical measure of a company’s financial performance or cash flows that:

•

excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows; or

•	includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Churn, an industry metric that measures customer turnover, is calculated as the number of customers that disconnect from our services divided by the weighted average number of customers divided by the number of months during the period being measured. Management uses churn to measure our retention of customers, to measure changes in customer retention over time and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers.

Management also measures the performance of operations by analyzing our increase or decrease in the number of customers during any particular period.

Management also reviews the measure of revenue per employee to evaluate the efficiency of our operations. Revenue per employee is calculated by dividing total revenue, less revenue from reverse toll fees, for each quarter by the weighted average headcount.

The following table shows metric information for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
ARPU	$34.21	$45.93	$47.84
MOU	35,553,809	30,278,229	22,180,218
Churn	2.54%	3.91%	1.43%
Number of customers at end of period	15,780	12,354	8,935
Revenue per employee	$124,473	$138,955	$134,980

For the year ended December 31, 2005, ARPU decreased by $11.72, or 25.5%, for the year ended December 31, 2004. For the year ended December 31, 2004, ARPU decreased by $1.91, or 4.0%, for the year ended December 31, 2003. These decreases were primarily due to the lowering of rates on our prepaid customers and Tropical Cyclone Olaf which struck the island in February 2005.

MOU for the period ended December 31, 2005, increased 5,275,580 minutes, or 17.4%, for the year ended December 31, 2004. MOU for the period ended December 31, 2004, increased 8,098,011 minutes, or 36.5%, from 22,180,218 for the year ended December 31, 2003. These increases were due to the increase in the number of subscribers and the increase in volume of calls and minutes. Management believes that these increases are the result of us lowering our rates.

Churn for the year ended December 31, 2005, decreased 1.4% from the year ended December 31, 2004. Churn for the year ended December 31, 2004, increased 2.5% from the year ended December 31, 2003. These decreases were due to most existing customers remaining with our service. Management believes this is due to improved quality of service and more competitive rates.

The number of customers for the year ended December 31, 2005, increased 3,426, or 27.7%, for the year ended December 31, 2004. The number of customers for the year ended December 31, 2004, increased 3,419, or 38.3%, for the year ended December 31, 2003. Management believes that these increases result from our increased promotions for the peak periods of Mother’s Day and Father’s Day plus the Christmas season and our lower per minute rates to our prepaid customers.

Revenue per employee for the year ended December 31, 2005, decreased $14,482, or 10.4%, from the year ended December 31, 2004. Revenue per employee for the year ended December 31, 2004, increased $3,975, or 2.9%, from the year ended December 31, 2003. From 2003 to 2004, the number of employees increased from 11 to 49. From 2004 to 2005, the number of employees increased from 49 to 63. The decrease in revenue per employee suggests that we have not yet integrated new employees into our operations in an efficient manner. In response to this issue, management intends to reduce the number of employees by approximately 10% by the first quarter of 2007. Management believes that after this reduction, revenue per employee will increase as we begin to more efficiently manage the newly acquired entities.

Liquidity and Capital Resources

Our principal sources of liquidity are cash generated from operations and cash available from borrowings under our existing financial arrangements.

	Year Ended December 31,
	2005	2004	2003
Cash flows provided by (used in):
Operating activities	$1,784,002	$2,717,006	$2,013,555
Investing activities	(1,953,803)	(2,253,020)	(1,384,058)
Financing activities	(331,880)	(944,472)	(666,667)

Increase (decrease) in cash	$(501,681)	$(480,486)	$1,296,164

Operating Activities. Cash provided by operating activities was $1,784,002 for the year ended December 31, 2005, compared to cash provided by operating activities of $2,717,006 during the year ended December 31, 2004. Operating expenses increased in 2005. This was offset by a decrease in cash used for working capital. Cash provided by operating activities increased by $703,451 to $2,717,006 for the year ended December 31, 2004, as compared to $2,013,555 for the year ended December 31, 2003. This increase was the result of increased revenues and profitability.

Investing Activities. Cash used in investing activities was $1,953,803 during the year ended December 31, 2005, and attributed primarily to capital expenditures made to expand our network presence in American Samoa. Cash used in investing activities was $2,253,020 during the year ended December 31, 2004, and associated with the expansion of our network and product offerings. Cash used in investing activities was $1,384,058 during December 31, 2003, and is primarily attributable to the expansion of network presence in American Samoa.

Financing Activities. Cash used in financing activities during the year ended December 31, 2005, was $331,880 due to our repurchase of ownership interests from members. We financed this repurchase through cash from operations and $1,440,667 from our revolving loan facility with the Bank of Hawaii. Cash used in financing activities during the year ended December 31, 2004, was $944,472, consisting of distributions to partners. We had no other financing activity during 2004. Cash provided by financing activities during year ended December 31, 2003, was $666,667. In February 2003, AST received capital contributions from its members in the amount of $1,000,000 and made a distribution to members of $333,333.

The following tables illustrate the principal balance of our contractual obligations and commercial contingent commitments as of December 31, 2005, and include the effects of the transactions and amendments discussed above that occurred during the year ended December 31, 2005.

	Payments Due by Period
	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Contractual obligations:
Senior credit facility	$1,440,667	$1,440,667	$—	$—	$—
Real estate mortgage	816,820	56,700	170,100	113,400	476,620
Operating leases	1,964,495	197,443	566,688	190,856	1,009,508

Total contractual cash obligations	$4,221,982	$1,694,810	$736,788	$304,256	$1,486,128

On May 9, 2005, we obtained a $1,000,000 credit facility from Bank of Hawaii, with a 90-day renewable term up to July 2006 bearing a variable interest rate at 0.50% over the bank’s base interest rate (7.25% at December 31, 2005). This credit facility is secured by substantially all of our assets. On November 22, 2005, the bank increased the maximum borrowing amount to $2,000,000. As of December 31, 2005, $1,440,667 of the $2,000,000 total credit facility was outstanding. This credit line was not repaid on July 1, 2006, and on August 22, 2006, we received an extension letter from the Bank of Hawaii extending the repayment date to November 1, 2006. The credit line was paid in full on November 1, 2006.

On February 10, 2006, we entered into a Note Purchase Agreement with Stanford pursuant to which Stanford will provide up to $2,300,000 to us for working capital purposes. This agreement was amended on July 24, 2006, to increase the borrowing limit to $3,300,000. The note bears interest at the rate of 8.0% per annum. Interest payments are payable quarterly commencing April 1, 2006. The principal amount, plus all accrued and unpaid interest is due on December 31, 2007. As of October 2, 2006, the entire amount of $3,300,000 had been drawn down and was outstanding.

In addition, on May 23, 2006, we received our designation as an eligible telecommunications carrier, or ETC designation. Since we have this designation and because we provide service in rural areas, we anticipate that we may receive up to $13.13 per subscriber per month. Based on our 15,000 average number of subscribers in the American Samoa as of September 30, 2006, we should receive an additional $2,350,000 in revenues per year without incurring any substantial additional cost. We began receiving payments in November 2006 and expect to continue to receive monthly payments thereafter.

On October 30, 2006, we entered into a Loan Agreement with ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank (jointly, “ANZ”), pursuant to which ANZ has committed to provide financing of up to $5,800,000. Of this amount, $800,000 is in the form of a term loan and $5,000,000 is in the form of a revolving loan. The term loan bears interest at the rate of 1.5% above the prime rate. The revolving loan bears interest at the rate of 2.0% above the prime rate. The revolving loan is due on October 30, 2007 and the term loan is due on October 30, 2015. At closing, we drew down the full amount of the term loan and $3,400,000 of the revolving loan. The proceeds from this loan were used to pay off the balance of $1,925,000 on a bank loan.

We believe that our existing capital resources, including the cash available from borrowings under our existing financial arrangements, will be sufficient to meet our existing operating and capital requirements for at least the next twelve months. Notwithstanding the foregoing, our audited financial statements as of December 31, 2005, and for the year then ended contained a going concern opinion stating that the working capital deficiency raises substantial doubt that AST will be able to continue as a going concern.

To properly implement all elements of our business strategy in American Samoa including video services, we believe that we will require an additional $5,000,000 in external financing. While we anticipate that these funds will be available from either the equity or debt markets, there can be no assurance that these funds will be available on terms that are acceptable to us. If funds are not available from external sources, we will not be able to pursue these opportunities. We do not generate sufficient funds from existing opportunities to finance these activities.

Results of Operations, Papua New Guinea

Financial Performance

We hold a 50% ownership interest in Datec PNG Pty Limited through our wholly-owned subsidiary Generic Technology Limited. Steamships Trading Company Pty Ltd, a subsidiary of John Swire & Sons (PNG), holds the remaining 50% ownership interest in Datec PNG Pty Limited. Following are the financial results for our operating subsidiary Datec PNG Pty Limited for the periods indicated. The complete financial statements attached have been prepared in Canadian dollars and in conformity with accounting principles generally accepted in the United States of America.

	Year Ended December 31,
	2005	2004	2003
Revenue:
Product sales	$15,153,613	$11,842,372	$11,105,048
Professional services	5,531,290	4,902,798	4,169,488
Data delivery	4,785,493	3,897,767	2,061,527

Total revenue	25,470,396	20,642,937	17,336,063

Expenses:
Cost of sales	13,208,238	10,224,679	8,211,145
Network operations	1,132,855	895,731	729,255
Sales and marketing	1,345,378	1,167,112	833,216
Maintenance and support	2,086,838	1,916,565	1,697,404
General and administrative	4,195,790	4,075,041	5,011,707
Depreciation and amortization	894,286	881,485	462,705

Total operating expenses	22,863,385	19,160,613	16,945,432

Operating income	2,607,011	1,482,324	390,631

Other income (expenses):
Interest income (expense)	(20,092)	(162,582)	(98,244)
Other income	223,666	—	—

Total other income (expense)	203,574	(162,582)	(98,244)

Income (loss) before income taxes	2,810,585	1,319,742	292,387
Income tax expense	(997,793)	(529,487)	(24,324)
Minority interest in net profit after taxation	(906,396)	(395,128)	(134,026)

Net income	$906,396	$395,127	$134,037

Year Ended December 31, 2005 Compared to the Year ended December 31, 2004

Revenues. For the year ended December 31, 2005, revenues increased $4,827,519, or 23.4%, compared to the year ended December 31, 2004. The table below sets forth the revenue derived from each of our product and service offerings for the periods indicated.

	Year Ended December 31,
	2005	2004
Revenues:
Product sales	$15,153,613	$11,842,372
Professional services	5,531,290	4,902,798
Data delivery	4,785,493	3,897,767

Total	$25,470,396	$20,642,937

Product sales revenue refers to all computer hardware, communications hardware, consumables and commercial off-the-shelf software sold through our retail locations or by our direct sales force. For the year ended December 31, 2005, product sales revenue increased $3,311,241, or 28.0%, as compared to the year ended December 31, 2004. This increase can be attributed to (i) an increase in retail activity resulting from the upgrade of our retail facilities, (ii) a major mid-range system upgrade for the largest bank in Papua New Guinea and (iii) a new agreement to supply computer hardware. We expect that product sales revenues will continue to increase in 2006 as a result of growth in our customer base and customer equipment upgrades.

Professional services refers to support provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems, or applications. For the year ended December 31, 2005, professional services revenue increased $628,492, or 12.8%, as compared to the year ended December 31, 2004. We attribute this increase to growth in revenue from our cabling solution services and an increased revenue from our mid-range and ATM-related maintenance services. We expect that professional services revenues will continue to increase in 2006 as we continue to market this service to small to medium sized businesses in Papua New Guinea. In the future, management hopes to increase professional services as a percentage of revenues since we generate higher margins from professional services than we do for product sales.

Data delivery refers to our ISP and data network infrastructure services to customers in Papua New Guinea. For the year ended December 31, 2005, data delivery revenue increased $887,726, or 22.8%, as compared to the year ended December 31, 2004. We attribute this increase to (i) a full year of revenue received for our services under an outsourcing agreement, which commenced mid-year 2004, (ii) growth in our ISP services and (iii) an increase in the number of leased ATM units. Data delivery represented 11.9% of total revenues in 2003 and has since increased to 18.8%. We expect that data delivery revenue will continue to increase in 2006 as we continue to see growth in our ISP services.

Operating Expenses. Our operating expenses include amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization. Operating expenses increased $3,702,772, or 19.3%, for the year ended December 31, 2005, as compared to the year ended December 31, 2004. The amounts for the periods indicated are set forth in the following table.

	Year Ended December 31,
	2005	2004
Operating expenses:
Cost of sales (excluding depreciation and amortization)	$13,208,238	$10,224,679
Network operations	1,132,855	895,731
Sales and marketing	1,345,378	1,167,112
Maintenance and support	2,086,838	1,916,565
General and administrative	4,195,790	4,075,041
Depreciation and amortization	894,286	881,485

Total	$22,863,385	$19,160,613

Cost of Sales. Our cost of sales expenses include the cost of product sales and the cost of data delivery. For the year ended December 31, 2005, cost of sales expense increased $2,983,559, or 29.2%, as compared to the year ended December 31, 2004. The amounts for the periods indicated are set forth in the following table.

	Year Ended December 31,
	2005	2004
Cost of sales:
Cost of product sales	$12,066,471	$9,305,387
Cost of data delivery	1,141,767	919,292

Total	$13,208,238	$10,224,679

Cost of product sales refers to the cost of all products sold through our retail stores or direct sales force. During the year ended December 31, 2005, cost of product sales increased $2,761,084, or 29.7%, compared to the year ended December 31, 2004. This increase is a direct result of the growth in product sales.

During the year ended December 31, 2005, cost of data delivery increased $222,475, or 24.2%, compared to the year ended December 31, 2004. We attribute this increase in revenue to an increase in the volume of data services purchased from our local telecommunications provider.

Cost of sales increased as a percentage of total revenue to 51.9% for the year ended December 31, 2005, as compared to 49.5% in the year ended December 31, 2004. For the year ended December 31, 2006, management expects cost of sales will continue to increase in response to anticipated increases in revenues.

Network Operations. Cost of network operations refers to the cost of services provided by our employees to customers for outsourcing and ISP services, including amounts for employee salaries, staff allowances and miscellaneous expenses as set forth in the following table. During the year ended December 31, 2005, network operations expense increased $237,124 or 26.5%, as compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Network operations:
Salaries	$637,668	$530,309
Staff allowances	418,067	298,679
Miscellaneous	77,120	66,743

Total	$1,132,855	$895,731

During the year ended December 31, 2005, cost of employee salaries increased $107,359, or 20.2%, compared to the year ended December 31, 2004. We attribute this increase to:

•	an increase in the salaries of existing employees;

•	a full year of staff expenses under a major outsourcing agreement which commenced mid-year 2004; and

•	employee additions to meet the demand of our network operations services.

During the year ended December 31, 2005, staff allowances expense increased $119,388, or 40.0%, compared to the year ended December 31, 2004. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to new and existing employees and a full year of staff expenses under a major outsourcing agreement.

During the year ended December 31, 2005, miscellaneous expenses increased $10,377, or 15.5%, compared to the year ended December 31, 2004. This increase resulted from the hire of new employees and a full year of staff expenses under a major outsourcing agreement.

We anticipate that cost of network operations will continue to increase as our revenues increase. However, despite the increase in cost of network operations, for the past three years cost of network operations have remained steady at 4.2% to 4.4% of total revenues.

Sales and Marketing. During the year ended December 31, 2005, sales and marketing expenses increased $178,266, or 15.3%, as compared to the year ended December 31, 2004. Our sales and marketing expenses, including salaries, staff allowances, advertising and miscellaneous expenses are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
Sales and marketing:
Salaries	$671,230	$628,075
Staff allowances	440,070	353,742
Advertising	132,637	98,766
Miscellaneous	101,441	86,529

Total	$1,345,378	$1,167,112

During the year ended December 31, 2005, salary expense increased $43,155, or 6.9%, compared to the year ended December 31, 2004. This increase was attributed to the increased costs of existing sales representatives and the cost of additional sales representatives.

During the year ended December 31, 2005, staff allowances expense increased $86,328, or 24.4%, compared to the year ended December 31, 2004. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to new and existing sales representatives.

During the year ended December 31, 2005, advertising expense increased $33,871, or 34.3%, compared to the year ended December 31, 2004. We attribute this increase to more aggressive advertising and frequent promotional activities, including advertisements in publications, on the radio and on television as well as promotional seminars and demonstrations.

During the year ended December 31, 2005, miscellaneous expenses increased $14,912, or 17.2%, compared to the year ended December 31, 2004. We attribute this increase to the increase in sales representatives.

Despite the increases in all categories, sales and marketing decreased slightly as a percentage of revenues from 5.7% for the year ended December 31, 2004, to 5.3% for the year ended December 31, 2005. We anticipate that we will continue to incur a significant amount of sales and marketing expenses as we pursue our growth strategy to the extent that sales and marketing may even increase as a percentage of revenues in 2006.

Maintenance and Support. During the year ended December 31, 2005, maintenance and support expenses increased $170,274, or 8.9%, as compared to the year ended December 31, 2004. Our maintenance and support expenses refer to the cost of employees allocated for the warranty, support and repair activities of our professional services. Maintenance and support expenses, consisting of amounts for salaries, staff allowances, and miscellaneous expenses are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
Maintenance and support:
Salaries	$1,174,652	$1,134,682
Staff allowances	770,123	639,072
Miscellaneous	142,063	142,811

Total	$2,086,838	$1,916,565

During the year ended December 31, 2005, salaries increased $39,970, or 3.5%, as compared to the year ended December 31, 2004. We attribute this increase to merit-based salary increases for new and existing employees. During the year ended December 31, 2005, staff allowances expense increased $131,051, or 20.5%, compared to the year ended December 31, 2004. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing support employees and new employees. Maintenance and support expenses decreased as a percentage of revenues.

Notwithstanding the increases in all categories of maintenance and support, as a percentage of revenues, maintenance and support has decreased over the last few years from 9.8% for the year ended December 31, 2003, 9.3% for the year ended December 31, 2004 and 8.2% for the year ended December 31, 2005. Management believes that maintenance and support will remain at these lower levels provided that we are successful in retaining the staff management has trained.

General and Administrative. Our general and administrative expenses, consisting of travel, legal fees, salaries, insurance, utilities, audit fees, telephone and tolls, networking costs, building rents and other expenses, are set forth in the following table for the periods indicated. During the year ended December 31, 2005, general and administrative expenses increased $120,749 or 3.0%, as compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
General and administrative:
Travel and accommodations	$201,385	$195,623
Legal fees	90,640	77,463
Salary expense	1,550,223	1,130,923
Insurance	170,841	317,527
Utilities	213,367	127,691
Audit fees	19,455	14,410
Telephone and tolls	144,666	151,092
Networking costs	386,121	386,012
Building rents	412,097	42,138
Other	1,006,995	1,632,162

Total	$4,195,790	$4,075,041

During the year ended December 31, 2005, legal fees increased $13,177, or 17.0%, as compared to the year ended December 31, 2004. This increase was attributed to increased legal expenses in connection with attempts to recover amounts owed to us in Papua New Guinea.

During the year ended December 31, 2005, salary expense increased $419,300, or 37.1%, as compared to the year ended December 31, 2004. We attribute this increase to merit-based salary increases for existing employees and the addition of staff.

During the year ended December 31, 2005, insurance expense decreased $146,686, or 46.2%, as compared to the year ended December 31, 2004. This decrease is attributed to decreased general insurance premiums.

During the year ended December 31, 2005, utility expense increased $85,676, or 67.1%, as compared to the year ended December 31, 2004. This increase is attributed to the increased costs of electricity and the increase in the number of customer computer systems stored in the Datec Bureau facility.

During the year ended December 31, 2005, audit fee expense increased $5,045, or 35.0%, as compared to the year ended December 31, 2004. We attribute this increase to increased business activity during this period.

During the year ended December 31, 2005, building rents increased $369,959, or 878.0%, as compared to the year ended December 31, 2004. We attribute this increase to the building sale in early 2005 and subsequent rent payable.

During the year ended December 31, 2005, other general and administrative expenses decreased $625,167, or 38.3%, as compared to the year ended December 31, 2004. We attribute this decrease to the reduction in management fees payable due to new government regulations restricting management fees to 3% of total revenue.

Despite the across the board increases in general and administrative expenses, this category has been steadily decreasing as a percentage of revenues from 28.9% for the year ended December 31, 2003, 19.7% for the year ended December 31, 2004 and 16.5% for the year ended December 31, 2005.

Depreciation and Amortization. During the year ended December 31, 2005, depreciation and amortization expense increased $12,799, or 1.5%, as compared to the year ended December 31, 2004. This increase was due to an increase in network equipment placed in service offset by the sale of a building during the year. Depreciation and amortization expense includes amounts allocated to cost of sales.

Interest Expense. For the year ended December 31, 2005, the interest expense decreased $142,490, or 87.6%, as compared to the year ended ending December 31, 2004. The decrease was due to the repayment of loans in January 2005 and a corresponding decrease in interest expense.

Net Income. During the year ended December 31, 2005, our net income increased $511,269, or 129.4%, compared to the year ended December 31, 2004. This increase is primarily attributable to the increases in total revenue by 23.4% offset by increases in operating expenses of only 19.3%. We also received other income of $223,666 from the disposal of land and buildings.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues. During the year ended December 31, 2004, total revenues increased $3,306,874, or 19.1%, as compared to the year ended December 31, 2003. The table below sets forth the percentage of revenue derived from each of our product and service offerings for the period indicated:

	Year Ended December 31,
	2004	2003
Revenues:
Product sales	$11,842,372	$11,105,048
Professional services	4,902,798	4,169,488
Data delivery	3,897,767	2,061,527

Total	$20,642,937	$17,336,063

During the year ended December 31, 2004, product sales revenue increased $737,324, or 6.6%, compared to the year ended December 31, 2003. We attribute this increase in product sales revenue to the growth in the number of customers and increased purchases at our retail locations in Port Moresby and Lae.

During the year ended December 31, 2004, professional services revenue increased $733,310, or 17.6%, compared to the year ended December 31, 2003. We attribute this increase in professional services revenue to increased revenue generated from our agreement with IBM Global Services.

During the year ended December 31, 2004, data delivery revenue increased $1,836,240, or 89.1%, compared to the year ended December 31, 2003. We attribute this increase to an increase in the number of customers utilizing our data delivery services.

Operating Expenses. During the year ended December 31, 2004, operating expenses increased $2,215,179, or 13.1%, as compared to the year ended December 31, 2003. Our operating expenses, including amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization, are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Operating expenses:
Cost of sales	$10,224,679	$8,211,145
Network operations	895,731	729,255
Sales and marketing	1,167,112	833,216
Maintenance and support	1,916,565	1,697,405
General and administrative	4,075,041	5,011,707
Depreciation and amortization	881,485	462,705

Total	$19,160,613	$16,945,433

During the year ended December 31, 2004, cost of sales expense, including cost of product sales and cost of data delivery, increased $2,013,534, or 24.5%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
Cost of sales:
Cost of product sales	$9,305,387	$7,597,803
Cost of data delivery	919,292	613,342

Total	$10,224,679	$8,211,145

During the year ended December 31, 2004, cost of product sales increased $1,707,584, or 22.5%, compared to the year ended December 31, 2003. Cost of product sales refers to the cost of all products sold through our retail stores or direct sales force. We attribute this increase to an increase in the number of products sold at our Port Moresby and Lae retail locations.

During the year ended December 31, 2004, cost of data delivery increased $305,950, or 49.9%, compared to the year ended December 31, 2003. We attribute this increase to an increase in the amount of data services purchased from our local telecommunications provider.

Network Operations. During the year ended December 31, 2004, network operations expense increased $166,476, or 22.8%, as compared to the year ended December 31, 2003. Cost of network operations refers to the cost of services provided by our employees to customers under our IBM Global Services contract, including amounts for employee salaries, staff allowances and miscellaneous expenses as set forth in the following table.

	Year Ended December 31,
	2004	2003
Network operations:
Salaries	$530,309	$421,798
Staff allowances	298,679	258,536
Miscellaneous	66,743	48,921

Total	$895,731	$729,255

During the year ended December 31, 2004, cost of employee salaries increased $108,511, or 25.7%, compared to the year ended December 31, 2003. We attribute this increase to an increase in existing salaries and the addition of employees, resulting from the additional demand for our network operations services.

During the year ended December 31, 2004, staff allowances expense increased $40,143, or 15.5%, compared to the year ended December 31, 2003. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing and new employees.

During the year ended December 31, 2004, miscellaneous expenses increased $17,822, or 36.4%, compared to the year ended December 31, 2003. This increase was attributed to the increased costs of miscellaneous and incidental expenses resulting from the hiring of new employees.

Sales and Marketing. During the year ended December 31, 2004, sales and marketing expenses increased $333,896, or 40.1%, as compared to the year ended December 31, 2003. Our sales and marketing expense including salaries, staff allowances, advertising and miscellaneous expenses are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Sales and marketing:
Salaries	$628,075	$433,919
Staff allowances	353,742	265,965
Advertising	106,245	83,006
Miscellaneous	79,050	50,326

Total	$1,167,112	$833,216

During the year ended December 31, 2004, salary expense increased $194,156, or 44.7%, compared to the year ended December 31, 2003. This increase was attributed to the increased costs of existing sales representatives and cost of additional sales representatives.

During the year ended December 31, 2004, staff allowances expense increased $87,777, or 33.0%, compared to the year ended December 31, 2003. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing sales representatives.

During the year ended December 31, 2004, advertising expense increased $23,239, or 28.0%, compared to the year ended December 31, 2003. We attribute this increase to an overall increase in our promotional activities, including newspaper advertising, magazines advertising and promotional seminars and demonstrations.

During the year ended December 31, 2004, miscellaneous expenses increased $28,724, or 57.1%, compared to the year ended December 31, 2003. We attribute this increase to an overall increase in our promotional activities.

Maintenance and Support. During the year ended December 31, 2004, maintenance and support expense increased $219,160, or 12.9%, as compared to the year ended December 31, 2003. Our maintenance and support expenses refer to the cost of employees allocated for the warranty, support and repair activities of our professional services. Maintenance and support expenses, consisting of amounts for salaries, staff allowances, and miscellaneous expenses, are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Maintenance and support:
Salaries	$1,134,682	$981,771
Staff allowances	639,072	601,764
Miscellaneous	142,811	113,870

Total	$1,916,565	$1,697,405

During the year ended December 31, 2004, salary expense increased $152,911, or 15.6%, compared to the year ended December 31, 2003. This increase was attributed to the increased costs of existing service and support representatives and the cost of additional service and support representatives.

During the year ended December 31, 2004, staff allowances expense increased $37,308, or 6.2%, compared to the year ended December 31, 2003. Staff allowances refers to the benefits and other expenses used as incentives and additional compensation for those employees relocating or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing support representatives.

During the year ended December 31, 2004, miscellaneous expense increased $28,941, or 25.4%, compared to the year ended December 31, 2003. We attribute this increase to an overall increase in our maintenance and support activities.

General and Administrative. During the year ended December 31, 2004, general and administrative expense decreased $936,666, or 18.7%, as compared to the year ended December 31, 2003. Our general and administrative expenses consist of amounts for travel, legal fees, salary expenses, insurance, utilities, audit fees, telephone and tolls, networking costs, building rents and other expenses and are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
General and administrative:
Travel	$195,623	$116,293
Legal fees	77,463	109,403
Salary expense	1,130,923	1,014,251
Insurance	317,527	257,160
Utilities	127,691	84,675
Audit fees	14,410	10,925
Telephone and tolls	151,092	99,295
Networking costs	386,012	225,465
Building rents	42,138	79,518
Other	1,632,162	3,014,722

Total	$4,075,041	$5,011,707

During the year ended December 31, 2004, travel expense increased $79,330, or 68.2%, as compared to the year ended December 31, 2003. This increase was attributed to the increased costs of traveling within Papua New Guinea and internationally.

During the year ended December 31, 2004, legal fees decreased $31,940, or 29.2%, as compared to the year ended December 31, 2003. This decrease was attributed to decreased legal expenses in connection with litigation in Papua New Guinea described in the section “Legal Proceedings.”

During the year ended December 31, 2004, salary expense increased $116,672, or 11.5%, as compared to the year ended December 31, 2003. We attribute this increase to increases in costs of employing current staff and adding additional staff.

During the year ended December 31, 2004, insurance expense increased $60,367, or 23.5%, as compared to the year ended December 31, 2003. This increase is attributed to increased general insurance premiums.

During the year ended December 31, 2004, utility expense increased $43,016, or 50.8%, as compared to the year ended December 31, 2003. This increase is attributed to the increased costs of electricity in Papua New Guinea.

During the year ended December 31, 2004, audit fee expense increased $3,485, or 31.9%, as compared to the year ended December 31, 2003. We attribute this increase to an increase in our audit fees.

During the year ended December 31, 2004, telephone and toll expense increased $51,797, or 52.2%, as compared to the year ended December 31, 2003. We attribute this increase to our increased usage of wireless communications throughout Papua New Guinea.

During the year ended December 31, 2004, networking costs increased $160,547, or 71.2%, as compared to the year ended December 31, 2003. This increase is attributed to an increase in the general and administrative expenses of our networking operations.

During the year ended December 31, 2004, building rents decreased $37,380, or 47.0%, as compared to the year ended December 31, 2003. We attribute this decrease to the reduction of rental space needed for our corporate operations.

During the year ended December 31, 2004, other general and administrative expense decreased $1,382,560, or 45.9%, as compared to the year ended December 31, 2003. We attribute this decrease to the decrease in bad debt expense in 2004. During 2003, we wrote off a large accounts receivable that had been outstanding for over eighteen months from the Department of Finance in Papau New Guinea. We reserved the entire amount outstanding after the commencement of legal action against the customer which is still continuing.

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expense increased $418,780, or 90.5%, as compared to the year ended December 31, 2003. This increase was due to the accelerated depreciation of an acquired network, deployed and leased to one of our primary data services customers for a term of five years.

Net Income. During year ended December 31, 2004, our net income increased $261,090, or 195%, compared to the year ended December 31, 2003. This increase is primarily attributable to the increase in total revenue by 19.1% and decreases in general and administrative expenses by 18.7% offset by expense increases in cost of product sales and data delivery by 24.5%.

Performance Measures

In managing our operations and assessing our financial performance in Papua New Guinea, management supplements the information provided by financial statement measures with several customer–focused performance metrics that are internally used to manage our business. These metrics include:

•	revenue per employee, which measures total revenue per employee;

•	stable revenue, which measures recurring or contracted revenue as a percentage of total expenses; and

•	PC and server revenue, which tracks the overall trends for PC products versus business solutions.

Revenue per employee is a metric that takes the total revenue for a period divided by the total number of employees in the business. Management uses revenue per employee as an efficiency and growth gauge across diverse geographic areas with differing economic conditions. Monthly changes to revenue per employee also gives insight into total staffing requirements for any particular country in which we operate.

Stable revenue is a metric which calculates stable revenue as a percentage of total cost excluding product cost. Stable revenue consists of all sources of revenue excluding product revenue. The basis for this measurement is that product revenues are seasonal and variable whereas service revenues are more consistent as they are based on contracted revenue streams such as ISP revenues, services projects and maintenance and support to customers. Stable revenue is an important measure in determining the amount of non-contract or non-recurring revenue that must be sold to achieve profitability.

PC and server revenue is a series of measurements which tracks the total amount of PC and server based sales for a particular period and as a total percentage of product sales. This metric is used to pinpoint overall trends in our product sales business from consumer purchases to business or government based purchases. Due to the increasing pressure on our operating margins from competition, this metric is useful in determining how resources will be allocated among our product sale vendors and our internal support staff.

The following table shows metric information for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
Revenue per Employee	$113,707	$100,208	$92,213
Stable Revenue	91%	85%	64%
Total PC sales	$2,454,158	$2,016,468	$1,764,263
Total Server sales	$1,497,544	$766,402	$718,367
Total PC and Server Sales as a Percentage of Total Product Revenue	26%	24%	22%

For the year ended December 31, 2005, revenue per employee increased $13,499, or 13.5%, compared to the year ended December 31, 2004. This increase was attributed to an increase in product sales of $3,552,723, or 30.0%, and an increase in services and data delivery of $1,274,772, or 14.5%. Staff numbers increased 8.7% from 206 for the year ended December 31, 2004, to 224 for the year ended December 31, 2005.

For the year ended December 31, 2004, revenue per person increased $7,995, or 8.7%, compared to the year ended December 31, 2003. This increase was attributed to a $737,324, or 6.6% increase in product sales and a $2,569,550 or 41.2% increase in services and data delivery. Staff numbers increased 9.6% from 188 in the year ended December 31, 2004, to 206 in the year ended December 31, 2005.

For the year ended December 31, 2005, our stable revenue increased to 91% from 85%. This increase was attributed to the increase in services and data delivery revenues of $1,277,781 with a corresponding increase in total operating expenses excluding cost of product sales of $941,607.

For the year ended December 31, 2004, stable revenue increased to 85% from 64%. This increase was attributed to the increase in services and data delivery revenue of $2,569,550 with a corresponding increase in total expenses excluding cost of product sales of $507,597.

For the year ended December 31, 2005, PC (including laptop) revenue increased $437, 690, or 21.7%, compared to the year ended December 31, 2004. For the same period, the total number of PCs sold increased by 26%. This increase in revenue was attributed to an increase in showroom sales.

For the year ended December 31, 2004, PC (including laptop) revenue increased $252,205, or 14.3%, compared to the year ended December 31, 2003. For the same period, the total number of PCs sold increased by 9%. This increase in revenue was attributed to general sales increases in our retail location in Port Moresby.

For the year ended December 31, 2005, server revenue increased $731,142 or 95.4%, compared to the year ended December 31, 2004. The total number of units sold during the periods increased from 85 to 99, or 16.5%. The significant increase in revenue compared to the lower increase in quantities sold for the same period was attributed to the upgrade of Bank of South Pacific servers with revenue of $952,070 and a change in marketing strategy from low cost PC’s to higher margin servers.

For the year ended December 31, 2004, server revenue increased $48,035, or 6.7%, compared to the year ended December 31, 2003. The total number of units sold during the periods increased from 78 to 85, or 9%. The low increase in revenue compared to the higher increase in quantities sold for the same period was attributed to a reduction in product cost and average revenue per sale in 2004.

For the year ended December 31, 2005, PC and server revenue as a percentage of total product sales increased to 25.7% in 2005 from 23.5% in 2004. For the year ended December 31, 2004, PC and server revenue as a percentage of total product sales increased to 24% in 2004 from 22.4% in 2003.

Liquidity and Capital Resources

Our principal sources of liquidity are cash generated from operations and cash from external financing arrangements.

	Year Ended December 31,
	2005	2004	2003
Cash flows provided by (used in):
Operating activities	$3,639,047	$2,011,018	$(918,447)
Investing activities	2,771,985	(2,626,300)	(86,462)
Financing activities	(5,397,433)	(141,764)	934,731

Increase (decrease) in cash	$1,013,599	$(757,046)	$(70,178)

Operating Activities. Cash provided by operating activities increased $1,628,029, or 81.0%, during the year ended December 31, 2005, compared to cash provided by operating activities during the year ended December 31, 2004. This increase was attributed to a 36% increase in the volume of sales and prepayments made for the Papua New Guinea Department of Education. This major aid project involved implementation of a new IT infra-structure.

Investing Activities. During the year ended December 31, 2005, cash used in investing activities decreased $5,398,285, as compared to the year ended December 31, 2004. This decrease is attributed to the reduction in the purchase of capital equipment for a major data services customer and the proceeds from the sale of property in 2005.

Financing Activities. During the year ended December 31, 2005, cash from operating activities was used to repay all bank loans and issue dividends in the amount of $1,581,575 to stockholders.

During the year ended December 31, 2004, we financed our purchase of automated teller machine (“ATM”) and other data storage equipment for a major data services customer with bank loans totaling $960,698. We made total debt payments during the year ended December 31, 2004, in the amount of $1,102,463. We distributed management fees of $1,377,000 to other subsidiaries of Datec during the year ended December 31, 2004. We had no other financing activity during the year ended December 31, 2004.

The following tables illustrate the principal balance of our contractual obligations and commercial contingent commitments as of December 31, 2005, and include the effects of the transactions and amendments discussed above that occurred during the year ended December 31, 2005.

	Payments Due by Period
	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Contractual obligations:
Overdraft	$—	$—	$—	$—	$—
Operating leases	4,369,163	1,252,331	2,516,409	600,423	—

Total contractual cash obligations	$4,369,163	$1,252,331	$2,516,409	$600,423	$—

As discussed previously, we entered into a loan agreement with ANZ, pursuant to which ANZ has committed to provide financing of up to $5,800,000. Although the loan agreement with ANZ is with our subsidiary AST, the loan agreement permits the funds to be used for all operating segments of our business. We believe that our existing capital resources, including the cash generated from operations and the cash available from borrowings under our existing financial arrangements, will be sufficient to meet our existing operating and capital requirements for at least the next twelve months.

Historically, we have and continue to consider acquisitions and business development opportunities that require additional sources of capital. If we are successful in obtaining a wireless license in Papua New Guinea and implement a video strategy on Papua New Guinea, we believe that we will require up to $40 million to properly provide all services under our business strategy. Due to the continued improvement in the results of our operations in Papua New Guinea, we believe that these funds, if required, will be readily available from the debt markets. In addition, we believe that the financial ability of our joint venture capital in Papua New Guinea as well as our ability to access the equity markets in the United States will provide equity financing as required. There can be no assurance that these funds will be available on terms that are acceptable to us. If the funds are not available from external sources we may not be able to pursue these acquisitions and business development opportunities.

Results of Operations, Fiji and other Pacific Island Nations

Our operations in Fiji and the other Pacific Island Nations (particularly Fiji) have underperformed for the past two years resulting in losses from operations. In Fiji, we operate in an increasingly competitive, low margin environment for peripheral equipment and have experienced significant challenges in this region. During 2003, significant resources were spent in acquiring Certus Consulting, a former New Zealand operating subsidiary. However, shortly after acquiring this company, management realized that the operation was losing significantly more money than originally anticipated and, contrary to our expectations, would continue to lose money for the foreseeable future. As a result, in 2004, significant resources were spent divesting this business. Moreover, in prior periods, we acquired significant levels of inventory which we were subsequently not able to sell before new, more advanced models were introduced into the marketplace. As a result, we were forced to incur an inventory write-down when the inventory became obsolete. Since we had significant capital committed to the obsolete inventory, we did not have sufficient capital resources to acquire and deliver on other sales that would have produced higher margins. Finally, when several new competitors entered the market, management did not respond quickly by adjusting its mix of business and pricing model and immediately reducing its overall cost structure when there was increasing pressure on profit margins.

The goodwill balance of each reporting unit is evaluated for potential impairment at the end of the year or when events occur or circumstances change that could cause the balance to be impaired. Reporting units for purposes of this test are identical to our operating segments (grouped by geographical region). The evaluation of impairment involves comparing the current fair value of the reporting unit to the recorded value, including goodwill. In step one, if the carrying value amount of the reporting unit exceeds its fair value, the step two analysis is prepared to compare the implied value of goodwill to its carrying value. We utilize earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples to determine the fair value of the business. Based on an evaluation performed for the year ended December 31, 2005, it was determined that the goodwill under the reporting unit of Fiji and other Pacific Island Nations was impaired in the amount of $4,370,151.

Management has taken steps to address the issues that contributed to the significant losses on its operations in Fiji and other Pacific Island Nations. We sold the interest in Certus Consulting. We have shifted to more just-in-time fulfillment for those items in inventory that are subject to rapid obsolescence. We are in the process of changing the mix of business from product sales to professional services which produce higher margins. In addition, approximately $1,000,000 from other operations have already been advanced to Fiji and other Pacific Island Nations and management intends to advance an additional $1,500,000 to support our higher margin integration business. Management believes that these amounts will be sufficient to acquire the products necessary to support higher margin projects and to increase our professional services revenue. Moreover, we have elevated Michael McCutcheon, who previously oversaw the development of operations in Papua New Guinea, to Chief Operating Officer of the Datec Group so that he can specifically address the operational issues in Fiji, including staffing levels. However, we expect that the results of these changes will not be reflected in our financial results of operations until the second quarter of 2007.

What follows are the financial results for our operating subsidiaries, Brocker Technology Group NZ Limited, Datec Australia Pty Limited, Datec Fiji Limited, Datec Investments Limited, Datec Samoa Limited, Datec Solomon Island, Datec Tonga Limited, Datec Vanuatu Limited, Generic Technology Limited, Mobile Technology Solutions, and Network Services Limited, for the periods indicated.

Financial Performance

The following table sets forth certain financial data for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
Revenue:
Product sales	$7,718,316	$11,083,677	$12,757,888
Professional services	4,420,814	6,227,178	4,856,540

Total revenue	12,139,130	17,310,855	17,614,428

Expenses:
Cost of sales (excluding depreciation and amortization)	7,276,054	9,822,006	9,622,364
Network operations	400,641	316,246	279,016
Sales and marketing	629,869	1,284,120	1,204,120
Maintenance and support	1,515,258	1,669,812	1,522,646
General and administrative	4,121,887	4,044,712	2,812,521
Depreciation and amortization	773,745	596,081	551,011

Total operating expenses	14,717,454	17,732,977	15,991,678

Operating (loss) income	(2,578,324)	(422,122)	1,622,750
Other income (expenses):
Interest income	—	562	98
Interest expense	(261,652)	(342,133)	(436,255)
Other income	300,468	(24,659)	767
Foreign exchange gain (loss) - unrealized	(23,803)	(23,651)	55,209
Foreign exchange gain (loss) - realized	—	18,587	—

Total other income (expense)	15,013	(371,294)	(380,181)

Income (loss) before income taxes	(2,563,311)	(793,416)	1,242,569
Income tax expense	(633,636)	(243,168)	105,611
Minority interest in net profit after taxation	(6,820)	120,175	(7,675)

Net income (loss)	$(3,203,767)	$(916,409)	$1,340,505

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues. Our revenue consists of amounts for product sales, professional services and other revenues, as set forth in the following table for the periods indicated. During the year ended December 31, 2005, revenues decreased by $5,171,725, or 29.9%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Revenues:
Product sales	$7,718,316	$11,083,677
Professional services	4,420,814	6,227,178

Total	$12,139,130	$17,310,855

Product sales revenue refers to all computer hardware, communications hardware, consumables and commercial off-the-shelf software sold though our retail locations or by our direct sales forces. During the year ended December 31, 2005, product sales revenues decreased by $3,365,361, or 30.4%, compared to the year ended December 31, 2004. Of this decrease, $1,661,236 was attributed to ceased operations of a former New Zealand subsidiary. The remaining decrease related to reduced sales in the Pacific Island Nations due to increased competition in the market and our failure to adjust by shifting our focus to higher margin products and professional services which also provide us with greater margins.

Professional service refers to the support provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems or applications. During the year ended December 31, 2005, professional services revenues decreased by $1,806,364, or 29.0%, compared to the year ended December 31, 2004. Of this decrease, $2,594,678 resulted from the ceased operations of a former New Zealand subsidiary. Professional services revenue not attributed to the ceased operations of the former subsidiary increased by $788,134 as a result of our expansion in other Pacific Island Nations.

Operating Expenses. Our operating expenses including amounts for network operations, sales and marketing, maintenance and support, general and administrative expenses and depreciation and amortization are set forth in the following table for the periods indicated. During the year ended December 31, 2005, operating expenses decreased $3,015,523, or 17.0%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Operating expenses:
Cost of sales	$7,276,054	$9,822,006
Network operations	400,641	316,246
Sales and marketing	629,869	1,284,120
Maintenance and support	1,515,258	1,669,812
General and administrative	4,121,887	4,044,712
Depreciation and amortization	773,745	596,081

Total	$14,717,454	$17,732,977

Cost of Product Sales. Cost of product sales refers to the cost of all products sold through retail outlets or the direct sales force. During the year ended December 31, 2005, cost of product sales decreased $2,545,952, or 25.9%, compared to the year ended December 31, 2004. Cost of product sold resulted from a significant decrease in the amount of products sold. This resulted from the cessation of operations of our former New Zealand subsidiary, significantly more competition in the area of product sales and our failure to respond quickly to increased competition by adjusting our mix of business and pricing model.

Decreases in the number of product units sold are attributed to the decrease in product costs and the ceased operations of a former New Zealand subsidiary company.

Network Operations. Cost of network operations refers to the cost of services provided by our employees to customers under our IBM Global Services contract, including amounts of employee salaries and miscellaneous expenses, as set forth in the following table. During the year ended December 31, 2005, network operations expense increased $84,395, or 26.7%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Network operations:
Salaries	$329,870	$303,204
Miscellaneous	70,771	13,042

Total	$400,641	$316,246

During the year ended December 31, 2005, salary expense increased $26,666, or 8.8%, compared to the year ended December 31, 2004. The increase was attributed to merit-based salary increases for existing employees and expansion in the other Pacific Island Nations.

During the year ended December 31, 2005, miscellaneous expenses increased $57,729, or 442.6%, compared to the year ended December 31, 2004. This increase was attributed to the increased miscellaneous expenses for incentive payments and training.

Sales and Marketing. Our sales and marketing expenses including amounts for salaries, advertising and miscellaneous expenses, are set forth in the following table for the periods indicated. During the year ended December 31, 2005, sales and marketing expense decreased $654,251, or 50.9%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Sales and marketing:
Salaries	$411,228	$1,032,519
Advertising	131,345	174,579
Miscellaneous	87,296	77,022

Total	$629,869	$1,284,120

During the year ended December 31, 2005, salary expense decreased $621,291, or 60.2%, compared to the year ended December 31, 2004. This decrease was attributed to the ceased operations of a former New Zealand subsidiary company and the restructuring of the sales portion of our operations in Fiji.

During the year ended December 31, 2005, advertising expense increased $43,234, or 24.8%, compared to the year ended December 31, 2004. The decrease is the result of management adjustments to marketing expenditures and, the implementation of specific and targeted promotion strategies and the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, miscellaneous expense increased $10,274, or 13.3%, compared to the year ended December 31, 2004. We attribute this increase to training costs and annual leave payments for sales representatives in Fiji.

Maintenance and Support. Our maintenance and support expenses, including amounts for salaries, staff allowances and miscellaneous expenses, are set forth in the following table for the periods indicated. During the year ended December 31, 2005, maintenance and support expense decreased $154,554, or 9.3%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Maintenance and support:
Salaries	$1,343,748	$1,546,289
Miscellaneous	171,510	123,523

Total	$1,515,258	$1,669,812

During the year ended December 31, 2005, salary expense decreased $202,541, or 13.1%, compared to the year ended December 31, 2004. This increase was attributed to reduction in staff numbers in the Pacific Island region.

During the year ended December 31, 2005, miscellaneous expense increased $47,987, or 38.8%, compared to the year ended December 31, 2004. We attribute this increase to the increase in training activities and expansion into other countries in the Pacific Island region.

General and Administrative. Our general and administrative expenses, including amounts for travel, legal fees, salaries, insurance, utilities, audit fees, telephone and tolls, motor vehicle expenses, building rents and other expenses are set forth in the following table for the periods indicated. During the year ended December 31, 2005, general and administrative expenses increased $77,174, or 1.9%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
General and administrative:
Travel	$319,473	$417,295
Legal fees	17,025	21,040
Salary expense	966,269	1,145,509
Insurance	95,191	89,976
Utilities	64,656	77,198
Audit fees	124,949	86,072
Telephone and tolls	265,022	248,142
Motor vehicle	172,544	169,170
Building rents	450,557	516,653
Other	1,646,201	1,273,657

Total	$4,121,887	$4,044,712

During the year ended December 31, 2005, travel expense decreased $97,822, or 23.4%, compared to the year ended December 31, 2004. This decrease was attributed to the ceased operations of a former New Zealand subsidiary company and a change in management coverage throughout the Pacific Island region.

During the year ended December 31, 2005, legal fees expense decreased $4,015, or 19.1%, compared to the year ended December 31, 2004. This decrease was attributed to the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, salary expense decreased $179,240, or 15.6%, compared to the year ended December 31, 2004. We attribute this decrease to the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, utility costs decreased $12,542, or 16.2%, compared to the year ended December 31, 2004. This decrease was attributed to the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, audit costs increased $38,877, or 45.2%, compared to the year ended December 31, 2004. This increase was attributed to the increase in the frequency of audit reviews which were previously held annually and are now being conducted quarterly.

During the year ended December 31, 2005, telephone and toll expense increased $16,880, or 6.8%, compared to the year ended December 31, 2004. This increase is attributed to expanded geographical activity and new operations in this market segment.

During the year ended December 31, 2005, building rents decreased $66,096, or 12.8%, compared to the year ended December 31, 2004. This decrease is attributed to the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, other general and administrative expenses increased $372,544, or 29.2%, compared to the year ended December 31, 2004. This increase is attributed to the costs associated with ceased operations of a subsidiary and a one-time provision for bad debt expense.

Depreciation and Amortization. During the year ended December 31, 2005, depreciation and amortization increased $177,664, or 29.8%, compared to the year ended December 31, 2004. This increase was due to the accelerated depreciation of leased computer equipment and offset, in part, by the ceased operations of a former New Zealand subsidiary company. Depreciation and amortization includes amounts allocated to costs of sales.

Interest Expense. During the year ended December 31, 2005, interest expense decreased $80,481, or 23.5%, compared to the year ended December 31, 2004. This decrease was attributed to the ceased operations of a former New Zealand subsidiary company and a reduction in debenture interest paid during 2005.

Net Loss. During the year ended December 31, 2005, our net loss increased $2,287,358, or 249.6%, to $3,203,767, compared to $916,409 for the year ended December 31, 2004. This increase is primarily attributable to the decrease in total revenue, by 29.9%, which resulted primarily from the ceased operations of a former New Zealand subsidiary. Operating expenses also decreased as a result of the ceased operations; however, operating expenses only decreased by 17.4%. Additionally, our net loss was affected by an increase in our income tax expense due to dividends and management fees received in Fiji.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

Revenues. Our revenues consist of amounts for product sales and professional services as set forth in the following table for the periods indicated. During the year ended December 31, 2004, revenues decreased $303,573, or 1.7%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
Revenues:
Product sales	$11,083,677	$12,757,888
Professional services	6,227,178	4,856,540

Total	$17,310,855	$17,614,428

During the year ended December 31, 2004, product sales revenues decreased by $1,674,211, or 13.1%, compared to the year ended December 31, 2003. This decline was attributed to a decrease in sales from the ceased New Zealand subsidiary company.

During the year ended December 31, 2004, professional services revenues increased $1,370,638, or 28.2%, compared to the year ended December 31, 2003. This increase was attributed to a decrease in sales from the ceased New Zealand subsidiary company.

Operating Expenses. Our operating expenses, including amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization, are set forth in the following table for the periods indicated. During the year ended December 31, 2004, operating expenses increased $1,741,299, or 10.9%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
Operating expenses:
Cost of sales	$9,822,006	$9,622,364
Network operations	316,246	279,016
Sales and marketing	1,284,120	1,204,120
Maintenance and support	1,669,812	1,522,646
General and administrative	4,044,712	2,812,521
Depreciation and amortization	596,081	551,011

Total	$17,732,977	$15,991,678

Cost of Sales. During the year ended December 31, 2004, cost of sales increased $199,642, or 2.1%, compared to the year ended December 31, 2003. This increase is attributed to product sales revenues reducing due to increased market competition combined with a reduction in the discounts received from some of our vendors, thereby increasing costs.

Network Operations. During the year ended December 31, 2004, network operations costs increased $37,230, or 13.3%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
Network operations:
Salaries	$303,204	$265,366
Miscellaneous	13,042	13,650

Total	$316,246	$279,016

During the year ended December 31, 2004, salary expense increased $37,838, or 14.3%, compared to the year ended December 31, 2003. The increase was attributed to merit-based increases in the salaries of existing employees. During the year ended December 31, 2004, miscellaneous expense decreased $608, or 4.5%, compared to the year ended December 31, 2003.

Sales and Marketing. Our sales and marketing costs, including amounts for salary expense, advertising and miscellaneous expense, are set forth in the following table for the periods indicated. During the year ended December 31, 2004, sales and marketing expense increased $80,000, or 6.6%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
Sales and marketing:
Salaries	$1,032,519	$908,146
Advertising	174,579	236,356
Miscellaneous	77,022	59,618

Total	$1,284,120	$1,204,120

During the year ended December 31, 2004, salary expense increased $124,373, or 13.7%, compared to the year ended December 31, 2003. The increase is the result of additional hiring and merit-based salary increases.

During the year ended December 31, 2004, advertising expense decreased $61,777, or 26.1%, compared to the year ended December 31, 2003. The decrease is the result of management’s review of marketing costs and implementation of a more targeted approach to marketing activities.

During the year ended December 31, 2004, miscellaneous expense increased $17,404, or 29.2%, compared to the year ended December 31, 2003. The increase is attributed to the expenses due to the sale of Certus.

Maintenance and Support. Our maintenance and support expense, including amounts for salary expense and miscellaneous expense, are set forth in the following table for the periods indicated. During the year ended December 31, 2004, maintenance and support expense increased $147,166, or 9.7%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
Maintenance and support:
Salaries	$1,546,289	$1,444,112
Miscellaneous	123,523	78,534

Total	$1,669,812	$1,522,646

During the year ended December 31, 2004, salary expense increased $102,177, or 7.1%, compared to the year ended December 31, 2003. This increase is attributed to increased personnel in our operations in Australia, Fiji and New Zealand.

During the year ended December 31, 2004, miscellaneous expense increased $44,989, or 57.3%, compared to the year ended December 31, 2003. The increase is attributed to our expansion into other Pacific Island Nations during the period.

General and Administrative. Our general and administrative expense, including amounts for travel, legal fees, salary expense, insurance, utilities, audit fees, telephone and tolls, motor vehicle expenses, building rents and other general and administrative costs, are set forth in the following table for the periods indicated. During the year ended December 31, 2004, general and administrative expense increased $1,232,191, or 43.8%, compared to the year ended December 31, 2003.

	Year Ended December 31,
	2004	2003
General and administrative:
Travel	$417,295	$308,557
Legal fees	21,041	68,102
Salary expense	1,145,509	1,097,491
Insurance	89,976	114,508
Utilities	77,198	22,061
Audit fees	86,072	145,507
Telephone/tolls	248,142	272,036
Motor vehicle	169,170	143,624
Building rents	516,653	448,569
Other	1,273,656	192,066

Total	$4,044,712	$2,812,521

During the year ended December 31, 2004, travel expense increased $108,738, or 35.2%, compared to the year ended December 31, 2003. The increase was attributed to expanded operations in Fiji and New Zealand, including the formation of a new subsidiary in New Zealand.

During the year ended December 31, 2004, legal fees decreased $47,061, or 69.1%, compared to the year ended December 31, 2003. The decrease is attributed to the ceased operations of a subsidiary.

During the year ended December 31, 2004, insurance costs decreased $24,532, or 21.4%, compared to the year ended December 31, 2003. This decrease is attributed to a reduction in the value of our assets in Fiji and reduced insurance premiums.

During the year ended December 31, 2004, utility costs increased $55,137, or 249.9%, compared to the year ended December 31, 2003. This increase was attributed to the increased cost associated with our expansion into other Pacific markets.

During the year ended December 31, 2004, audit fees decreased $59,435, or 40.8%, compared to the year ended December 31, 2003. This decrease was attributed to increased efficiency in our internal accounting procedures and the selection of a new auditor.

During the year ended December 31, 2004, telephone and toll expense decreased $23,894, or 8.8%, compared to the year ended December 31, 2003. The decrease is attributed to a reduction in the average rate per minute of our telephone and tolls rate.

During the year ended December 31, 2004, motor vehicle expense increased $25,546, or 17.8%, compared to the year ended December 31, 2003. The increase is the result of increased cost of maintenance incurred during the period.

During the year ended December 31, 2004, other building rents increased $68,084, or 15.2%, compared to the year ended December 31, 2003. This increase was the result of the addition of office space, as a result of our new operations in New Zealand.

During the year ended December 31, 2004, other general and administrative expense increased $1,081,590, or 563.1%, compared to the year ended December 31, 2003. This increase is attributed to an increase in management fees paid. Management fees, with respect to our operations in Fiji and other Pacific Island Nations, are fees paid by our operating subsidiaries to the parent company either as profit distributions, if applicable, or pro rata shares of parent company expenses.

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expense increased $45,070, or 8.2%, compared to the year ended December 31, 2003. This increase was attributed to the acquisition of an entity in New Zealand.

Interest Expense. During the year ended December 31, 2004, interest expense decreased to $342,133 from $436,255 in the same period in 2003, a decrease of $94,122, or 21.6%. This decrease is the result of reduced borrowings, as we were able to fund more of our expenses through operations.

Net Loss. During the year ended December 31, 2004, our net loss increased $2,256,914, or 168.4%, to $916,409 compared to net income of $1,340,505 for the year ended December 31, 2003. This increase primarily attributable to the increase in total cost of sales, primarily as a result of reduced vendor discounts and increased general and administrative expenses, primarily from increased management fees.

Performance Measures

In managing our operations and assessing our financial performance in Fiji and the other Pacific Island Nations, management supplements the information provided by financial statement measures with several customer–focused performance metrics that are internally used to manage our business. These metrics include:

•	revenue per employee, which measures total revenue per employee;

•	stable revenue, which measures recurring or contracted revenue as a percentage of total expenses; and

•	PC and server revenue, which tracks the overall trends for PC products vs. business solutions.

Revenue per employee is a metric that takes the total revenue for a period divided by the total number of employees in the business. Management uses revenue per employee as an efficiency and growth gauge across diverse geographic areas with differing economic conditions. Monthly changes to revenue per employee also gives insight into total staffing requirements for any particular country in which we operate.

Stable revenue is a metric which calculates stable revenue as a percentage of total cost excluding product cost. Stable revenue consists of all sources of revenue excluding product revenue. The basis for this measurement is that product revenues are seasonal and variable whereas service revenues are more consistent as it is based on contracted revenue streams such as ISP revenues, services projects and maintenance and support to customers. Stable revenue is an important measure in determining the amount of non-contract or non-recurring revenue that must be sold to achieve profitability.

PC and server revenue is a series of measurements which tracks the total amount of PC and server based sales for a particular period and as a total percentage of product sales. This metric is used to pinpoint overall trends in our product sales business from consumer purchases to business or government based purchases. Due to the increasing pressure on our operating margins from competition, this metric is useful in determining how resources will be allocated among our product sale vendors and our internal support staff.

The following table shows metric information for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
Revenue per Employee	$69,765	$74,420	$77,836
Stable Revenue	58%	65%	65%
Total PC sales	$1,225,328	$3,100,617	$2,661,222
Total Server sales	$987,016	$940,480	$438,039
Total PC and server sales as a percentage of total product revenue	29%	36%	24%

For the year ended December 31, 2005, revenue per employee decreased $4,655, or 6.3%, compared to the year ended December 31, 2004. This decrease was attributed to a decrease in product sales of $3,365,361, or 30.4%, and a decrease in services of $1,806,364, or 29%. Included in the decrease in sales was the cessation of the New Zealand operations which decreased product revenues by $1,210,964, or one third of the total product revenue decrease and decreased services revenue by $2,594,678. Excluding Certus, services revenues increased $788,315 due to expansion in the other Pacific Island Nations. Staff numbers decreased by 52 people, from 226 in 2004 to 174 in 2005, or 30%. The sale of the Certus operation accounted for a decrease of 37 employees.

For the year ended December 31, 2004, revenue per employee decreased $3,416, or 4.4%, compared to the year ended December 31, 2003. This decrease was attributed to a decrease of $1,674,211, or 13.1%, in product sales and an increase in staff from 221 to 226, or 2.2%.

For the year ended December 31, 2005, stable revenue decreased by 58% from 65%. This decrease was attributed to the decrease in service revenue from the divestment of the Certus acquisition. For the year ended December 31, 2004, stable revenue remained unchanged at 65%.

For the year ended December 31, 2005, PC (including Laptop) revenue decreased $1,875,289, or 60.5%, compared to the year ended December 31, 2004. For the same period, the total number of PCs sold decreased by 63%. This decrease in revenue was attributed to increased competition in the market reducing average prices and the loss of some key distributors in Fiji.

For the year ended December 31, 2004, PC (including Laptop) revenue increased $439,395, or 16.5%, compared to the year ended December 31, 2003. For the same period quantities sold increased by 36%. This increase in revenue was attributed to several large orders placed during 2004 and expansion in the other Pacific Island Nations. Average prices for PC products fell by 14% in 2004, as compared to 2003, due to volume discounts and increased competition.

For the year ended December 31, 2005, server revenue increased $46,536, or 4.9%, compared to the year ended December 31, 2004. The total number of units sold during the periods increased from 102 to 153, or 50%. The low increase in revenue compared to the higher increase in quantities sold for the same period was attributed to the sale of several high value servers in 2004 that were not present in 2005, a reduction in overall server costs and a change in marketing strategy from low cost PC’s to higher margin servers.

For the year ended December 31, 2004, server sales increased $502,441, or 114.7%, compared to the year ended December 31, 2003. This increase was attributed to the sale of several high value servers in 2004. For the same periods quantities sold increased from 63 to 102 or 62%. This increase is attributed to expansion in the PINS, namely Samoa and Vanuatu.

For the year ended December 31, 2005, PC and server revenue as a percentage of total product sales decreased to 29% in 2005, from 36% in 2004. For the year ended December 31, 2004, PC and server revenue as a percentage of total product sales increased to 36%, from 24% in 2003.

Liquidity and Capital Resources

Our principal sources of liquidity are from available external financing arrangements.

	Year Ended December 31,
	2005	2004	2003
Cash flows provided by (used in):
Operating activities	$(4,676,545)	$(292,628)	$856,080
Investing activities	1,356,813	(575,388)	(1,415,083)
Financing activities	4,948,126	560,796	166,273

Increase (decrease) in cash	$1,628,394	$(307,220)	$(392,730)

Operating Activities. During the year ended December 31, 2005, cash provided by operating activities decreased $4,383,917, or 1,498.1%, compared to the year ended December 31, 2004. The decrease was primarily attributable to poor operating performance and an inventory write down in Fiji.

During the year ended December 31, 2004, cash used in operating activities increased $1,148,708, or 134.2%, compared to the year ended December 31, 2003. This increase was attributed to the Certus acquisition.

Investing Activities. During the year ended December 31, 2005, cash provided by investing activities increased $1,932,201, or 335.8%, compared to the year ended December 31, 2005. This increase was attributed primarily to the sale of a building during 2005.

During the year ended December 31, 2004, cash used in investing activities decreased $839,695, or 59.3%, compared to the year ended December 31, 2003. This decrease was attributed primarily to our expansion into other Pacific markets.

Financing Activities. During the year ended December 31, 2005, cash provided by financing activities increased $4,387,330, or 782.3%, compared to the year ended December 31, 2004. This increase was attributed to dividends received from our Papua New Guinea segment in 2005.

During the year ended December 31, 2004, cash provided by financing activities increased $394,523, or 237.3%, compared to the year ended December 31, 2003. This increase was attributed primarily to the increase of credit facilities used to meet working capital requirements in Fiji.

During the year ended December 31, 2004, Datec divested its 66% interest in the business Datec (New Zealand) Limited for the sum of $1. In addition, shares to be issued as consideration for this acquisition were cancelled. This divestiture resulted in a gain on sale of $24,567.

The following table illustrates the principal balance of our contractual obligations and commercial contingent commitments as of December 31, 2005 and include the effects of the transactions and amendments discussed above that occurred during the year ended December 31, 2005.

	Payments Due by Period
	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Contractual obligations:
Overdraft	$535,166	$535,166	$—	$—	$—
Operating leases	1,052,764	391,572	661,192	—	—

Total contractual cash obligations	$1,587,930	$926,738	$661,192	$—	$—

We have taken steps to improve our operating results but estimate we will require approximately $1,800,000 in additional working capital to bring operations in Fiji and the other Pacific Island Nations to profitability. We believe that the cash generated from our combined operations and cash available from our financing arrangements with Stanford and our line of credit with ANZ and the sale of our wireless licenses is sufficient to fund this requirement of $1,800,000. We will also need additional funds if we want to expand our business in Fiji and the other Pacific Island Nations or to seek out additional development opportunities. We have not identified any specific opportunities and cannot estimate how much this would cost. There can be no assurance that these additional funds will be available on terms that are acceptable to us. If the funds are not available from external sources, we will not be able to expand our business in Fiji and the other Pacific Island Nations or to seek out additional development opportunities.

Results of Operations, North America, including The Caribbean

On August 1, 2003, our underground boring and construction business became insolvent. As a result, on August 1, 2005, our main operating subsidiary filed a voluntary petition for reorganization. In addition, on January 8, 2004, we also filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Arkansas. From January 8, 2004 through September 14, 2004, we operated our business and managed our assets in the ordinary course as a debtor-in-possession, and obtained Bankruptcy Court approval for transactions outside the ordinary course of business. On September 14, 2004, the Court confirmed a Joint Plan of Reorganization for our company and our operating subsidiary. By virtue of the confirmation order, we emerged from bankruptcy and obtained a discharge pursuant to Section 1141 of the Bankruptcy Code. Our Plan of Reorganization implemented a comprehensive financial reorganization that significantly reduced our outstanding indebtedness. Due to our emergence from bankruptcy we have implemented the “fresh start” accounting provisions of AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” (“SOP 90-7”) to our financial statements.

As a result of our emergence from bankruptcy and the application of fresh-start accounting, our consolidated financial statements for the periods commencing on September 15, 2004 are referred to as the “Successor Company” and will not be comparable with any periods prior to September 15, 2004, which are referred to as the “Predecessor Company” in this registration statement. All references to the periods ended December 31, 2005 and the period from September 15, 2004 to December 31, 2004 are to the Successor Company. All references to the period ended September 14, 2004, are to the Predecessor Company.

Prior to January 2005, we were involved in other activities including:

•	setting up wireless internet capabilities in major hotels and apartment complexes;

•	providing end-to-end infrastructure solutions for the wireless communication and cable television industries, which was comprised primarily of maintaining and constructing cell towers; and

•

providing underground horizontal directional boring technology and related underground construction services to telecommunication and cable television providers, water and sewer systems, and natural gas pipelines.

During the first quarter of 2005, we implemented a plan to discontinue substantially all of our current operations. As a result, as of December 31, 2005, we do not currently conduct any revenue generating operations. However, we do pay certain administrative expenses as well as the compensation of our directors and chief executive officers for the service they provide to our company.

Through December 2006, our primary assets were wireless telecommunications licenses in Bloomington, Illinois, and the U.S. Virgin Islands, which are held for sale. On January 8, 2007, we sold our wireless telecommunications license for Bloomington, Illinois, for $2,750,000 in cash. We are currently in the preliminary stages of negotiating the terms of the proposed sale of the U.S. Virgin Islands license. However, at this time, we cannot predict whether these discussions will result in a written agreement for the sale of the license or the price and terms of such sale. If the license is not sold, management intends to continue to hold the license for sale while at the same time evaluating commercial opportunities in this market.

Financial Performance

The following table sets forth our financial performance for the year ended December 31, 2005, from January 1, 2004 to September 14, 2004 (Predecessor Company) and from September 15, 2004 to December 31, 2004 (Successor Company). The data has been derived from our historical consolidated financial statements. The information contained in the following table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for our North American operating segment,” and our historical consolidated financial statements and related notes included elsewhere in this registration statement.

Elandia, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Year Ended December 31, 2005	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
Revenue	$—	$—	$—

General, selling and administrative expenses	2,819,676	1,125,072	—

Operating loss	(2,819,676)	(1,125,072)	—

Other (expense) income
Interest expense (includes $1,645,207 of related party interest)	(1,658,938)	(145,101)	(341,668)
Reorganization items (including legal and trustee fees)	—	—	(596,250)
Gain on extinguishment of debt and other bankruptcy items	—	—	2,968,675
Loss on abandonment of equipment	—	—	(887,395)
Fresh-start accounting adjustments	—	—	4,631,022

Loss from continuing operations	(4,478,614)	(1,270,173)	5,774,384

Discontinued operations	(1,363,294)	(2,103,501)	(3,950,931)

Reorganization value impairment	(4,626,730)	—	—
Gain on sale of subsidiaries and settlement of debt	965,314	—	—
Loss on sale of machinery and equipment	(1,859,507)	—	—

Loss from discontinued operations	(6,884,217)	(2,103,501)	(3,950,931)

Net (loss) income	$(11,362,831)	$(3,373,674)	$1,823,453

General, Selling and Administrative Expenses. During the year ended December 31, 2005, general, selling and administrative expenses were $2,819,676. From September 15, 2004 to December 31, 2004 (Successor Company), general, selling and administrative expenses were $1,125,072 (Predecessor Company). Included in general, selling and administrative expenses for year ended December 31, 2005 was $1,065,592 of non-cash stock compensation. Included in general, selling and administrative expenses were salaries and wages received by management as well as legal, accounting and other professional services.

Interest Expense. During the year ended December 31, 2005, interest expense was $1,658,938. From September 15, 2004 to December 31, 2004 (Successor Company), interest expense was $145,101. For the period from January 1, 2004 to September 14, 2004 (Predecessor Company) interest expense was $341,668. The increase was due to the increased amount of debt incurred by us to fund our operations in 2005.

Other Income. For the period from January 1, 2004 to September 14, 2004 (Predecessor Company), other income was $5,774,384. Other income consisted of expenses and income adjustments of the Predecessor Company relating to the bankruptcy. Included in other income was a gain on extinguishment of debt in the amount of $2,968,675, a gain from fresh-start accounting adjustments of $4,631,022, a loss on abandonment of machinery and equipment of $887,395 and $596,250 of expenses incurred as part of the reorganization.

Discontinued Operations. For the year ended December 31, 2005, the loss from discontinued operations increased to $6,884,217, $2,103,501 for the period from September 15, 2004 to December 31, 2004 (Successor Company) and $3,950,931 for the period from January 1, 2004 to September 14, 2004 (Predecessor Company). This increase was due to the efforts of management to reduce overhead expenses as part of plan to discontinue certain of our operations. Our future plans are to generate income from our recently completed mergers with Datec Group Ltd. and AST Telecom LLC and by utilizing our remaining PCS assets.

Reorganization Value Impairment. During the year ended December 31, 2005, a reorganization value impairment charge of $4,626,730 was recorded. As part of our decision to discontinue certain of our operations and sell all equipment associated with our discontinued operations, we determined that the value of the machinery and equipment listed on our financial statements had been permanently impaired. Upon emerging from bankruptcy during September 2004, we determined and attributed the reorganization value primarily to our construction equipment. The reorganization value was determined using various valuation methods including:

•	reviewing historical financial information;

•	comparing the Company and our projected performance to the market values of comparable companies;

•	performing industry precedent transaction analysis; and

•	considering certain economic and industry information relevant to the operating business.

While the discounted cash flow approach was one of the three approaches used to determine reorganization value, it was not the sole method used in the determination. This use of multiple approaches is consistent with methods used to determine value in most purchase business combinations.

Loss on sale of machinery and equipment. During the year ended December 31, 2005, we entered into an agreement to sell all of our machinery and equipment previously used in our discontinued operations. In conjunction with this sale, we recorded a loss of $1,859,507.

Net Loss. During the year ended December 31, 2005, our net loss was $11,362,831, with $4,478,614 as a result of continuing operations and $6,884,217 as a result of discontinued operations.

Liquidity and Capital Resources

Our principal sources of cash were investing activities and the proceeds from the sale of equipment.

	For the Year Ended December 31, 2005	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
Cash flows provided by (used in):
Operating activities	$(1,287,406)	$(4,388,150)	$(2,055,696)
Investing activities	724,552	(376,453)	—
Financing activities	554,743	4,486,162	2,039,975

Increase (decrease) in cash	$(8,111)	$(278,441)	$(15,721)

Operating Activities. For the year ended December 31, 2005, cash used in operating activities for the year ended December 31, 2005 was $1,287,406. This was a decrease of $5,156,440 from the combined net cash used in operating activities from the period September 15, 2004 to December 31, 2004 (Successor Company) and the period from January 1, 2004 to September 14, 2004 (Predecessor Company). Cash used in operating activities for the period from September 15, 2004 to December 31, 2004 (Successor

Company) was $4,388,150 and cash used in operating activities for the period from January 1, 2004 to September 14, 2004 (Predecessor Company) was $2,055,696. The use of cash from operating activities was primarily related to our discontinued operations.

Investing Activities. For the year ended December 31, 2005, cash provided by investing activities was $724,552. This consisted of proceeds from the sale of equipment in the amount of $1,640,855 offset by costs incurred as a result of the acquisition of Datec Group Ltd. in the amount of $896,459 and $19,844 of costs incurred for our intangible assets. Cash used in investing activities for the period from September 15, 2004 to December 31, 2004 (Successor Company) was $376,453 consisting of acquisition costs relating to our merger with Technologies.

Financing Activities. For the year ended December 31, 2005 (Successor Company), cash provided from financing activities was $554,743 which consisted of borrowings under our Revolver Facility in the amount of $1,200,000 offset by the repayment of bank loans in the amount of $645,257. For the period from September 15, 2004 to December 31, 2004 (Successor Company), cash provided from financing activities was $4,486,162 which consisted of borrowings under the Company’s Revolver Facility in the amount of $4,300,000 and proceeds from our Secured Revolver Note in the amount of $300,000 offset by the repayment of bank loans in the amount of $113,838. For the period from January 1, 2004 to September 14, 2004 (Predecessor Company), cash provided from financing activities was $2,039,975 which consisted of borrowings under our Secured Revolver and Revolver Facility in the amount of $2,860,000 offset by the repayment of bank loans in the amount of $820,025.

On February 10, 2006, we issued a promissory note to and entered into a note purchasing agreement with Stanford International Bank Limited, an affiliate of our principal stockholder, in the principal amount of $2,300,000 for general working capital purposes. On July 24, 2006, we entered into a First Amendment to the Note Purchase Agreement increasing the principal amount to $3,300,000. As of October 2, 2006, we had drawn down the entire $3,300,000. The promissory note accrues interest at a rate of 8% per annum and is due on December 31, 2007. The principal amount of the note, together with any unpaid interest, is due in a single payment on December 31, 2007, or upon the occurrence of an equity or debt financing in excess of $8,000,000. Interest payments under this note are payable on a quarterly basis and were to commence on April 1, 2006. We have not made any of the required interest only payments which constitutes an event of default under the Note Purchase Agreement. However, by letter dated October 30, 2006, the lender granted a waiver of default for the period from April 1, 2006 to December 31, 2006.

The following table illustrates the principal balance of our contractual obligations and commercial contingent commitments as of December 31, 2005 and include the effects of the transactions and amendments discussed above that occurred during the year ended December 31, 2005. However, the senior revolver note, promissory note and revolver facility were contributed to capital in conjunction with our merger with Datec Group, Ltd. and AST Telecom, LLC on February 1, 2006.

	Payments Due by Period
	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Contractual obligations:
Senior revolver note – related party	$2,500,000	$2,500,000	$—	$—	$—
Promissory note – related party	300,000	300,000	—	—	—
Revolver facility – related party	8,500,000	8,500,000	—	—	—
Operating leases	72,931	67,638	5,293	—	—

Total contractual cash obligations	$11,372,931	$11,367,638	$5,293	$—	$—

Our ability to meet our debt and working capital obligations will depend upon the future performance of our operating subsidiaries which will be affected by many factors, some of which are beyond our control. We believe that existing cash flow from operations, as well as additional cash flow to be generated as we continue our plans to improve operating efficiencies, will be sufficient to fund existing operations, as well as the increased costs associated with being a public reporting company. For purposes of expanding our network presence and operations and pursuing development opportunities, we contemplate utilizing external sources of financing. Specifically, we will use the amounts available under the Loan Agreement with ANZ as well as the proceeds received from the sale of our wireless telecommunications licenses in Bloomington, Illinois, and the possible sale of our wireless telecommunications licenses in the U.S. Virgin Islands. We plan to use the proceeds from the ANZ credit facility and the sale of our FCC licenses to expand our network presence and operations and pursue development opportunities. Moreover, we intend to pursue other sources of external financing. To the extent we do not sell one or both licenses and do not obtain other external sources of financing, we will not pursue these opportunities.

Results of Operations, Datec Group Ltd.

The following table and discussion present the results of operations of the combined subsidiaries of Datec Group Ltd. acquired by the Company, for the year ended December 31, 2005 and the consolidated Datec Group Ltd. for the years ended December 31, 2004 and December 31, 2003. On February 1, 2006, we completed an arrangement under the laws of New Brunswick, Canada, pursuant to which we acquired the South Pacific operations of Datec Group Ltd. We have included this information to facilitate the understanding of the financial statements, found elsewhere in this registration statement. This information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements of Datec Group Ltd. and the unaudited pro forma condensed combined statements for the combined entities, and the notes thereto, included elsewhere in this registration statement. However, although the Datec Group Ltd. financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, they are stated in Canadian dollars.

Financial Performance

The following table sets forth certain financial data for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
Revenue:
Product sales	$22,871,929	$22,926,049	$23,862,936
Professional services	9,952,104	11,129,976	9,026,028
Data delivery	4,785,493	3,897,767	2,061,527

Total revenue	37,609,526	37,953,792	34,950,491

Expenses:
Cost of sales	20,484,291	20,046,685	17,833,509
Network operations	1,533,495	1,211,977	1,008,271
Sales and marketing	1,975,247	2,451,232	2,037,336
Maintenance and support	3,602,096	3,586,377	3,220,050
General and administrative	8,317,677	8,119,753	7,824,228
Depreciation and amortization	1,668,031	1,477,566	1,013,717
Corporate allocation	819,052	236,220	325,424
Goodwill impairment	3,609,089	—	—

Total operating expenses	42,008,978	37,129,810	33,262,535

Profit (loss) from operations	(4,399,452)	823,982	1,687,956

Other income (expenses):
Interest income	—	562	—
Interest expense	(281,744)	(342,133)	98
Other income	524,134	(182,337)	(534,498)
Foreign exchange gain (loss)-unrealized	(23,804)	(23,651)	767
Foreign exchange gain (loss)-realized	—	18,587	55,209

Total other income (expense)	218,587	(528,972)	(478,424)

Income (loss) before income taxes	4,180,865	295,010	1,209,532
Income tax (expense) income	(1,631,429)	(772,655)	81,287
Minority interest in net profit after taxation	(913,216)	(274,953)	(141,701)

Net income (loss)	$(6,725,510)	$(752,598)	$1,149,118

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenues. During the year ended December 31, 2005, revenues decreased $344,230, or 0.9%, as compared to the year ended December 31, 2004. Our revenue is derived from product sales, professional services and data delivery as set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
Revenue:
Product sales	$22,871,929	$22,926,049
Professional services	9,952,104	11,129,976
Data delivery	4,785,493	3,897,767

Total	$37,609,526	$37,953,792

During the year ended December 31, 2005, product sales decreased $54,120, or 0.2%, compared to the year ended December 31, 2004. Product sales revenue refers to all computer hardware, communications hardware, consumables and commercial off-the-shelf software sold through our retail locations or by our direct sales force. There were increases in product sales revenue in terms of number of customers and increased purchases at our retail locations in Papua New Guinea despite the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, professional services decreased $1,177,872, or 10.6%, compared to the year ended December 31, 2004. Professional service refers to the support provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems or applications. The decrease was attributed to decreased sales in Fiji and the ceased operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, data delivery revenue increased $4,879,168, or 13.1%, compared to the year ended December 31, 2004. Data delivery refers to our ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the number of customers utilizing our data delivery services.

Operating Expenses. During the year ended December 31, 2005, operating expenses increased $1,204,771, or 3.2%, compared to the year ended December 31, 2004. Our operating expenses, including amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization, are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
Operating expenses:
Cost of sales	$20,484,291	$20,046,685
Network operations	1,533,495	1,211,977
Sales and marketing	1,975,247	2,451,232
Maintenance and support	3,602,096	3,586,377
General and administrative	8,317,677	8,119,753
Depreciation and amortization	1,668,031	1,477,566
Corporate allocation	819,052	236,220
Goodwill impairment	3,609,089	—

Total	$42,008,978	$37,129,810

During the year ended December 31, 2005, cost of sales expense, including cost of product sales and cost of data delivery, increased $200,351, or 1.0%, compared to the year ended December 31, 2004.

	Year Ended December 31,
	2005	2004
Cost of sales:
Cost of product sales	$19,342,524	$19,127,393
Costs of data delivery	1,141,767	919,292

Total	$20,484,291	$20,046,685

During the year ended December 31, 2005, cost of product sales increased $215,131, or 1.1%, compared to the year ended December 31, 2004. Cost of product sales refers to the cost of all products sold through retail outlets or the direct sales force. One-time stock write-downs of $411,285 in the year ended December 31, 2004 and $628,068 in the year ended December 31, 2005 in Fiji contributed to the increase in cost of sales. Excluding the write-downs, the cost of product sales would have decreased by $1,652 or less than 1% in 2005 compared to the same period in 2004.

During the year ended December 31, 2005, cost of data delivery increased $222,475, or 24.2%, compared to the year ended December 31, 2004. Cost of data delivery refers to ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the amount of data services purchased from our local telecommunications provider.

Network Operations. During the year ended December 31, 2005, network operations expense increased $321,518, or 26.5%, compared to the year ended December 31, 2004. Cost of network operations refers to the cost of services provided by our employees to customers under our IBM Global Services contract , including amounts for employee salaries, staff allowances and miscellaneous expenses These are described in more detail on the table below.

	Year Ended December 31,
	2005	2004
Network operations:
Salaries	$967,538	$833,513
Staff allowance	418,067	298,679
Miscellaneous	147,890	79,785

Total	$1,533,495	$1,211,977

During the year ended December 31, 2005, salary expenses increased $134,025, or 16.1%, compared to the year ended December 31, 2004. This increase was attributed to merit-based increases of existing employees and the expansion of services in the other Pacific Island Nations.

During the year ended December 31, 2005, staff allowances expenses increased $119,388, or 40.0%, compared to the year ended December 31, 2004. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased allowances paid to both existing and new employees and a full year of staff costs for a major outsourcing agreement.

During the year ended December 31, 2005, miscellaneous expenses increased $68,104, or 85.4%, compared to the year ended December 31, 2004. This increase was attributed to the increased miscellaneous expenses resulting from the hire of new employees and a full year of staff costs for a major outsourcing agreement.

Sales and Marketing. During the year ended December 31, 2005, sales and marketing expenses decreased $475,985, or 19.4%, compared to the year ended December 31, 2004. Our sales and marketing expense, including salaries, staff allowances, advertising and miscellaneous expenses, are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
Sales and marketing:
Salaries	$1,082,458	$1,660,594
Staff allowance	440,070	353,742
Advertising	263,982	280,824
Miscellaneous	188,737	156,072

Total	$1,975,247	$2,451,232

During the year ended December 31, 2005, salary expense decreased $578,136, or 34.8%, compared to the year ended December 31, 2004. This decrease was attributed to the cessation of our former New Zealand subsidiary and the restructure of the sales division in Fiji.

During the year ended December 31, 2005, staff allowances expense increased $86,328, or 24.4%, compared to the year ended December 31, 2004. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to new and existing sales representatives in Papua New Guinea.

During the year ended December 31, 2005, advertising expense decreased $16,842, or 6.0%, compared to the year ended December 31, 2004. Promotional activities and advertising increased in Papua New Guinea due to more frequent promotional activities but decreased in Fiji and the other Pacific Island Nations resulting in an overall advertising expense decrease. The decrease in the other Pacific Island Nations was the result of a more targeted approach to marketing activities.

During the year ended December 31, 2005, miscellaneous expense increased $32,665, or 20.9%, compared to the year ended December 31, 2004. We attribute this increase to the increase in sales representative staff.

Maintenance and Support. During the year ended December 31, 2005, maintenance and support expense increased $15,632, or .4%, compared to the year ended December 31, 2004. Our maintenance and support expenses refer to the cost of employees allocated for the warranty, support and repairs activities of our professional services. Our maintenance and support expense, including salaries, staff allowances and miscellaneous expenses, are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
Maintenance and support:
Salaries	$2,518,399	$2,680,971
Staff allowance	770,123	639,072
Miscellaneous	313,574	266,334

Total	$3,602,096	$3,586,377

During the year ended December 31, 2005, salary expense decreased $162,748, or 6.1%, compared to the year ended December 31, 2004. This decrease was attributed to a reduction in staff numbers in the Pacific Island Nations and the discontinued operations of Certus Consulting.

During the year ended December 31, 2005, staff allowances expense increased $131,051, or 20.5%, compared to the year ended December 31, 2004. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing and new support employees.

During the year ended December 31, 2005, miscellaneous expense increased $47,241, or 17.7%, compared to the year ended December 31, 2004. We attribute this increase to the increase in support activities and expansion into other Pacific Island Nations during the period.

General and Administrative. During the year ended December 31, 2005, general and administrative expense increased $197,994, or 2.4%, compared to the year ended December 31, 2004. Our general and administrative expenses consist of amounts for travel, legal fees, salaries, insurance, utilities, audit fees, telephone and tolls, networking costs, motor vehicle, building rents and other expenses and are set forth in the following table for the periods indicated.

	Year Ended December 31,
	2005	2004
General and administrative:
Travel	$520,858	$612,918
Legal fees	107,665	98,504
Salaries	2,516,492	2,276,432
Insurance	266,032	407,503
Utilities	278,023	204,889
Audit fees	144,404	100,482
Telephone/tolls	409,688	399,234
Networking costs	386,121	386,012
Motor vehicle	172,544	169,170
Building rents	862,654	558,791
Other	2,653,196	2,905,818

Total	$8,317,677	$8,119,753

During the year ended December 31, 2005, travel expense decreased $92,060, or 15.0%, compared to the year ended December 31, 2004. This decrease was attributed to the discontinued operations of a former New Zealand subsidiary company and a change in management coverage throughout the Pacific.

During the year ended December 31, 2005, legal fees increased $9,161, or 9.3%, compared to the year ended December 31, 2004. This increase was attributed to increased legal expenses in connection with litigation in Papua New Guinea and the result of the discontinued operations of a former New Zealand subsidiary company.

During the year ended December 31, 2005, salaries increased $240,060, or 10.6%, compared to the year ended December 31, 2004. We attribute this increase to merit based increases of existing employees in Papua New Guinea.

During the year ended December 31, 2005, insurance decreased $141,471, or 34.7%, compared to the year ended December 31, 2004. This decrease is attributed to the sale of a building in Papua New Guinea.

During the year ended December 31, 2005, utilities increased $73,134, or 35.7%, compared to the year ended December 31, 2004. This increase is attributed to increased costs of electricity in Papua New Guinea and the increase in the number of customer computer based systems housed in the Papua New Guinea bureau facility.

During the year ended December 31, 2005, audit fees increased $43,922, or 43.7%, compared to the year ended December 31, 2004. This increase is attributed to quarterly audit reviews that were previously held annually.

During the year ended December 31, 2005, telephone expenses increased $10,454, or 2.6%, compared to the year ended December 31, 2004. This increase is attributed to expanded geographical activity and a new operation in the other Pacific Island Nations.

During the year ended December 31, 2005, networking costs increased by only $109, or less than 1%, compared to the year ended December 31, 2004.

During the year ended December 31, 2005, motor vehicle expense increased $3,374, or 2.0%, compared to the year ended December 31, 2004. The increase is the result of the increased costs of operating motor vehicles during the period.

During the year ended December 31, 2005, building rents increased $303,863, or 54.4%, compared to the year ended December 31, 2004. We attribute this increase to the sale of our premises in Papua New Guinea and subsequent leasing of these premises.

During the year ended December 31, 2005, other general and administrative expense decreased $252,552, or 8.7%, compared to the year ended December 31, 2004. Although we had an increase due to the one-time provision of a bad debt, we attribute the overall decrease to the reduction of general expenses due to the cessation of operations of a New Zealand subsidiary.

Depreciation and Amortization. During the year ended December 31, 2005, depreciation and amortization expense increased $190,463, or 12.9%, compared to the year ended December 31, 2004. We attribute this overall increase to the accelerated depreciation of leased computer equipment in Fiji.

Corporate Allocation. During the year ended December 31, 2005, corporate allocation expense increased $582,832, or 246.7%, compared to the year ended December 31, 2004. This increase is attributed to increased listing, due diligence and filing fees relating to the Elandia merger.

Goodwill Impairment. During the year ended December 31, 2005, we recorded an expense due to goodwill impairment in the amount of $3,609,089. This expense was taken based on an analysis of the performance of our Fiji operations in 2005.

Interest Expense. During the year ended December 31, 2005, interest expense decreased $60,389, or 17.7%, compared to the year ended December 31, 2004. This decrease is attributed to the ceased operations of a former New Zealand subsidiary company and the reduction in interest paid in 2005 due to the sale.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

	Year Ended December 31,
	2004	2003
Revenue:
Product sales	$22,926,049	$23,862,936
Professional services	11,129,976	9,026,028
Data delivery	3,897,767	2,061,527

Total revenue	37,953,792	34,950,491

Expenses:
Cost of sales	20,046,685	17,833,509
Network operations	1,211,977	1,008,271
Sales and marketing	2,451,232	2,037,336
Maintenance and support	3,586,377	3,220,050
General and administrative	8,119,753	7,824,228
Depreciation and amortization	1,477,566	1,013,717
Corporate allocation	236,220	325,424

Total	37,129,810	33,262,535

Net profit (loss) from operations	823,982	1,687,956
Other income (expenses):
Interest income	562	—
Interest expense	(342,133)	98
Other income	(182,337)	(534,498)
Foreign exchange gain (loss) – unrealized	(23,651)	767
Foreign exchange gain – realized	18,587	55,209

Total other income (expenses)	(528,972)	(478,424)

Income (loss) before income taxes	295,010	1,209,532
Income tax expense	(772,655)	81,287
Minority interest in net profit after taxation	(274,953)	(141,701)

Net income (loss)	$(752,598)	1,149,118

Revenues. During the year ended December 31, 2004, revenues increased $3,003,301, or 8.6%, compared to the year ended December 31, 2003. Our revenue consists of amounts for product sales, professional services and other revenues, as set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Revenue:
Product sales	$22,926,049	$23,862,936
Professional services	11,129,976	9,026,028
Data delivery	3,897,767	2,061,527

Total	$37,953,792	$34,950,491

During the year ended December 31, 2004, product sales revenue decreased $936,887, or 3.9%, compared to the year ended December 31, 2003. Product sales revenue refers to all computer hardware, communications hardware, consumables and commercial off-the-shelf software sold through our retail locations or by our direct sales force. We experienced increases in the number of customers and purchases at our retail locations in Papua New Guinea. However, the overall decrease in product sales was attributed to the declining sales from a former New Zealand subsidiary company.

During the year ended December 31, 2004, professional services increased $2,103,948, or 23.3%, compared to the year ended December 31, 2003. Professional services refers to the support provided to our clients by our hardware engineers, software analysts, architects, developers and staff for new or existing software, hardware, systems or applications. This increase is attributed to increased product sales and increased revenue associated with our IBM Global Services agreement in Papua New Guinea and increased software development activities from a former New Zealand subsidiary company.

During the year ended December 31, 2004, data delivery revenue increased $1,836,240, or 89.1%, compared to the year ended December 31, 2003. Data delivery refers to our ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the number of customers utilizing our data delivery services.

Operating Expenses. During the year ended December 31, 2004, operating expenses increased $3,867,275, or 11.6%, compared to the year ended December 31, 2003. Our operating expenses includes amounts for cost of sales, network operations, sales and marketing, maintenance and support, general and administrative and depreciation and amortization, as set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Operating expenses:
Cost of sales	$20,046,685	$17,833,509
Network operations	1,211,977	1,008,271
Sales and marketing	2,451,232	2,037,336
Maintenance and support	3,586,377	3,220,050
General and administrative	8,119,753	7,824,228
Depreciation and amortization	1,477,566	1,013,717
Corporate allocation	236,220	325,424

Total	$37,129,810	$33,262,535

During the year ended December 31, 2004, cost of sales expense, including cost of product sales and cost of data delivery, increased $2,213,176, or 12.4%, compared to the year ended December 31, 2003

	Year Ended December 31,
	2004	2003
Cost of sales:
Cost of product sales	$19,127,393	$17,220,167
Cost of data delivery	919,292	613,342

Total	$20,046,685	$17,833,509

During the year ended December 31, 2004, cost of product sales increased $1,907,226, or 11.1%, compared to the year ended December 31, 2003. Cost of product sales refers to the cost of all products sold through retail outlets or the direct sales force. This increase is attributed to an increase in the number of product units sold and reduced discounts from vendors. One-time stock write-downs in Fiji of $411,285 in 2004 also contributed to the increase in the cost of sales. Excluding this cost of write-down, cost of product sales increased $1,495,941, or 8.7%.

During the year ended December 31, 2004, cost of data delivery increased $305,950, or 49.9%, compared to the year ended December 31, 2003. Cost of data delivery refers to ISP and data network infrastructure services to customers in Papua New Guinea. We attribute this increase to an increase in the amount of data services purchased from our local telecommunications provider.

Network Operations. During the year ended December 31, 2004, network operations expense increased $203,707, or 20.2%, compared to the year ended December 31, 2003. Cost of network operations refers to the cost of services provided by our employees to customers under our IBM Global Services Contract and includes amounts for employee salaries, staff allowances and miscellaneous expenses, as set forth in the following table.

	Year Ended December 31,
	2004	2003
Network operations:
Salaries	$833,513	$687,164
Staff allowances	298,679	258,536
Miscellaneous	79,785	62,571

Total	$1,211,977	$1,008,271

During the year ended December 31, 2004, salary expenses increased $146,349, or 21.3%, compared to the year ended December 31, 2003. This increase was attributed to merit-based increases for existing employees and the cost of additional sales representatives.

During the year ended December 31, 2004, staff allowances expenses increased $40,143, or 15.5%, compared to the year ended December 31, 2003. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to an increase in allowances paid to both existing and new employees.

During the year ended December 31, 2004, miscellaneous expenses increased $17,215, or 27.5%, compared to the year ended December 31, 2003. This increase was attributed to increased miscellaneous expenses resulting from the hire of new employees.

Sales and Marketing. During the year ended December 31, 2004, sales and marketing expenses increased $413,896, or 20.3%, compared to the year ended December 31, 2003. Our sales and marketing expense includes amounts for salaries, staff allowances, advertising and miscellaneous expenses, as set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Sales and marketing:
Salaries	$1,660,594	$1,342,065
Staff allowances	353,742	265,965
Advertising	280,824	319,362
Miscellaneous	156,072	109,944

Total	$2,451,232	$2,037,336

During the year ended December 31, 2004, salary expense increased $318,529, or 23.7%, compared to the year ended December 31, 2003. This increase was attributed to additional hiring and merit-based salary increases.

During the year ended December 31, 2004, staff allowances expense increased $87,777, or 33.0%, compared to the year ended December 31, 2003. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation for those employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing sales representatives.

During the year ended December 31, 2004, advertising expense decreased $38,538, or 12.1%, compared to the year ended December 31, 2003. Promotional activities and advertising increased in Papua New Guinea but decreased in Fiji and the other Pacific Island Nations resulting in an overall advertising expense decrease. The decrease in the other Pacific Island Nations was the result of our implementation of a more targeted approach to marketing activities.

During the year ended December 31, 2004, miscellaneous expense increased $46,128, or 42.0%, compared to the year ended December 31, 2003. We attribute this increase to the increase in the number of our sales representatives.

Maintenance and Support. During the year ended December 31, 2004, maintenance and support expense increased $366,326, or 11.4%, compared to the year ended December 31, 2003. Our maintenance and support expenses refer to the cost of employees that provide warranty, client support and repairs for our professional services. Our maintenance and support expense includes salaries, staff allowances and miscellaneous expenses, as set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
Maintenance and support:
Salaries	$2,680,971	$2,425,883
Staff allowances	639,072	601,764
Miscellaneous	266,334	192,403

Total	$3,586,377	$3,220,050

During the year ended December 31, 2004, salary expense increased $255,088, or 10.5%, compared to the year ended December 31, 2003. This increase was attributed to the increased cost of existing service and support representatives and the cost of hiring additional service and support employees.

During the year ended December 31, 2004, staff allowances expense increased $37,308, or 6.2%, compared to the year ended December 31, 2003. Staff allowances refer to the benefits and other expenses used as incentives and additional compensation paid to employees relocating to or commuting to Papua New Guinea. This increase was attributed to increased staff allowances paid to existing support employees.

During the year ended December 31, 2004, miscellaneous expense increased $73,930, or 38.4%, compared to the year ended December 31, 2003. We attribute this increase to an increase in support activities and expansion into other Pacific Island Nations.

General and Administrative. During the year ended December 31, 2004, general and administrative expense increased $295,526, or less than 3.8%, compared to the year ended December 31, 2003. Our general and administrative expenses consists of amounts for travel, legal fees, salaries, insurance, utilities, audit fees, telephone and tolls, networking costs, motor vehicle, building rents and other expenses, as set forth in the following table for the periods indicated.

	Year Ended December 31,
	2004	2003
General and administrative:
Travel	$612,918	$424,850
Legal fees	98,504	177,505
Salaries	2,276,432	2,111,742
Insurance	407,503	371,668
Utilities	204,889	106,736
Audit fees	100,482	156,432
Telephone/tolls	399,234	371,331
Networking costs	386,012	225,465
Motor vehicle	169,170	143,624
Building rents	558,791	528,087
Other	2,905,818	3,206,788

Total	$8,119,753	$7,824,228

During the year ended December 31, 2004, travel expense increased $188,068, or 44.3%, compared to the year ended December 31, 2003. This increase was attributed to the increased cost of travel within Papua New Guinea and internationally and our expansion into other Pacific Island Nations.

During the year ended December 31, 2004, legal fees decreased $79,001, or 44.5%, compared to the year ended December 31, 2003. This decrease was attributed to a decrease in legal expenses for litigation in Papua New Guinea and the discontinued operations of a subsidiary company.

During the year ended December 31, 2004, salaries increased $164,690, or 7.8%, compared to the year ended December 31, 2003. We attribute this increase to an increase in the costs associated with the employment of existing employees and the hiring of additional employees.

During the year ended December 31, 2004, insurance increased $35,835, or 9.6%, compared to the year ended December 31, 2003. This increase is attributed to an overall increase in general insurance premiums.

During the year ended December 31, 2004, utilities increased $98,153, or 92.0%, compared to the year ended December 31, 2003. This increase is attributed to the increased cost of electricity in Papua New Guinea and our expansion into other Pacific Island Nations.

During the year ended December 31, 2004, audit fees decreased $55,950, or 35.8%, compared to the year ended December 31, 2003. This decrease is attributed to increased efficiency in our internal accounting procedures and the selection of a new auditor.

During the year ended December 31, 2004, telephone and tolls increased $27,903, or 7.5%, compared to the year ended December 31, 2003. This increase is attributed to the increased use of wireless communication throughout Papua New Guinea and our expansion into other Pacific Island Nations, including the formation of a new subsidiary in New Zealand.

During the year ended December 31, 2004, networking costs increased $160,547, or 71.2%, compared to the year ended December 31, 2003. This increase is attributed to an increase in the general and administrative expenses related to our networking operations.

During the year ended December 31, 2004, motor vehicle expense increased $25,546, or 17.8%, compared to the year ended December 31, 2003. This increase is the result of increased cost of maintenance.

During the year ended December 31, 2004, building rents increased $30,704, or 5.8%, compared to the year ended December 31, 2003. This increase is the result of an overall increase in our need for office space, including but not limited to our new operations in New Zealand.

During the year ended December 31, 2004, other general and administrative expense decreased $300,969, or 9.4%, compared to the year ended December 31, 2003. We attribute this decrease to the absence of a one-time provision for bad debt expense, made for a major customer in 2003.

Depreciation and Amortization. During the year ended December 31, 2004, depreciation and amortization expense increased $463,849, or 45.8%, compared to the year ended December 31, 2003. This increase was due to the accelerated depreciation of an acquired network, which we deployed and leased to one of our primary data services customers in Papua New Guinea, expanded operations in New Zealand and our acquisition of an entity in New Zealand.

Interest Expense. During the year ended December 31, 2004, interest expense decreased $199,381, or 36.8%, compared to the year ended December 31, 2003. This decrease is attributed to the improved collection of accounts receivable and cash management.

Corporate Allocation. During the year ended December 31, 2004, corporate allocation expense decreased $89,204, or 27.4%, compared to the year ended December 31, 2003. This decrease is attributed to reduced fees for marketing fees and audits.

Liquidity and Capital Resources

In Papua New Guinea our principal sources of liquidity are cash generated from operations and cash from external financing arrangements. We believe that our existing capital resources will be sufficient to meet our operating and capital requirements through at least the next 12 months. However, we may seek additional debt or equity financing to fund future development activities and to insure liquidity.

	Year Ended December 31,
	2005	2004	2003
Cash flows provided by (used in):
Operating activities	$(1,037,498)	$1,718,389	$(62,367)
Investing activities	4,128,798	(3,201,688)	(1,501,545)
Financing activities	(449,307)	419,032	1,101,004

Increase (decrease) in cash	$2,641,993	$(1,064,267)	$(462,908)

Operating Activities. Cash provided by operating activities decreased $2,755,887, or 160.4%, for the year ended December 31, 2005, compared to the year ended December 31, 2004. We attribute this decrease to the increase in expenses associated with the sales and marketing division. Due to reduced product margins the business model has been restructured to focus on service maintenance contracts, expansion of training facilities and professional services offerings. One-time stock write-downs of $411,285 in 2004 and $628,068 in 2005 in Fiji also contributed to the poor operating performance. No further major stock write-offs are expected in the future.

Cash provided by operating activities increased $1,780,756 or 2,855.3%, for the year ended December 31, 2004, compared to the year ended December 31, 2003. This increase was attributed to the Certus acquisition in New Zealand and increased operating activities in Papua New Guinea.

Investing Activities. During the year ended December 31, 2005, cash used in investing activities increased $7,330,486, or 229.0%, compared to the year ended December 31, 2004. This increase was attributed to the additional investments required with respect to our operations in Fiji and other Pacific Island Nations because of problems we have been experiencing with these operations.

During the year ended December 31, 2004, cash used in investing activities decreased $1,700,143, or 113.2%, compared to the year ended December 31, 2003. This decrease was attributed primarily to our expansion into other Pacific markets.

Financing Activities. During the year ended December 31, 2005, cash provided by financing activities decreased $868,339, or 207.2%, compared to the year ended December 31, 2004. This decrease was attributed to the proceeds from mortgage financing raised and equity raising in 2004 and repayment of mortgage financing in 2005.

The following table illustrates the principal balance of our contractual obligations and commercial contingent commitments as of December 31, 2005 and include the effects of the transactions and amendments discussed above that occurred during the year ended December 31, 2005.

	Payments Due by Period
	Total	Less Than 1 year	1-3 years	4-5 years	After 5 years
Contractual obligations:
Overdraft bank facility	$535,166	$535,166	$—	$—		$—
Operating leases	5,421,927	1,643,903	3,177,601	600,423		—

Total contractual cash obligations	$5,957,093	$2,179,069	$3,177,601	$600,423	$

During the year ended December 31, 2004, cash provided by financing activities decreased $681,972, or 61.9%, compared to the year ended December 31, 2003. This decrease was attributed to the proceeds from mortgage financing raised in 2003.

Fiji and the Pacific Islands will require additional working capital to meet our operating and capital requirements through at least the next 12 months. However, dividends receivable from Papua New Guinea, an extended credit line and inter-company borrowings will enable us to fund future development activities and ensure liquidity. There can be no assurance that our other operating subsidiaries will generate sufficient working capital since Datec as a company has received a going concern opinion for 2005.

Disclosure About Operational Risks, All Geographic Segments

Due to the expected expansion of our networks and increased acquisitions, we depend on management to accurately assess the costs of these transactions or projects and to properly evaluate our ability to generate cash from these operations within a defined period of time. We operate primarily in emerging markets, which offer little economic history as a basis for making such assessments.

As a result of price-based competition in our relevant markets, management must continue to monitor the prices of our competitors and costs associated with long haul satellite charges. We rely upon IBM Global Services to negotiate on our behalf with our largest single data center tenant. Therefore, the pricing structure for data center services in Papua New Guinea and Fiji is not wholly controlled by management.

Recurring indicators and risks that could materially affect the results of our operations in any period, include:

•	unpredictable economic and business conditions and industry trends;

•	changes in currency markets and international currency exchanges;

•	changes in consumer disposable income and consumer spending levels;

•	the acceptance by consumers of existing service offerings and new technology;

•	our ability to adjust to advances in technology and to quickly incorporate new technology into our existing products and services;

•	changes in the regulatory environment in which we operate;

•	increased competition in our operating markets;

•	our ability to develop programs to support new technologies in television and telecommunications;

•	the ability of our suppliers and vendors to deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	the availability of qualified personnel;

•	our ability to comply with existing or new laws and regulations;

•	changes in our strategic partner relationships and relationships with our investment partners; and

•	increased terrorism and political unrest in certain regions of the world.

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are not calculated based on GAAP to assess our financial performance. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. The discussion of each non-GAAP financial measure we use in this report appears above for each segment in which we use it under “Performance Measures.” A brief description of the calculation of each measure is included where the particular measure is first discussed. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP:

Average Revenue Per User (“ARPU”)

We believe ARPU, which calculates the average revenue used or billed to an individual subscriber, is a useful measure to evaluate our wireless revenue from period to period and assist in forecasting our future wireless revenue. ARPU is computed by combining all revenue billed to our postpaid customers and minutes utilized by our prepaid customers and dividing the total revenue amount by the average number of subscribers outstanding for the respective period.

	Year Ended December 31,
	2005	2004	2003
Prepaid revenue	$4,807,092	$4,784,181	$3,245,473
Postpaid revenue	967,798	1,087,181	1,152,659

Total wireless revenue	$5,774,890	$5,871,362	$4,398,132
Average subscribers	14,067	10,653	7,661
ARPU	$34.21	$45.93	$47.84

Stable Revenue

We believe that the percentage of stable revenue is a useful measure that quantifies the amount of recurring or contracted revenue in relation to our overall cost structure. The percentage of stable revenue is computed by taking total contracted or recurring revenue streams and dividing by total costs less the cost of product sales. Stable revenue is an important measure in determining the amount of non-contract or non-recurring revenue that must be sold to achieve profitability.

For Papua New Guinea

	Year Ended December 31,
	2005	2004	2003
Professional services	$5,289,853	$4,902,798	$4,169,488
Less: non-recurring professional services	(1,269,926)	(1,240,765)	(614,868)
Data delivery	4,785,493	3,897,767	2,061,527

Total revenue	$8,805,420	$7,559,800	$5,616,147
Expenses:
Network operations	$1,132,855	$895,731	$729,255
Sales and marketing	1,345,378	1,167,112	833,216
Maintenance and support	2,068,838	1,916,565	1,697,404
General and administrative	4,195,711	4,075,041	5,011,707
Depreciation and amortization	894,284	881,485	462,705

Total expenses	$9,655,066	$8,935,934	$8,734,287

Percentage stable revenue	91%	85%	64%

Fiji and other Pacific Island Nations

	Year Ended December 31,
	2005	2004	2003
Professional services	$4,420,814	$6,227,178	$4,856,540
Less: non-recurring professional services	119,685	1,069,225	729,225

Total revenue	$4,301,129	$5,157,953	$4,127,315
Expenses:
Network operations	$400,641	$316,246	$279,016
Sales and marketing	629,869	1,284,120	1,204,120
Maintenance and support	1,515,258	1,669,812	1,522,646
General and administrative	4,121,887	4,044,712	2,812,521
Depreciation and amortization	773,745	596,081	551,011

Total expenses	$7,441,400	$7,910,971	$6,369,314

Percentage stable revenue	58%	65%	65%

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No . 3”. This Statement replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of the assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections made after the date this Statement is issued. We are in the process of assessing the effect of SFAS 154 and do not expect its adoption will have a material effect on our financial position or results of operations.

In March 2005, the FASB issued Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143”. This Interpretation clarifies that the term “conditional asset retirement obligation” as used in FASB Statement No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability should be recognized when incurred. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We do not expect to be impacted by the adoption of FIN 47, which will be effective for fiscal years ending after December 15, 2005.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), “Share Based Payment,” which is a revision of SFAS No. 123. SFAS No. 123R also supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R differs from SFAS No. 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. SFAS No. 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under SFAS No. 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the awards value immediately before the modification. SFAS No. 123R will also clarify and expand current guidance under SFAS No. 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. SFAS No. 123R amends SFAS No. 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective in the first annual reporting period beginning after June 15, 2005.

SFAS No. 123R provides two alternatives for adoption: (i) a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of this statement as well as for the unvested portion of awards outstanding as of the effective date and (ii) a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to reflect compensation cost calculated under SFAS No. 123 for pro forma amounts disclosure. We plan to adopt SFAS No. 123R using the modified prospective method. As the Company currently accounts for share based payments to employees in accordance with the fair value method under SFAS No. 123, the adoption of SFAS No. 123R is not expected to have a significant impact on our results of operations or financial position.

In January 2003, the FASB issued Financial Interpretation No. (“FIN”) 46 “Consolidation of Variable Interest Entities” which was amended by FIN 46R in December, 2003. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (i) does not have equity investors with voting rights or (ii) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. The consolidation requirements of FIN46R have been adopted. FIN46R did not have any impact on our consolidated financial statements since we currently have no variable interest entities.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (FIN 48), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides a guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company has not yet evaluated whether this statement is expected to have a material impact on the Company’s combined financial position or results of operations.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

ITEM 3.	PROPERTIES

We believe that our facilities are suitable and adequate, that they are being appropriately utilized in line with past experience and that they have sufficient capacity for their present intended purposes. We continuously review our anticipated requirements for facilities and, on the basis of that review, may from time to time acquire or lease additional facilities and/or dispose of existing facilities. A listing and description of our properties is set forth below.

Elandia, Inc.

We lease approximately 2,302 square feet for our main office located at 1500 Cordova Road, Suite 312, in Fort Lauderdale, Florida. We pay rent of $58,000 per year under the lease. The lease expires on February 19, 2007. At our discretion, we may exercise an option to extend the lease for one additional term of three years.

AST Telecom, LLC

Samoa

For our Samoa operations, we lease approximately 679 square feet located in the Parker Building in Apia. We pay rent of $39,805 per year under the lease. The lease terminates on March 22, 2009, although we may renew the lease at our discretion with the consent of the landlord.

American Samoa

We lease approximately 6,752 square feet for our main offices in Nu’uuli Village. We pay rent of approximately $88,399 per year under the lease. The lease expires on January 31, 2016. We also lease approximately 938 square feet for our retail location in Pago Pago Village. We pay rent of approximately $18,000 per year under the lease. This lease expires on October 31, 2011.

Datec Group, Ltd.

Tonga

We lease approximately 3,327 square feet located at Shop 1, Fifita and Sons Shopping Centre in Nukualofa. We pay rent of approximately $16,414 per year under the lease. The lease terminates on April 26, 2007, although we may renew the lease at our discretion with the consent of the landlord.

Fiji

We lease approximately 9,634 square feet located at 18 Ackland Street in Vatuwaqa, Suva. We pay rent of approximately $48,427 per year under the lease. The lease commenced on April 1, 2005 and has a three year term. We may exercise three additional term renewal options at our discretion. The term for each such renewal is three years.

We lease approximately 10,706 square feet located at 68 Gordon Street in Suva. We pay rent of approximately $95,124 per year under the lease. The lease commenced on April 1, 2005 for a term of three years. At our discretion, we may exercise three additional term renewal options. The term for each such renewal is three years.

New Zealand

We lease approximately 2,582 square feet located at 63 Albert Street in Auckland, New Zealand. We pay rent of approximately $35,953 per year under the lease. The lease commenced on January 1, 2005 for a term of three years. We have the right to renew for one additional three year term.

Papua New Guinea

We lease approximately 40,350 square feet located at Allotment 32 Section 38 in Hohola, N.C.D. We pay rent of approximately $510,000 per year under the lease. The lease terminates on March 31, 2010. We may exercise the option to renew for an additional term of five years at our discretion.

Solomon Islands

We lease approximately 1,011 square feet located at 611 Mendana Avenue in Honiara. We pay rent of approximately $8,405 per year under the lease. The lease expired on November 30, 2006 and we are currently leasing on a month-to-month basis.

Vanuatu

We lease approximately 514 square feet located at Shop 6 Ocean Walk, Father Lini Highway Port in Vila. We pay rent of approximately $21,831 per year under the lease.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2006, information with respect to beneficial ownership of our common stock by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each named executive officer, (iii) each of our directors and nominee officers and directors and (iv) all of such directors and officers as a group.

Name and Address of Beneficial Owner [1,2]	Beneficial Ownership
	Number of Shares	Percent of Total
Stanford International Bank Ltd. [1]	5,626,508	42.9%
Barry I. Rose[2]	1,396,718	10.6%
Michael J. Ah Koy [3]	1,859,886	10.1%
Kelton Investments Limited [4]	1,699,261	9.5%
Krishna Sami[5]	828,105	6.3%
Sami Holdings Ltd[6]	814,307	6.2%
Sydney D. Camper III	283,170	2.2%
Harley L. Rollins [7]	108,002	0
James M. Ah Koy [8]	1,713,832	9.6%
Osmo A. Hautanen	6,000	*
Winston Thompson[9]	6,000	*
Harry G. Hobbs	0	0
Michael David McCutcheon	0	0
David L. Levine	6,000	0
Charles “Carlos” J. Fernandez	0	0
Jai Bhagat	0	0
All current executive officers and directors as a group (11 persons)	3,142,428	24.0%

*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.

[1]

Address: No. 11 Pavilion Drive, St. John’s Antigua, West Indies. The beneficial stockholder of Stanford International Bank Ltd. is R. Allen Stanford and the address of the beneficial owner is 5050 Westheimer Road, Houston, Texas 77056.

[2]

Represents 1,396,718 shares held by W&R South Pacific, L.P., a Washington limited partnership, owned and controlled by W&R, Inc., an American Samoa corporation, which is wholly owned by Mr. Rose and his wife. Mr. Rose and his wife are the managing partners of W&R South Pacific. They exercise shared voting and investment power over the shares held by W&R South Pacific, L.P.

[3]	Address: Level 10, 63 Albert Street, Auckland, New Zealand. Includes 160,626 shares held by Michael Ah Koy and 1,699,261 shares held by Kelton Investments Limited.

[4]

Kelton Investments Limited is a corporation existing under the laws of Fiji, of which the James Michael Ah Koy Trust holds a 61.6% ownership interest. James Ah Koy is the settler and one of six trustees of the James Michael Ah Koy Trust. Michael Ah Koy is a trustee and beneficiary of the James Michael Ah Koy Trust. In addition, Michael Ah Koy has a 9.6% direct beneficial interest in Kelton Investments Limited. James Ah Koy is the Chairman of Kelton Investments Limited and exercises voting and investment power over the shares held by Kelton Investments Limited.

[5]

Address: 22 Verrier Road, Namadi Heights – Suva, Republic of Fiji. Includes 13,798 shares held by Krishna Sami and 814,307 shares held by Sami Holdings Ltd, a private company controlled by Krishna Sami.

[6]	Sami Holdings Ltd is a private company controlled by Krishna Sami.

[7]	Includes 90,001 shares currently held by Mr. Rollins, of which 54,001 shares are subject to certain repurchase rights set forth in the Stock Purchase Agreement dated November 14, 2005.

[8]	Address: 22 Verrier Road – Suva, Republic of Fiji. Includes 14,571 shares held by James Ah Koy and 1,691,261 shares held by Kelton Investments Limited.

[9]	Address: 68 Rikotarotaro Road, Suva, Republic of Fiji.

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their ages as of the date of this registration statement are as follows.

Name	Age	Position
Harry G. Hobbs	52	President and Chief Executive Officer and Director
Michael J. Ah Koy	43	President of Business Development and Vice President
Harley L. Rollins	35	Chief Financial Officer
Barry I. Rose	53	President of Operations, American Samoa and Samoa
Michael David McCutcheon	46	Chief Operating Officer – Pacific Operations and Vice President
Sir James M. Ah Koy	69	Director
Osmo A. Hautanen[10]	51	Director
Winston Thompson	65	Director
David L. Levine	58	Director
Charles “Carlos” J. Fernandez	69	Director
Jai Bhagat	60	Director

Harry G. Hobbs became our Chief Executive Officer and a Director effective September 1, 2006. Prior to that, Mr. Hobbs has been a private investor since January 2004. From October 2002 through January 2004, Mr. Hobbs served as a member of the Board of Directors of FLAG Telecom Group Limited, a provider of international wholesale network transport and communications services. From August 1997 to May 2002, he held several senior executive positions for PSINet, Inc. Mr. Hobbs led PSINet through its Chapter 11 bankruptcy proceedings which commenced in June 2001. From 2001 to 2002, he served as PSINet, Inc.’s President and Chief Executive Officer. From 2000 to 2001, he served as President and Chief Operating Officer of PSINet, Inc. and PSINet International, Inc. From 1998 to 2000, he served as President and Chief Operating Officer of PSINet Europe, Inc. From 1997 to 1998, he served as Vice President of Customer Administration of PSINet, Inc. Prior to joining PSINet, from 1995 to 1997, Mr. Hobbs served as Vice President of Customer Care for American Personal Communications, LP.

Michael J. Ah Koy has been serving as our President of Business Development since August 2006. Prior to that, Mr. Ah Koy was serving as Acting Chief Executive Officer and Chief Operating Officer from February 2006 to August 2006. Prior to joining us, from January 2002 to February 2006, Mr. Ah Koy was Chief Executive Officer of Datec Group Ltd. Mr. Ah Koy was a founding Director of Datec Fiji Ltd., formed in 1985. From 1985 to 1996, Mr. Ah Koy served in various capacities within Datec Group Ltd., including Marketing Director of Datec Fiji and General Manager of Datec Papua New Guinea (PNG) Pty Ltd. He currently serves as Chairman of Amalgamated Telikem Holdings PNG Pty Ltd., a joint venture between the Datec Group Ltd. and Steamships Trading Company Pty Ltd., a subsidiary of the Swire Group. Mr. Ah Koy has extensive commercial experience in Fiji and the South Pacific region. Mr. Ah Koy holds a Bachelor of Commerce from Auckland University. Mr. Ah Koy is the son of James M. Ah Koy, a member of our Board of Directors.

Harley L. Rollins has served as our Chief Financial Officer since September 2004. From January 2002 until September 2004, Mr. Rollins was President, Chief Executive Officer and Chairman of the Board of Directors of TVC Telecom, Inc., an international long distance carrier serving primarily the Caribbean and Latin America. From May 1997 to March 2001, Mr. Rollins served as Chief Financial Officer of Technology Control Services, Inc. (TCS), a telecommunications software provider. During his tenure at TCS, Mr. Rollins also served as Managing Director of Interglobe Telecommunications, Ltd., a London-based telecommunications provider. From August 1996 to May 1997, Mr. Rollins was the Director of Finance, Treasury and External Reporting for US One Communications Corporation, a competitive local exchange carrier. From 1995 to 1996, Mr. Rollins served as Director of Finance and SEC Reporting at TresCom International, Inc., a publicly traded international telecommunications company. From 1993 to 1995, Mr. Rollins was an auditor and tax associate for Deloitte and Touche LLP. Mr. Rollins holds a Bachelor of Arts in Business Administration and a Masters in Accountancy from the University of Georgia.

[10]	Chairperson of the Governance, Compensation and Nominating Committees of our board of directors.

Barry I. Rose has served as President of Operations, American Samoa and Samoa since February 2006. Mr. Rose has served as President of the Board of Managers of AST Telecom since February 2004 and is responsible for our operations and development in both American Samoa and Samoa. Mr. Rose was Founder and Managing Partner of Rose Joneson Vargas, the commercial law firm in American Samoa and a member of the Pacific Legal Network, an association of commercial law firms in the South Pacific. Mr. Rose holds a Juris Doctorate from Howard University Law School in Washington D.C. He is licensed to practice law in Virginia, Hawaii and American Samoa.

Michael David McCutcheon became Chief Operating Officer for Pacific Operations effective August 1, 2006. Prior to this, beginning in 2002, Mr. McCutcheon served as General Manager of Datec (PNG) Ltd. From 2000 to 2002, Mr. McCutcheon served as General Manager for the Southern Region of CSI Limited, the largest IBM system integration company in New Zealand. From 1993 to 2000, Mr McCutcheon was engaged by Datec (PNG) Ltd in a number of capacities including National Operations Manager and General Manager for Banklink, a Datec PNG Ltd and Westpac Bank joint venture company that introduced EFTPOS into Papua New Guinea. Mr. McCutcheon initially entered the technology industry in 1978 and has 28 years experience in the field in roles ranging from computer programming, computer operations, project management and company management.

Sir James M. Ah Koy has served as a member of our Board of Directors since December 2005. Mr. Ah Koy is the founder and Executive Chairman of Kelton Investment Ltd. and the Kelton Group of companies now comprising 10 active companies. Mr. Ah Koy presently serves as Senator for Kadavu Province in Fiji in the Upper House of Parliament of the Senate of Fiji. He was first elected to serve in the House of Representatives in 1982 to 1987 and was re-elected in May 1987 for five years, re-elected in February 1994 for five years and re-elected again in May 1999 for five years. In 1987 and 2000, two coups intervened his stint in the House of Representatives. During the period from 1994 to 1999 of the Rabuka Fiji Government, Mr. Ah Koy served in three cabinet positions, including Minister for Commerce Industries and Public Enterprises, Minister for Youth Employment Opportunities and Sports and Minister for Finance. As Minister for Finance of the Fiji Government, he was Governor and Representative for Fiji on the IMF/World Bank and the Asian Development Bank. On December 30, 1978, Mr. Ah Koy was awarded an OBE (Order of the British Empire) by her Majesty Queen Elizabeth II of England and United Kingdom and received the Honours personally by her majesty the Queen at Buckingham Palace. The award was for services to Industry and Commerce in Fiji. In May 1985, Mr. Ah Koy was appointed Honorary Consul of Israel but resigned his appointment upon accepting a cabinet position in the Rabuka Government of Fiji. He served as Chairman and member of more than 20 Government and Statutory Boards of various successive Fiji Governments. Mr. Ah Koy is presently a Fellow of the Institute of Directors (UK) and a Fellow of the Chartered Institute of Marketing (UK). Mr. Ah Koy is the father of Michael J. Ah Koy, our acting Chief Executive Officer and Chief Operating Officer.

Osmo A. Hautanen has been a member of our Board of Directors since December 2005. Mr. Hautanen is a recognized leader in technology, telecommunications and private equity communities with extensive experience in managing and organizing operations for major global companies as well as start-ups. Mr. Hautanen is currently the Chief Executive Officer and Member of the Board of Directors of Magnolia Broadband, Inc., a semiconductor company and innovator of radio frequency solutions for the cellular communications industry, and has been involved with Magnolia since April 2004. He has served as the Chief Executive Officer for start-up technology companies including Fenix LLC, a holding company for Union Pacific Corporation’s extensive portfolio of technology assets, from May 2000 to May 2001, and Chief Executive Office of Formus Communications, Inc., a broadband access provider of voice, video, data communications and information technology services in European markets, from 1998 to 2000. He has held various senior management positions at Nokia and Phillips Electronics. During his 18 year tenure as a top executive at Nokia, Mr. Hautanen was instrumental in leading and developing the company’s U.S. and Latin American markets. Mr. Hautanen holds a Master of Business Administration in International Business from Georgia State University and a Bachelor of Science in Control Engineering from Technical College of Varkaus in Finland. Mr. Hautanen serves on the Board of Directors of Forefront, Inc. (OTC: FOFH), a golf products manufacturer; Axesstel Inc. (AMEX: AFT), a company that designs, develops, markets and manufactures fixed wireless voice and broadband data products for the worldwide telecommunications market; and CallWave Inc. (NASDAQ: CALL), a company that is leading the way in developing applications that make phones and PCs work better together.

Winston Thompson has been a member of our Board of Directors since December 2005. From February 1995 to March 2005, Mr. Thompson served as Chief Executive Officer of Telecom Fiji Ltd, Fiji’s sole domestic carrier. From February 1995 to March 1999, Mr. Thompson was Managing Director of Telecom Fiji Ltd’s predecessor company and is credited with its restructuring and modernization. Mr. Thompson has an extensive background with the Government of Fiji and has served as permanent secretary in a number of ministries and as Fiji’s Ambassador to the United Nations. Mr. Thompson serves as a director of Fiji Television Limited, Fiji Directories Limited and many other companies and also serves on various Audit, Governance, Compensation and Nominating Committees.

David L. Levine joined our Board in September 2006. Mr. Levine brings with him more than 30 years of experience in hotel and resort management as well as experience with acquisitions, consolidation and integration. He has been a private investor since October 2002. From May 1998 through October 2002, Mr. Levine served in various capacities with ResortQuest International, Inc., a New York Stock Exchange listed company until it was acquired by Gaylord Entertainment Company. From May 2000 to April 2002, he served as Chairman, President and Chief Executive Officer of ResortQuest. He served as President and Chief Executive Officer of ResortQuest from December 1999 to May 2000 and as President and Chief Operating Officer from May 1998 until December 1999. From June 1994 to April 1998, Mr. Levine was President and Chief Operating Officer of Equity Inns, Inc., a real estate investment trust that specializes in hotel acquisitions and that is also listed on the New York Stock Exchange. From June 1994 until November 1996, Mr. Levine was also President and Chief Operations Officer of Trust Management Inc., which operated Equity Inns' properties. Since October 2002, Mr. Levine has devoted his time to development opportunities and serving on the Board of Directors of various corporate and charitable organizations.

Charles “Carlos” J. Fernandez became a Director, Chair of our Audit Committee and member of our Governance and Nominating Committee and Capital Committee on January 23, 2007. Since June 2004, Mr. Fernandez has been an independent financial consultant on financial, operational and administrative matters, including mergers and acquisitions, strategic planning, governance, compensation programs, and general financial matters. Mr. Fernandez is also currently a member of the Board of Directors and Chairman of the Audit Committee of The International Bank of Miami, N.A., a domestic commercial bank. From 1971 through 2001, Mr. Fernandez was an audit partner with KPMG, an international accounting firm. Mr. Fernandez elected early retirement in 1991 but returned to the firm in May 1994 until his retirement in June 2004. During this period, Mr. Fernandez was a Managing Director involved in mergers and acquisitions, forensic accounting, litigation support and other advisory services. Mr. Fernandez has significant experience with transborder transactions and in a broad spectrum of industries, including telecommunications and technology consulting services. Mr. Fernandez received a Bachelor of Science in Business Administration from the University of Florida in 1963 and became a Certified Public Accountant in 1965. Mr. Fernandez is currently a member of the Florida and American Institute of CPA’s, a former Board member of the Florida International Bankers Association and a former member of the Board of Trustees and the Executive Committee of Florida International University. He is a founding member and former Treasurer and Executive Committee member of the Spain/U.S. Chamber of Commerce.

Jai Bhagat joined our Board of Directors effective November 2006 and became a member of our Governance and Nominating Committee and the Chair of our Capital Committee in January 2007. Since August 2003, Jai Bhagat has been a Director and Vice Chairman of Axesstel, Inc. (AMEX: AFT), a developer of fixed-wireless voice and data products for the worldwide telecommunications market. From March 2005 to October 2005, Mr. Bhagat served as Executive Chairman of US Wireless Online, Inc. (OTCBB: UWRL). US Wireless Online owns and operates one of the nation's largest wireless internet broadband networks operating in seven states and providing broadband services and solutions. From February 2000 and until December 2004, Mr. Bhagat also served as a Director of MeshNetworks, a wireless technology company. In 2000, Mr. Bhagat founded Air2lan and merged the company with US Wireless Online in March 2005. Previously, he was a co-founder of SkyTel Communications, Inc., where he served as Vice Chairman and Chief Executive Officer prior to SkyTel’s merger with MCI. Mr. Bhagat also served as Chairman of the License Exempt sector of the Wireless Communications Association International (WCA) trade association, which represents the broadband wireless industry. He has served as Chairman and a board member of both the Personal Communications Industry Association (PCIA) and American Mobile Satellite Corporate (now Motient), and has served on the boards of several wireless communications based companies such as Smart Synch, Inc as Chairman of the board, MeshNetworks, Inc, and J P Mobile, Inc. In March 2002, he was included on Rutberg & Company's Wireless Influencers: 2002 list. Mr. Bhagat was inducted into the RCR Wireless Hall of Fame for his significant contributions to the wireless industry, and he is a fellow member of the Radio Club of

America. Past industry awards include the PCIA Chairman’s Award, the Radio Club Sarnoff Citation, and RCR’s Personality of the Year. He also received Mobile Insights, Inc.’s Mobility Award for outstanding personal achievement, and the Mobility Award for the development of the SkyTel 2-Way Network. Mr. Bhagat received his B.S. in electrical engineering from Birla Institute of Technology & Science, Pilani, India, MS degree in electrical engineering from Howard University, Washington, DC, and completed the Executive Management program at Stanford University. Mr. Bhagat was appointed by the Governor of Mississippi to serve on the Board of Momentum Mississippi, an organization created to help formulate a long- range economic development plan for the state.

Board Structure

In connection with our acquisition of the South Pacific operating subsidiaries of Datec Group Ltd., Stanford International Bank, Ltd. and Kelton Investments Limited, entities which in the aggregate own approximately 53.7% of our common stock, entered into a voting agreement for the purpose of selecting our Board of Directors. Pursuant to the voting agreement, Stanford International Bank Ltd. and Kelton Investments Limited have agreed that for so long as each shall hold no less than 3% of our outstanding common stock, each shall vote and support a nominee from each side for our Board of Directors. Jai Bhagat is currently serving as Stanford International Bank, Ltd.’s appointee to the Board of Directors and James Ah Koy is currently serving as Kelton Investments Limited’s appointee to the Board of Directors.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Governance and Nominating Committee, a Compensation Committee and a Capital Committee. The Board of Directors may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations, our certificate of incorporation and bylaws.

Audit Committee. The primary responsibilities of the Audit Committee are to:

•	oversee the integrity of the Company’s financial statements and compliance with legal and regulatory requirements;

•	oversee qualifications, independence and performance of the independent auditors; and

•	prepare the report required to be prepared by the Committee and included in our annual proxy statement pursuant to the rules of the SEC.

The Audit Committee will consist of at least two independent directors. The members of our Audit Committee currently are Messrs. Fernandez, Hautanen and Thompson. Mr. Fernandez serves as the Chairperson of the committee and our financial expert.

Governance and Nominating Committee. The primary responsibilities of the Governance and Nominating Committee are to:

•	recommend to the Board of Directors and review annually Corporate Governance Guidelines to the Board of Directors;

•	review and recommend director candidates to the Board of Directors; and

•	annually evaluate and report to the Board on the performance and effectiveness of the Board.

The Governance and Nominating Committee will consist of at least two independent directors. The members of our Governance and Nominating Committee are Messrs. Levine, Bhagat and Fernandez. Mr. Levine serves as chairperson of the Governance and Nominating Committee.

Compensation Committee. The primary responsibilities of the Compensation Committee are to:

•	establish the compensation of the Chief Executive Officer, including goals and objective relevant to compensation, and evaluate performance relative to compensation;

•	make recommendations to the Board regarding compensation of executive officers and directors;

•	administer our equity compensation plans; and

•	prepare a report on executive compensation for inclusion in the company’s annual proxy or information statement.

The Compensation Committee will consist of at least two independent directors. The members of our Compensation Committee currently are Messrs.Hautanen, Thompson and Levine. Mr. Hautanen serves as the Chairperson of the committee and our financial expert.

Capital Committee. The primary responsibilities of the Capital Committee are to:

•	review with management, and make recommendations to the Board regarding, our financial plans, including present and future operating and capital needs;

•	review with management, and make recommendations to the Board regarding, potential mergers, acquisitions and divestitures; and

•

review with management, and make recommendations to the Board regarding, our policies regarding investor relations, advisability regarding stock splits, reverse splits and similar transactions and borrowings.

The Capital Committee will consist of at least two independent directors. The members of our Capital Committee currently are Messrs. Bhagat, Hautanen and Fernandez.

ITEM 6.	EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation that we paid to our Chief Executive Officer, our Chief Operating Officer, our former Chief Executive Officer, our former Chief Operating Officer and our most highly compensated executive officers for the year ended December 31, 2005 (“Named Executive Officers”), except where the aggregate salary and bonus of such executive officer did not exceed $100,000. Aspects of this compensation are dealt with in the following table.

Summary Compensation Table

Annual Compensation					Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)[1]	Restricted Stock Awards		Securities Underlying Options/ SARs (#)	All Other Compensation
Harry G. Hobbs [2]	2005	—	—	—	—		—	—
President and Chief Executive Officer	2004 2003	—	—	—	—		—	—
Michael J. Ah Koy [3]	2005	$132,280	—	—	—		—	—
President of Business Development	2004 2003	132,280 132,280	— —	— —	— —		— —	— —
Harley L. Rollins Chief Financial Officer	2005 2004 2003	$175,000 58,333 —	— — —	$9,600 3,200 —	$227,344 — —	[4]	— — —	— — —
Michael D. McCutcheon [5] Chief Operating Officer – Pacific Operations	2005 2004 2003	$251,522 251,522 240,247	— — —	— — —	— — —		— — —	— — —
Sydney D. Camper III [6] Former Chief Executive Officer	2005 2004 2003	$250,000 250,000 33,666	— — —	$9,600 1,600 —	— — —		— — —	— — —
Eddie Crowston [7] Former Chief Operating Officer	2005 2004 2003	$250,000 250,000 33,666	— — —	$4,800 1,600 —	— — —		— — —	$60,000 — —	[8]

[1]	Includes car allowance. Except as stated, perquisites and other personal benefits do not exceed the lesser of $75,000 and 25% of the total annual salary and bonus.

[2]	Mr. Hobbs commenced his term of employment effective August 28, 2006.

[3]

Mr. Ah Koy was recently employed by us in connection with our arrangement with Datec Group Ltd., consummated on February 1, 2006. This salary amount represents compensation paid to Mr. Ah Koy by Datec Group Ltd. during the year ended December 31, 2005.

[4]

Pursuant to a Stock Purchase Agreement, effective July 29, 2005, Mr. Rollins purchased 54,001 shares of common stock. The shares are subject to repurchase by us under certain circumstances. Our common stock is currently not trading; however, management estimates the value of the shares at $4.21 per share.

[5]

Mr. McCutcheon was recently employed by us in connection with our arrangement with Datec Group Ltd., consummated on February 1, 2006. This salary amount represents compensation paid to Mr. McCutcheon by Datec Group Ltd. during the year ended December 31, 2005.

[6]	Mr. Camper served as our President and Chief Executive Officer until February 2006.

[7]

As of June 30, 2005, due to the discontinuation of our construction operations, we entered into an agreement with Mr. Crowston to terminate his services. Pursuant to his employment agreement with us, Mr. Crowston is entitled to receive severance equal to his former annual salary of $250,000. This amount was paid out over 12 months.

[8]

Mr. Crowston was provided with a $60,000 advance for the purpose of relocation expenses. As of December 31, 2005, we had received receipts for relocation expenses in the amount of approximately $44,200. The $15,800 remaining balance was regarded as paid compensation.

Option Grants in Last Fiscal Year

We did not grant options to purchase common stock to the Named Executive Officers in the year ended December 31, 2005.

Aggregate Option Exercises and Year-End Option Values

There were no stock options exercised or outstanding by Named Executive Officers during the year ended December 31, 2005.

Employment Agreements

Harry G. Hobbs Employment Agreement

We have entered into an Employment Agreement with Harry Hobbs as President and Chief Executive Officer, dated August 25, 2006, effective September 1, 2006. The Employment Agreement has an initial term that expires four years from the effective date but will automatically be extended for successive one-year terms unless either party gives written notice no less than 30 days prior to the end of the term to the other party of the desire not to renew the Employment Agreement.

Mr. Hobbs will receive a base salary of $300,000 and may also receive an annual performance bonus in accordance with criteria set by our Board of Directors or pursuant to one or more written plans adopted by our Board of Directors. The amount of such bonus, assuming the achievement of applicable milestones to be established by the Board, shall be based primarily on the overall performance of the Company. With respect to calendar year 2006, Mr. Hobbs was guaranteed 60% of the pro-rated maximum bonus amount of $125,000 (or $75,000), with the balance of the $50,000 to be subject to the achievement of certain milestones to be established by the Compensation Committee of the Board of Directors. The balance of the bonus due for 2006 was approved by the Board and paid by the Company. However, as of the date of this registration statement, no fixed performance criteria has been established by the Board of Directors or in any written plan adopted by our Board of Directors.

We also agreed to reimburse Mr. Hobbs for his living expenses within Broward County, Florida, for a transitional period ending December 31, 2006, such amount not to exceed $10,000. During the period of employment, Mr. Hobbs will also be entitled to additional benefits, including reimbursement of business expenses, paid vacation, an automobile allowance, a telephone allowance and participation in other company benefit plans or programs that may be available to other executives or employees of our company.

Mr. Hobbs is also entitled to options to purchase up to 636,200 shares of our common stock, following the adoption by our Board of Directors and stockholder approval of a stock option plan. Such options will vest over a period of four years.

In the event of a change in control, Mr. Hobbs shall have the right to terminate his employment under the Employment Agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such a termination, Mr. Hobbs shall be entitled to severance in an amount equal to his annual base salary for twelve months and a waiver of any lapse provisions of stock options or restricted stock grants, made by our company, that have vested. If we terminate the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Hobbs is entitled to receive twelve months salary at the rate of his annual salary then in effect and a waiver of any lapse provisions of stock options or restricted stock grants made by us, that have since vested.

Michael J. Ah Koy Employment Agreement

On February 1, 2006, we entered into an Employment Agreement with Michael J. Ah Koy, currently our President of Business Development . The Employment Agreement has an initial term that expires five years from the effective date but will automatically be extended for successive two-year terms unless either party gives written notice no less than 120 days prior to the end of the term to the other party of the desire not to renew the Employment Agreement.

The Employment Agreement provides that Mr. Ah Koy will receive a base salary of $210,000 and may also receive an annual performance bonus at the discretion of and in accordance with criteria set by our Board of Directors or pursuant to one or more written plans adopted by our Board of Directors. As of the date of this registration statement, no fixed performance criteria has been established by the Board of Directors or in any written plan adopted by our Board of Directors. During the period of employment, Mr. Ah Koy will also be entitled to additional benefits, including reimbursement of business expenses, paid vacation, a telephone allowance and participation in other company benefit plans or programs that may be available to other executives or employees of our company.

In the event of a change in control, Mr. Ah Koy shall have the right to terminate his employment under the Employment Agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such a termination, Mr. Ah Koy shall be entitled to severance in an amount equal to his annual base salary for twelve months and a waiver of any lapse provisions of stock options or restricted stock grants, made by us, that have vested.

If we terminate the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Ah Koy is entitled to receive twelve months salary at the rate of his annual salary then in effect and a waiver of any lapse provisions of stock options or restricted stock grants made by the Company, that have since vested.

Harley L. Rollins Employment Agreement

On July 1, 2005, we entered into an Employment Agreement with Mr. Rollins, our Chief Financial Officer. The Employment Agreement has an initial term that expires five years from the effective date but will automatically be extended for successive two-year terms unless either party gives written notice no less than 120 days prior to the end of the term to the other party of the desire not to renew the Employment Agreement.

Mr. Rollins currently receives a base salary of $200,000 and may also receive an annual performance bonus at the discretion of and in accordance with criteria set by our Board of Directors, or pursuant to one or more written plans adopted by our Board of Directors. As of the date of this registration statement, no fixed performance criteria has been established by the Board of Directors or in any written plan adopted by our Board of Directors. During the period of employment, Mr. Rollins will also be entitled to additional benefits, including reimbursement of business expenses, paid vacation, an automobile allowance, a telephone allowance and participation in other company benefit plans or programs that may be available to other executives or employees of our company.

In the event of a change in control, Mr. Rollins shall have the right to terminate his employment under the Employment Agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such a termination, Mr. Rollins shall be entitled to severance in an amount equal to his annual base salary for twelve months and a waiver of any lapse provisions of stock options or restricted stock grants, made by our company, that have vested.

If we terminate the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Rollins is entitled to receive twelve months salary at the rate of his annual salary then in effect and a waiver of any lapse provisions of stock options or restricted stock grants made by the Company, that have since vested.

Effective July 29, 2005, and in connection with Mr. Rollins’ offer of employment, we entered into a Stock Subscription Agreement with Mr. Rollins for the purchase of 54,001 shares of our restricted common stock. In accordance with this Stock Subscription Agreement, we issued to Mr. Rollins 54,001 shares of our common stock. In addition, pursuant to a separate Stock Purchase Agreement with Mr. Rollins, also dated July 29, 2005, we issued to Mr. Rollins an additional 54,001, shares for an aggregate total of 108,002 shares at an aggregate purchase price of $200.00. The 54,001 shares issued pursuant to the Stock Purchase Agreement are subject to repurchase by us under certain circumstances, and at the our election. As a result, these 54,001 shares may not be sold until after June 30, 2007. Notwithstanding the repurchase rights held by us, Mr. Rollins has the right to vote and receive dividends with respect to the shares.

Michael David McCutcheon Employment Agreement

Effective August 1, 2006, we entered into an Employment Agreement with Michael David McCutcheon, our Chief Operating Officer - Datec Group. The Employment Agreement has an initial term that expires five years from the effective date but will automatically be extended for successive two-year terms unless either party gives written notice no less than 120 days prior to the end of the term to the other party of the desire not to renew the Employment Agreement.

Mr. McCutcheon currently receives a base salary of $210,000 and may also receive an annual performance bonus in accordance with criteria set by our Board of Directors, or pursuant to one or more written plans adopted by our Board of Directors. As of the date of this registration statement, no fixed performance criteria has been established by the Board of Directors or in any written plan adopted by our Board of Directors. During the period of employment, Mr. McCutcheon will also be entitled to additional benefits, including reimbursement of business expenses, paid vacation, an automobile allowance, a telephone allowance and participation in other company benefit plans or programs that may be available to other executives or employees of our company.

In the event of a change in control, Mr. McCutcheon shall have the right to terminate his employment under the Employment Agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such a termination, Mr. McCutcheon shall be entitled to severance in an amount equal to his annual base salary for twelve months and a waiver of any lapse provisions of stock options or restricted stock grants, made by us, that have vested.

If we terminate the Employment Agreement without cause (as defined in the Employment Agreement), Mr. McCutcheon is entitled to receive twelve months salary at the rate of his annual salary then in effect and a waiver of any lapse provisions of stock options or restricted stock grants made by the Company, that have since vested.

Barry I. Rose Employment Agreement

Effective January 31, 2006, our subsidiary AST entered into an Employment Agreement with Barry I. Rose, President of Operations, American Samoa and Samoa. The Employment Agreement is for an initial term of three years beginning February 1, 2006 and ending January 31, 2009.

Mr. Rose currently receives a base salary of $175,000, which shall be increased by 2.5% on each annual anniversary date of the Agreement. Mr. Rose may also receive an annual performance bonus in accordance with bonus or compensation programs of the senior management. As of the date of this registration statement, no compensation programs have been established by the Board of Directors or in any written plan adopted by our Board of Directors. During the period of employment, Mr. Rose will also be entitled to additional benefits, including reimbursement of business expenses, paid vacation, an automobile allowance, insurance and participation in other company benefit plans or programs that may be available to other executives or employees of our company.

Fay Rose and Nelson Tanaka Management Agreement

Effective January 31, 2006, our subsidiary AST entered into an Amended and Restated Management Agreement with Level Best, Inc., an American Samoa corporation (“LBI”), pursuant to which LBI provides the senior business executives, including but not limited to Fay Rose and Nelson Tanaka, both of whom are key employees with respect to our American Samoa operations. The Management Agreement is for a term of three years commencing February 1, 2006 and ending on January 31, 2009.

In consideration for the services of Ms. Rose and Mr. Tanaka, we pay LBI $328,750 per annum for the initial term and subject to annual increase. Under the terms of the Agreement, we are required to provide an automobile allowance sufficient for the equivalent of two leased executive automobiles, health insurance for both executives and reimbursement for reasonable out of pocket expenses, housing and transportation and other fringe benefits.

Director Compensation

In December 2005, the Board adopted a Director compensation policy. In accordance with that policy, our non-employee directors each earn cash compensation of $25,000 per annum for services rendered in their capacity as members of our Board of Directors. In addition, we have the following Board committees: Audit Committee, Governance and Nominating Committee, Compensation Committee and Capital Committee. The Audit Committee chairperson receives an additional $15,000 per year while each of the chairpersons of the other committees receives an additional $5,000 per year. Each other member of the Audit Committee receives an additional $3,750 per year, while each other member of the remaining committees receives an additional $1,250 per year. Finally, each non-employee director receives $25,000 of our common stock in their initial year of Board service and is entitled to receive an additional $12,500 of our common stock each year thereafter. At the discretion of the Company, the non-employee directors may receive cash in lieu of the shares of common stock.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 2002, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had or will have a material interest other than in the transactions described below. The descriptions set forth below are qualified in their entirety by reference to the applicable agreements, copies of which are filed as exhibits to this registration statement.

Agreements with Stanford International Bank Affiliate

We have entered into certain agreements with Stanford International Bank Ltd., our principal stockholder and its affiliates.

Consulting Agreement. During February 2003, AST entered into a consulting agreement with SVCH. The agreement is for a three year term beginning April 1, 2003. Under the terms of the agreement, SVCH is to provide us with general business consulting services including strategic planning, expansion opportunities and financing matters. Consulting fees payable under this agreement were $40,000 per annum. This agreement was terminated during February 2006.

Secured Revolver Note. Pursuant to a Debtor-in-Possession Financing Agreement executed on September 15, 2003, we borrowed $2,000,000 from Stanford Venture Capital Holdings, in a form of a secured, super priority line of credit bearing interest at 8% per annum and due on April 16, 2004. On September 14, 2004, $2,000,000 of our obligations relating to the financing along with other secured claims and accrued interest amounting to $576,682 were converted into common stock as part of our plan of reorganization.

Loan and Security Agreement. On May 20, 2004, eLandia Technologies, our subsidiary, entered into a one year loan and security agreement with Stanford Venture Capital Holdings, an affiliate of our principal stockholder. The loan and security agreement is collateralized by all of the assets of eLandia Technologies. Under the original terms of the loan and security agreement, the maximum principal amount available was $5,000,000 with interest to accrue at a rate of 8% per annum on the outstanding balance. The original maturity date of the loan and security agreement was May 19, 2005, prior to which time amounts could be repaid or borrowed again. On November 24, 2004, the maximum principal amount available under the loan was increased from $5,000,000 to $8,500,000. All other terms and conditions remained the same. eLandia Technologies was unable to repay the amount outstanding on the May 19, 2005 maturity date. In May 2005, eLandia Technologies received a modification and extension letter stipulating that the lender would convert the debt and related accrued interest into equity upon consummation of the acquisition of AST. In the event the acquisition was not consummated, the lender agreed not to demand repayment until May 2006. On September 15, 2005, the loan and security agreement, which had an outstanding balance of $3,000,000 on such date, was assumed by Elandia as part of our common control merger with eLandia Technologies. As of December 31, 2005, the outstanding borrowings under the loan and security agreement amounted to $8,500,000, whereas accrued interest amounted to $1,580,632. The principal balance and related accrued interest was classified as long-term as of December 31, 2005, on our balance sheet since on January 31, 2006, upon the consummation of the AST Acquisition, all such amounts were contributed into equity. Effective January 30, 2006, Stanford executed a document acknowledging the full release and satisfaction of this and other outstanding indebtedness. See “Release and Satisfaction of Promissory Notes and Collateral Security” below.

Promissory Note. On September 1, 2004, eLandia Technologies issued a promissory note to Stanford Financial Group, an affiliate of our principal stockholder, in the amount of $300,000 for the acquisition of PCS wireless licenses in the United States Virgin Islands and Bloomington, Illinois. We assumed this promissory note as part of the common control merger with eLandia Technologies effective September 15, 2005. This promissory note accrues interest at the rate of 8% per annum, requires quarterly interest payments and matures on August 31, 2007. We did not make any of the required quarterly interest payments subsequent to December 31, 2005. As of December 31, 2005, we had classified this promissory note and related accrued interest as long-term since the principal balance and related accrued interest was contributed into equity on January 31, 2006 in connection with the consummation of the AST Acquisition. As of December 31, 2005, we had accrued $47,934 as interest expense. In May 2005, eLandia Technologies received a modification and extension letter stipulating that the lender would contribute such debt and accrued interest into equity upon consummation of the acquisition of AST. In the event the acquisition was not consummated, the lender agreed not to demand repayment prior to the due date. Effective January 30, 2006, Stanford executed a document acknowledging the full release and satisfaction of this and other outstanding indebtedness. See “Release and Satisfaction of Promissory Notes and Collateral Security” below.

Secured Revolver Note. On October 25, 2004, we borrowed an additional $2,500,000 from Stanford Venture Capital Holdings under a supplemental super priority line of credit and $2,500,000 of obligations relating to our financing was converted into a secured revolver note with Stanford Venture Capital Holdings. The secured revolver note was due on October 24, 2005 and bore interest at the rate of 8% per annum. Substantially all of our assets and subsidiaries were pledged as collateral under the secured revolver note agreement. In May 2005, we received a modification and extension letter stipulating that the lender would contribute the debt and related accrued interest into equity upon consummation of the acquisition of AST. In the event the acquisition was not consummated, the lender agreed not to demand repayment until May 2006. As of December 31, 2005, accrued interest amounted to $305,157 which has been included as a long-term liability since subsequent to December 31, 2005, such accrued interest was contributed into equity upon the consummation of the AST Acquisition. Effective January 30, 2006, Stanford executed a document acknowledging the full release and satisfaction of this and other outstanding indebtedness. See “Release and Satisfaction of Promissory Notes and Collateral Security” below.

Release and Satisfaction. On January 30, 2006, Stanford International Bank Ltd., our principal stockholder and owner and holder of various promissory notes and security agreements acknowledged the full release and satisfaction of certain of our outstanding indebtedness as set forth in certain loan instruments or their respective amendments including: (i) Loan and Security Agreement, dated May 20, 2004, as amended by the First Amendment to Loan and Security Agreement dated November 24, 2004, and Renewal Revolver Promissory Note, dated November 24, 2004, all evidencing a loan in the maximum principal amount of $8,500,000, (ii) a Promissory Note dated September 1, 2004, in the principal amount of $300,000 and (iii) Secured Revolver Note, dated October 25, 2004, evidencing a loan in the amount of $2,500,000. No consideration was paid to Stanford for this release and satisfaction. As a result, in the quarter ended March 31, 2006, we contributed the $13,265,000 to equity.

Note Purchase Agreement. On February 10, 2006, we issued a promissory note to and entered into a Note Purchase Agreement with Stanford International Bank Limited, an affiliate of our principal stockholder, in the principal amount of $2,300,000 for general working capital purposes. On July 24, 2006, we entered into a First Amendment to the Note Purchase Agreement increasing the principal amount to $3,300,000. As of October 2, 2006, we had drawn the entire amount available of $3,300,000. The promissory note accrues interest at a rate of 8% per annum and is due on December 31, 2007. The principal amount of the note, together with any unpaid interest, is due in a single payment on December 31, 2007 or upon the occurrence of an equity or debt financing in excess of $8,000,000. Interest payments under this note commenced on April 1, 2006 and are payable on a quarterly basis.

Agreement with Stanford Group Company. Effective January 4, 2007, we entered into an agreement with Stanford Group Company, an affiliate of Stanford International Bank, Ltd. (“SGC”). Pursuant to this agreement, SGC will serve as (i) our exclusive financial advisor in connection with possible merger, acquisition or other form of entity combination involving Elandia, and (ii) our exclusive placement agent in the proposed placement of our securities. The agreement is for a term of six months, although either party may terminated the company at any time upon ten days prior written notice. As compensation for services to be provided, we agreed to pay SGC a non-refundable monthly retainer of $15,000 for the term of the engagement, as well as a reimburse SGC for all reasonable out of pocket expenses. In addition, we agreed to pay SGC a placement fee equal to 7% of the gross proceeds of any equity placement and 4% of the gross proceeds of any debt placement (in either case, a “Placement Fee”), as well as warrants to purchase shares representing a percentage of the securities sold in connection with the placement, 5% in connection with an equity placement and 2.5% in connection with a debt placement. The warrants will be for a term of five years, will be exercisable at the exercise price or conversion price of the securities sold and will contain standard provisions regarding cashless exercise, anti-dilution and other customary terms. In connection with a business combination, we agreed to pay SGC an advisory fee equal to 3% of the consideration paid or received in connection with the business combination. The monthly retainer will be credited towards any of the fees that may become payable to SGC as part of any Placement Fee or Advisory Fee.

Agreements with Kelton Investments Ltd.

Real Property Sales and Leaseback. During March 2005, Datec Fiji Ltd. sold to Kelton Investments Ltd. (“Kelton”) certain real estate property located in Fiji for a purchase price of approximately $1,560,000. Management believes the purchase price paid by Kelton was fair market value. The appraised value was $1,680,000. The purchase price was $120,000, or 7.1%, less than the appraised value of the property. However, we received no other offers on the property, we were not required to pay any commissions or realtor costs in connection with the sale and management had previously determined it was in our best interest to sell the property. The property is being leased to us and utilized for our operations in Fiji. Sir James M. Ah Koy, our director and the father of Michael Ah Koy, our President of Business Development, is the Chairman of Kelton and exercises voting and investment power over the shares held by Kelton. In addition, Michael Ah Koy is a trustee and beneficiary of the James Michael Ah Koy Trust which holds a 61.6% ownership interest in Kelton.

During March 2005, one of our subsidiaries sold its building located in Papua New Guinea for approximately $3,470,000 to Pacific Rumana, an entity which is jointly owned by Kelton and Steamships, Inc., a 50% minority interest holder for Datec Papua (“Steamships”). On September 25, 2005, Datec Papua entered into a lease agreement with Rumana to rent such building for a period of one year from April 2005 to March 2006. Since then, we continue to rent the building pursuant to an oral agreement. We intend to rent the building for an additional four years commencing April 1, 2006 and terminating on March 31, 2010. Management believes the purchase price paid by Pacific Rumana was fair market value. The property is being leased back to us and utilized for our operations in Papua New Guinea.

Advances. During the first nine months ended September 30, 2006, Kelton advanced to our operating subsidiaries, Datec Fiji Investments and Datec Fiji Limited, a total of $130,464. Pursuant to an oral agreement between Kelton and us, the balance due accrues interest at the rate of 13% per annum. The amount is payable upon demand, although we have the right to prepay, in whole or in part, without penalty.

Agreements with Sir James Ah Koy

Sir James Ah Koy serves as a director to various of our subsidiaries in order to satisfy local laws in those jurisdictions. In addition, in light of Sir James’ extensive business experience and professional relationships in Fiji and other Pacific Island Nations, we have in the past and may again in the future engage Sir James on a consulting basis to assist with special projects. We will pay Sir James a fee for this service.

Management Agreement

On February 14, 2003, AST entered into a management agreement with Level Best, Inc., a company affiliated with Barry Rose (“LBI”). Under the terms of the agreement, LBI was to provide day-to-day management services to AST for a period of three years. Effective January 31, 2006, AST amended its management agreement with LBI. Under the terms of the new agreement, LBI is to supply us with our Chief Operating Officer until January 31, 2007 and Chief Technology Officer until January 31, 2009. Management fees charged under this agreement amounted to $84,587 and $86,677 for the three months ended September 30, 2006 and 2005, respectively, and $251,258 and $269,226 for the nine months ended September 30, 2006 and 2005, respectively.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements, our certificate of incorporation and bylaws allow us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Equity Sales and Grants

In February 2006, pursuant to an arrangement under Section 128 of the New Brunswick Business Corporations Act pursuant to which the shares of Datec Pacific Holdings Ltd. were exchanged for shares of the Company, we issued 4,085,126 shares of common stock to the stockholders of Datec Pacific Holdings Ltd. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(10) of the Securities Act of 1933.

In January 2006, pursuant to the merger, between the registrant and American Samoan Telecom LLC, a closely held limited liability company, we issued 4,225,726 shares of common stock in exchange for all of the issued and outstanding membership interests of such company. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In December 2005, the Board of Directors adopted a Director compensation policy. Among other things, the policy provided that each independent director would receive a number of shares of common stock equal in value to $25,000 in their initial year of service and is entitled to receive additional shares of common stock equivalent in value to $12,500 in each subsequent year thereafter or, at the discretion of the Company, the non-employee directors may receive cash in lieu of the shares of common stock. As a result, we issued a total of 24,000 shares of common stock during 2006 for services rendered in 2006. The shares were issued in consideration for services rendered to us. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

During the year ended December 31, 2005, we issued 255,740 shares of common stock to officers and consultants in consideration for services rendered. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On August 15, 2005, our Board of Directors authorized and our stockholders approved a 9-for-10 reverse stock split. Moreover, on February 17, 2006, the holders of a majority of our outstanding common stock approved a 3-for-5 reverse stock split. Although the documents that have been previously filed by us as exhibits that pertain to the transactions set forth below contain pre-split numbers, in order to accurately reflect what is held by our stockholders currently, the numbers discussed below reflect the post-split number of shares.

Effective July 29, 2005, and in connection with Mr. Rollins’ offer of employment, we entered into a Stock Subscription Agreement with Mr. Rollins for the purchase of 54,001 shares of our restricted common stock. In accordance with this Stock Subscription Agreement, we issued to Mr. Rollins 54,001 shares of our common stock. In addition, pursuant to a separate Stock Purchase Agreement with Mr. Rollins, also dated July 29, 2005, we issued to Mr. Rollins an additional 54,001, shares for an aggregate total of 108,002 shares at an aggregate purchase price of $200.00. The shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving a public offering.

In December 2004, pursuant to our merger with eLandia Technologies, Inc., we issued 446,513 shares of our common stock in exchange for all of the issued and outstanding shares of eLandia Technologies, Inc. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On September 14, 2004, pursuant to our plan of reorganization, we issued 2,146,500 shares of our common stock. Additionally, certain of our creditors received warrants to purchase an aggregate of approximately 1,876,500 shares of common stock at an exercise price of $.001 per share. All of the warrants were subsequently exercised. These shares and the shares issued upon exercise of the warrants were deemed to be exempt from registration under the Securities Act in reliance on the provisions of Section 1145 of the Bankruptcy Code.

In September 2003, and in connection with Mr. Camper’s offer of employment by us, Sydney D. Camper III, our former Chief Executive Officer, was granted the option to purchase up to 303,750 shares of our common stock. On May 20, 2004, pursuant to a Stock Purchase Agreement we issued to Mr. Camper 303,750 shares of our common stock for the aggregate purchase price of $562.50. The ownership of these shares was subject to certain repurchase rights set forth in the Stock Purchase Agreement. On July 26, 2006, we repurchased these shares for the aggregate price of $562.50.

Lock Up Agreements

In connection with the Elandia Technologies merger, certain stockholders receiving 446,513 shares of our common stock, agreed not to transfer their shares prior to the third anniversary of the effective date of the merger, or until December 31, 2007. Any transfers done after December 31, 2007, shall only be done pursuant to the volume limitations of SEC Rule 144, whether or not such shares are subject to the volume limitations. The stockholders were Sydney D. Camper III, Eddie G. Crowston, David Fanning, Ed Martin, Tom Sellers, Glen Goldberg, Larry Barnes, Phil Belanger, Martin Pedata, Jim O’Connor and Bobby Holcomb.

In connection with our acquisition of AST, stockholders Barry Rose, Fay Alailima Rose and W&R South Pacific, L.P. have entered into a lock-up agreement, pursuant to which they will not transfer the 1,396,718 shares of Elandia beneficially owned by them until January 31, 2008. In accordance with this agreement, any transfers done after January 31, 2008 shall be done only in compliance with the volume limitations of SEC Rule 144, whether or not such shares are subject to the volume limitation.

In connection with the Datec merger, stockholders Michael J. Ah Koy, James M. Ah Koy, Krishna Sami, Kelton Investments Limited and Sami Holdings Ltd, have entered into a lock-up agreement pursuant to which they will not transfer the 2,221,193 shares beneficially owned by them of Elandia until February 1, 2008. In accordance with this agreement, any transfers after February 1, 2008, shall be done pursuant to the volume limitations of SEC Rule 144, whether or not such shares are subject to the volume limitation.

In connection with Mr. Rollins’ Stock Purchase Agreement, Mr. Rollins granted us the right to purchase, under certain circumstances, the 54,001 performance shares issued to him until June 30, 2007. The shares may not be sold until after June 30, 2007.

Voting Agreement

In connection with our acquisition of the South Pacific operating subsidiaries of Datec Group Ltd., Stanford International Bank Ltd. and Kelton Investments Limited, owning approximately 53.7% of our common stock in the aggregate, entered into a voting agreement for the purpose of selecting our Board of Directors. Pursuant to the voting agreement, Stanford International Bank Ltd. and Kelton Investments Limited have agreed that for so long as each shall hold no less than 3% of our outstanding common stock, each shall vote and support jointly a nominee proposed by each such stockholder to our Board of Directors.

ITEM 8.	LEGAL PROCEEDINGS

Amalgamated Telikom Holdings PNG Pty Limited

Datec PNG Pty Ltd, our subsidiary, is party to an action as a 50% partner in Amalgamated Telikom Holdings PNG Pty Limited. Amalgamated Telikom Holdings PNG Pty Ltd. was created as a joint venture between Amalgamated Telecom Holdings Limited of Fiji and Datec PNG Pty Ltd. Amalgamated Telikom Holdings PNG Pty Ltd has initiated an action in the National Court of Justice at Waigani Papua New Guinea for damages against the State of Papua New Guinea and the Independent Public Business Corporation of Papua New Guinea for their breach of a Share Acquisition Agreement, dated July 31, 2002, in connection with Amalgamated Telikom Holdings PNG Pty Ltd’s successful bid to acquire 51% of the outstanding shares of Telikom PNG Pty Ltd. Telikom PNG Pty Ltd is a wholly-owned limited liability company, with a monopoly in the provision of fixed and mobile telephone services in

Papua New Guinea. Amalgamated Telikom Holdings PNG Pty Ltd. is seeking damages in this proceeding for expenditures incurred in the bidding process, lost profits and revenue and efforts and funds expended for the sole benefit of Telikom PNG Pty Ltd. No court appointment to try this case has been determined.

Cornerstone Businesses Inc.

On February 6, 2006, we were sued in the Sixth Judicial Circuit Court in Pasco County, Florida by Cornerstone Businesses, Inc. in a complaint related to a subcontractor agreement between Cornerstone Businesses, Inc. and Midwest Cable Communications of Arkansas, Inc. Cornerstone Businesses, Inc. seeks relief based upon claims of breach of contract, tortious interference with a contractual right, tortious interference with a business relationship and fraud and negligent misrepresentation. The complaint seeks unspecified monetary damages, including pre-judgment interest and costs. We believe that the claims alleged in the complaint are without merit and we intend to vigorously defend against this complaint.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price

There is currently no established public trading market for our common stock.

Common Stock

As of December 31, 2006, there were 13,060,314 shares of common stock outstanding.

The shares have not been registered under the Securities Act, or under any other similar law of any state (except for certain registrations that do not permit resale). However, of such shares, 4,023,000 shares were issued pursuant to Section 1145 of the Bankruptcy Act and are exempt from registration. Provided that the holder of these securities is not an underwriter, as defined in Section 1145, or an affiliate, these shares may be sold without registration. If the holder is an affiliate, as is currently the case for most of these holders, the shares will have to be sold in compliance with Rule 144.

The remaining 9,091,106 shares have not been registered, they are “restricted securities” as defined in Rule 144 under the Securities Act and can only be sold pursuant to Rule 144. Of these shares, 446,513 shares could be sold subject to certain volume limitations, pursuant to Rule 144 under the Securities Act. The remaining 8,644,593 can only be sold, pursuant to Rule 144, beginning in late 2006 and the first quarter of 2007. Notwithstanding the foregoing, the holders of 8,757,365 shares have agreed not to sell their shares until various dates beginning in December 2007. In accordance with those agreements, thereafter, they have agreed to sell their shares only pursuant to the volume limitations of SEC Rule 144, whether or not such shares are subject to the volume limitations.

The Company is not currently offering and does not currently propose to offer any securities in the public market.

Dividends

The Company has not paid in the last two years and does not currently intend to pay any dividends on its shares of common stock.

Equity Compensation Plans

In December 2005, the Board adopted a Director compensation policy. See “Item 6, Executive Compensation – Director Compensation.” We are in the process of formalizing this policy into a non-employee director compensation plan to be approved by the directors and stockholders. To date, no shares have been issued under this plan.

In January 2007, the Board approved the 2007 Stock Option and Incentive Plan which is designed to encourage and enable officers, employees, directors and other key persons to acquire a proprietary interest in the Company. The maximum number of shares of common stock reserved and available for issuance under this plan is 1,439,911. We are in the process of obtaining stockholder approval of this plan. To date, no shares have been issued under this plan.

Except as specifically described below, we do not currently have any individual compensation arrangements providing for the issuance of equity securities. In connection with the Harley Rollins Employment Agreement, we did issue and sell to Mr. Rollins 108,002 shares of common stock. We do have the right to re-purchase 54,001 of these shares. In addition, in connection with the Harry Hobbs Employment Agreement, we did agree to grant to Mr. Hobbs options to purchase 636,200 shares of our Common Stock following the adoption by our Board of Directors and stockholder approval of a stock option plan.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

In February 2006 and August 2005, our Board of Directors authorized and our stockholders approved a 3-for-5 reverse stock split and 10-for-9 reverse stock split, respectively. Certain documents filed as exhibits to this registration statement and pertaining to the transactions set forth below, include pre-split share numbers. However, we have described these transactions in post split numbers to accurately reflect what is currently held by our stockholders.

In February 2006, pursuant to an arrangement under Section 128 of the New Brunswick Business Corporations Act pursuant to which the shares of Datec Pacific Holdings Ltd. were exchanged for shares of our Company, we issued 4,085,126 shares of common stock to the stockholders of Datec Pacific Holdings Ltd. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(10) of the Securities Act of 1933.

In January 2006, pursuant to the merger between our Company and AST Telecom LLC, a closely held limited liability company, we issued 4,225,726 shares of common stock in exchange for all of the issued and outstanding membership interests of such company. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In December 2005, the Board of Directors adopted a Director compensation policy. Among other things, the policy provided that each independent director will receive a number of shares of common stock equal in value to $25,000 in their initial year of service and is entitled to receive additional shares of common stock equal in value to $12,500 each year thereafter. As a result, for service in 2006, the following directors received 6,000 shares of common stock: James M. Ah Koy, Richard M. Gozia, Osmo A. Hautanen and Winston Thompson. The shares were issued in consideration for services rendered to us. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

In December 2005, we issued 201,739 shares of common stock in the aggregate, to consultants who provided services to us. The shares were issued in consideration for services rendered to us. The issuance of these shares was deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Effective July 29, 2005, and in connection with Mr. Rollins’ offer of employment, we entered into a Stock Subscription Agreement with Mr. Rollins for the purchase of 54,001 shares of our restricted common stock. In accordance with this Stock Subscription Agreement, we issued to Mr. Rollins 54,001 shares of our common stock. In addition, pursuant to a separate Stock Purchase Agreement with Mr. Rollins, also dated July 29, 2005, we issued to Mr. Rollins an additional 54,001, shares for an aggregate total of 108,002 shares at an aggregate purchase price of $200.00. The 54,001 shares issued pursuant to the Stock Purchase Agreement are subject to repurchase by the Company under certain circumstances, and at our election. As a result, these 54,001 shares may not be sold until after June 30, 2007. Notwithstanding the repurchase rights held by us, Mr. Rollins has the right to vote and receive dividends with respect to the shares. The issuance of securities described above was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

In December 2004, pursuant to our merger with eLandia Technologies, Inc., we issued 446,513 shares of our common stock in exchange for all of the issued and outstanding shares of eLandia Technologies, Inc. These shares were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

On September 14, 2004, pursuant to our plan of reorganization, we issued 2,146,500 shares of our common stock. Additionally, certain of our creditors received warrants to purchase an aggregate of approximately 1,876,500 shares of common stock at an exercise price of $0.001 per share. These shares were deemed to be exempt from registration under the Securities Act in reliance on the provisions of Section 1145 of the Bankruptcy Code.

In September 2003 and in connection with Mr. Camper’s offer of employment by us, Sydney D. Camper III, our former Chief Executive Officer, was granted the option to purchase up to 303,750 shares of our common stock at a purchase price of $.001 per share. On May 20, 2004, pursuant to a Stock Purchase Agreement we issued to Mr. Camper 303,750 shares of our common stock for the aggregate purchase price of $562.50. The issuances of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Notwithstanding the foregoing, on July 26, 2006, we repurchased these shares for an aggregate price of $562.50.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Common Stock

Our certificate of incorporation authorizes the issuance of 50,000,000 non-assessable shares of common stock, par value $.00001 per share, of which approximately 13,060,314 shares were outstanding as of October 31, 2006, and held by 366 stockholders of record.

Holders of common stock have equal rights to receive dividends when and if declared by our board of directors, out of funds legally available for dividend payments. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights. Holders of common stock do not have the preemptive right to acquire additional shares or other shares of the Corporation. Holders of common stock are entitled, upon liquidation of the registrant, to share ratably in the net assets available for distribution.

No dividends have been paid by the registrant since its inception nor is the payment of dividends contemplated in the foreseeable future. The payment of any future dividends will be directly dependent upon our earnings, financial needs and other similar factors. We expect to retain all earnings to finance and develop future business.

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Trust Company, located at 50 West Liberty Street, Reno, Nevada, 89501.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors, officers and certain persons serving at our request for monetary damages to the fullest extent authorized by Delaware law.

Our bylaws also provide that we shall advance expenses incurred by such director, officer, employee or agent in defending a civil or criminal action, suit, or proceeding in advance of the final disposition of any action or proceeding, and permit us to purchase and maintain insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification.

We have entered into and expect to continue to enter into agreements to indemnify our directors, officers and other employees as determined by our Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We have secured and maintain directors’ and officers’ liability insurance.

Consequently, our directors and officers will not be personally liable to us or our stockholders for any liability arising out of their actions or breach of fiduciary duties in such capacity, except liability for the following:

•	Any proceeding (or part thereof) initiated by a director or officer not first authorized by our board of directors;

•	Any breach of their duty of loyalty to us or our stockholders;

•	Any conduct adjudged to have been a failure of such director or officer to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of our company;

•	Any transaction from which the director or officer derived an improper personal benefit;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	Any conduct adjudged to have been intentional misconduct or a knowing violation of the law.

A stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents, regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS OR ACCOUNTING AND FINANCIAL DISCLOSURE

During December 2005, we dismissed KingBetham & Company, the certified public accountants previously engaged as the principal auditors to audit the financial statements of AST in 2004. KingBetham & Company’s independent auditors’ report on the AST financial statements for the year ended December 31, 2004 did not contain any adverse opinion or disclaimer of opinion and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss KingBetham & Company was approved by our audit committee. During the 2004 fiscal year and the subsequent interim period preceding KingBetham & Company’s dismissal, there were no reportable events or disagreements with KingBetham on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KingBetham & Company, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During December 2005, we dismissed King Accountancy Corporation (“King”), the certified public accountants previously engaged as the principal auditors to audit the financial statements of AST in 2003. King’s independent auditors’ report on the AST financial statements for the year ended December 31, 2003 did not contain any adverse opinion or disclaimer of opinion and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss King was approved by our audit committee. During the 2003 fiscal year and the subsequent interim period preceding King’s dismissal, there were no reportable events or disagreements with King on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of King, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

In January 2006, Kingston Ross Pasnak LLP (“Kingston”), the chartered accountants previously engaged as the principal auditors to audit the financial statements of Datec, declined to stand for re-election. Kingston’s independent auditors’ report on the Datec financial statements for the years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles. During the 2003 and 2004 fiscal year and the subsequent interim period preceding Kingston’s cessation of service, there were no reportable events or disagreements with Kingston on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kingston, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

We have provided the former accountants with a copy of the disclosures we are providing herein. We requested that the former accountants furnish us with a letter addressed to the U.S. Securities and Exchange Commission confirming whether it agrees with the statements made by us and, if not, stating the respects in which the accountants do not agree. Copies of the correspondence from our former accountants confirming their agreement with the disclosure above are attached as exhibits to this Registration Statement.

Effective February 14, 2006, we engaged Marcum & Kliegman LLP as the independent registered public accounting firm for AST and Datec to audit the financial statements for the year ended December 31, 2005. Our audit committee authorized and approved the engagement of Marcum & Kliegman LLP. During the fiscal years ended 2004 and 2005, and the subsequent interim period prior to engaging Marcum & Kliegman LLP, neither we nor anyone on our behalf consulted Marcum & Kliegman LLP regarding either (i) the application of accounting principles to a specified transaction regarding us, either completed or proposed, or the type of audit opinion that might be rendered on AST or Datec’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event. However, Marcum & Kliegman LLP has been the auditors for Elandia, Inc. since February 4, 2005, and in this regard it has issued a registered public accounting firm report dated May 20, 2005, for the 2004 audit.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.

(b)

Exhibit Index

Exhibit No.	Document

2.1	Order Confirming Joint Plan of Reorganization and Granting Debtors’ Motion to Substantively Consolidate Bankruptcy Cases, In the United States Bankruptcy Court for the Western District of Arkansas Fayetteville Division, dated as of September 14, 2004. (1)

2.2	Amended and Restated Agreement and Plan of Merger among eLandia Solutions, Inc., Elandia AST Acquisition, Inc., W&R South Pacific L.P., Stanford International Bank Ltd., AST Telecom L.L.C., dated as of August 15, 2005. (1)

2.3	Amended and Restated Arrangement Agreement between eLandia Solutions, Inc., eLandia South Pacific Holdings, Inc., Elandia Datec Acquisition Ltd., Datec Group Ltd., Datec Pacific Holdings, Ltd., Stanford International Bank Ltd., Michael Ah Koy, James Ah Koy, Krishna Sami, Kelton Investments Limited, Sami Holdings Ltd., Sydney Donald (Trip) Camper III, Eddie Crowston and Harley L. Rollins, dated as of August 8, 2005. (1)

2.4	Agreement and Plan of Merger by and among Centra Industries, Inc., Centra Acquisition, Inc., eLandia Solutions Incorporated, Stanford Venture Capital Holdings, Inc., and the stockholders of eLandia Solutions Incorporated, dated as of May 20, 2004. (2)

3.1	Certificate of Incorporation of the Company. (1)

3.2	Bylaws of the Company. (1)

3.3	Amended and Restated Bylaws Adopted January 16, 2007 (5)

4.1	Co-Sale and First Refusal Agreement by and between Stanford International Bank and W&R South Pacific, L.P., dated January 31, 2006. (1)

4.2	Security Agreement by and among the Company (formerly known as Centra Industries Inc.), Midwest Cable Communications of Arkansas, Inc., and Stanford Venture Capital Holdings, Inc., dated as of October 25, 2004. (1)

4.3	Satisfaction and Release of Promissory Notes and Security Interests by Stanford International Bank, Ltd., dated as of January 30, 2006. (1)

9.1	Memorandum of Agreement between Stanford International Bank Ltd. and Kelton Investments, Ltd., dated December 8, 2005. (2)

10.1	Agreement between Blue Sky Communications and the Government of Samoa, dated as of February 17, 2005 (E-Rate Contract). (1)

10.2	Customer Solutions Agreement between Datec Fiji Limited and IBM Global Services Australia Limited, dated as of January 3, 2001. (2) (4)

10.3	Employment Agreement between Elandia Solutions Incorporated and Sydney D. “Trip” Camper, dated September 19, 2003. (1)

10.4	Executive Employment Agreement between the Company and Sydney D. Camper III, dated April 11, 2004. (1)

10.5	Form of Stock Purchase Agreement, between the Company and Sydney D. Camper III, dated as of May 20, 2004. (1)

Exhibit No.	Document

10.6	Renewal Revolver Note between the Company (formerly known as Centra Industries, Inc.), Midwest Cable and Communications of Arkansas and Stanford Venture Capital Holdings Inc., dated as of November 24, 2004. (1)

10.7	First Amendment to Loan and Security Agreement between the Company and Stanford Venture Capital Holdings., dated as November 24, 2004. (1)

10.8	Secured Revolver Note between the Company (formerly known as Centra Industries, Inc.), Midwest Cable and Communications of Arkansas and Stanford Venture Capital Holdings Inc., dated as of October 25, 2004. (1)

10.9	Secured Revolver Note between the Company (formerly known as Centra Industries, Inc.) and Stanford Venture Capital Holdings Inc., dated as of December 31, 2004. (1)

10.10	Post Petition Loan and Security Agreement between the Company and Stanford Venture Capital Holdings, dated as of September 15, 2003. (1)

10.11	Security Agreement by and among the Company (formerly known as Centra Industries Inc.), Midwest Cable Communications of Arkansas, Inc., and Stanford Venture Capital Holdings, Inc., dated as of October 25, 2004. (1)

10.12	Form of Indemnification Agreement (1)

10.13	Form of Lock-Up Agreement (1)

10.14	Employment Agreement between the Company and Harley L. Rollins, dated as of July 1, 2005. (1)

10.15	Stock Subscription Agreement between the Company and Sydney D. Camper, dated as of July 29, 2005.(1)

10.16	Stock Purchase Agreement between the Company and Harley L Rollins, dated as of July 29, 2005. (1)

10.17	Stock Subscription Agreement between the Company and Harley L. Rollins, dated as of July 29, 2005. (1)

10.18	IBM Business Partner Agreement between IBM New Zealand Limited and Datec (Fiji) Ltd., dated as of September 12, 2002. (1)

10.19	Distributor Agreement between Canon Australia Pty Limited and Datec (PNG) LTD, dated as of June 26, 2003. (1)

10.20	Contract between Sagric International Pty. Ltd and Datec (PNG) Ltd. in relation to PNG Education Capacity Building Program, dated as of April 22, 2005. (1)

10.21	Network Outsourcing Agreement by Bank of South Pacific Limited and Datec PNG Limited, dated as of May 2004. (2) (4)

10.22	Master Operating Lease between Datec (PNG) Limited and Bank of South Pacific Limited, dated as of November 20, 2004. (1)

10.23	Lease Agreement by and between the Company and Southern Centers Associates I, LLP, dated January 30, 2004 (relating to property at 1500 Cordova Road in Ft. Lauderdale, FL), and First Addendum to Lease dated, May 27, 2006. (2)

10.24	Lease Agreement by and between Kelton Investments Limited and Datec Fiji Ltd., dated, April 1, 2005 (relating to property at 68 Gordon Street in Suva, Fiji). (1)

10.25	Lease Agreement by and between Kelton Investments Limited and Network Services Ltd. , dated April 1, 2005 (relating to property at 63 Albert Street in Auckland, New Zealand). (1)

10.26	Lease Agreement by and between Jewel Properties Limited, Datec Investments Ltd. and Datec Group Ltd., dated October 13, 2004 (relating to property at 63 Albert Street in Auckland, New Zealand). (1)

Exhibit No.	Document

10.27	Lease Agreement by and between Monier PNG Limited and the Independent State of Papua New Guinea, dated September 10, 2003 (relating to property at Allotment 32 Section 38 in Hohola, N.C.D in Papua New Guinea). (1)

10.28	Lease Agreement by and between Centrepoint Limited and Datec Solomon Islands Limited, dated December 1, 2004 (relating to property at 611 Mendana Avenue in Honiara, Solomon Islands). (1)

10.29	Lease Agreement by and between Datec Samoa Limited and Justin Parker Trading as J Parker Investment, dated March 22, 2004 (relating to property at in the Parker Building in Apia, Samoa). (1)

10.30	Constitution of Datec (PNG) Limited (relating to the Datec PNG Pty Joint Venture). (1)

10.31	Stockholders’ Agreement for Datec PNG Pty Limited between Steamships Pty Limited and Kelton Investments Limited (relating to the Datec PNG Pty Joint Venture). (1)

10.32	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.33	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.34	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.35	License Agreement between Tower Top Investments, Inc. and the Company, dated April 1, 2006. (2)

10.36	Executive Employment Agreement between the Company and Michael Ah Koy, dated February 1, 2006.(2)

10.37	Note Purchase Agreement between the Company and Stanford International Bank., Ltd., dated February 10, 2006.(2)

10.38	First Amendment to Note Purchase Agreement between the Company and Stanford International Bank, Ltd., dated July 24, 2006. (2)

10.39	Executive Employment Agreement between the Company and Michael David McCutcheon, dated August 1, 2006.(2)

10.40	Executive Employment Agreement between the Company and Harry G. Hobbs, effective August 28, 2006. (2) (3)

10.41	Employment Agreement between the Company and Barry I. Rose, dated January 31, 2006. (2)

10.42	Amended and Restated Management Agreement between the Company and Level Best, Inc., effective as of January 31, 2006.(2)

10.43	Distributor Agreement between Canon Australia Pty Limited and Datec (PNG) Limited, dated June 14, 2006. (5)

10.44	Authorized Alliance Support Organization Agency Agreement, dated September 19, 2003, between Datec Australia Pty Ltd. and Hewlett-Packard Australia Pty Ltd. (5)

10.45	Purchase Agreement between Elandia Technologies, Inc. and Chickasaw Wireless, Inc., dated as of October 20, 2006 (5)

10.46	Loan Agreement among AST Telecom, LLC, as Borrower, ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank, as Lenders, and ANZ Finance American Samoa, as Agent, dated October 30, 2006 (5)

10.47	Security Agreement among Elandia, Inc., Elandia South Pacific Holdings, Inc., and Elandia Datec Acquisition Ltd., in favor of ANZ Finance American Samoa, Inc., dated October 30, 2006. (5)

10.48	Indemnity, Subrogation and Contribution Agreement among AST Telecom, LLC, as Borrower, and Elandia, Inc., Elandia South Pacific Holdings, Inc., Elandia Datec Acquisitions, Inc., Generic Technology Limited, Datec (Fiji) Limited and Network Services Limited, et al, dated October 30, 2006. (5)

Exhibit No.	Document

10.49	Continuing Guaranty among Elandia, Inc., Elandia South Pacific Holdings, Inc., Elandia Datec Acquisition Ltd., as Guarantors, ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank, as Lenders, and ANZ Finance American Samoa, as Agent, dated October 30, 2006 .(5)

16.1	Letter from KingBetham & Company re: change in accountants. (5)

16.2	Letter from King Accountancy Corporation re: change in accountants. (5)

16.3	Letter from Kingston Ross Pasnak, LLP re: change in accountants.(5)

21.1	Subsidiaries of the Registrant. (2)

99.1	PCS Broadband License for American Samoa. (2)

(1)	Previously filed as an exhibit by the same number of the Company’s Form 10 filed on February 13, 2006.

(2)	Previously filed as an exhibit by the same number of the Company’s Form 10/A filed on August 25, 2006.

(3)	Previously filed as Exhibit 10.3 to the Company’s Form 10-Q for the quarter ended September 30, 2006, filed on January 22, 2007.

(4)	A request for confidential treatment pursuant to Rule 406 under the Securities Act has been made for certain portions of this Exhibit.

(5)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ELANDIA, INC.

By:	/s/ Harley L. Rollins
Harley L. Rollins, Chief Financial Officer

Date: February 16, 2007

ELANDIA, INC. AND SUBSIDIARIES

CONTENTS

Index to Financial Statements

Page
Elandia, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements as of December 31, 2005 and For the Year Ended December 31, 2005	F-1

Introduction to Unaudited Pro Forma Financial Statements	F-2
Pro Forma Condensed Consolidated Balance Sheet, December 31, 2005	F-4
Pro Forma Condensed Consolidated Statement of Operations, for the year ended December 31, 2005	F-5
Notes to Pro Forma Condensed Consolidated Financial Statements	F-6

Elandia Technologies Inc. and Subsidiary	F-9

Report of Independent Registered Public Accounting Firm	F-10
Consolidated Balance Sheet, September 14, 2004	F-11
Consolidated Statement of Operations, from October 1, 2003 (Date of Inception) to September 14, 2004	F-13
Consolidated Statement of Stockholders’ Deficiency, from October 1, 2003 (Date of Inception) to September 14, 2004	F-14
Consolidated Statement of Cash Flows, from October 1, 2003 (Date of Inception) to September 14, 2004	F-15
Notes to Consolidated Financial Statements	F-17

Elandia Inc. and Subsidiaries

2005	F-28
Report of Independent Registered Public Accounting Firm	F-29
Consolidated Balance Sheet, December 31, 2005	F-30
Consolidated Statement of Operations, for the year ended December 31, 2005	F-31
Consolidated Statement of Stockholder’s Deficiency, for the year ended December 31, 2005	F-33
Consolidated Statement of Cash Flows, for the Year ended December 31, 2005	F-34
Notes to Consolidated Financial Statements	F-36

2004	F-54
Report of Independent Registered Public Accounting Firm	F-55
Consolidated Balance Sheet, December 31, 2004	F-57
Consolidated Statements of Operations, from January 1, 2004 to September 14, 2004 (Predecessor Company) and from September 15, 2004 to December 31, 2004 (Successor Company)	F-59
Consolidated Statement of Stockholders’ Deficiency, from January 1, 2004 to September 14, 2004 (Predecessor Company) and from September 15, 2004 to December 31, 2004 (Successor Company)	F-60
Consolidated Statements of Cash Flows, from January 1, 2004 to September 14, 2004 (Predecessor Company) and from September 15, 2004 to December 31, 2004 (Successor Company)	F-62
Notes to Consolidated Financial Statements	F-64

AST Telecom L.L.C. For the Years Ended December 31, 2005 and December 31, 2004	F-80

Report of Independent Registered Public Accounting Firm	F-81
Independent Auditor’s Report	F-82
Balance Sheets	F-83
Statement of Income and Members’ Equity	F-84
Statements of Cash Flows	F-85
Notes to Financial Statements	F-87

ELANDIA, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements

As of December 31, 2005

And for the

Year ended December 31, 2005

ELANDIA, INC.

INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the following two acquisition transactions, which form part of a “Plan of Arrangement”.

i)	On January 31, 2006, Elandia, Inc., a non-public Delaware corporation (“Elandia”), consummated the acquisition of 100% of the membership interest of AST Telecom, LLC (“AST”). AST is headquartered in Pago Pago, American Samoa, and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 65%) by Stanford International Bank, Ltd. (“SIBL”) and its affiliates. SIBL, through its affiliates, is a majority stockholder of Elandia, and owned approximately 83% of the outstanding common stock of Elandia immediately before the consummation of the acquisition.

ii)	On February 1, 2006, Elandia consummated the acquisition of certain operating subsidiaries of Datec Group Ltd. (“Datec”), a publicly traded company on the Toronto Stock Exchange (“TSX Exchange”). Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu.

Prior to the Plan of Arrangement, SIBL contributed approximately $13,234 of debt and related interest into equity of Elandia.

The acquisition of Datec will be accounted for under the purchase method of accounting whereas the acquisition of AST will be accounted for as a common control merger (historical cost basis) for the portion owned by SIBL (approximately 65%), and purchase accounting will be used to account for the acquisition of the minority owned interest (35%).

The unaudited pro forma condensed consolidated balance sheet at December 31, 2005 combines Elandia, Datec and AST as if the two acquisitions were consummated on December 31, 2005. The unaudited pro forma condensed consolidated statements of operations combine the results of operations of Elandia, Datec and AST for the year ended December 31, 2005 as if the acquisition of Datec and AST were consummated effective January 1, 2005.

The unaudited pro forma condensed consolidated financial statements have been prepared from information derived from, and should be read in conjunction with, the audited historical financial statements of Elandia, Datec and AST for the year ended December 31, 2005 included elsewhere in this registration statement. This pro forma financial information is being provided solely for information purposes and is not necessarily indicative of the consolidated financial position, or the consolidated results of operations, which might have existed for the period indicated or the results of operations as they may be in the future. The acquisition of Datec and the minority interest of AST will be accounted for under the purchase method of accounting; accordingly, the assets and liabilities have been restated at their fair value with any excess assigned to identifiable intangible assets with any remaining amount attributed to goodwill.

The unaudited pro forma condensed consolidated financial statements reflect that Elandia, Inc. is the accounting acquirer and the acquisitions (except for the majority membership interest in AST) are accounted for under the purchase method of accounting in accordance with Statement of Financial Standards (“SFAS”) No. 141 “Business Combinations.” Accordingly, the unaudited pro forma condensed consolidated financial statements reflect that the purchase price of each acquisition is preliminarily allocated to the acquired assets and assumed liabilities using our good faith estimate of fair values. The estimated fair values for the tangible assets and liabilities were equal to the historical carrying values at December 31, 2005. The excess of the purchase price above the net tangible assets was allocated to intangible assets as follows:

Intangible assets:
Customer lists – amortizable	$4,515
Customer rights – amortizable	4,515
Goodwill	19,542

Total	$28,572

We used amortizable lives of 5 and 7 years to calculate the pro forma amortization expense based on the contractual life of the contact rights and estimated economic life of the customer lists, respectively.

After the consummation of each acquisition, Elandia intends to retain an appraisal firm to complete a valuation in accordance with SFAS No. 141. Accordingly, the purchase price adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purposes of developing such pro forma condensed consolidated financial statements. Although we have made a good faith attempt to allocate the purchase price of each acquisition to the acquired assets, it is possible that the final fair values could be materially different. In addition, the final amortizable periods may also be different from our good faith estimates of 5 and 7 years.

We anticipate incurring increased expenses related to our expected new corporate management, increased costs associated with being a public company, and increased expenses in connection with coordinating the integration of the entities acquired. We also expect to put in place certain cost cutting programs which may offset some of these additional costs. We have not yet quantified these costs and savings since the acquisitions have just recently closed. Accordingly, these savings and associated costs have not been included in the unaudited pro forma financial information.

The pro forma financial statements have not been audited or reviewed by any of the Independent Registered Public Accounting firms of companies which are parties to the transaction.

Elandia, Inc.

Pro Forma Condensed Consolidated Balance Sheet

December 31, 2005

(unaudited)

			Datec
	Elandia(a)	AST(b)	Datec Group, Ltd. Subsidiaries to be Acquired by Elandia Inc.(c)	Converted Datec Group, Ltd. Subsidiaries to be Acquired by Elandia Inc. in US Dollars	Subtotal	Pro Forma Adjustments		Pro Forma Consolidated
(in thousands)	USD $	USD $	CDN $	USD $	USD $	USD $		USD $
ASSETS	(1)	(2)		(3)	(1+2+3)	(4)		(1+2+3+4)
Current Assets
Cash	$8	$314	$506	$434	$756	—		$756
Accounts receivable, net	—	272	9,051	7,763	8,035	—		8,035
Inventories	—	281	3,379	2,899	3,180	—		3,180
Other current assets	11	242	1,058	907	1,160	—		1,160
Deferred tax asset	—	—	846	726	726	—		726
Other assets from discontinued operations	452	—	—	—	452	—		452

Total Current Assets	471	1,109	14,840	12,729	14,309	—		14,309
Property, plant & equipment	132	5,653	4,230	3,628	9,413	—		9,413
Intangible assets – other	1,719	—	—	—	1,719	(896	) (h)	823
Customer lists	—	—	—	—	—	3,389	(e)	4,515
						1,126	(f)
Contract rights	—	—	—	—	—	3,389	(e)	4,515
						1,126	(f)
Goodwill	—	—	6,579	5,643	5,643	7,134	(e)	19,542
						2,254	(f)
						3,615	(g)
						896	(h)

Total Assets	$2,322	$6,762	$25,649	$22,000	$31,084	$22,033		$53,117

LIABILITIES AND STOCKHOLDERS’ (DEFICIENCY) EQUITY
Current Liabilities
Accounts payable & accrued expenses	$982	$1,297	$9,778	$8,387	$10,666	—		$10,666
Deferred revenue	—	240	3,374	2,894	3,134	—		3,134
Deferred gain on sales-leaseback			402	345	345	—		345
Line of credit	—	1,441	—	—	1,441	—		1,441
Liabilities of discontinued operations	1,370	—	—	—	1,370	—		1,370
Taxes payable	—	—	1,784	1,530	1,530	—		1,530
Current portion of long-term debt	—	57	117	100	157	—		157

Total Current Liabilities	2,352	3,035	15,455	13,256	18,643	—		18,643

Secured revolver note-related party	2,500	—	—	—	2,500	(2,500	)(d)	—
Promissory note-related party	300	—	—	—	300	(300	)(d)	—
Revolver facility-related party	8,500	—	—	—	8,500	(8,500	)(d)	—
Accrued interest-related party	1,934	—	—	—	1,934	(1,934	)(d)	—
Due to parent company	—	—	7,495	6,429	6,429	(6,429	)(e-1)	—
Long-term debt	—	760	124	106	866	—		866
Deferred gain on sale-leaseback, Net of current portion	—	—	1,102	945	945	—		945
Deferred tax liability	—	—	53	46	46	3,615	(g)	3,661

Total Long Term Liabilities	13,234	760	8,774	7,526	21,520	(16,048)		5,472

Total Liabilities	15,586	3,795	24,229	20,782	40,163	(16,048)		24,115

Minority Interest	—	—	776	666	666	—		666

Stockholders’ (Deficiency) Equity
Members Interest	—	2,967	—	—	2,967	(2,967	)(g)	—
Common Stock and Additional paid-in capital	5,314	—	23,566	20,213	25,527	13,912	(e)	50,222
						(16,352	)(i)
						7,472	(f)
						6,429	(e-1)
						13,234	(d)
Accumulated deficit	(18,578)	—	(19,064)	(16,352)	(34,930)	16,353	(i)	(18,577)
Foreign currency translation adjustment	—	—	(3,858)	(3,309)	(3,309)	—		(3,309)

Total Stockholders’ (Deficiency) Equity	(13,264)	2,967	644	552	(9,745)	38,081		28,336

Total Liabilities and Stockholders’ (Deficiency) Equity	$2,322	$6,762	$25,649	$22,000	$31,084	$22,033		$53,117

Elandia, Inc.

Pro Forma Condensed Consolidated Statement of Operations

December 31, 2005

(unaudited)

			Datec
	Elandia(a)	AST(b)	Datec Group, Ltd. Subsidiaries to be Acquired by Elandia Inc. (c)	Datec Group, Ltd. Subsidiaries to be Acquired by Elandia Inc. (c)	Subtotal	Pro Forma Adjustments		Pro Forma Consolidated
(in thousands except per share amount)	USD $	USD $	CDN $	USD $	USD $	USD $		USD $
	(1)	(2)		(3)	(1+2+3)	(4)		(1+2+3+4)
Revenue	$—	$7,842	$45,540	$37,609	$45,451			$45,451

Cost and Expenses:

Cost of goods sold	—	3,858	26,063	21,524	25,382			25,382
Selling, general and administrative	2,820	2,904	18,685	15,430	21,154			21,154
Corporate costs allocated from parent company, Datec Group, Ltd.	—	—	992	818	818			818
Goodwill impairment	—	—	4,370	3,609	3,609			3,609
Depreciation & amortization	—	120	761	628	748	1,548	(e)	2,296

Total operating expenses	2,820	6,882	50,871	42,009	51,711	1,548		53,259

Operating (loss) Income	(2,820)	960	(5,331)	(4,400)	(6,260)	(1,548)		(7,808)
Other (Expenses) Income
Gain on disposal of property	—	—	368	304	304	—		304
Other Income	—	—	267	221	221	—		221
Interest expense	(1,659)	(54)	(341)	(282)	(1,995)	1,645	(d)	(350)
Foreign exchange gain (loss)	—	—	(29)	(24)	(24)	—		(24)

Total other (expenses) income	(1,659)	(54)	265	219	(1,494)	1,645		151

(Loss) Income from continuing operations before income taxes and minority interest	(4,479)	906	(5,066)	(4,181)	(7,754)	97		(7,657)
Income Taxes	—	—	(1,975)	(1,631)	(1,631)	619	(e)	(1,012)
Minority interest in net income	—	—	(1,106)	(913)	(913)	—		(913)

Loss from continuing operations	(4,479)	906	(8,147)	(6,725)	(10,298)	716		(9,582)

Loss from continuing operations per share	$(0.98)							$(0.74)

Weighted average number of shares outstanding basic and diluted	4,580					8,311	(f)	12,891

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2005

(Unaudited)

(Thousands)

PRO FORMA ADJUSTMENTS

Balance Sheet – December 31, 2005

a.	Derived from the audited consolidated balance sheet of Elandia as of December 31, 2005.

b.	Derived from the audited balance sheet of AST as of December 31, 2005.

c.	Derived from the audited combined balance sheet of Datec Group Ltd. Subsidiaries to be Acquired by Elandia Inc. as of December 31, 2005 (in Canadian dollars).

d.	In accordance with the Plan of Arrangement, Elandia’s related party debt and accrued interest owed to SIBL and its affiliates were contributed to capital on January 31, 2006. As of December 31, 2005, this debt consisted of accrued interest in the amount of $1,934, a secured revolver note in the amount of $2,500, a revolver facility in the amount of $8,500 and a secured note in the amount of $300. Accordingly, at December 31, 2005, the pro forma adjustment reflects the contribution of principal and accrued interest to capital amounting to $13,234.

e.	The completion of the Plan of Arrangement resulted in the issuance of 4,085 shares of common stock to the existing stockholders of Datec with a fair value of $15,250, as consideration for the ownership of certain of Datec’s operating subsidiaries. The fair value of the Datec Group, Inc.’s subsidiaries was determined through arms-length negotiations between Elandia and Datec Group, Inc. An independent third party has reviewed the transaction and consideration paid by Elandia, and determined it to be fair, from a financial point of view. In connection with the issuance of the shares, Elandia expects to allocate the excess value of the shares issued to goodwill in the amount of $7,134, customer list in the amount of $3,389, and contract rights in the amount of $3,389. The amount allocated to these intangibles has been estimated by management based on information available and is subject to change based on an independent appraisal.

e-1.	In connection with the Plan of Arrangement, the amount due to parent company was contributed into capital by Datec Group, Ltd.

The total cost of the acquisition is allocated as follows:

Current assets	$12,729
Property, plant & equipment	3,628
Customer list	3,389
Contract rights	3,389
Goodwill	7,134
Current liabilities	(13,256)
Long term liabilities	(1,097)
Minority interest	(666)

Total fair value of acquisition	$15,250

f.

The completion of the Plan of Arrangement resulted in the issuance of 4,226 shares of common stock to the members of AST as consideration for 100% of their membership interest. The acquisition of AST is accounted for as a common control merger (similar to pooling) for the interest owned by SIBL. SIBL is a majority stockholder of Elandia (approximately 83%) and it owns a majority interest in AST (approximately 65%). The acquisition of the minority interest (approximately 35%) is accounted for by the purchase method of accounting, and, accordingly, the assets and liabilities are restated at their fair value with any excess assigned to identifiable intangible assets with any remaining amount attributed to goodwill. The fair value of the stock issued to the minority stockholders is based on arms-length negotiations between Elandia and the minority Stockholders of AST. An independent third party has reviewed the transaction and consideration paid by Elandia, and determined it to be fair, from a financial point of view. The remainder of the consideration for the 65% interest has been recorded at historical basis of the net assets acquired, similar to pooling of interest. As a result, the purchase is calculated as follows:

Fair value of 4,226 shares issued		$15,840
Portion attributable to minority interest		35%

Fair value of minority interest acquired		5,543

Historical cost basis of net assets acquired	$2,967
Portion attributable to SIBL	65%

Historical cost basis of majority interest		1,929

Total cost of acquisition		7,472

Elandia expects to allocate the excess value of the shares issued to goodwill in the amount of $2,254, customer list in the amount of $1,126, and contract rights in the amount of $1,126. The amount allocated to the intangibles has been estimated by management based on information available and are subject to change based on an independent appraisal.

The total cost of the acquisition is allocated as follows:

Current assets	$1,109
Property, plant & equipment	5,653
Customer list	1,126
Contract rights	1,126
Goodwill	2,254
Current liabilities	(3,036)
Long term liabilities	(760)

Total acquisition allocation	$7,472

g.	To give effect to a long term deferred tax liability related to the basis differences for the amortizable intangibles. The goodwill will not be amortizable for income tax purposes. The tax effect has been calculated utilizing Elandia’s blended statutory rate of 40%.

h.	To capitalize acquisition costs incurred by Elandia for the Datec acquisition.

i.	To eliminate Datec’s accumulated deficit against additional paid-in capital.

Statement of Operations – Year Ended December 31, 2005

a.	Derived from the audited consolidated statement of operations of Elandia for the year ended December 31, 2005.

b.	Derived from the audited statement of operations of AST for the year ended December 31, 2005.

c.	Derived from the audited combined statement of operations of Datec Group, Ltd Subsidiaries to be Acquired by Elandia, Inc for the year ended December 31, 2005.

d.	In accordance with the Plan of Arrangement, Elandia’s related party debt was contributed to capital on January 31, 2006. Accordingly, this adjustment gives effect to the elimination of the interest expense associated with the contributed debt.

e.	To give effect to the amortization of customer lists and contract rights over a seven (7) and five (5) year life respectively and to give effect to the deferred tax benefit of the amortization at an income tax rate of 40%.

f.	To give effect to the issuance of 4,085 shares of common stock for the Datec acquisition and the issuance of 4,226 for the AST acquisition.

eLANDIA TECHNOLOGIES, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

From October 1, 2003 (Date of Inception) to September 14, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

eLandia Technologies, Inc.

We have audited the accompanying consolidated balance sheet of eLandia Technologies, Inc and Subsidiary (the “Company”) as of September 14, 2004, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows from October 1, 2003 (date of inception) to September 14, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eLandia Technologies, Inc and Subsidiary as of September 14, 2004, and the results of their operations and their cash flows from October 1, 2003 (date of inception) to September 14, 2004, in conformity with accounting principles generally accepted in the United States of America.

Marcum & Kliegman LLP

Melville, NY

May 20, 2005 (Except for Note 12,

as to which the date is July 22, 2005)

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

September 14, 2004

ASSETS

CURRENT ASSETS
Cash	$183,416
Accounts receivable, net of allowance for doubtful accounts of $49,755	1,330,045
Prepaid expenses	36,957
Employee advances	38,984

Total Current Assets		$1,589,402
FURNITURE AND EQUIPMENT, Net		177,767
INTANGIBLE ASSETS - WIRELESS LICENSES		493,034

TOTAL ASSETS		$2,260,203

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

September 14, 2004

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$945,232
Payroll and payroll taxes payable	191,439
Payable to former members of Roughwaters	64,780
Promissory note - related party	300,000
Revolver facility - related party	3,000,000

TOTAL LIABILITIES		$4,501,451
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Preferred stock, $.001 par value; $1,600,000 liquidation preference, 2,250,000 shares authorized, issued and outstanding	2,250
Common stock, $.001 par value; 20,000,000 shares authorized, 1,389,375 issued and 826,875 outstanding	827
Additional paid-in capital	1,597,750
Accumulated deficit	(3,842,075)

TOTAL STOCKHOLDERS’ DEFICIENCY		(2,241,248)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY		$2,260,203

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

From October 1, 2003 (Date of Inception) to September 14, 2004

REVENUE		$3,332,119
OPERATING EXPENSES
Costs of revenue	$3,079,240
General, selling and administrative	3,486,184
Bad debt expense	49,755

TOTAL OPERATING EXPENSES		6,615,179

OPERATING LOSS		(3,283,060)
OTHER EXPENSES
Interest expense	61,237
Write-off of advances to affiliate	497,778

TOTAL OTHER EXPENSE		559,015

NET LOSS		(3,842,075)
Less: Preferred stock deemed dividends - beneficial conversion feature		(787,500)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS		$(4,629,575)

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

From October 1, 2003 (Date of Inception) to September 14, 2004

	Number of shares of Series A Convertible Preferred Stock	Series A Convertible Preferred Stock at $.001 Par Value	Number of Shares of Common Stock	Common Stock at $.001 Par Value	Additional Paid-In Capital	Accumulated Deficit	Total
Issuance of common stock to founders	—	$—	826,875	$827	$—	$—	$827
Issuance of 2,250,000 shares of Series A Convertible Preferred Stock	2,250,000	2,250	—	—	797,750	—	800,000
Granting of 2,250,000 warrants in connection with issuance of Series A Convertible Preferred Stock	—	—	—	—	800,000	—	800,000
Net loss from October 1, 2003 (Date of Inception) to September 14, 2004	—	—	—	—	—	(3,842,075)	(3,842,075)

Balance at September 14, 2004	2,250,000	$2,250	826,875	$827	$1,597,750	$(3,842,075)	$(2,241,248)

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

From October 1, 2003 (Date of Inception) to September 14, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(3,842,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$11,198
Bad debt expense	49,755
Write-off of advances to affiliate	497,778
Changes in operating assets and liabilities:
Accounts receivable	(1,293,531)
Prepaid expenses	(20,557)
Employee advances	(3,303)
Payroll and payroll taxes payable	191,439
Accounts payable and accrued expenses	848,189

TOTAL ADJUSTMENTS		280,968

NET CASH USED IN OPERATING ACTIVITIES		(3,561,107)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture and equipment	(176,347)
Purchases of intangible assets	(193,034)
Advances to affiliate	(497,778)
Net cash received from acquisition	10,855

NET CASH USED IN INVESTING ACTIVITIES		(856,304)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of convertible preferred stock, issuance of founders stock, and granting of warrants	1,600,827
Proceeds from revolver facility - related party	3,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES		4,600,827

NET INCREASE IN CASH		183,416
CASH - October 1, 2003		—

CASH - September 14, 2004		$183,416

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS, Continued

From October 1, 2003 (Date of Inception) to September 14, 2004

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid October 1, 2003 (date of inception) to September 14, 2004
Interest	$—
Taxes	$—
Supplemental schedule of non-cash investing and financing activities:
Acquisition of wireless licenses through issuance of related party promissory note	$300,000

Acquisition of a 100% interest in Roughwaters, L.L.C. through assumption of liabilities to former members of Roughwaters, LLC:
Assets
Cash	$10,855
Accounts receivable	86,269
Other current assets	52,081
Furniture and equipment	12,618
Liabilities
Accounts payable	(97,043)

Payable to former members of Roughwaters	$64,780

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business

Company

eLandia Technologies, Inc., (“Technologies”) was incorporated in the State of Delaware on September 12, 2003 under the name of eLandia Solutions Incorporated. On January 26, 2005, Technologies changed its name to eLandia Technologies, Inc. Technologies was formed to set up wireless internet capabilities in major hotels and apartment complexes for which it commenced October 1, 2003. On March 1, 2004, Technologies acquired a 100% interest in Roughwaters, L.L.C. (“Roughwaters”) collectively (the “Company”).

Effective December 31, 2004, the Company became a wholly-owned subsidiary of Elandia Inc., formerly known as eLandia Solutions, Inc. (“Solutions”) and further formerly known as Centra Industries, Inc. (see Note 12). Effective September 15, 2004, upon Solutions’ emergence from bankruptcy, Solutions and the Company were commonly controlled by the Stanford Financial Group.

Nature of Business

The Company, headquartered in Fort Lauderdale, Florida, currently owns Personal Communications Services (“PCS”) licenses in Bloomington, Illinois and in the US Virgin Islands. The Company’s licenses grant access to a 30 MegaHertz C-block, which can supply wireless broadband services for the transmission of voice, data and video entertainment.

The Company’s wholly owned subsidiary Roughwaters provides end-to-end infrastructure solutions, which is comprised primarily of constructing and maintaining cell towers. These services are primarily rendered to wireless communications and cable television companies.

Commencing during the first quarter of 2005, the Company committed to a plan for disposing of all installation of wireless internet capabilities in major hotels and apartment complexes along with disposing Roughwaters’ business of end-to-end infrastructure solutions. The Company’s future plans are to generate revenue by utilizing its remaining assets primarily comprised of the PCS licenses.

NOTE 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Fiscal Year

The Company has elected to end its fiscal year as of September 14, 2004 in order to coincide with the date that the Company will become included in the consolidated financial statements of Solutions. (see Notes 1 and 12).

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Roughwaters, effective March 1, 2004. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates made by management in preparing the consolidated financial statements include the allowance for doubtful accounts and the recoverable value assigned to the PCS licenses.

Fair Values

The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of September 14, 2004. As of September 14, 2004, the carrying value of all financial instruments approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability.

Furniture and Equipment

Furniture and equipment are stated at historical cost less accumulated depreciation. Major renewals and improvements are capitalized, while maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, furniture and equipment are depreciated by the straight-line method over the estimated useful lives which generally range between 5 and 7 years. Depreciation expense from October 1, 2003 (date of inception) to September 14, 2004 was $11,198.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Intangible Assets

Intangible assets consist of the original costs to acquire the PCS wireless licenses along with the long term maintenance costs necessary to maintain the active licenses. The costs to acquire the wireless licenses as well as the legal and other non-equipment related expenses necessary to activate the wireless licenses are capitalized and amortized over the period in which the Company expects to derive benefits, which is principally five or ten years. As of September 14, 2004, the Company has not amortized these licenses since they have not been placed in service.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. As of September 14, 2004, four customers accounted for 13%, 14%, 14% and 22%, of the Company’s accounts receivable as reflected on the consolidated balance sheet. From October 1, 2003 (date of inception) to September 14, 2004, four customers accounted for 13%, 14%, 28% and 13%, respectively, of the Company’s revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management concluded that a full valuation allowance was appropriate at September 14, 2004 due to operating losses incurred. Current income taxes are based on the respective periods’ taxable income for federal and state income tax reporting purposes.

At September 14, 2004, the Company has net operating loss carryforwards of approximately $3,550,000 which expire through 2024.

Significant items and temporary differences between reported financial statements and income tax basis that give rise to deferred tax assets are as follows:

Net operating loss carryforwards	$1,325,000
Accrued expenses	55,000

1,380,000
Less: valuation allowance	(1,380,000)

Net deferred tax assets	$—

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Revenue Recognition

The Company recognizes revenue only when realized or realizable and earned. The Company recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between the Company and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company recognizes revenue based upon the work performed, which is specifically identified and pursuant to the terms of contracts. Cost of revenue includes direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

Stock-Based Compensation Plans

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. SFAS No. 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company will account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options will be measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company did not grant any stock options as of September 14, 2004.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share Based Payment, which is a revision of SFAS No. 123. SFAS No. 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123R differs from SFAS No. 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. SFAS No. 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under SFAS No. 123R, modifications to the terms or conditions

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the awards value immediately before the modification. SFAS No. 123R will also clarify and expand current guidance under SFAS No. 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. SFAS No. 123R amends SFAS No. 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective in the first annual reporting period beginning after June 15, 2005.

SFAS No. 123R provides two alternatives for adoption: (1) a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of this Statement as well as for the unvested portion of awards outstanding as of the effective date and (2) a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to reflect compensation cost calculated under SFAS No. 123 for pro forma amounts disclosure. The Company plans to adopt SFAS No. 123R using the modified prospective method. The adoption of SFAS No. 123R is not expected to have a significant impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued Financial Interpretation No. (“FIN”) 46 “Consolidation of Variable Interest Entities” which was amended by FIN 46R in December, 2003. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. FIN 46R also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN 46R have been adopted by the Company. FIN 46R did not have any impact on the consolidated financial statements of the Company since it currently has no variable interest entities.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Discontinued Operations

During January 2005, the Company committed to a plan to discontinue its business related to the installation of wireless internet capabilities in hotels and apartment complexes and the end-to-end infrastructure wireless solutions provided through its wholly-owned subsidiary Roughwaters.

The following table reflects the pro forma results of the discontinued operations, along with the assets and liabilities associated with the discontinued operations.

The pro forma results of discontinued operations from October 1, 2003 (date of inception) to September 14, 2004 is as follows (unaudited):

	As Reported	Discontinued Operations	Continuing Operations
Revenue	$3,332,119	$3,332,119	$—
Cost of revenue	3,079,240	3,079,240	—
General, selling and administrative	3,486,184	2,079,548	1,406,636
Bad debt expense	49,755	49,755	—

Operating Loss	$(3,283,060)	$(1,876,424)	$(1,406,636)

The pro forma assets and liabilities associated with discontinued operations as of September 14, 2004 are as follows (unaudited):

	As Reported	Discontinued Operations	Continuing Operations
Total current assets	$1,589,402	$1,367,002	$222,400
Furniture and equipment, net	177,767	32,250	145,517
Intangible assets - wireless licenses	493,034	—	493,034
Current liabilities	4,501,451	960,062	3,541,389

NOTE 4 - Furniture and Equipment

As of September 14, 2004, furniture and equipment consisted of the following:

	Useful Life	Amount
Office equipment and computers	5 years	$4,847
Furniture and fixtures	5-7 years	12,054
Machinery and equipment	5 years	172,064

		188,965
Accumulated depreciation		11,198

Total Furniture and Equipment		$177,767

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at December 31, 2004:

Trade payables	$885,947
Interest	59,285

TOTAL	$945,232

NOTE 6 - Acquisition of Roughwaters, L.L.C.

Effective March 1, 2004, pursuant to a Membership Interest Purchase Agreement (“Purchase Agreement”) the Company purchased 100% of the membership interest in Roughwaters by assuming certain payables to its members for an aggregate of $64,780. Roughwaters’ primary business is to provide end-to-end infrastructure solutions for the wireless communication and cable television industry, which is comprised primarily of constructing and maintaining cell towers.

The Company’s financial statements include the operations of Roughwaters from March 1, 2004 through September 14, 2004. The following table sets forth the pro forma condensed statement of operations as if the acquisition was consummated at the beginning of the period, October 1, 2003 (unaudited):

Total revenue	$3,576,300
Total costs and expenses	7,457,863

Net loss	$(3,881,563)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date:

Current assets	$149,205
Furniture and equipment	12,618

Total Assets Acquired	161,823
Current liabilities	97,043

Net Assets Acquired	$64,780

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Promissory Note-Related Party

On September 1, 2004, the Company issued a promissory note (“Promissory Note”) to an affiliate of the Stanford Financial Group (“SFG”) (its controlling stockholder) in the amount of $300,000 for PCS licenses in the United States Virgin Islands and Bloomington, Illinois. The Promissory Note accrues interest at the rate of 8% per annum, requires quarterly interest payments and it matures on August 31, 2007. The Company has not made any of the required quarterly interest payments subsequent to September 14, 2004. As of September 14, 2004, the Company accrued $2,860 of interest which has been included in accounts payable and accrued expenses in the accompanying balance sheet. During May 2005, the Company received a modification and extension letter stipulating that SFG will convert such debt and accrued interest into equity in connection with the pending acquisitions discussed in Note 12. In the event the pending acquisitions are not consummated, SFG has agreed not to demand repayment prior to the due date.

The Company has classified the promissory note as current since it’s expected to be repaid or converted into equity during 2005.

NOTE 8 - Revolver Facility-Related Party

On May 20, 2004, the Company entered into a one year Loan and Security Agreement (“L&S Agreement”) with Stanford Venture Capital Holdings, Inc. (“SVCH”) an affiliate of SFG (its controlling stockholder). The L&S Agreement is collateralized by all of the Company’s assets. The maximum amount available is $5,000,000 and bears interest at the rate of 8% per annum on the outstanding balance. Principal and any accrued interest are required to be paid whenever any collateral is sold. Amounts may be repaid and re-borrowed anytime before May 19, 2005, the maturity date.

The L&S Agreement contains restrictions and other financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. At September 14, 2004, the outstanding borrowings under the L&S Agreement amounted to $3,000,000. The Company accrued interest of $56,425, which has been included in the accounts payable and accrued expenses in the accompanying balance sheet.

On November 24, 2004, the L&S Agreement was amended by increasing the amount available from $5,000,000 to $8,500,000. All other terms and conditions remained the same.

The Company was unable to repay the amount outstanding on the maturity date, May 19, 2005. During May 2005, the Company received a modification and extension letter stipulating that SVCH will convert the debt and related accrued interest into equity in connection with the pending acquisitions discussed in Note 12. In the event the acquisitions are not consummated, SVCH has agreed not to demand repayment until May 2006.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Stockholders’ Deficiency

Common Stock

The Company has 20,000,000 shares of authorized common stock, par value $0.001 per share. At inception, the Company issued an aggregate of 826,875 shares of common stock to its founders. The Company also issued 562,500 shares of common stock to its Chief Executive Officer and placed them in escrow (not reflected as outstanding) for future release based on his performance. The shares will be released to its Chief Executive Officer subject to the Company reaching not less than $50 million of consolidated revenue and not less than $5 million of consolidated pre-tax income, for a calendar year ending on or prior to December 31, 2006. The Company will record a charge to its operations based on the fair market value of the shares on the date the performance conditions are attained.

The Company had issued 860,625 shares of its common stock pursuant to performance conditions by certain other officers which were not met. Accordingly, such shares were forfeited and were never deemed outstanding.

Convertible Preferred Stock

The Company has 2,250,000 shares of authorized preferred stock, par value $0.001 per share. During October of 2003, the Company entered into an agreement to sell 2,250,000 shares of its Series A Convertible Preferred Stock (“Preferred Stock”). Under the terms of the agreement SVCH purchased 2,250,000 shares of Preferred Stock for an aggregate $1,600,000. In addition, SVCH received assignable warrants to purchase 2,250,000 shares of the Company’s common stock at an exercise price of $0.001 at any time prior to December 31, 2010. The terms of the Preferred Stock include an optional conversion by the holder at any time into shares of the Company’s common stock at a conversion rate of the stated value of the preferred stock divided by $0.71 subject to certain standard adjustments. In addition, the terms of the Preferred Stock call for an automatic conversion into shares of the Company’s common stock at the earlier of a) a vote of at least two-thirds of the then outstanding shares of the Preferred Stock or b) the closing of a qualified public offering, as defined. The preferred stockholders shall be entitled to vote at any meetings of stockholders. Each share of preferred stock shall be entitled to one vote for each share of common stock such shares of preferred stock would be convertible into and has a $1,600,000 liquidation preference. The preferred stockholders are not entitled to receive dividends.

The Company valued the warrant issued to SVCH at $800,000 using the Black-Scholes pricing model, thereby allocating a portion of the proceeds from the Preferred Stock to the warrant using the relative fair value of the Preferred Stock and warrant to the actual proceeds from the Preferred Stock.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Stockholders’ Deficiency, continued

Convertible Preferred Stock, continued

In connection with the sale and issuance of the Preferred Stock, the Company reported $787,500 as a deemed dividend to the preferred stockholders representing the beneficial conversion value of the underlying common stock. The beneficial conversion value represents the difference between the fair value of the underlying common stock on the date the Preferred Stock was sold and the price at which the Preferred Stock could be converted into common stock. The beneficial conversion value is treated as a deemed dividend and it is presented on the statement of operations as a reduction of net loss or loss applicable to common stockholders.

NOTE 10 - Commitments and Contingencies

Operating Leases

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain of these operating leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Total rental expense under operating leases, excluding maintenance, taxes and insurance amounted to $136,525 from October 1, 2003 (date of inception) to September 14, 2004.

At September 14, 2004, the future payments for all operating leases with remaining lease terms in excess of one year, excluding maintenance, taxes and insurance were as follows:

For the Year Ending September 14,	Amount
2005	$132,527
2006	133,963
2007	80,876

$347,366

Employment Agreements

The Company is party to two separate executive employment agreements, one with its Chief Executive Officer and the other with its Chief Operating Officer. The agreements are for five years with two successive renewal options of two years each. The agreements cover various performance and other employment matters and include an annual base salary of $250,000 per individual. Subsequent to September 14, 2004, the Company’s Chief Operating Officer was terminated for reasons other than cause thereby canceling the related employment agreement.

eLANDIA TECHNOLOGIES, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Related Party Transactions

Write-Off of Advance to Affiliate

As of September 14, 2004, the Company wrote-off advances to affiliated companies as a result of the affiliated companies filing for bankruptcy.

As of September 14, 2004, the Company had advanced $38,984 to its Chief Operating Officer as part of a moving expense allowance pursuant to an employment agreement.

NOTE 12 - Subsequent Events

Effective December 31, 2004, the Company legally merged with Solutions by virtue of SVCH (controlling stockholder) canceling its Preferred Stock and warrants and by allowing the remaining stockholders of the Company to exchange their 826,875 shares of common stock for 826,875 (pre-split) shares of Solutions common stock. Accordingly, on December 31, 2004, the Company became a wholly-owned subsidiary of Solutions. Additionally, the Company’s Chief Executive Officer received rights to convert 562,500 shares of the Company’s unvested common stock into 562,500 shares of Solutions’ common stock upon meeting certain performance provisions as outlined in Note 9.

On July 22, 2005, the Company’s parent, Solutions, entered into an agreement to purchase 100% of the partnership interests of AST Telecom, LLC (AST). AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 70%) by SVCH.

On July 22, 2005, the Company’s parent, Solutions, executed a merger agreement with Datec Group Ltd, (“Datec”) a New Brunswick, Canada, corporation, and its subsidiaries. Datec is a publicly-traded company on the Toronto Stock Exchange. Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu.

Closing of the above acquisitions are subject to due diligence, and stockholder and various regulatory approvals. There can be no assurances that the acquisitions will be consummated.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Elandia, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Elandia, Inc. and Subsidiaries, (formally known as eLandia Solutions, Inc. and Subsidiaries) (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elandia, Inc. and Subsidiaries, formally known as eLandia Solutions, Inc. and Subsidiaries as of December 31, 2005, and the results of its operations, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Marcum & Kliegman LLP

Melville, NY

June 15, 2006, (except for Note 13a to 13g

as to which the date is August 25, 2006)

ELANDIA, INC. AND SUBSIDIARIES

(Formally Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED BALANCE SHEET

December 31, 2005

ASSETS
CURRENT ASSETS
Cash	$8,027
Other current assets	10,853
Assets from discontinued operations	452,131

Total Current Assets		$471,011

FURNITURE AND EQUIPMENT, net		131,547

OTHER ASSETS
Acquisition costs - Operating Subsidiaries of Datec Group, Ltd.	896,459
Wireless licenses, net	823,239

TOTAL OTHER ASSETS		1,719,698

TOTAL ASSETS		$2,322,256

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$981,564
Liabilities of discontinued operations	1,370,428

Total Current Liabilities		$2,351,992

LONG TERM LIABILITIES
Secured revolver note-related party	2,500,000
Promissory Note-related party	300,000
Revolver Facility-related party	8,500,000
Accrued interest-related party	1,934,663

Total Long Term Liabilities		13,234,663

TOTAL LIABILITIES		15,586,655

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIENCY
Common stock, $.00001 par value; 50,000,000 shares authorized, 5,083,004 issued and 4,725,253 outstanding	47
Additional paid in capital	5,314,134
Accumulated deficit	(18,578,580)

TOTAL STOCKHOLDERS’ DEFICIENCY		(13,264,399)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY		$2,322,256

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formally Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

REVENUE		$—

COST AND EXPENSES
General and administrative expenses (including $1,065,591 of non-cash stock compensation)	$2,819,676

OPERATING LOSS		(2,819,676)

OTHER EXPENSE
Interest expense (includes $1,645,207 of related party interest)	(1,658,938)

TOTAL OTHER EXPENSE		(1,658,938)

LOSS FROM CONTINUING OPERATIONS		(4,478,614)

DISCONTINUED OPERATIONS
Discontinued operations	(1,363,294)
Reorganization value impairment charge	(4,626,730)
Gain on sale of subsidiaries and debt discharge	965,314
Loss on sale of machinery and equipment	(1,859,507)

LOSS FROM DISCONTINUED OPERATIONS		(6,884,217)

NET LOSS		$(11,362,831)

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formally Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED STATEMENT OF OPERATIONS, Continued

For the Year Ended December 31, 2005

Basic and diluted loss from continuing operations per common share	$(0.98)
Basic and diluted loss from discontinued operations per common share	(1.50)

Basic and diluted net loss per common share	$(2.48)

Weighted average number of shares outstanding, basic and diluted	4,580,626

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formally Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIENCY

For the Year Ended December 31, 2005

	Number of Shares of Stock Outstanding	Common Stock Par Value	Additional Paid In Capital	Accumulated Deficit	Subscription Receivable	Total
BALANCE - Beginning January 1, 2005	4,469,513	$44	$4,248,565	$(7,215,749)	$(19)	$(2,967,159)
Net loss	—	—	—	(11,362,831)	—	(11,362,831)
Issuance of common stock for services	255,740	3	1,065,569	—	19	1,065,591

BALANCE - Ending December 31, 2005	4,725,253	$47	$5,314,134	$(18,578,580)	$—	$(13,264,399)

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formally Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss		$(11,362,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	$34,954
Bad debt expense	(79,518)
Loss on sale of machinery and equipment	1,859,507
Gain on sale of subsidiaries and debt discharge	(965,314)
Reorganization value impairment charge	4,626,730
Non-cash stock compensation	1,065,591
Changes in operating assets and liabilities:
Accounts receivable	4,648,336
Insurance receivable	(378,238)
Prepaid expenses and other current assets	443,273
Accounts payable and accrued expenses	(381,674)
Payroll and payroll taxes payable	(798,222)

TOTAL ADJUSTMENTS		10,075,425

NET CASH USED IN OPERATING ACTIVITIES		(1,287,406)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	(19,844)
Proceeds from sale of machinery and equipment	1,640,855
Acquisition Costs - operating subsidiaries of Datec Group, Ltd.	(896,459)

NET CASH PROVIDED BY INVESTING ACTIVITIES		$724,552

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formally Known as eLandia Solutions, Inc. and Subsidiaries)

CONSOLIDATED STATEMENT OF CASH FLOWS, Continued

For the Years Ended December 31, 2005

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolver facility, related party	$1,200,000
Repayment of principal on bank loans	(645,258)

NET CASH PROVIDED BY FINANCING ACTIVITIES		$554,742

NET DECREASE IN CASH		(8,112)

CASH – Beginning		16,139

CASH – Ending		$8,027

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year ended December 31, 2005 for:

Interest		$—
Taxes		$—

The accompanying notes are an integral part of these consolidated financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business

Company

Elandia, Inc. formerly known as eLandia Solutions, Inc. and Subsidiaries (the “Company” or the “Successor Company”) was known as Centra Industries, Inc. prior to its merger with eLandia Technologies, Inc. (“Technologies”) on December 31, 2004.

On August 1, 2003, the Company’s main operating subsidiary, eLandia Infrastructure, Inc. (“Infrastructure”), formerly known as Midwest Cable Communications of Arkansas, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Arkansas (the “Bankruptcy Court”).

On January 8, 2004, the Company also filed a voluntary petition for reorganization under the Bankruptcy Code in the Bankruptcy Court. The Company operated its business and managed its assets in the ordinary course effectively from August 1, 2003 to September 14, 2004 as debtor-in-possession, and obtained Bankruptcy Court approval for transactions outside the ordinary course of business.

By order dated September 14, 2004, (the “Confirmation Date”) the Bankruptcy Court confirmed the Joint Plan of Reorganization (the “POR”) of the Company and Infrastructure. Accordingly, on September 14, 2004, the Company emerged from reorganization under Chapter 11 of The United States Bankruptcy Code.

Pursuant to the POR, all of the outstanding common stock of the Company was cancelled on September 14, 2004, and new issuances were made to the holders of allowed pre-petition claims against the Company and for the conversion of certain debtor-in-possession financing (“DIP Financing”) provided by Stanford Venture Capital Holdings (“SVCH”).

On the Confirmation Date, the Company issued 108,000 shares of newly authorized common stock to the holders of allowed pre-petition claims for the settlement of such claims and the equivalent of 3,915,000 shares of newly authorized common stock to SVCH for the conversion of certain DIP Financing and other secured claims which amounted to $2,576,682. The Company’s POR also provided that the Company pay $110,000 to holders of allowed pre-petition claims.

During February 2006, the Company’s Board of Directors approved a 3 for 5 reverse stock split for the outstanding shares of common stock. All share and per share information in these consolidated financial statements have been adjusted retroactively to reflect this reverse stock split.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business, continued

Business

Commencing during the first quarter of 2005, the Company committed to a plan for disposing substantially all of its operations. The Company’s future plans are to generate revenue by utilizing its remaining assets comprised primarily of Personal Communication Services (“PCS”) licenses and acquire existing operating providers of wireless telephone services and providers of information technology and services.

Prior to January 2005, the Company was involved in: i) setting up wireless internet capabilities in major hotel and apartment complexes, ii) provided end-to-end infrastructure solutions for the wireless communication and cable television industries, which was comprised primarily of maintaining and constructing cell towers and iii) provided underground horizontal directional boring technology and related underground construction services to telecommunication and cable television providers, water and sewer systems, and natural gas pipelines. As of December 31, 2005, the Company’s main remaining assets (other than assets from discontinued operations) are the PCS licenses.

The above operations were conducted through the Company’s wholly owned subsidiaries as follows:

Technologies (legally merged with the Company on December 31, 2004)	Owns PCS licenses

Roughwaters, LLC (“Roughwaters”)	A subsidiary of Technologies, which maintained and constructed cell towers

Infrastructure	Provided construction services primarily composed of underground boring for cable and telephone companies

As of December 31, 2005, the Company’s three remaining subsidiaries, Centra Construction, Inc., Centra Wireless Solutions, Inc., and Razorback, Inc., which were inactive, were sold to an unrelated foreign national. (Note 5).

NOTE 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount to be realized upon the sale of assets held for sale and the settlement of liabilities of discontinued operations, the amount to be paid for tax liabilities and the amount of costs capitalized in connection with the wireless licenses. Actual results could differ from those estimates.

Furniture and Equipment

Furniture and equipment has been recorded at cost. Expenditures for major improvements are capitalized, while maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, furniture and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets which generally range between five to seven years.

Wireless Licenses

Wireless licenses consist of the original costs to acquire the PCS wireless licenses along with the long term maintenance costs necessary to maintain the licenses active. The costs to acquire the wireless licenses as well as the legal and other non-equipment related costs necessary to activate the wireless licenses are capitalized and amortized over the period in which the Company expects to derive benefits, which is principally five or ten years. As of December 31, 2005, the Company has not amortized these licenses since they have not been placed in service.

Reorganization Value

On September 14, 2004, in connection with the application of fresh-start accounting, the Company recorded $4,626,730 of reorganization value representing the excess value of the Successor Company’s enterprise value over the aggregate fair value of the Successor Company’s tangible and identifiable assets and liabilities at the Confirmation Date. Reorganization value is not amortized but is reviewed annually or more frequently under certain conditions for impairment in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Other Intangible Assets” (Note 4). The reorganization value has been allocated entirely to the “assets from discontinued operations held for sale”.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Revenue Recognition

The Company recognizes revenue based upon the work performed, which is specifically identified and pursuant to the terms of contracts. Cost of revenue includes direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

The Company recognizes revenue when all of the following are present:

Persuasive evidence of an arrangement exists between the Company and its customers;

Delivery has occurred or the services have been rendered;

The price for the service is fixed or determinable; and

Collectibility is reasonably assured.

Fair Values

The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2005. As of December 31, 2005, the carrying value of all financial instruments approximates fair value.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management concluded a full valuation allowance was appropriate at December 31, 2005 due to operating losses incurred. Current income taxes are based on the respective periods’ taxable income for federal and state income tax reporting purposes.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Income Taxes, continued

At December 31, 2005, the Company has net operating loss carryforwards of approximately $19,800,000 which expire through 2025. A portion of the losses are subject to the separate return limitation year rules governed by Internal Revenue Code Section 1503.

The following is a summary of the Company’s deferred income tax assets and liabilities:

Net operating loss carryforwards	$7,400,000
Accrued expenses and other	733,000

8,133,000

Less: valuation allowance	(8,133,000)

Net deferred income tax asset	$—

Stock-Based Compensation Plans

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. SFAS No. 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company did not grant any stock options as of December 31, 2005.

Loss Per Share

The Company presents both basic and diluted loss from continuing and discontinued operations per share and net loss per share on the face of the statement of operations. As provided by SFAS 128, “Earnings per Share,” basic loss from continuing and discontinued operations and net loss per share is calculated as the loss attributable to common stockholders divided by the weighted average number of shares outstanding during the period.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies Loss Per Share, continued

Loss Per Share, continued

Diluted loss per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible preferred stock. As of December 31, 2005, there were no outstanding stock options, warrants or convertible preferred stock instruments to be included in the diluted loss per share computation. However, there were 357,751 shares of unvested common stock not included in either the common shares outstanding or the basic or diluted loss per share calculations since the result would be antidilutive.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), Share Based Payment, which is a revision of SFAS No. 123. SFAS No. 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123R differs from SFAS No. 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. SFAS No. 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. SFAS No. 123R amends SFAS No. 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective for the Company beginning January 1, 2006. As the Company currently has no stock options outstanding, the adoption of SFAS No. 123R is not expected to have a significant impact on the Company’s results of operations or financial position.

In January 2003, the FASB issued Financial Interpretation No. (“FIN”) 46 “Consolidation of Variable Interest Entities” which was amended by FIN 46R in December, 2003. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. The consolidation requirements of FIN 46R have been adopted. FIN 46R did not have any impact on the consolidated financial statements of the Company since it currently has no variable interest entities.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and requires retrospective application to prior periods’ financial statement of changes in accounting principle, unless this would be impracticable. This statement also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company is evaluating the effect the adoption of this interpretation will have on its financial position, cash flows and results of operations.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The evaluation of a tax position in accordance with this Interpretation is a two-step process with the first step being recognition and the second step measurement. Differences between tax positions taken in a tax return and amounts recognized in the financial statement will generally result in one of the following: (a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable; (b) a reduction in a deferred tax asset or an increase in a deferred tax liability. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet adopted FIN 48 and does not expect the adoption to have a material impact on its financial condition or results of operations.

NOTE 3 - Management Plans

As of December 31, 2005, the Company had a working capital deficiency of $1,880,981 and incurred a net loss of $11,362,831 for the year then ended. As part of the Company’s merger with the operating subsidiaries of Datec Group Ltd. (“Datec”) and AST Telecom, LLC (“AST”) (Note 12), $13,234,663 (representing principal and accrued interest) comprised of the Company’s Secured Revolver Note, Promissory Note and Revolver Facility were contributed to capital by SVCH. Additionally, during February 2006, the

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Management Plans, continued

Company was able to secure a debt facility in the amount of $2,300,000 (increased to $3,300,000 on July 24, 2006) for working capital from an affiliate of its majority stockholder. The Company has also reduced its administrative overhead expenses where necessary and feasible as part of the sale of discontinued operations. Management believes that with the closing of its mergers and the reduction of expenses, the combined companies will begin to generate positive cash flows from operations. There can be no assurance that the plans and actions taken by management will be successful and the Company may have to secure additional funding sources in the future.

NOTE 4 - Discontinued Operations

During January 2005, the Company committed to a plan to discontinue its business related to the installation of wireless internet capabilities in hotels and apartment complexes, the end-to-end infrastructure wireless solutions provided through its wholly-owned subsidiary Roughwaters and its construction services relating to underground boring for cable and telephone companies. Accordingly, all those operations have been presented as discontinued.

The following is a summary of assets and liabilities from discontinued operations:

Current Assets Held for Sale:

Accounts receivables, net	$63,549
Receivable from sale of machinery and equipment	13,750
Insurance Receivable	374,832

Assets of discontinued operations	$452,131

The current liabilities of discontinued operations are as follows:

Payroll taxes payable	$754,539
Accounts payable and accrued expenses	600,889
Notes payable – equipment	15,000

Liabilities of discontinued operations	$1,370,428

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - Discontinued Operations, continued

The results of discontinued operations were composed of the following for the year ended December 31, 2005:

Revenue	$2,714,758
Cost of revenue	3,106,160
General, selling and administrative	971,892

Loss from discontinued operations	$(1,363,294)

In connection with the Company discontinuing its operations, it recorded i) an impairment charge for its reorganization value associated with the equipment used amounting to $4,626,730, ii) a gain on sale of subsidiaries amounting to $463,440 (Note 5), iii) a gain on settlement of notes payable on equipment sold and settlement of various accounts payables aggregating to $501,874 (Note 10) and, iv) a loss on machinery and equipment sold as a part of the discontinued operations amounting to $1,859,507. Accordingly, the total loss from discontinued operations amounted $6,884,217. Upon the Company emerging from bankruptcy during September 2004, the Company determined the reorganization value and attributed it primarily to its construction equipment. The reorganization value was determined using various valuation methods including, (i) reviewing historical financial information, (ii) comparing the Company and its projected performance to the market values of comparable companies, (iii) performing industry precedent transaction analysis, and (iv) considering certain economic and industry information relevant to the operating business. While the discounted cash flow approach was one of the three approaches used to determine reorganization value, it was not the sole method used in the determination. This use of multiple approaches is consistent with methods used to determine value in most purchase business combinations.

NOTE 5 - Sale of Subsidiaries

During December 2005, the Company sold all of the common stock of its inactive subsidiaries, Centra Wireless Solutions, Inc., Centra Construction, Inc. and Razorback, Inc. (collectively “Subsidiaries”) to an unrelated foreign national (“Foreign National”). All three of these Subsidiaries were part of the discontinued operations, and were dormant for the year ended December 31, 2005. Under the terms of the sale, the Foreign National assumed all liabilities of the Subsidiaries which consisted of $464,640 of payroll tax liabilities that arose prior to the filing of bankruptcy by the Company in exchange for all the assets of the Subsidiaries which consisted of $1,200 of cash. As a result of the sale, the Company was released as the obligor of the payroll tax liabilities. However, no assurance can be given that either the Internal Revenue Service (“IRS”) or a “responsible person” under the IRS rules will not initiate an action against the Company for these tax liabilities. The Company recorded a gain of $463,440 from discontinued operations as a result of this transaction.

NOTE 6 - Furniture and Equipment

As of December 31, 2005, furniture and equipment consists of the following:

	Amount	Useful Life
Furniture	$12,054	7 years
Equipment	163,849	5 years

	175,903

Accumulated depreciation	44,356

Total Furniture and Equipment, net	$131,547

Depreciation expense amounted to $34,954 for the year ended December 31, 2005.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - Secured Revolver Note - Related Party

Pursuant to a Debtor-in-Possession Financing Agreement (“DIP Financing”) executed on September 15, 2003, SVCH loaned the Company $2,000,000 in a form of a secured, super priority line of credit which bore interest at 8% per annum and due on April 16, 2004. On October 25, 2004, SVCH loaned an additional $2,500,000 to the Company under a supplemental super priority line of credit. On September 14, 2004, $2,000,000 of obligations relating to the initial DIP Financing along with other secured claims and accrued interest amounting to $576,682 were converted into common stock as part of the POR. On October 25, 2004, $2,500,000 of obligation relating to the Company’s supplemental DIP Financing was converted to a secured revolver note (“Secured Revolver Note”) with SVCH. The Secured Revolver Note was due on October 24, 2005 and bore interest at the rate of 8% per annum. Substantially all of the assets of the Company and its subsidiaries were pledged as collateral under the secured revolver note agreement.

The Secured Revolver Note contained restrictions and financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. As of December 31, 2005, the Company was not in compliance with such financial covenants. As of December 31, 2005, accrued interest amounted to $305,157. Interest expense for the year ended December 31, 2005 amounted to $200,000.

During May 2005, the Company received a modification and extension letter stipulating that SVCH would contribute the debt and related accrued interest into equity in connection with the acquisitions discussed in Note 12. The debt and accrued interest was contributed into equity on January 31, 2006 and accordingly, the secured revolver note and related accrued interest is presented as a long term liability as of December 31, 2005, in accordance with SFAS No. 6.

NOTE 8 - Promissory Note - Related Party

On September 1, 2004, Technologies had issued a promissory note (“Promissory Note”) to Stanford Financial Group (“SFG”), an affiliate of SVCH (its majority stockholder) in the amount of $300,000 for the acquisition of PCS wireless licenses in the United States Virgin Islands and Bloomington, IL. The Promissory Note was assumed by the Company as part of its merger with Technologies (Note 1). The Promissory Note accrued interest at the rate of 8% per annum, required quarterly interest payments and was to mature on August 31, 2007. The Company had not made any of the required quarterly interest payments as of December 31, 2005. Accordingly, such Promissory Note was deemed to be in default. As of December 31, 2005, the Company accrued $47,934 as interest expense. Interest expense for the year ended December 31, 2005 amounted to $36,000.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Promissory Note - Related Party, continued

During May 2005, Technologies received a modification and extension letter stipulating that SFG would contribute such debt and accrued interest into equity in connection with the acquisitions discussed in Note 12. The promissory note and related accrued interest was contributed into equity on January 31, 2006 and accordingly, both principal and accrued interest has been classified as long term as of December 31, 2005 in accordance with SFAS No. 6.

NOTE 9 - Revolver Facility - Related Party

On May 20, 2004, Technologies entered into a one year Loan and Security Agreement (“L&S Agreement”) with SVCH. The L&S Agreement is collateralized by all of Technologies’ assets. The maximum amount available was $5,000,000 which bore interest at the rate of 8% per annum on the outstanding balance. Principal and any accrued interest were required to be paid whenever any collateral is sold. Amounts were to be repaid and re-borrowed any time before May 19, 2005, the maturity date.

The L&S Agreement contained restrictions and other financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. As of December 31, 2005, the Company was not in compliance with such financial covenants.

The L&S Agreement, which had a balance of $3,000,000 on September 15, 2005, was assumed by the Company as part of its merger with Technologies. On November 24, 2004 the L&S Agreement was amended by increasing the amount available from $5,000,000 to $8,500,000. All other terms and conditions remained the same. At December 31, 2005, the outstanding borrowings under the L&S Agreement amounted to $8,500,000. As a result of the default, interest had been accrued at the default rate of 15%. As of December 31, 2005, the Company accrued $1,580,632 as interest expense. Interest expense for the year ended December 31, 2005 amounted to $1,409,207.

During May 2005, the Company received a modification and extension letter stipulating that SVCH will contribute the debt and related accrued interest into equity in connection with the acquisitions discussed in Note 12. The revolver facility and related accrued interest was contributed into equity on January 31, 2006 and accordingly, both principal and accrued interest has been classified as long term as of December 31, 2005 in accordance with SFAS No. 6.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - Commitments and Contingencies

Settlement Agreement

On August 18, 2004, the Company entered into a settlement agreement (“the Agreement”) and release with various management members who operated the Company prior to its bankruptcy filing. As part of the agreement, the Company agreed to pay a total of $250,000 to prior management in exchange for a full and final settlement of all ownership and other compensation claims that existed as a result of the bankruptcy or subsequent to the bankruptcy. In return, the Company’s former management agreed to be governed by certain terms in the agreement including confidentiality requirements and a non-compete agreement with the Company. Pursuant to the settlement agreement, if there are any breaches by the former management, the Company is no longer liable for any outstanding balance at the time of default. During 2005, the former management defaulted under the agreement. Accordingly, the Company recognized a gain on debt discharge in the amount of approximately $147,000, which has been included in gain on sale of subsidiaries and debt discharge.

Operating Lease

The Company leased certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain leases had renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed. The Company’s assets and obligations under capital lease arrangements are not significant and are included in the assets and liabilities of discontinued operations, respectively.

Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $89,606 for the year ended December 31, 2005, and are included in discontinued operations.

At December 31, 2005, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance were as follows:

For the Year Ending December 31,	Amount
2006	$67,638
2007	5,293

Total	$72,931

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - Commitments and Contingencies, continued

Employment Agreements

The Company was a party to three separate executive employment agreements, one with its Chief Executive Officer, one with its Chief Operating Officer and one with its Chief Financial Officer. The agreements with its Chief Executive Officer (see Note 13d) and Chief Operating Officer each had an effective date of April 1, 2004, were for five years with two successive renewal options of two years each. The agreements covered various performance and other employment matters and included an annual base salary of $250,000 each.

The Company’s agreement with its Chief Financial Officer had an effective date of July 1, 2005 (further amended by the Board on February 17, 2006) for five years with two successive renewal options of two years each. The agreement covers various performance and other employment matters and includes an annual base salary of $200,000. In connection with the employment, the Company entered into a stock subscription agreement with its Chief Financial Officer for the purchase of 54,001 shares of the Company’s common stock for an aggregate purchase price of $100. Accordingly, in connection with the issuance of such shares, the Company recorded compensation expense amounting to $225,005 for the year ended December 31, 2005. In addition, pursuant to the stock subscription agreement, the Chief Financial Officer was also granted an additional 54,001 shares of the Company’s common stock. The ownership of the additional 54,001 shares of common stock are subject to repurchase rights by the Company and are not deemed to be outstanding until such time they are earned. The Company has not recorded any expenses in connection with these shares since they are expected to be earned upon the Company reaching certain market capitalization and certain revenue levels. The Company has estimated that it is not probable that the shares will vest. As of December 31, 2005, 108,002 shares are deemed to be issued, but only 54,001 are deemed outstanding.

The above agreements have a change in control clause. If a change in control occurs, the executives have a right to terminate their agreements and receive a one-year severance.

During July 2005, the Company’s Chief Operating Officer was terminated for reasons other than cause thereby canceling the related employment agreement. As of December 31, 2005, the Company has accrued $104,167 in connection with the balance of a one year severance provision.

Pending Legal Matters

From time to time, the Company is involved in various legal matters. At December 31, 2005, management does not believe that any pending matters are material to the financial statements.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Stockholders’ Deficiency

In connection with the shares issued for the Technologies merger on December 31, 2004, a majority stockholder of Technologies received rights to receive 303,750 shares of the Company’s common stock if the Company reached no less than $50 million of consolidated revenue and not less than $5 million of pre-tax income prior to December 31, 2006. The shares are reflected as issued but not outstanding at December 31, 2005. The Company will record a charge to its operations based on the fair market value of the shares on the date the performance conditions are met (see Note 13).

On September 14, 2005, the Company’s Board of Directors approved a 9 for 10 reverse stock split of the outstanding shares of common stock. During February 2006, the Company’s Board of Directors approved a 3 for 5 reverse stock split for the outstanding shares of common stock. All share and per share information in these consolidated financial statements have been adjusted retroactively to reflect the reverse stock splits.

During the year ended December 31, 2005, the Company issued 255,740 shares (including the 54,001 issued to its Chief Financial Officer, Note 10) of its common stock to its officers and other consultants in exchange for services. The shares were valued at their estimated fair value resulting in a non-cash compensation expense to the Company of $1,065,591.

Subsequent to year-end, the Company issued 24,000 shares of common stock pursuant to a Director Compensation Plan adopted by the Board of Directors during December 2005. Such shares are in lieu of compensation for service in 2006 for the four board members and the related sub-committees. The Company will record a compensation expense based on the fair market value at the time the shares are earned.

NOTE 12 - Acquisitions

a.	AST Telecom LLC

On July 22, 2005, the Company entered into an agreement to purchase 100% of the membership interests of AST. AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 65%) by SVCH. On the effective date of the acquisition, January 31, 2006, the Company issued a total of 4,225,726 shares of its common stock of which 2,739,008 was issued to SVCH, AST’s majority interest owner and 1,486,718 to AST’s minority interest owners. The acquisition of AST is accounted for as a common control merger (similar to pooling) for the majority membership interest owned by SVCH. The 35% minority interest is recorded at fair value. The total cost of the AST acquisition is estimated at approximately $7,473,000. The Company intends to retain an independent appraisal firm to complete a valuation of the consideration paid and the minority interest purchase price allocation in accordance with SFAS No. 141. The Company has made a good faith estimate to allocate the purchase price of AST.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - Acquisitions, continued

b.	Datec Group, Ltd.

On July 22, 2005, the Company executed a merger with the operating subsidiaries of Datec, a New Brunswick, Canada, corporation. Datec was a publicly-traded company on the Toronto Stock Exchange. Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu. In connection with the acquisition of the operating subsidiaries of Datec, the Company issued 4,085,126 shares of common stock, with an estimated value of approximately $15,250,000. The Company intends to retain an independent appraisal firm to complete a valuation of the consideration paid and a purchase price allocation in accordance with SFAS No. 141. The Company has made a good faith estimate to allocate the purchase price of Datec.

The following is the Company’s unaudited pro forma condensed consolidated balance sheet as of December 31, 2005 and unaudited pro forma condensed consolidated statement of operations giving effect to the Datec and AST acquisitions as though the transactions had occurred on January 1, 2005. The proforma results are not necessarily indicative of the results that would have occurred had the acquisition been completed as of December 31, 2005 for the balance sheet or as of January 1, 2005 for the statement of operations, or results which may occur in the future.

Balance Sheet
Total current assets	$14,309,000
Property, plant and equipment	9,413,000
Customer lists	4,515,000
Contract rights	4,515,000
Goodwill	19,542,000
Other	823,000
Current liabilities	18,643,000
Long term liabilities	5,472,000
Minority interest	666,000
Stockholders’ equity	28,336,000

Statement of Operations
Revenue	45,451,000
Cost of sales	(25,382,000)
Selling, general and administrative	(21,154,000)
Corporate costs allocated from parent company	(818,000)
Goodwill impairment	(3,609,000)
Depreciation and amortization	(2,296,000)
Other income	151,000
Income taxes	(1,012,000)
Minority interest in net income	(913,000)

Loss from continuing operations	$(9,582,000)

Loss from continuing operations per share	$(0.74)

Weighted average number of shares outstanding basic and diluted	12,891

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Subsequent Events

a.	Effective January 31, 2006, our subsidiary AST entered into an Amended and Restated Management Agreement (the “Restated Management Agreement”) with Level Best, Inc., an American Samoa corporation (“LBI”), pursuant to which LBI provides the senior business executives, including but not limited to the Chief Technology Officer and our Chief Operating Officer, both of whom are key employees of AST. The Restated Management Agreement is for term of three years commencing February 1, 2006 and ending on January 31, 2009.

In consideration for the services of the said officers, the Company will pay LBI $328,750 per annum for the initial term and subject to annual increase. Under the terms of the Restated Management Agreement, the Company is required to provide an automobile allowance sufficient for the equivalent of two leased executive automobiles, health insurance for both executives and reimbursement for reasonable out of pocket expenses, housing and transportation and other fringe benefits.

b.	On February 1, 2006, the Company entered into an employment agreement with the former Chief Executive Officer of Datec, as the acting Chief Executive Officer. The employment agreement has an initial term that expires five years from the effective date but will automatically be extended for successive two-year terms unless either party gives written notice no less than 120 days prior to the end of the term to the other party of the desire not to renew the employment agreement.

The employment agreement provides that the Acting Chief Executive Officer receive a base salary of $210,000 and may also receive an annual performance bonus at the discretion of and in accordance with criteria set by our Board of Directors, or pursuant to one or more written plans adopted by our Board of Directors.

In the event of a change in control, the Acting Chief Executive Officer shall have the right to terminate his employment under the employment agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such termination, the Acting Chief Executive Officer shall be entitled to severance in an amount equal to his annual base salary for twelve months and a waiver of any lapse provisions or stock options or restricted stock grants, made by the Company, that have vested.

If the Company terminates the employment agreement without cause, the Acting Chief Executive Officer is entitled to receive twelve months salary at the rate of his annual salary then in effect and a waiver of any lapse provisions of stock options or restricted stock grants made by the Company, that have since vested.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Subsequent Events, continued

c.	On February 6, 2006, an action against the Company was commenced in the Sixth Judicial Circuit Court in Pasco County, Florida by Cornerstone Businesses, Inc. in a complaint related to a subcontractor agreement between Cornerstone Businesses, Inc. and Midwest Cable Communications of Arkansas, Inc. Cornerstone Businesses, Inc. seeks relief based upon claims of breach of contract, tortuous interference with a contractual right, tortuous interference with a business relationship and fraud and negligent misrepresentation. The complaint seeks unspecified monetary damages, including pre-judgment.

d.	On February 8, 2006, the Company’s Chief Executive Officer employed since April 1, 2004, resigned from the Company. Pursuant to his employment agreement, the Company will incur an expense of $250,000 related to one-year’s severance incurred as a result of canceling his employment contract. During July 2006, the Company re-purchased 303,750 issued but not outstanding shares of its common stock for $562 pursuant to a stock purchase agreement entered into during 2004.

e.	On February 10, 2006, pursuant to a note purchase agreement, the Company secured a loan from an affiliate of its majority stockholder in the amount of $2,300,000. Interest payments are due and payable on a quarterly basis commencing on April 1, 2006. The loan bears interest at a rate of 8% and is payable on December 31, 2007 or upon the occurrence of an equity or debt financing in excess of $8,000,000.

On July 24, 2006, pursuant to an amendment to the note purchase agreement, the Company increased the amount to be borrowed up to $3,300,000 with the same interest rate and due date as the original note.

f.	Effective August 1, 2006, the Company entered into an employment agreement with its chief operating officer for its South Pacific operations. The employment agreement has an initial term that expires five years from the effective date but will automatically be extended for successive two year terms unless either party gives written notice no less than one hundred twenty days prior to the end of the term. The chief operating officer’s base salary is $210,000 and may also receive an annual performance bonus in accordance with criteria set by the Company’s Board of Directors. In the event of a change in control, the Chief Operating Officer shall have the right to terminate his employment under the employment agreement by giving 30 days written notice at any time within one year of the change in control. In the event of such a termination, the Chief Operating Officer shall be entitled to severance in an amount equal to his annual base salary for twelve months and a waiver of any lapse provisions of stock options or restricted stock grants made by our Company, that have vested.

ELANDIA, INC. AND SUBSIDIARIES

(Formerly Known as eLandia Solutions, Inc. and Subsidiaries)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - Subsequent Events, continued

g.	On August 25, 2006, the Company entered into an employment agreement for its new chief executive officer, with an effective date of August 28, 2006. The employment agreement has an initial term that expires four years from the effective date but will automatically be extended for successive one year terms unless either party gives written notice no less than thirty days prior to the end of the term. The chief executive officer’s base salary is $300,000 and may also receive an annual performance bonus in accordance with criteria set by the Company’s Board of Directors. In connection with the employment agreement, the chief executive officer is also entitled options to purchase up to 636,200 shares of the Company’s common stock, following the adoption by the Company and stockholder approval of a stock option plan. Such options will vest over a period of four years. In the event that a change in control of the Company shall occur at any time during the term of the employment agreement, and within 12 months of the occurrence of such change in control event, the Company terminates the Chief Executive Officer without cause or the Chief Executive Officer shall terminate his employment under this employment agreement, then, in any such event such termination shall be deemed to be a termination by the Company other than for cause and the Chief Executive Officer shall be entitled to such compensation amounting to a 12 month base salary.

NOTE 14 - Subsequent Events (unaudited)

a.	On October 20, 2006, the Company entered into a Purchase and Sale Agreement with Chickasaw Wireless, Inc. for the sale of one of its wireless telecommunications licenses (Bloomington, Illinois). The transaction was consummated on January 8, 2007. The sales price was $2,750,000 and was paid in cash at closing.

b.	On October 30, 2006, the Company entered into a Loan Agreement with ANZ Finance American Samoa, Inc. and ANZ America Samoa Bank (jointly, “ANZ”), pursuant to which ANZ has committed to provide financing of up to $5,800,000. Of this amount, $800,000 is in the form of a term loan and $5,000,000 is in the form of a revolving loan. AST is the borrower under each facility and Elandia, Inc. and certain of its domestic and international subsidiaries are guarantors. The loan is principally secured by substantially all of the Company’s assets and operations in American Samoa, Fiji, New Zealand, Samoa and the United States. The term loan bears interest at the rate of 1.25% above the Prime Rate, or the base rate on corporate loans posted by at least 75% of the United States 30 largest banks, commonly known as the U.S. Prime Rate of Interest as published from time to time in the Wall Street Journal. The Company paid a $50,000 fee at closing to ANZ. Unborrowed amounts under the revolving loan incur a commitment fee equal to 0.50% per annum. The revolving loan bears interest at the rate of 1.0% above the Prime Rate. Payments of principal and interest under the term loan in the amount of $10,940.62 are due on the first day of every month. The revolving loan is due on October 30, 2007 and the term loan is due on October 30, 2015. At closing, the Company borrowed the full amount available under the term loan and $3,400,000 under the revolving loan. The balance of the revolving loan is available for general corporate purposes.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004 and

From January 1, 2004 to September 14, 2004 (Predecessor Basis)

and From September 15, 2004 to December 31, 2004 (Successor Basis)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

eLandia Solutions, Inc.

We have audited the accompanying consolidated balance sheet of eLandia Solutions, Inc. (formerly Centra Industries, Inc.) and subsidiaries (the “Company”) as of December 31, 2004 (Successor), and the related consolidated statements of operations, stockholders’ deficiency, and cash flows from January 1, 2004 to September 14, 2004 (Predecessor) and from September 15, 2004 to December 31, 2004 (Successor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eLandia Solutions, Inc. and subsidiaries as of December 31, 2004 (Successor), and the results of their operations and their cash flows from January 1, 2004 to September 14, 2004 (Predecessor) and from September 15, 2004 to December 31, 2004 (Successor), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, effective September 14, 2004, the Company emerged from bankruptcy and applied fresh-start accounting commencing September 15, 2004. As a result, the consolidated balance sheet as of December 31, 2004 and the related statements of operations and cash flows of the successor company from September 15, 2004 to December 31, 2004 are presented on a different basis of accounting than that of the predecessor company for the periods before fresh-start and, therefore, are not comparable.

Marcum & Kliegman LLP

Melville, NY

May 20, 2005 (Except for Note 12a,

as to which the date is July 22, 2005,

Note 12b as to which the date is

August 15, 2005, and Note 12c as to

which the date is February 17, 2006.)

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2004

ASSETS

CURRENT ASSETS
Cash	$16,139
Assets from discontinued operations held for sale	13,219,885

Total Current Assets		$13,236,024
FURNITURE AND EQUIPMENT, Net		168,988
INTANGIBLE ASSETS - WIRELESS LICENSES		804,951

TOTAL ASSETS		$14,209,963

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2004

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses (includes $288,516 of accrued interest to related parties)	$980,723
Secured revolver note - related party	2,500,000
Promissory note - related party	300,000
Revolver facility - related party	7,300,000
Liabilities of discontinued operations	6,096,399

TOTAL LIABILITIES		$17,177,122
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIENCY
Common stock, $.00001 par value; 50,000,000 shares authorized 4,773,263 issued and 4,469,513 outstanding	44
Additional paid-in capital	4,248,565
Accumulated deficit	(7,215,749)
Subscription receivable	(19)

TOTAL STOCKHOLDERS’ DEFICIENCY		(2,967,159)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY		$14,209,963

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
REVENUE	$—	$—
COST AND EXPENSES
General, selling and administrative expenses	1,125,072	—

OPERATING LOSS	(1,125,072)	—

OTHER (EXPENSE) INCOME
Interest expense	(145,101)	(341,668)
Reorganization items (including legal and trustee fees)	—	(596,250)
Gain on extinguishment of debt and other bankruptcy items	—	2,968,675
Loss on abandonment of equipment		(887,395)
Fresh-start accounting adjustments	—	4,631,022

TOTAL OTHER (EXPENSE) INCOME	(145,101)	5,774,384

(LOSS) INCOME FROM CONTINUING OPERATIONS	(1,270,173)	5,774,384
LOSS FROM DISCONTINUED OPERATIONS	(2,103,501)	(3,950,931)

NET (LOSS) INCOME	$(3,373,674)	$1,823,453

Basic and diluted loss from continuing operations per common share	$(0.28)
Basic and diluted loss from discounted operations per common share	(0.47)

Basic and diluted net loss per common share	$(0.75)

Weighted average number of shares outstanding, basic and diluted	4,469,513

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

From January 1, 2004 to September 14, 2004 - Predecessor Company

and From September 15, 2004 to December 31, 2004 - Successor Company

	Number of Shares of Common Stock	Common Stock at $.00001 Par Value	Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable	Total
BALANCE - January 1, 2004 (Predecessor Company)	8,177,606	$82	$15,394	$(1,767,848)	$—	$(1,752,372)
Net income from January 1, 2004 to September 14, 2004 (Predecessor Company)	—	—	—	1,823,453	—	1,823,453
Fresh-start adjustments	(8,177,606)	(82)	(15,394)	(55,605)	—	(71,081)

BALANCE - September 14, 2004 (Predecessor Company)	—	—	—	—	—	—
Issuance of 108,000 shares of common stock to unsecured creditors in connection with reorganization plan	108,000	1	71,080	—	—	71,081
DIP Financing exchanged for 2,038,500 shares of common stock and 1,876,500 warrants issued to SVCH	2,038,500	20	2,576,662	—	—	2,576,682

BALANCE - September 15, 2004 (Successor Company) (Forward)	2,146,500	$21	$2,647,742	$—	$—	$2,647,763

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

STATEMENT OF STOCKHOLDERS’ DEFICIENCY, Continued

From January 1, 2004 to September 14, 2004 - Predecessor Company

and From September 15, 2004 to December 31, 2004 - Successor Company

	Number of Shares of Common Stock	Common Stock at $.00001 Par Value	Additional Paid-in Capital	Accumulated Deficit	Subscription Receivable	Total
BALANCE - September 15, 2004 (Successor Company) (Forward)	2,146,500	$21	$2,647,742	$—	$—	$2,647,763
Issuance of 1,876,500 shares of common stock to SVCH and certain of its principals in connection with exercise of warrants	1,876,500	19	—	—	(19)	—
Net loss from September 15, 2004 to December 31, 2004 (Successor Company)	—	—	—	(3,373,674)	—	(3,373,674)
Issuance of common stock in connection with common control merger on 12/31/2004	446,513	4	1,600,823	(3,842,075)	—	(2,241,248)

BALANCE - December 31, 2004 (Successor Company)	4,469,513	$44	$4,248,565	$(7,215,749)	$(19)	$(2,967,159)

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(3,373,674)	$1,823,453

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	283,117	680,565
Bad debt expense	756,643	404,000
Gain on debt discharge	—	(2,968,675)
Loss on abandonment of furniture and equipment	—	887,395
Fresh start adjustments	—	(4,631,022)
Changes in operating assets and liabilities:
Accounts receivable	(3,804,166)	(138,363)
Employee advances	38,984	—
Prepaid expenses	(205,516)	146,117
Accounts payable and accrued expenses	1,869,926	1,057,730
Payroll and payroll taxes payable	46,536	683,104

TOTAL ADJUSTMENTS	(1,014,476)	(3,879,149)

NET CASH USED IN OPERATING ACTIVITIES	(4,388,150)	(2,055,696)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Intangible Assets - Licenses	(311,917)	—
Purchase of furniture and equipment	(64,536)	—

NET CASH USED IN INVESTING ACTIVITIES	$(376,453)	$—

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS, Continued

	From September 15, 2004 to December 31, 2004 (Successor Company)	From January 1, 2004 to September 14, 2004 (Predecessor Company)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from secured revolver note - related party	$300,000	$2,860,000
Principal payments for promissory notes	(113,838)	(820,025)
Proceeds from revolver facility - related party	4,300,000	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,486,162	2,039,975

NET DECREASE IN CASH	(278,441)	(15,721)
CASH – Beginning	294,580	126,885

CASH – Ending	$16,139	$111,164

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the periods for:
Interest	$—	$—
Taxes	$—	$—
Supplemental schedule on non-cash investing and financing activities:
Dip financing exchanged for 2,038,500 shares of common stock and 1,876,500 warrants issued to SVCH		$2,576,682
Issuance of 108,000 shares of common stock to unsecured creditors in connection with reorganization plan		$71,081

The accompanying notes are an integral part of these consolidated financial statements.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business

Company

eLandia Solutions Inc. (the “Company” or the “Successor Company”) was known as Centra Industries, Inc. prior to its merger with eLandia Technologies, Inc. (“Technologies”) on December 31, 2004. (Note 5)

On August 1, 2003, the Company’s main operating subsidiary, eLandia Infrastructure, Inc. (“Infrastructure”), formerly known as Midwest Cable Communications of Arkansas, Inc. filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Arkansas (the “Bankruptcy Court”).

On January 8, 2004, the Company also filed a voluntary petition for reorganization under the Bankruptcy Code in the Bankruptcy Court. The Company operated its business and managed its assets in the ordinary course effectively from August 1, 2003 to September 14, 2004 as debtor-in-possession, and obtained Bankruptcy Court approval for transactions outside the ordinary course of business.

By order dated September 14, 2004, (the “Confirmation Date”) the Bankruptcy Court confirmed the Joint Plan of Reorganization (the “POR”) of the Company and Infrastructure. Accordingly, on September 14, 2004, the Company emerged from reorganization under Chapter 11 of The United States Bankruptcy Code.

Pursuant to the POR, all of the outstanding common stock of the Company was cancelled on September 14, 2004, and new issuances were made to the holders of allowed pre-petition claims against the Company and for the conversion of certain debtor-in-possession financing (“DIP Financing”) provided by Stanford Venture Capital Holdings (“SVCH”).

On the Confirmation Date, the Company issued 108,000 shares of newly authorized common stock to the holders of allowed pre-petition claims for the settlement of such claims and the equivalent of 3,915,000 shares of newly authorized common stock to SVCH for the conversion of certain DIP Financing and other secured claims which amounted to $2,576,682. The Company’s POR also provided that the Company pay $110,000 to holders of allowed pre-petition claims.

During February 2006, the Board of Directors approved a 3 for 5 reverse stock split of the outstanding shares of common stock. All share and per share information in these consolidated financial statements have been adjusted to reflect this reverse stock split.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Business, continued

Business

The Company, through its wholly owned subsidiaries i) owns Personal Communication Services (“PCS”) licenses, ii) sets up wireless internet capabilities in major hotels and apartment complexes, iii) provides end-to-end infrastructure solutions for the wireless communication and cable television industry, which is comprised primarily of constructing and maintaining cell towers, and iv) provides underground horizontal directional boring technology and related underground construction services to telecommunication and cable television providers, water and sewer systems, and natural gas pipelines.

The above operations are conducted through the Company’s wholly owned subsidiaries as follows:

Technologies -	Owns PCS licenses and sets up wireless internet capabilities in hotels and large apartment complexes.

Roughwaters, LLC (“Roughwaters”) -	A subsidiary of Technologies, provides end-to-end infrastructure solutions which is comprised primarily of constructing and maintaining cell towers for the telecommunication and cable television industries.

Infrastructure -	Provides construction services primarily composed of underground boring for cable and telephone companies.

From January 1, 2004 through December 31, 2004, the Company’s three remaining subsidiaries, Centra Construction, Inc., Centra Wireless Solutions, Inc., and Razorback, Inc., have been inactive.

Commencing during the first quarter of 2005, the Company committed to a plan for disposing substantially all of its current operations. The Company’s future plans are to generate revenue by utilizing its remaining assets comprised primarily of the PCS licenses and acquire existing operating providers of wireless telephone services and cable television providers.

NOTE 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Basis of Presentation, continued

The Company operated its business as a debtor-in-possession subject to the jurisdiction of the Bankruptcy Court during the period from August 1, 2003 until September 14, 2004, the Confirmation Date. Accordingly, the Company’s consolidated financial statements for periods prior to its emergence from Chapter 11 reorganization were prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, 11 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code 11” (“SOP 90-7”). In addition, the Company adopted fresh-start reporting upon its emergence from Chapter 11 reorganization in accordance with SOP 90-7. For financial reporting purposes, the effects of the consummation of the POR as well as adjustments for fresh-start reporting have been recorded in the accompanying consolidated financial statements as of September 14, 2004 and from January 1, 2004 to September 14, 2004 (Predecessor Company financial statements).

Pursuant to fresh-start reporting, a new entity was deemed created for financial reporting purposes and the carrying values of assets and liabilities were adjusted. The carrying values of assets were adjusted to their reorganization values that are equivalent to their estimated fair values. The carrying values of liabilities were adjusted to their present values.

The reorganization value was determined using various valuation methods including, (i) reviewing historical financial information, (ii) comparing the Company and its projected performance to the market values of comparable companies, (iii) performing industry precedent transaction analysis, and (iv) considering certain economic and industry information relevant to the operating business. While the discounted cash flow approach was one of the three approaches used to determine reorganization value, it was not the sole method used in the determination. This use of multiple approaches is consistent with methods used to determine value in most purchase business combinations.

The following table describes the periods presented in the consolidated financial statements and related notes thereto:

Period	Referred to as
Results for the Predecessor Company From January 1, 2004 through September 14, 2004	“Predecessor Company 2004 Nine Months”

Results for the Successor Company From September 15, 2004 through December 31, 2004	“Successor Company 2004 Three Months”

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Basis of Presentation, continued

The effects of the POR and the application of fresh-start accounting on the Company’s pre-confirmation consolidated balance sheet are as follows:

ASSETS

	Predecessor Company September 14, 2004	Debt Discharge	Fresh-Start Adjustments		Exchange DIP Financing for Common Stock and Warrants	Reclassification for Discontinued Operations	Successor Company September 14, 2004
CURRENT ASSETS
Cash	$111,164	$—	$—		$—	$—	$111,164
Assets held for sale	—	—	—			8,809,646	8,809,646
Accounts receivable, net	265,142	—	—		—	(265,142)	—
Machinery and equipment	3,706,121	—	—		—	(3,706,121)	—
Prepaid expenses	207,361	—	—		—	(207,361)	—
Reorganization value	—	—	4,631,022	(B)	—	(4,631,022)	—

TOTAL ASSETS	$4,289,788	$—	$4,631,022		$—	$—	$8,920,810

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

	Predecessor Company September 14, 2004	Debt Discharge	Fresh-Start Adjustments		Exchange DIP Financing for Common Stock and Warrants		Reclassification for Discontinued Operations	Successor Company September 14, 2004
LIABILITIES
Payroll tax liabilities	$1,779,427	$—	$—		$—		$(1,779,427)	$—
Accounts payable	3,321,949	(2,835,321)	—		—			486,628
Liabilities subject to Compromise	72,734	—	—		—		—	72,734
Accrued expenses	854,202	—	—		—		(854,202)	—
Current portion of long term Debt	5,790,092	(133,354)	—		(2,576,682	)(C)	(880,056)	2,200,000
Liabilities of discontinued Operations	—	—	—		—		3,513,685	3,513,685

Total Liabilities	11,818,404	(2,968,675)	—		(2,576,682)		—	6,273,047

STOCKHOLDERS’ DEFICIENCY
Common stock – predecessor	136	(136)	—		—		—	—
Common stock – successor	—	2	—		34		—	36
Additional paid in capital	15,340	55,739	—		2,576,648		—	2,647,727
Accumulated deficit	(7,544,092)	2,913,070	4,631,022		—		—	—

TOTAL STOCKHOLDERS’ DEFICIENCY	(7,528,616)	2,968,675	4,631,022	(D)	2,576,682		—	2,647,763

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$4,289,788	$—	$4,631,022		$—		$—	$8,920,810

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Basis of Presentation, continued

Adjustments reflected in the reorganized condensed consolidated balance sheet as of September 14, 2004 are as follows:

a.	Liabilities subject to compromise have been adjusted to reflect the settlement of the claims for cash and/or issuance of common shares in the reorganized Company.

b.	The Successor Company has recorded excess of reorganization value over the fair value of the Company’s assets and liabilities in accordance with SFAS No. 141.

c.	Upon emergence from Chapter 11 Bankruptcy, SVCH converted approximately $2,600,000 of DIP Financing into 2,038,500 shares of common stock and 3,127,500 warrants exercisable at $.00001 per share.

d.	Upon emergence from Chapter 11 Bankruptcy, the Company issued 108,000 shares of common stock to holders of allowed pre-petition claims. The $71,081 value assigned to the 108,000 shares represents the stockholders’ deficiency immediately after the fresh-start adjustment.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated statements of operations and cash flows include the operations of Technologies from September 15, 2004. (Note 5)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amounts of uncollectible accounts receivable, the amount to be realized upon the sale of assets held for sale and the settlement of liabilities of discontinued operations, the amount to be paid for tax liabilities and the amount of costs capitalized in connection with the wireless licenses. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to $378,793 at December 31, 2004 and was included in “assets from discontinued operations held for sale”.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Furniture and Equipment

Furniture and equipment has been recorded at cost. Expenditures for major improvements are capitalized, while maintenance and repair costs that do not significantly improve the related asset or extend its useful life are charged to expense as incurred. For financial reporting purposes, furniture and equipment are depreciated primarily by the straight-line method over the estimated useful lives of the assets which generally range between five to seven years.

Intangible Assets

Intangible assets consist of the original costs to acquire the PCS wireless licenses along with the long term maintenance costs necessary to maintain the licenses active. The costs to acquire the wireless licenses as well as the legal and other non-equipment related costs necessary to activate the wireless licenses are capitalized and amortized over the period in which the Company expects to derive benefits, which is principally five or ten years. As of December 31, 2004, the Company has not amortized these licenses since they have not been placed in service.

Reorganization Value

On September 14, 2004, in connection with the application of fresh-start accounting, the Company recorded $4,631,022 of reorganization value representing the excess value of the Successor Company’s enterprise value over the aggregate fair value of the Successor Company’s tangible and identifiable assets and liabilities at the Confirmation Date. Reorganization value is not amortized but will be reviewed annually or more frequently under certain conditions for impairment in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 142, “Goodwill and Other Intangible Assets”. The reorganization value has been allocated entirely to the “assets from discontinued operations held for sale”.

Concentrations of Credit Risk- Significant Customers of Discontinued Operations

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. As of December 31, 2004, three customers accounted for 24%, 18%, and 14% of the Company’s accounts receivable and from September 15, 2004 to December 31, 2004, the same three customers accounted for 29%, 20%, and 16%, respectively, of the Company’s revenue.

Revenue Recognition

The Company recognizes revenue based upon the work performed, which is specifically identified and pursuant to the terms of contracts. Cost of revenue includes direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Revenue Recognition, continued

The Company recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between the Company and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

Fair Values

The Company has determined the estimated fair value amounts presented in these consolidated financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company has based these fair value estimates on pertinent information available to it as of December 31, 2004. As of December 31, 2004, the carrying value of all financial instruments approximates fair value.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management concluded a full valuation allowance was appropriate at December 31, 2004 due to operating losses incurred. Current income taxes are based on the respective periods’ taxable income for federal and state income tax reporting purposes.

At December 31, 2004, the Company has net operating loss carryforwards of approximately $9,352,000 which expire through 2024. A portion of the losses are subject to the separate return limitation year rules governed by Internal Revenue Code Section 1503.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Income Taxes, continued

Net operating loss carryforwards	$3,490,000
Accrued expenses and other	654,000

4,144,000
Less: valuation allowance	(3,161,000)

Deferred income tax asset	983,000
Deferred income tax liabilities:
Fixed assets	(983,000)

Net deferred income tax asset	$—

Stock-Based Compensation Plans

The Company adopted the disclosure provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosures by requiring the information be included in interim, as well as annual, financial statements. SFAS No. 123 encourages, but does not require companies to record compensation costs for stock-based employee compensation plans at fair value. The Company will account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options will be measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company did not grant any stock options as of December 31, 2004.

Loss Per Share

The Company presents both basic and diluted loss from continuing and discontinued operations per share and net loss per share on the face of the statements of operations. As provided by SFAS 128, “Earnings per Share,” basic loss from continuing and discontinued operations and net loss per share is calculated as the loss attributable to common stockholders divided by the weighted average number of shares outstanding during the period. The 446,513 shares issued on December 31, 2004 in connection with the common control merger are reflected in the basic loss per share calculation retroactively to

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Loss Per Share, continued

September 15, 2004, since the operations of Technologies are included in the consolidated results of operations commencing that same date (see Note 5). The 3,127,500 warrants issued to SVCH are reflected in the basic loss per share calculation retroactively to September 15, 2004, since the underlying shares of common stock were immediately exercisable for nominal consideration. Diluted loss per share reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible preferred stock. As of December 31, 2004, there were no outstanding stock options, warrants or convertible preferred stock instruments to be included in the diluted loss per share computation. However, there were 303,750 shares of unvested common stock not included in either the common shares outstanding or the basic or diluted loss per share calculations since the result would be antidilutive (see Note 10).

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R (revised 2004), Share Based Payment, which is a revision of SFAS No. 123. SFAS No. 123R also supersedes APB 25 and amends SFAS No. 95, Statement of Cash Flows. SFAS No. 123R differs from SFAS No. 123, by requiring all entities to measure liabilities incurred in stock based payment transactions at fair value rather than measuring the liability at its intrinsic value. SFAS No. 123R requires entities to estimate the number of instruments for which the requisite service period is expected to be rendered rather than accounting for forfeitures as they occur. Under SFAS No. 123R, modifications to the terms or conditions of an award are measured by comparing the fair value of the modified award with the fair value of the award immediately before the modification, as opposed to measuring the effects of a modification as the difference between the fair value of the modified award at the date it is granted and the awards value immediately before the modification. SFAS No. 123R will also clarify and expand current guidance under SFAS No. 123 including the measurement of fair value, classifying an award as either equity or as a liability and attributing compensation cost to reporting periods. SFAS No. 123R amends SFAS No. 95 requiring that the excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The statement is effective in the first annual reporting period beginning after June 15, 2005.

SFAS No. 123R provides two alternatives for adoption: (1) a “modified prospective” method in which compensation cost is recognized for all awards granted subsequent to the effective date of this statement as well as for the unvested portion of awards outstanding as of the effective date and (2) a “modified retrospective” method which follows the approach in the “modified prospective” method, but also permits entities to restate prior periods to reflect compensation cost calculated under SFAS No. 123 for pro forma amounts disclosure. The Company plans to adopt SFAS No. 123R using the modified prospective method. As the Company currently accounts for share based payments to employees in accordance with the fair value method under SFAS No. 123, the adoption of SFAS No. 123R is not expected to have a significant impact on the Company’s results of operations or financial position.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In January 2003, the FASB issued Financial Interpretation No. (“FIN”) 46 “Consolidation of Variable Interest Entities” which was amended by FIN 46R in December, 2003. A variable interest entity is a corporation, partnership, trust or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights, or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Historically, entities generally were not consolidated unless the entity was controlled through voting interests. FIN 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the “primary beneficiary” of that entity. The consolidation requirements of FIN 46R have been adopted. FIN 46R did not have any impact on the consolidated financial statements of the Company since it currently has no variable interest entities.

NOTE 3 - Discontinued Operations

During January 2005, the Company committed to a plan to discontinue its business related to the installation of wireless internet capabilities in hotels and apartment complexes, the end-to-end infrastructure wireless solutions provided through its wholly-owned subsidiary Roughwaters and its construction services relating to underground boring for cable and telephone companies. All periods presented were reclassified to reflect discontinued operations to conform with subsequent financial statement presentations.

The assets and liabilities from discontinued operations are as follows as of December 31, 2004:

Current Assets Held for Sale:

Accounts receivables, net	$4,642,710
Prepaid expenses	449,834
Machinery and equipment	3,496,319
Reorganization value	4,631,022

Assets of discontinued operations held for sale	$13,219,885

The current liabilities of discontinued operations are as follows as of December 31, 2004:

Payroll taxes payable	$2,017,405
Accounts payable and accrued expenses	3,312,776
Notes payable – equipment	766,218

Liabilities of discontinued operations	$6,096,399

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - Discontinued Operations, continued

The results of discontinued operations were composed of the following for the periods presented below:

	From September 15, 2004 to December 31, 2004	From January 1, 2004 to September 14, 2004
Revenue	$4,532,781	$4,034,773
Cost of revenue	4,804,538	4,242,320
General, selling and administrative	1,831,744	3,743,384

Loss from discontinued operations	$(2,103,501)	$(3,950,931)

NOTE 4 - Furniture and Equipment

As of December 31, 2004, furniture and equipment consists of the following:

	Cost	Useful Life
Furniture	$12,054	7 years
Equipment	160,237	5 years

	172,291
Accumulated depreciation	3,303

Total Furniture and Equipment, net	$168,988

NOTE 5 - Merger with Technologies

Pursuant to a Merger Agreement dated May 20, 2004 with Technologies, the Company legally merged on December 31, 2004 by virtue of issuing 446,513 shares of its common stock to the stockholders of Technologies on a one-for-one exchange for their shares in Technologies. Accordingly, on December 31, 2004, Technologies became a wholly-owned subsidiary of the Company.

SVCH was the majority stockholder of Technologies and became the majority stockholder of the Company upon emergence from bankruptcy on September 15, 2004. As companies under common control, the Company has consolidated the operations of Technologies retroactively to September 15, 2004 in a manner similar to pooling of interests.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - Secured Revolver Note - Related Party

Pursuant to a Debtor-in-Possession Financing Agreement (“DIP Financing”) executed on September 15, 2003, SVCH loaned the Company $2,000,000 in the form of a secured, super priority line of credit bearing interest at 8% per annum and due on April 16, 2004. On October 25, 2004, SVCH loaned an additional $2,500,000 to the Company under a supplemental super priority line of credit. On September 14, 2004, $2,000,000 of obligations relating to the initial DIP Financing along with other secured claims and accrued interest amounting to $576,682 were converted into common stock as part of the POR. On October 25, 2004, $2,500,000 of obligation relating to the Company’s supplemental DIP Financing was converted to a secured revolver note with SVCH. The secured revolver note is due on October 24, 2005 and bears interest at the rate of 8% per annum. Substantially all of the assets of the Company and its subsidiaries are pledged as collateral under the secured revolver note agreement. During May 2005, the Company received a modification and extension letter stipulating that SVCH will forgive the debt and related accrued interest in connection with the pending acquisitions discussed in Note 12. In the event the acquisitions are not consummated, SVCH has agreed not to demand repayment until May 2006.

The secured revolver note contains restrictions and financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures. As of December 31, 2004, accrued interest amounted to $105,157 which has been included in accounts payable and accrued expenses in the accompanying balance sheet.

NOTE 7 - Promissory Note - Related Party

On September 1, 2004, Technologies had issued a promissory note (“Promissory Note”) to Stanford Financial Group (“SFG”), an affiliate of SVCH (its majority stockholder) in the amount of $300,000 for the acquisition of PCS wireless licenses in the United States Virgin Islands and Bloomington, IL. The Promissory Note was assumed by the Company as part of the common control merger (see Note 5). The Promissory Note accrues interest at the rate of 8% per annum, requires quarterly interest payments and it matures on August 31, 2007. The Company has not made any of the required quarterly interest payments subsequent to December 31, 2004. Accordingly, the Company classified the Promissory Note as current since it’s deemed to be in default. As of December 31, 2004, the Company accrued $11,934 as interest expense which has been included in accounts payable and accrued expenses in the accompanying balance sheet. During May 2005, Technologies received a modification and extension letter stipulating that SFG will forgive such debt and accrued interest in connection with the pending acquisitions discussed in Note 12. In the event the pending acquisitions are not consummated, SFG has agreed not to demand repayment prior to the due date.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - Revolver Facility – Related Party

On May 20, 2004, Technologies entered into a one year Loan and Security Agreement (“L&S Agreement”) with SVCH. The L&S Agreement is collateralized by all of Technologies’ assets. The maximum amount available was $5,000,000 and bears interest at the rate of 8% per annum on the outstanding balance. Principal and any accrued interest are required to be paid whenever any collateral is sold. Amounts may be repaid and re-borrowed any time before May 19, 2005, the maturity date.

The L&S Agreement contains restrictions and other financial covenants relating to, among other things, limitations on the incurrence of additional indebtedness and liens, asset sales, and capital expenditures.

The L&S Agreement, which had a balance of $3,000,000 on September 15, 2005, was assumed by the Company as part of the common control merger (see Note 5). On November 24, 2004 the L&S Agreement was amended by increasing the amount available from $5,000,000 to $8,500,000. All other terms and conditions remained the same. At December 31, 2004, the outstanding borrowings under the L&S Agreement amounted to $7,300,000, whereas accrued interest, which is included in accounts payable and accrued expenses in the accompanying balance sheet amounted to $171,425. The Company was unable to repay the amount outstanding on the May 19, 2005 maturity date.

During May 2005, the Company received a modification and extension letter stipulating that SVCH will forgive the debt and related accrued interest into equity in connection with the pending acquisitions discussed in Note 12. In the event the acquisitions are not consummated, SVCH has agreed not to demand repayment until May 2006.

NOTE 9 - Commitments and Contingencies

Settlement Agreement

On August 18, 2004, the Company entered into a settlement agreement and release with various management members who operated the Company prior to its bankruptcy filing. As part of the agreement, the Company agreed to pay a total of $250,000 to prior management in exchange for a full and final settlement of all ownership and other compensation claims that existed as a result of the bankruptcy or subsequent to the bankruptcy. In return, the Company’s former management agreed to be governed by certain terms in the agreement including confidentiality requirements and a non-compete agreement with the Company. The Company ceased making payments under this agreement on October 8, 2004, as it was determined that the terms of the settlement agreement had been breached by prior management. At December 31, 2004, the amount outstanding amounted to $197,607 and has been included in liabilities of discontinued operations.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - Commitments and Contingencies, continued

Operating Lease

The Company leases certain plant, office and warehouse space as well as machinery, vehicles, data processing and other equipment. Certain of the leases have renewal options at reduced rates and provisions requiring the Company to pay maintenance, property taxes and insurance. Generally, all rental payments are fixed. The Company’s assets and obligations under capital lease arrangements are not significant, and are included in discontinued operations.

Total rental expense under operating leases, excluding maintenance, taxes and insurance, was $88,173 and $102,368 for the Successor Company 2004 Three Months and Predecessor Company 2004 Nine Months, respectively, and are included in discontinued operations.

At December 31, 2004, the future payments for all operating leases with remaining lease terms in excess of one year, and excluding maintenance, taxes and insurance were as follows:

For the Year Ending December 31,	Amount
2005	$132,527
2006	133,963
2007	80,876

Total	$347,366

NOTE 10 - Stockholders’ Deficiency

Common Stock and Warrants

On September 14, 2004, in accordance with the POR, all former outstanding shares of the Company’s common stock were cancelled with new shares to be issued in accordance with the POR to SVCH and to some of its former unsecured creditors. Accordingly, on September 15, 2004, the Company issued 2,038,500 shares of its common stock and 1,876,500 warrants to SVCH and 108,000 shares of its common stock to holders of allowed pre-petition claims. All of the warrants were subsequently exercised.

On December 31, 2004, the Company issued 446,513 shares of common stock to the stockholders of Technologies in exchange for Technologies’ shares in connection with the common control merger effected on December 31, 2004 (Note 5). Additionally, the Company’s Chief Executive Officer, previously a Technologies stockholder, also received rights to exchange 303,750 shares of Technologies’ unvested common stock into 303,750 shares of the Company’s common stock upon the Company reaching not less than $50 million of consolidated revenue and not less than $5 million of pre-tax income, for a calendar year ending on or prior to December 31, 2006. These shares are recorded as issued but not outstanding. The Company will record a charge to its operations based on the fair market value of the shares on the date the performance conditions are met.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - Employment Agreements

The Company is party to two separate executive employment agreements, one with its Chief Executive Officer and the other with its Chief Operating Officer. The agreements are for five years with two successive renewal options of two years each. The agreements cover various performance and other employment matters and include an annual base salary of $250,000 per individual. Subsequent to December 31, 2004, the Company’s Chief Operating Officer was terminated for reasons other than cause thereby canceling the related employment agreement.

NOTE 12 - Subsequent Events

a.	On July 22, 2005, the Company entered into an agreement to purchase 100% of the partnership interests of American Samoa Telecom, LLC (AST). AST is headquartered in Pago Pago, American Samoa and operates under the brand name of Blue Sky Communications. AST is a provider of wireless telephone services in American Samoa via its wireless network. AST is majority owned (approximately 70%) by SVCH. The Company expects to issue a total of 4,225,726 shares of its common stock of which 2,739,008 will be issued to SVCH, AST’s majority interest owner and 1,486,718 to AST’s minority interest owners. Additionally, SVCH and SFG have agreed to forgive all of the debt owed to them by the Company.

On July 22, 2005, the Company executed a merger with Datec Group Ltd, (“Datec”) a New Brunswick, Canada corporation, and its subsidiaries. Datec is a publicly-traded company on the Toronto Stock Exchange. Datec is a provider of information technology and services in Australia, Fiji, New Zealand, Papua New Guinea, Samoa, the Solomon Islands, Tonga, and Vanuatu. In connection with the acquisition of certain operating assets of Datec, the Company expects to issue 4,085,126 shares of common stock. The merger of Datec is subject to the Company consummating the AST acquisition and having SVCH and SFG forgive all outstanding debt owed to them.

Closing of the above-acquisitions is subject to due diligence and stockholder and various regulatory approvals. There can be no assurances that the acquisitions will be consummated.

b.	On August 15, 2005, our Board of Directors approved a 9 for 10 reverse stock split of our outstanding shares of common stock. The reverse stock split was effective on September 14, 2005. All share and per share information in these consolidated financial statements have been adjusted to reflect this reverse stock split.

eLANDIA SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - Subsequent Events, continued

c.	On February 17, 2006, the Board of Directors approved a 3 for 5 reverse stock split of the outstanding shares of common stock. The reverse stock split was effective on March 9, 2006. All share and per share information in these consolidated financial statements have been adjusted to reflect this reverse stock split.

AST TELECOM, LLC

FINANCIAL STATEMENTS

For the Years Ended December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board Members

AST Telecom, LLC

Pago Pago, American Samoa

We have audited the accompanying balance sheet of AST Telecom, LLC (the “Company”) as of December 31, 2005, and the related statements of income and members’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AST Telecom, LLC as of December 31, 2005, and the results of its operations, and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming the Company will continue as a going concern. As of December 31, 2005, the Company had a working capital deficiency of $1,925,122. This factor raises a substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Marcum & Kliegman LLP

Melville, NY

June 22, 2006, except for Note 5

as to which the date is August 22, 2006

KINGBETHAM & COMPANY

Certified Public Accountants	P.O. Box 6740
Pago Pago. Am. Samoa 96799
Tel: (684) 699-2401
Fax: (684) 699-2402

Independent Auditor’s Report

Board of Members

AST Telecom, LLC.

Pago Pago, American Samoa

We have audited the accompanying balance sheet of AST Telecom, LLC, as of December 31, 2004, and the related statements of income, members’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control on financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AST Telecom, LLC, as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KingBetham & Company
KingBetham & Company
April 4, 2005

SAMOA OFFICE: P.O. BOX 859.     APIA. SAMOA     Tel: (685) 24337     Fax: (685) 24336

AST TELECOM, LLC

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$313,997	$815,678
Accounts receivable, net	271,973	444,128
Inventory	281,602	172,424
Prepaid expenses and other current assets	241,827	178,495

Total Current Assets	1,109,399	1,610,725

PROPERTY, PLANT AND EQUIPMENT, Net	5,652,643	3,361,270

TOTAL ASSETS	$6,762,042	$4,971,995

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,296,605	$892,407
Line of credit	1,440,667	—
Current portion of note payable	56,700	—
Deferred revenue	240,549	279,208

Total Current Liabilities	3,034,521	1,171,615

Note payable, net of current portion	760,120	—

TOTAL LIABILITIES	3,794,641	1,171,615

COMMITMENTS AND CONTINGENCIES

MEMBERS’ EQUITY	2,967,401	3,800,380

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$6,762,042	$4,971,995

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENTS OF INCOME AND MEMBERS’ EQUITY

For the Years Ended December 31, 2005 and 2004

	2005	2004
REVENUE
Prepaid	$4,807,092	$4,784,181
Postpaid	967,798	1,087,181
Long distance reverse tolls	689,782	585,017
Equipment sales and services	925,798	725,814
Other	451,300	211,643

TOTAL REVENUE	7,841,770	7,393,836

COST OF REVENUE
Cost of revenue - prepaid and postpaid	2,655,775	2,160,227
Cost of revenue - equipment sales and service	810,385	669,189
Depreciation and amortization	392,308	152,638

TOTAL COST OF REVENUE	3,858,468	2,982,054

GROSS PROFIT	3,983,302	4,411,782

OPERATING EXPENSES
Sales and marketing	584,125	485,844
Customer service	414,882	423,645
General and administrative	1,903,516	1,172,059
Depreciation and amortization	120,123	46,889

TOTAL OPERATING EXPENSES	3,022,646	2,128,437

OPERATING INCOME	960,656	2,283,345

OTHER INCOME (EXPENSE)
Interest income	3,316	12,092
Interest expense	(57,584)	—
Other expense	—	(14,488)

TOTAL OTHER EXPENSE	(54,268)	(2,396)

NET INCOME	906,388	2,280,949

MEMBERS’ EQUITY - Beginning	3,800,380	1,752,198

Distributions/redemptions	(1,739,367)	(232,767)

MEMBERS’ EQUITY - Ending	$2,967,401	$3,800,380

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$906,388	$2,280,949

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	512,431	199,527
Bad debt expense	6,553	198,139
Changes in operating assets and liabilities:
Accounts receivable	165,602	(330,635)
Inventory	(109,178)	(51,415)
Prepaid expenses and other current assets	(63,332)	(31,673)
Deferred revenue	(38,660)	44,398
Accounts payable and accrued expenses	404,198	407,716

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,784,002	2,717,006

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant and equipment	(1,953,803)	(2,253,020)

NET CASH USED IN INVESTING ACTIVITIES	(1,953,803)	(2,253,020)

CASH FLOWS FROM FINANCING ACTIVITIES
Members’ redemptions/distributions	(1,739,367)	(944,472)
Payments on long-term debt	(33,180)	—
Proceeds from line of credit	1,440,667	—

NET CASH USED IN FINANCING ACTIVITIES	(331,880)	(944,472)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(501,681)	(480,486)

CASH AND CASH EQUIVALENTS – Beginning	815,678	1,296,164

CASH AND CASH EQUIVALENTS – Ending	$313,997	$815,678

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENTS OF CASH FLOWS, Continued

For the Years Ended December 31, 2005 and 2004

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$57,584	$—

Non-cash investing and financing activities:
Purchase of equipment under long-term debt	$850,000	$—

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - Organization

AST Telecom, LLC, a Delaware limited liability company (the “Company”), was organized on July 15, 2002 and registered as a foreign entity with a permit to transact business in the Territory of American Samoa. The Company’s primary business activity is the provision of wireless telephone and internet services and sales of related equipment. The Company’s headquarters are in Nuu’uli, American Samoa.

NOTE 2 - Significant Accounting Policies

Method of Accounting

The financial statements of the Company are prepared using the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Reclassification

Certain reclassifications have been made to prior year’s financial statements to conform to classifications used in the current year. These reclassifications have no effect on previously recorded net income.

Recent Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Revised Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46R”), which requires the consolidation of variable interest entities. FIN 46R, as revised, was applicable to financial statements of companies that had interests in “special purpose entities” during 2003. Effective as of the first quarter of 2004, FIN 46R is applicable to financial statements of companies that have interests in all other types of entities. Adoption of FIN 46R had no effect on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). SFAS 123(R) supersedes Accounting Principle Opinion Board (“APB”) No 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized at the date of grant in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) is effective at the beginning of the first annual period beginning after December 15, 2005. SFAS 123(R) is not expected to have any impact on the Company’s operations upon adoption, as the Company has no options or warrants issued or outstanding.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued

In December 2004, the FASB issued SFAS 153, “Exchanges of Nonmonetary Assets.” This Statement amends APB No. Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after December 16, 2004. The provisions of SFAS 153 should be applied prospectively. The adoption of this pronouncement did not have any effect on the Company’s financial statements.

In June 2005, the FASB issued SFAS 154, “Accounting Changes and Errors Corrections, a replacement of APB Opinion No. 20 and SFAS 3.” SFAS 154 applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impractical. APB Opinion No. 20 previously required that most voluntary changes in accounting principle to be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 improves the financial reporting because its requirements enhance the consistency of the financial reporting between periods. During the reporting period, the Company did not have any accounting changes or error corrections.

Cash and Cash Equivalents

All highly liquid investments with a maturity of 90 days or less when purchased are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

The Company has cash balances in banks in excess of the maximum amount insured by the FDIC as of December 31, 2005.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to approximately $113,000 and $343,000 at December 31, 2005 and 2004, respectively.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Summary of Significant Accounting Policies, continued

Inventory

Inventory composed of cellular phones and related accessories are carried at the lower of cost or net realizable value. Cost is based on the first-in-first-out method. All expenditures incurred in acquiring inventory including transportation and custom duties are included in inventory.

Revenue Recognition

The Company recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between the Company and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company’s primary source of revenue is the sale of prepaid and postpaid phone cards for its wireless telephone services. Prepaid phone revenue represent phone cards which are paid up front by a subscriber and revenue is recognized as deferred until such time the minutes are used by such subscriber. Postpaid revenue is also recognized as minutes are used, however, it is billed to the subscriber on a monthly basis.

Long distance reverse tolls represent revenue earned by charging an access fee to phone carriers outside of the Company’s network. Such revenue is earned as the network is accessed.

The Company also sells and repairs equipment related to its wireless and internet services such as personal computers and related equipment. Revenue generated from repairs is recognized as the services are rendered. The Company does not usually sell any of its products bundled with any services.

Lastly, the Company is also an internet service provider for which it recognizes revenue on a monthly basis as services are provided.

Revenue generated from servicing and repairing of equipment and from as an internet service provider is included in other income.

Advertising Costs

Advertising costs are expensed as they are incurred. Advertising expense for the years ended December 31, 2005 and 2004 was approximately $214,000 and $63,000, respectively.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 - Significant Accounting Policies, continued

Property, plant and equipment are stated at cost and depreciated using the straight line method over their useful lives as follows:

Leasehold improvements (shorter of the useful life or the lease term)	3 to 7 years

Furniture and fixtures	7 years

Cellular equipment	7 years

Data handling equipment	7 years

Microwave equipment	7 years

Towers and antennas	7 years

Office equipment and software	3 to 5 years

Switch hardware and software and others	5 to 7 years

Vehicles	5 years

When property, plant and equipment are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are expensed as incurred, while replacements and betterments that extend estimated useful lives are capitalized.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), the Company assesses the impairment of property, plant and equipment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. If the Company determines that the carrying value of property, plant and equipment may not be recoverable, we compare the carrying values of our property, plant and equipment to the undiscounted cash flows expected to be generated by the asset group. If the carrying value exceeds the undiscounted cash flows, an impairment charge may be recorded. An impairment charge is recognized to the extent that the carrying amount of property, plant and equipment is in excess of their determined fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the amounts of uncollectible accounts receivable. Actual results could differ from those estimates.

Fair Values

The Company has determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 2 – Significant Accounting Policies, continued

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company based these fair value estimates on pertinent information available to it as of December 31, 2005 and 2004. As of December 31, 2005 and 2004, the carrying value of all financial instruments approximates fair value.

Income Tax and Income Tax Exemption

As a Limited Liability Company taxed as a partnership, the Company pays no income tax. Taxable income and the resulting tax liability is reported by the members of the Company. There was no difference between tax and financial bases of assets and liabilities.

In addition, the American Samoa Government, effective January 1, 2004, approved a ten year tax exemption for the members of the Company for all income taxes and, for the Company, all excise taxes incurred within the Territory of American Samoa. The exemption is for the purpose of promoting economic activity and employment within the Territory of American Samoa. The Company must meet certain investment requirements for the exemption to continue.

NOTE 3 - Property, Plant and Equipment

Property, plant and equipment consists of the following at December 31, 2005 and 2004:

	2005	2004
Leasehold improvements	$422,066	$317,579
Building	1,004,507	—
Furniture and fixtures	327,159	315,398
Cellular equipment	942,168	472,451
Data handling equipment	830,768	525,168
Microwave equipment	63,206	63,206
Towers and antennas	250,915	107,688
Office equipment and software	76,611	76,518
Switch hardware and software	2,112,332	437,396
Vehicles	161,467	144,467
Construction in progress	249,681	1,177,206

	6,440,880	3,637,077

Less: Accumulated depreciation and amortization	788,238	275,807

	$5,652,642	$3,361,270

Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was approximately $512,000 and $200,000, respectively.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 4 - Member Distributions

The Company’s operating agreement provides for distributions to members at a rate of 39.6% of net income in order for the members to pay taxes incurred by the members. During 2004, the Company received a tax exemption, which eliminates the requirement to pay income taxes for tax years 2004 through 2013.

The Company paid $1,739,367 to redeem 235 membership units in May 2005. The Company has 765 membership units outstanding after the redemption.

NOTE 5 - Line of Credit

The Company obtained a $1,000,000 credit facility from Bank of Hawaii on May 9, 2005 with a 90 day renewable term up to July 2006, bearing a variable interest rate at 0.50% over the bank’s base interest rate (7.25% at December 31, 2005). The Company has the option to pay all principal plus accrued interest at maturity or rollover the loan for another 90 day term. This credit facility is secured by substantially all assets of the Company.

On November 22, 2005, the maximum borrowing pursuant to the credit facility was increased to $2,000,000.

As of December 31, 2005, $1,440,667 of the $2,000,000 total credit facility was outstanding, and it’s secured by the Company’s assets.

This credit line was not repaid on July 1, 2006. On August 22, 2006, the Company received an extension letter from the Bank of Hawaii extending the repayment date to November 1, 2006. There is no assurance that the Company will have the ability to repay such line, nor have the ability to find other means of financing.

NOTE 6 - Note Payable

Note payable at December 31, 2005 consists of the following:

2005
Promissory note payable to Bank of Hawaii for $850,000 dated during 2004, but not funded until 2005. Payable in monthly installments of interest only for six (6) months and then monthly payments of $4,725 plus interest at .50% above the banks base rate, which is 7.25% at December 31, 2005. Final principal payment of approximately $486,000 is due on December 11, 2011.	$816,820

Less: Current maturities	56,700

Total	$760,120

Such loan is secured by the Company’s building.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 6 - Note Payable, continued

Maturities of long-term debt outstanding at December 31, 2005 are:

For the Year Ending December 31,	Amount
2006	$56,700
2007	56,700
2008	56,700
2009	56,700
2010	56,700
Thereafter	533,320

Total	$816,820

NOTE 7 - Operating Leases

The Company has entered into lease agreements for several locations in American Samoa for the rental of cell towers, satellite and networking site, and sales and administrative offices.

Total rental expense under operating leases amounted to approximately $190,000 and $100,000 for the years ended December 31, 2005 and 2004, respectively. The Company leases certain real estate from an affiliate of its majority member. Payments to related parties for rent for the years ended December 31, 2005 and 2004 were approximately $52,000 for both years.

At December 31, 2005, the future payments for all operating leases with remaining lease terms in excess of one year were as follows:

For the Year Ending December 31,	Amount
2006	$197,443
2007	188,896
2008	188,896
2009	188,896
2010	190,856
Thereafter	1,009,508

Total Future Lease Commitments	$1,964,495

The last expiration date under current operating leases is 2019.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 8 - Related Party Transaction

The Company maintains bank accounts with Stanford International Bank, an affiliate of one of the members. Additionally, the Company leases premises from and pays management fees and legal fees to affiliates of the members.

On February 14, 2003, the Company entered into a management agreement with Level Best, Inc., (“Level”) a related party through common management. Under the terms of the agreement Level is to provide day to day management services to the Company for a period of three years. During January 2005, the Company amended their management agreement with Level. Under the terms of the new agreement, Level is to supply the Company with their Chief Operating Officer for a period expiring January 31, 2007 and Chief Technology Officer for a period expiring January 31, 2008. Management fees charged under this agreement total approximately $325,000 per year with an annual increase of 2.5%.

For the years ended December 31, 2005 and 2004, the Company paid approximately $755,000 and $475,000, respectively, for lease payments, management fees (discussed above) and legal fees to related parties.

During February 2003, the Company entered into a consulting agreement with Stanford Venture Capital Holdings, Inc. (“Stanford”), an affiliate of one of the members. The agreement is for a three year term beginning April 1, 2003. Under the terms of the agreement Stanford is to provide the Company with general business consulting services including strategic planning, expansion opportunities and financing matters. Consulting fees payable under this agreement are $40,000 per annum. This agreement was terminated during February 2006.

NOTE 9 - Contingencies and Commitments

Litigation

The Company is involved in litigation through the normal course of business. The Company believes that the resolution will not have a material adverse effect on the financial position of the Company.

Geographic

The Company’s operations are all within the Territory of American Samoa, a limited geographical area, and dependent upon the economy of the Territory of American Samoa.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 10 - Sale of Business

On July 22, 2005, the Company entered into an agreement to sell 100% of the membership interests to Elandia, Inc. (“Elandia”). Elandia is headquartered in Fort Lauderdale, Florida and is majority owned by Stanford. Elandia issued a total of 4,225,726 shares of its common stock of which 2,739,008 shares were issued to Stanford, the Company’s majority interest owner and 1,486,718 shares to the Company’s minority interest owners. The effective date of the sale to Elandia is January 31, 2006. Accordingly, on January 31, 2006, the Company became a wholly owned subsidiary of Elandia.

NOTE 11 - Subsequent Events

During January 2006, the Company entered into an employment agreement with its President. The agreement is for a three year term beginning on February 1, 2006. The President’s annual salary will be $175,000 per annum with a 2.5% increase on each anniversary date of the agreement.

Effective January 31, 2006, the Company entered into an Amended and Restated Management Agreement (the “Restated Management Agreement”) with Level Best, Inc., an American Samoa corporation (“LBI”), pursuant to which LBI provides the senior business executives, including but not limited to the Chief Technology Officer and our Chief Operating Officer, both of whom are key employees of the Company. The Restated Management Agreement is for a term of three years commencing February 1, 2006 and ending on January 31, 2009.

In consideration for the services of the said officers, Elandia will pay LBI $328,750 per annum for the initial term and subject to annual increase. Under the terms of the Restated Management Agreement, Elandia is required to provide an automobile allowance sufficient for the equivalent of two leased executive automobiles, health insurance for both executives and reimbursement for reasonable out of pocket expenses, housing and transportation and other fringe benefits.

AST TELECOM, L.L.C.

FINANCIAL STATEMENTS

For the Year Ended

December 31, 2003

KING ACCOUNTANCY CORPORATION

Daniel R. King, JD, CPA	Tel: (684) 699-2401 Fax: (684) 699-2402

Independent Auditor’s Report

Board of Members

AST Telecom. LLC.

Pago Pago, American Samoa

We have audited the accompanying balance sheet of AST Telecom, LLC, as of December 31, 2003, and the related statements of income, members’ equity, and cash flows for the year ending December 31, 2003. These financial statements are the responsibility of the Company’s management. Out responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes consideration of internal control on financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AST Telecom, LLC, as of December 31, 2003, the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ King Accountancy Corporation
King Accountancy Corporation September 13, 2004

P.O. BOX 6740, Pago Pago, American Samoa, 96799

AST TELECOM, LLC

BALANCE SHEET

DECEMBER 31, 2003

	NOTES	2003
ASSETS
Current Assets
Cash and cash equivalents	3	$1,296,164
Accounts receivable	4	311,632
Inventories	5	121,009
Other current assets	6	146,823

Total Current Assets		1,875,628
Property, plant and equipment, net	7	1,307,777

Total Assets		$3,183,405

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Trade accounts payable		$357,573
Accrued expenses		127,118
Deferred Revenue	8	234,811
Member Distribution’s Payable	9	711,705

Total Liabilities		1,431,207
Members’ Equity		1,752,198

Total Liabilities and Members’ Equity		$3,183,405

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENTS OF INCOME AND MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2003

	Notes	2003
Revenue
Prepaid		$3,245,473
Postpaid		1,152,659
Long Distance Reverse Tolls		311,790
Other		731,123

Total Revenue		5,441,045
Cost of Revenue
Cost of Services (Excluding depreciation reported below)	7	1,692,644
Other		503,933

Total Cost of Revenue		2,196,577

Gross Profit		3,244,468

Operating Expenses
Sales and Marketing		282,682
Customer Service		253,810
General and Administrative		859,991
Depreciation and amortization		76,281

Total Operating Expense		1,472,764

Income From Operations		1,771,704

Other Income (Expense)
Interest income		3,413
Other income		22,119

Total Other Income (Expense)		25,532

Net Income		1,797,236
Members’ Equity - Beginning		—
Contributions		1,000,000
Distributions	9	(1,045,038)

Members’ Equity - Ending		$1,752,198

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Notes	2003
Cash Flows From Operating Activities
Net Income		$1,797,236
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	7	76,281
Changes in:
Accounts receivables		(311,632)
Inventories		(121,009)
Other current assets		(146,823)
Accounts payable and other liabilities		719,502

Net cash provided from operating activities		2,013,555

Cash Flows From Investing Activities Payments for property, plant and equipment		(1,384,058)

Net cash flows used in investing activities		(1,384,058)

Cash Flows From Financing Activities
Contributions by Members		1,000,000
Distributions to Members	9	(333,333)

Net cash flows from financing activities		666,667
Net Change in Cash and Cash Equivalents		1,296,164
Cash and Cash Equivalents, Beginning	2,3	—

Cash and Cash Equivalents, Ending		$1,296,164

The accompanying notes are an integral part of these financial statements.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

Note 1. Organization

AST Telecom, LLC. is a Delaware limited liability company, organized on July 15, 2002 and registered as a foreign entity with a permit to transact business in the Territory of American Samoa. The Company’s primary business activity is the provision of wireless telephone and internet services and sales of related items. Company headquarters are in Tafuna, American Samoa. On February 14, 2003, the Company began operations by purchasing the assets and assuming certain liabilities of American Samoa Telecom, LLC.

Note 2. Significant Accounting Policies

Method of Accounting

The financial statements of the Company are prepared using the accrual basis of accounting in accordance with United States generally accepted accounting principles.

Reclassification

Certain reclassifications have been made to the financial statements to conform to classifications used in subsequent years. These reclassifications have no effect on previously recorded net income.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that would have a significant impact on the Company’s results of operations or financial position.

Cash and Cash Equivalents

All highly liquid investments with a maturity of 90 days or less when purchased are considered to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to $146,210 at December 31, 2003.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

Note 2. Significant Accounting Policies cont’d.

Inventories

Inventories are carried at the lower of cost or net realizable value. Cost is based on the the first-in-first-out principle. All expenditures incurred in acquiring the inventories including transportation and custom duties are included in inventory.

Revenue Recognition

The Company recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between the Company and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

The Company’s primary source of revenue is the sale of prepaid phone cards for its wireless telephone services. When the phone cards are initially sold, revenue is recognized as deferred until such time the minutes are used. The Company is also an internet service provider for which it recognizes revenue on a monthly basis as services are provided.

Lastly, the Company sells and repairs equipment related to its wireless and internet services such as personal computers and related equipment.

Foreign Currency

Unless otherwise stated, all amounts are expressed in US dollars. Transactions in foreign currencies have been converted to US dollars at rates approximating those at the dates of the transactions. Exchange gains and losses are brought into the accounts in determining the profit for the year.

Advertising Costs

Advertising costs are expensed as they are incurred. Total advertising costs for the year ended December 2003 was $21,305.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

Note 2. Significant Accounting Policies cont’d.

Operating Lease

Leases where a significant portion of the risks and rewards of ownership are not retained by AST Telecom, LLC are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

The Company has entered into lease agreements for several locations in American Samoa for cell towers, satellite and networking site, and sales and administrative offices with lease terms of one to thirty years. Note 10 shows the future commitments of the lease obligations.

Property, Plant and Equipment

Fixed assets are stated at cost and depreciated using the straight-line method over their useful lives as follows:

Leasehold lmprovements (life of initial lease term)	3 to 7 years
Furniture & Fixtures	7 years
Cellular Equipment	7 years
Data Handling Equipment	7 years
Microwave Equipment	7 years
Towers & Antennas	7 years
Office Equipment & Software	3 to 5 years
Switch Hardware & Software and others	5 to 7 years
Vehicles	5 years

When property, plant and equipment are retired, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are expensed as incurred, while replacements and betterments that extend estimated useful lives are capitalized.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the amounts of uncollectible accounts receivable. Actual results could differ from those estimates.

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

Note 2. Significant Accounting Policies cont’d.

Fair Values

The Company has determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company based these fair value estimates on pertinent information available to it as of December 31, 2003. As of December 31, 2003, the carrying value of all financial instruments approximates fair value.

Comprehensive Income

The Company had no comprehensive income components for the year ended December 31, 2003. Therefore, comprehensive income is the same as net income.

Income Tax and Income Tax Exemption

As a Limited Liability Company taxed as a partnership, the Company pays no income tax. Taxable income and the resulting tax liability is reported by the members of the Company. There was no difference between tax and financial bases of assets and liabilities.

Note 3. Cash and cash equivalents

2003
Cash on hand	$2,100
Bank of Hawaii	401,302
Amerika Samoa Bank	621,823
Stanford International Bank	220,734
Stanford International Bank - CD	50,205

$1,296,164

Note 4. Receivables less allowance for doubtful accounts

2003
Trade receivables	$457,842
Less: Allowance for doubtful accounts	(146,210)

$311,632

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

Note 5. Inventories

2003
Retail merchandise and prepaid phone cards	$121,009

Note 6. Other Current Assets

2003
Equipment for Rent	$7,213
Prepayments	96,174
Deposits with suppliers	38,436
Legal Retainers	5,000

$146,823

Note 7. Property, Plant And Equipment

December 31, 2003	Cost	Accumulated Depreciation	Net Book Value
Leasehold Improvements	$10,522	241	10,281
Furniture & Fixtures	24,650	5,882	18,768
Cellular Equipment	181,982	16,682	165,300
Data Handling Equipment	20,350	1,865	18,485
Microwave Equipment	5,874	538	5,336
Towers & Antennas	87,611	8,031	79,580
Switch Hardware & Software	204,157	38,803	165,354
Vehicles	46,248	4,239	42,009
Construction in Progress	802,664	—	802,664

	$1,384,058	$76,281	$1,307,777

Depreciation and amortization expense related to the Cost of Services for 2003 was $65,919.

Note 8. Deferred Revenue

The Company sells prepaid phone cards through retail locations and through distributors. Sales are recorded as deferred revenue at the time the cards are sold and delivered to the distributors. Revenue is recognized as minutes are used by the consumer.

2003
Access Revenue	$53,033
Prepaid Services	175,255
Customer Deposits	6,523

$234,811

AST TELECOM, LLC

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2003

Note 9. Member Distributions Payable

The Company’s operating agreement provides for distributions to members to pay taxes incurred by the members from Company operations. The distribution for taxes is provided for at 39.6% of net income.

Note 10. Operating Leases

The Company has entered into lease agreements for several locations in American Samoa for cell towers, satellite and networking site, and sales and administrative offices.

Total rental expense under operating leases amounted to $127,288 for the year ended December 31, 2003. Related party lease payments for the year ended December 31, 2003 was $51,600.

At December 31, 2003, the future payments for all operating leases with remaining lease terms in excess of one year were as follows:

$
2004	69,556
2005	67,156
2005	67,156
2005	67,156
2005	67,156
Thereafter	316,520

Total future lease commitments	654,700

The last expiration date under current operating leases is July 31, 2010.

Note 11. Related Party Transaction

The Company maintains bank accounts with Stanford International Bank, an affiliate of one of the members. Additionally, the Company leases premises from and pays management fees and legal fees to affiliates of the members. See Note 2 and 10. For the year ended December 31, 2003, the Company paid $390,061 for lease payments, management fees and legal fees to related parties.

Note 12. Income Taxes

The Company files income tax returns as a partnership with the Territory of American Samoa and the U.S. Internal Revenue Service. As a limited liability company taxed as a partnership, the Company pays no income tax.

Note 13. Contingent Liabilities

There exists certain legal actions against the Company, none of which is expected to have a material adverse effect on the financial position of the Company.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

COMBINED FINANCIAL STATEMENTS

For The Year Ended December 31, 2005

(Stated in Canadian Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Datec Group Ltd.

We have audited the accompanying combined balance sheet of Datec Group Ltd. Subsidiaries to be acquired by Elandia, Inc. (the “Company”) as listed in Note 3 of these combined financial statements as of December 31, 2005, and the related combined statements of operations, shareholders’ equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Datec Group Ltd. Subsidiaries to be acquired by Elandia, Inc. as of December 31, 2005, and the results of its combined operations, and its combined cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a net loss of $8,143,745 for the year ended December 31, 2005 and had a working capital deficiency of $613,973. These factors raise substantial doubt that the Company will be able to continue as a going concern. Management plans are also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1, the 2005 combined financial statements have been presented on a combined basis whereas in prior years they have been presented on a consolidated basis. Accordingly, there has been a change in reporting entity since these combined financial statements do not include the Company’s parent.

Marcum & Kliegman LLP

Melville, NY

August 23, 2006

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

COMBINED BALANCE SHEET

December 31, 2005

(Stated in Canadian Dollars)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$505,753
Accounts receivable, net of allowance for doubtful accounts of $799,867	9,051,228
Inventory	3,378,491
Other receivables	963,863
Tax refunds receivable	94,433
Deferred tax asset	846,431

Total Current Assets		$14,840,199

PROPERTY, PLANT AND EQUIPMENT, Net		4,230,219

OTHER ASSETS
Software development costs, net	34,996
Goodwill	6,543,578

TOTAL OTHER ASSETS		6,578,574

TOTAL ASSETS		$25,648,992

The accompanying notes are an integral part of these combined financial statements.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

COMBINED BALANCE SHEET

December 31, 2005

(Stated in Canadian Dollars)

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdraft	$623,902
Accounts payable and accrued expenses	9,153,356
Taxes payable	1,784,253
Deferred revenue	3,373,838
Deferred gain on sales-leaseback – related party	401,664
Current portion of long-term debt	117,159

Total Current Liabilities		$15,454,172
LONG-TERM LIABILITIES
Due to parent company - Datec Group Ltd.	7,494,752
Long-term debt, net of current portion	124,087
Deferred gain on sales-leaseback, net of current portion – related party	1,102,088
Deferred tax liability	52,906

Total Long-Term Liabilities		8,773,833

TOTAL LIABILITIES		24,228,005

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST		776,975

SHAREHOLDERS’ EQUITY
Common stock	21,616,437
Additional paid-in capital	1,949,501
Foreign currency translation adjustment	(3,857,568)
Accumulated deficit	(19,064,358)

TOTAL SHAREHOLDERS’ EQUITY		644,012

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$25,648,992

The accompanying notes are an integral part of these combined financial statements.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

(Stated in Canadian Dollars)

REVENUES
Products	$27,695,016
Services	17,845,368

TOTAL REVENUE		$45,540,384
COST OF SALES
Products	22,675,131
Services	2,128,758
Depreciation and amortization	1,573,689

TOTAL COST OF SALES		26,377,578

GROSS PROFIT		19,476,973
OPERATING EXPENSES
Corporate cost allocated from parent company, Datec Group Ltd.	991,769
Depreciation and amortization	446,086
Salaries and commissions	11,441,069
Other operating expenses	7,240,913
Goodwill impairment	4,370,151

TOTAL OPERATING EXPENSES		24,489,988

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES)		(5,327,182)
OTHER INCOME (EXPENSES)
Interest expense	(341,157)
Foreign exchange losses	(28,823)
Gain on sale of subsidiary and other income	266,835
Gain on sales-leaseback – related party	367,825

TOTAL OTHER INCOME		264,680

(LOSS) BEFORE INCOME TAX EXPENSE		(5,062,502)
INCOME TAX EXPENSE		1,975,454

LOSS BEFORE MINORITY INTEREST		(7,037,956)
MINORITY INTEREST IN NET INCOME OF SUBSIDIARIES		(1,105,789)

NET LOSS		$(8,143,745)

The accompanying notes are an integral part of these combined financial statements.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

COMBINED STATEMENT OF SHAREHOLDERS’ EQUITY

For the Year Ended December 31, 2005

(Stated in Canadian Dollars)

	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive (Loss)	Accumulated Deficit	Total	Comprehensive Loss
Datec Group Ltd. consolidated balances at December 31, 2004 as previously reported	$34,778,692	$1,949,501	$(404,789)	$(21,594,970)	$14,728,434
Less: Datec Group Ltd., Parent Company	(13,162,255)	—	(3,287,930)	10,674,357	(5,775,828)

Datec Group Ltd. Subsidiaries to be Acquired by Elandia Inc. balances at December 31, 2004	21,616,437	1,949,501	(3,692,719)	(10,920,613)	8,952,606	—
Foreign currency translation adjustment			(164,849)	—	(164,849)	(164,849)
Net Loss for the year	—	—	—	(8,143,745)	(8,143,745)	(8,143,745)

Total comprehensive loss	—	—	—	—	—	$(8,308,594)

Balance at December 31, 2005	$21,616,437	$1,949,501	$(3,857,568)	$(19,064,358)	$644,012

The accompanying notes are an integral part of these combined financial statements.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

COMBINED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2005

(Stated in Canadian Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
Receipts from customers	$43,823,041
Payments to suppliers and employees	(41,790,075)
Interest paid	(341,157)
Income taxes paid	(722,065)

NET CASH PROVIDED BY OPERATING ACTIVITIES		$969,744
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	6,435,365
Purchase of property, plant and equipment	(1,436,804)

NET CASH FLOWS PROVIDED BY INVESTING ACTIVITIES		4,998,561
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from parent company	883,281
Principal repayments on bank indebtedness	(1,461,190)
Dividends paid to minority interest	(2,103,913)
Bank overdraft, net	(2,879,128)

NET CASH FLOWS USED IN FINANCING ACTIVITIES		(5,560,950)

NET INCREASE IN CASH AND CASH EQUIVALENTS		407,355
CASH AND CASH EQUIVALENTS - Beginning		323,006
Effect of exchange rate changes on cash		(224,608)

CASH AND CASH EQUIVALENTS - Ending		$505,753

The accompanying notes are an integral part of these combined financial statements.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 1- Basis of Presentation

General

Datec Group Ltd. Subsidiaries to be acquired by Elandia, Inc. (the “Company”) conducts operations in the South Pacific focusing on the marketing and distribution of information technology products, software and services. The Company principally operates through divisions as follows:

•	Distribution and sale of computer and telecommunications hardware and software;

•	The hosting of client hardware and software services including providing of technical support and services for the technology industry;

•	Software application design and development; and

•	Provision of professional consulting services.

The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company’s previous financial statements were prepared in accordance with Canadian generally accepted accounting principles. The differences between United States and Canadian accounting principles were not material.

The Company had reported as a consolidated entity with its parent company in the prior years. The current year financial statements have been prepared on a combined basis without the parent company. The parent company is a holding company with no material operations other than corporate overhead costs, which were entirely allocated to the Company. Reconciliation to prior year’s statement of shareholder’s equity has been provided in the combined statement of shareholders’ equity. The combined statements of shareholders’ equity reflects the removal of the parent company’s net assets at December 31, 2004 amounting to $5,775,828, which is primarily composed of due from subsidiaries.

Effective February 1, 2006, pursuant to a Plan of Arrangement (“Plan of Arrangement”) with Elandia, Inc. (“Elandia”), the Company was acquired by Elandia and accordingly, it became a wholly-owned subsidiary.

NOTE 2 - Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred a net loss of $8,143,745 for the year ended December 31, 2005 and has a working capital deficiency of $613,973. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 2 - Going Concern, continued

The Company cannot provide any assurance that it will successfully secure any commitments for new financing on acceptable terms, if at all, or generate additional revenue and operating cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 - Significant Accounting Policies

Revenue Recognition

The Company generates a majority of its revenue by providing comprehensive information technology services and related products to large corporate organizations such as financial institutions, government agencies, resorts and the like. The Company provides a substantial portion of these services and products as an authorized re-seller. Included in products revenue is also the Company’s retail stores located in Fiji and Papua New Guinea, which operate under the name Datec. The Company’s revenue can be generally segregated as follows:

•	Off-the-shelf software and hardware products

•	Software maintenance and information technology support services

•	Software development and systems integration services

•	Data services

a.	Off-The-Shelf Software and Hardware Products

Revenue from the sale of products are recorded when the products are shipped. Product sales are comprised of hardware and off-the-shelf software such as Microsoft Products, Oracle, ACCPAC, Etc.

In accordance with the provisions of the American Institute of Certified Public Accountant’s Statement of Position 97-2 “Software Revenue Recognition,” as amended by SOP 98-9 “Software Revenue Recognition with Respect to Certain Arrangements” revenue from software license sales is recognized once delivery has occurred, evidence of an arrangement exists, the fee is fixed and determined and collection of the fee is probable, provided there are no significant vendor obligations remaining. For multiple element arrangements, where Vendor Specific Objective Evidence (“VSOE”) of fair value is available for all elements, the contract value is allocated to each element proportionately based upon relative VSOE of fair value and revenue is recognized separately for each element. Where VSOE of fair value is available for all undelivered elements, the residual method is used to value the delivered elements. Where VSOE of fair value is not available for all undeliverable element all revenue for the arrangement is deferred until the earlier of the point at which VSOE does exist or all elements of the arrangement have been delivered.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 3 - Significant Accounting Policies, continued

Revenue Recognition, continued

b.	Software Maintenance and Information Technology Support Services

Software maintenance and information technology support services is recognized ratably on a monthly basis over the term of the contract. Revenue billed in advance is recorded as deferred revenue and recognized ratably on a monthly basis over the term of the contract.

c.	Software Development and Systems Integration

Software development and system integration under time and material contracts are recognized as services are rendered. For certain contracts which involve significant implementation or other services which are essential to the functionality of the software and which are reasonably estimable, the license and implementation services revenue is recognized using contract accounting, as prescribed by SOP 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. Revenue is recognized over the period of each implementation using the percentage-of-completion method. Labor hours incurred is used as the measure of progress towards completion, and management believes its estimates to completion are reasonably dependable. Management has determined that utilizing an output method in measuring progress towards completion would not be materially different than using the cost to cost method based on labor hours since the labor is the material portion of these type of contracts. Management regularly reviews underlying estimates of project profitability. Revisions to estimates are reflected in the Statement of Operations in the period in which the facts that give rise to the revision become known. Provisions for estimated losses, if any, are recognized in the period in which the loss is determined. Contract losses are measured as the amount by which the estimated costs of the contract exceed the estimated total revenue from the contract.

d.	Data Services

The Company provides services as an internet service provider (“ISP”). These services are classified as data services and are billed on a monthly basis based on the amount of bandwidth used by its corporate customers and on a fix fee for individual customers.

All revenue is recognized net of discounts, returns and allowances.

Basis of Combination

These combined financial statements were prepared in connection with the transaction discussed in Note 14 and accordingly these combined financial statements include the entities identified in the Plan of Arrangement. The financial statements of Datec Group Ltd., the parent company (“Datec”), have not been consolidated in these financial statements since it’s not a party to the transaction.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 3 - Significant Accounting Policies, continued

Basis of Combination, continued

The combined financial statements include the accounts of the subsidiaries of Datec Group Ltd. Each company is related by virtue of common ownership and control. The Company utilized push down accounting to reflect the parent company’s basis of accounting, as well as all the costs incurred at the parent company level for the benefit of its subsidiaries. All intercompany balances and transactions have been eliminated upon combination. The combined subsidiaries include the following entities:

Name	Percentage Ownership by Datec Group Ltd.
Brocker New Zealand Limited	100%
Brocker Financial Limited	100%
Brocker Application Developments Limited	100%
Datec Investments Limited	100%
Datec Queensland Limited	100%
Datec Tuvalu Limited	100%
Datec Tonga Limited	100%
Datec Samoa Limited	100%
Datec Vanuatu Limited	100%
Datec Solomon Islands Limited	100%
Datec Papua New Guinea Limited	50%
Datec Fiji Limited	100%
Datec Australia Limited	100%
Fiji Shop Limited	51%
Generic Technology Group Limited	100%
Industrial Communication Services Limited	100%
Kepra Software Limited	66%
Mobile Technology Solutions Limited	100%
Pacific Software Limited	100%
PC Pacific Limited	100%
Network Services Limited	100%
Pritech Limited	100%
Sealcorp Telecommunications Limited	100%
Tech Support Limited	100%
Telecom Pacific Limited	100%

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 3 - Significant Accounting Policies, continued

Basis of Combination, continued

In accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46R”), as revised, the Company combines entities which lack characteristics of an operating entity or business for which the Company is the primary beneficiary. Under FIN 46R, the primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, direct or implied.

The Company holds 50% interest in Datec Papua New Guinea Limited (“Datec Papua”) for which it has significant management influence over the entity and guarantees a portion of their debt. Datec Papua provides technology products, internet access services and professional services to large corporate organizations. Datec Papua has an overdraft facility account with a maximum borrowing limit of $1,900,000 dollars. This overdraft facility account is secured by the directors of Generic Technology Group Limited. Accordingly, the Company is expected to absorb a majority of the expected losses and therefore it has been combined under the FIN 46R model.

For the year ended December 31, 2005, Datec Papua comprised of the following amounts:

Revenues	$30,841,509
Net income	2,218,582
Total assets	18,606,932
Total liabilities	10,562,095

Inventory

Inventory is comprised primarily of finished goods and are carried at the lower of cost or market. Cost is determined on a weighted average or first in first out basis.

Property, Plant and Equipment

Property, Plant and Equipment is recorded at cost. Depreciation is calculated on a declining balance basis using the following annual lives:

Buildings	50
Office equipment	5
Vehicles	3
Furniture and fixtures	5
Computer hardware	3
Computer software	2 to 3
Leasehold Improvements	10	(Lesser of life of the lease or useful life)

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 3 - Significant Accounting Policies, continued

Goodwill

Goodwill, which represents the excess of acquisition cost over the fair value of net assets of acquired companies, has not been amortized since the Company adopted SFAS 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. The goodwill balance of each reporting unit, as defined by SFAS 142 is evaluated for potential impairment at the end of the year or when events occur or circumstances change that could cause the balance to be impaired. Reporting units for purposes of this test are identical to our operating segments (grouped by geographical region), which are further discussed in Note 11. The evaluation of impairment involves comparing the current fair value of the reporting unit to the recorded value, including goodwill. In step one, if the carrying value amount of the reporting unit exceeds its fair value, the step two analysis is prepared to compare the implied value of goodwill to its carrying value. We utilize earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples to determine the fair value of the business. Based on the evaluation performed for the year ended December 31, 2005, it was determined that the goodwill under the reporting unit of Fiji and Pacific Islands was impaired in the amount of $4,370,151.

Software Development Costs

Capitalization of software development costs begins upon the establishment of technological feasibility. Technological feasibility for the Company’s computer products is generally based upon achievement of a detail program design free of high risk development issues and the completion of research and development on the product hardware in which it is to be used. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized computer software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenue, estimated economic life and changes in software and hardware technology.

Amortization of capitalized software development costs commences when the related products become available for general release to customers. Amortization is provided on a product by product basis over the shorter of the useful life or three (3) years. The amortization expense for the year ended December 31, 2005 is $357,648 and it’s included in cost of goods sold.

Deferred Income Taxes

Deferred income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that enactment occurs.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 3 - Significant Accounting Policies, continued

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and balances with banks and investments in money market instruments. For the purposes of the statement of cash flows, the Company considers all short term investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Values

The fair values of the Company’s cash accounts, accounts receivable, other receivables, tax receivables, bank indebtedness and accounts payable and accrued expenses approximate the carrying values given their short-term nature.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $106,441 for the year ended December 31, 2005 and are included in other operating expenses.

Accounts Receivable

The Company’s accounts receivable are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of accounts receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts amounted to $799,867 at December 31, 2005.

Foreign Currency Translation

Financial statements of the Company’s foreign divisions are valued in foreign currencies, referred to as the functional currency. Under SFAS No. 52, “Foreign Currency Translation” functional currency assets and liabilities are translated into the reporting currency, Canadian dollars, using period end rates of exchange and the related translation adjustments are recorded as a separate component of accumulated other comprehensive income. Functional statement of operations amounts expressed in functional currencies are translated using average exchange rates. Gains and losses resulting from foreign currency transactions are recorded in net realized gains (losses).

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 3 - Significant Accounting Policies, continued

The following exchange rates were used in the preparation of the financial statements:

	Average Rate	End of Period
New Zealand dollar	0.8582	0.8012
Australian dollar	0.9215	0.8534
Fiji dollar	0.7150	0.6641
Papua New Guinea kina	0.4055	0.3852
Vanuatu Vatu	0.0113	0.0106
Samoa Tala	0.4656	0.4390
Tonga Panga	0.6181	0.5755
Solomon Islands dollar	0.1559	0.1478

Minority Interest

The minority interest in the Company’s combined financial statements represent the allocable portion of the entities which are not 100% owned by Datec, the parent company. The change in minority interest is primarily due to the change in net income of Datec Papua New Guinea Limited and the related dividends paid.

Minority interest balance at January 1, 2005	$2,254,860
Plus: Allocable portion of current year income	1,105,789
Less: Dividends paid	(2,103,913)
Foreign currency translation adjustment	(479,761)

Minority interest balance at December 31, 2005	$776,975

Recent Accounting Pronouncement

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” (FIN 48), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation requires that the Company recognize in the financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides a guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company has not yet evaluated whether this Statement is expected to have a material impact on the Company’s combined financial position or results of operations.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 4 - Property, Plant and Equipment

	Cost	Accumulated Depreciation/Amortization	Net Book Value
Office equipment	$501,287	$(344,817)	$156,470
Vehicles	1,363,730	(632,132)	731,598
Furniture and fixtures	1,034,558	(367,977)	666,581
Computer hardware	1,149,776	(865,647)	284,129
Computer software	214,586	(194,484)	20,102
Equipment	5,428,930	(3,057,591)	2,371,339

	$9,692,867	$5,462,648	$4,230,219

Equipment includes assets under capital leases and other financing agreements amounting to approximately $344,316 at December 31, 2005. The accumulated depreciation related to these assets amounted to $139,036 at December 31, 2005, resulting in the net book value of $205,280.

Equipment includes assets (with a cost of $124,629 and accumulated depreciation of $16,525) which are leased to a third party.

Depreciation and amortization amounted to $2,019,775 for the year ended December 31, 2005.

NOTE 5 - Goodwill

Goodwill movement during the period:
Balance at January 1, 2005	$10,929,306
Other adjustments	(15,577)
Goodwill impairment:	(4,370,151)

Balance at December 31, 2005	$6,543,578

The goodwill balance of each reporting unit, as defined by SFAS 142, is evaluated for potential impairment at the end of the year or when events occur or circumstances change that could cause the balance to be impaired. Reporting units for purposes of this test are identical to our operating segments (grouped by geographical region), which are further discussed in Note 10. The evaluation of impairment involves comparing the current fair value of the reporting unit to the recorded value, including goodwill. In step one, if the carrying value amount of the reporting unit exceeds its fair value, the step two analysis is prepared to compare the implied value of goodwill to its carrying value. We utilize earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples to determine the fair value of the business. Based on the evaluation performed for the year ended December 31, 2005, it was determined that the goodwill under the reporting unit of Fiji and other Pacific Island Nations was impaired in the amount of $4,370,151. This impairment was a direct result of the under performance resulting in continuous losses in Fiji and in the other Pacific Island Nations.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 6 - Indebtedness

The Company had various debt obligations outstanding at December 31, 2005:

Network Services Limited is obligated under a letter of offer payable in monthly installments including of $363 interest at a rate of 10% due by June 2007.	$6,540
Datec Samoa Limited is obligated under a term loan agreement with monthly installments of $546 including interest at 14.50% per annum. The final payment is due on December 2, 2006.	6,554
Datec Samoa Limited is obligated under a capital lease with monthly installments of $2,190 including interest at 14.50% per annum. The final payment is due October 7, 2006.	21,900
Datec Fiji Limited is obligated under various capital lease agreements with monthly installments of $6,250 including interest ranging from 8%-10% per annum. The final payments are due on various dates through June 2008.	200,030
Other	6,222

Total Debt	241,246
Less current portion of long-term debt	117,159

Long-Term Debt, net of current portion	$124,087

Maturities for debt obligations are as follows:

For the Year Ending December 31,	Amount
2006	$117,159
2007	51,083
2008	73,004

Total	$241,246

The leases are collateralized by underlying vehicles and equipment (Note 4).

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 6 - Indebtedness, continued

Bank Overdraft

The Company has amounts overdrawn with various banks in the amount of $623,902.

The bank overdraft incurs interest at rates ranging from 6.70% to 14.75%. It is a revolving facility with no fixed repayment date, no expiration date and is secured by the following:

•	equitable mortgage over the assets and liabilities of Datec Fiji Limited and Datec Papua New Guinea Limited;

•	unlimited Company guarantee by Generic Technology Group Limited;

•	unlimited joint and several debt and interest guarantee by the Directors of Generic Technology Group Limited;

The maximum overdraft available to the Company is $3,000,000.

NOTE 7 - Income Taxes

The components of the income tax provisions are as follows:

Income taxes at the Canadian statutory rate of 37% on income before income taxes	$294,068
Adjustment for foreign tax rates	(204,062)
Subsidiaries losses not recognized	1,885,448

Total provision	$1,975,454

Current portion of provision	$2,235,989
Deferred portion of provision	(260,535)

$1,975,454

The Company operates in different countries and therefore it does not file consolidated tax returns. Accordingly, the net operating losses of certain entities cannot offset profits in different jurisdictions. Having global operations, the Company is required to calculate and provide for income taxes in each of the numerous jurisdictions where it operates. This involves making judgments regarding the recoverability of deferred tax assets which can affect the overall effective tax rate. In addition, changes in the geographic mix or estimated level of pre-tax income can affect the overall effective tax rate.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 7 - Income Taxes, continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005 are presented below.

Deferred tax assets:
Accounts receivable principally due to allowance for doubtful accounts	$249,792
Inventories, principally due to write-downs not currently deductible	271,665
Compensated absences, principally due to accrual for financial reporting purposes	235,445
Other	89,529
Net operating losses available for future use (subject to possible limitations based on change of control)	1,421,985

2,268,416
Less valuation allowance related to net operating losses	(1,421,985)

Deferred tax assets	$846,431

Deferred tax liabilities:
Property, plant and equipment due to differences in Depreciation	$52,906

Deferred tax liabilities	$52,906

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected deferred taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more than not likely the Company will realize the benefits of these deductible assets.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 8 - Software Development Costs

Balance - Beginning of year	$392,644
Additions during the year	—

392,644
Amortization during the year	(357,648)

Balance – End of year	$34,996

NOTE 9 - Related Party Transactions

During the year ended December 31, 2005, interest paid to related parties amounted to $32,346.

As of December 31, 2005, the combined entities owed Datec, the parent company, $7,494,752. Such amount was a non interest bearing loan and the amount was due on demand. These transactions were in the normal course of operations and were measured at the exchange amount, which was the amount of consideration established and agreed to between the related parties. Such amount was contributed into equity subsequent to year end in connection with the sale of the Company to Elandia (Note 13).

During April 2005, one of the combining entities sold its building located in Fiji for approximately $2,000,000 to Kelton Investments Ltd. (“Kelton”) (an entity controlled by a director of the Company). The purchase price paid by Kelton approximated market value of the property. The Company’s Acting Chief Executive Officer and Chief Operating Officer are related to the director and controlling stockholder of Kelton. Simultaneously with the sale of the building to Kelton, the Company entered into a lease agreement with Kelton to rent such building for a period of three years with certain renewal options. (See Note 12). The sale resulted in a gain of approximately $305,000. The gain recognized on the sale is deferred and is being amortized into income over the three year lease term (representing the lease term for the building). Accordingly, as of December 31, 2005, $228,752 has been deferred.

During April 2005, one of the combining entities sold its building located in Papua New Guinea to Pacific Rumana, a related party, resulting in a gain of approximately $1,500,000. Simultaneously therewith, it entered into an agreement to lease back the facility. The gain recognized on the sale was deferred and is being amortized into income effectively over a five year term based on a verbal agreement the Company has with Pacific Rumana. As of December 31, 2005, $1,275,000 has been deferred (See Note 12).

For the year ended December 31, 2005, the Company’s parent, provided certain corporate and administrative services to the Company, particularly in the area of director’s fees and other regulatory related expenses associated with the Company’s listing and trading on the Toronto Stock Exchange. For the year ended December 31, 2005, Datec allocated $991,769 of corporate related expenses to the Company. In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment,” to expand and clarify SFAS 123, “Accounting for Stock-Based Compensation,” in several areas. SFAS 123(R) requires companies to measure the cost of employee services received in exchange for an award of any equity instrument based on the grant-date fair value of the award. The cost is recognized over the requisite service period (usually the vesting period) for the estimated number of instruments where service is expected to be rendered. SFAS 123(R) was adopted in the first quarter of fiscal 2006. The Company’s parent, Datec, began expensing stock-based compensation using the fair value based method of accounting as permitted under SFAS 123 on January 1, 2005. For the year ended December 31, 2005, Datec expensed options granted to directors for services received amounting to approximately $100,000. The weighted average fair value, as defined by SFAS No. 123, of options granted during 2005 was calculated using the Black-Scholes option valuation model.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 10 - Segment Information

The Company operates and is managed geographically in the following regions:

•	Papua New Guinea

•	Fiji and Pacific Islands

Below is a summary of the results by region:

	Papua New Guinea	Fiji and Pacific Islands	Total
Sales	$30,841,509	$14,698,875	$45,540,384
Minority interest in net income of subsidiaries	1,105,789	—	1,105,789
Net income/(loss)	2,218,582	(10,362,327)	(8,143,745)
Depreciation and amortization	1,109,132	910,643	2,019,775
Net interest expense	24,329	316,828	341,157
Identifiable assets	12,063,354	7,042,060	25,648,992
Capital expenditures	1,584,503	(147,699)	1,436,804
Goodwill	6,543,578	—	6,543,578
Goodwill impairment	—	4,370,151	4,370,151

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 11 - Notes To The Statement Of Cash Flows

Reconciliation of Net loss to Net Cash used in Operating Activities

Net loss for the year	$(8,143,745)
Add/(less) non-cash items:
Goodwill impairment	4,370,151
Bad debt expense	627,977
Inventory write down	628,068
Depreciation and amortization	2,019,775
Minority interest in net loss	1,105,789
Gain on sales-leaseback	(367,825)
Foreign exchange loss	28,823
Software development costs amortized	357,648
Other Non Cash	25,758
Deferred tax provision	(260,535)
Impact of changes in working capital items:
Accounts receivable	(1,033,947)
Inventory	(283,468)
Other receivable	(126,054)
Tax refunds receivable	(76,449)
Accounts payable and accrued expenses	1,478,884
Taxes payable	1,734,080
Deferred revenue	(1,115,186)

Net Cash Provided By Operating Activities	$969,744

NOTE 12 - Commitments and Contingencies

Foreign Currency

The Company uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The Company’s exchange rate commitments are intended to minimize the exposure to exchange rate movement risk on the cost of the Company’s products and on the price it is able to sell those products to its customers. The Company does not use foreign exchange instruments for trading or any other purpose.

No forward exchange contracts were entered into during the year ended December 31, 2005.

DATEC GROUP LTD. SUBSIDIARIES TO BE ACQUIRED BY ELANDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(Stated in Canadian Dollars)

NOTE 12 - Commitments and Contingencies, continued

Concentration of Credit Risk

In the normal course of business, the Company incurs credit risk from accounts receivable and transactions with financial institutions. The Company has a credit policy, which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.

For the year ended December 31, 2005, the Company was directed approximately 28% of its revenue from one referral source for which the Company is deemed to be a preferred vendor.

Interest Rate Risk

The Company has adopted a policy of ensuring that its exposure to changes in interest rates is on a fixed rate basis. The Company does not hedge against interest rate fluctuations.

Current Political Situation in Fiji

Over the past 20 years, Fiji has been the subject of considerable political tension between ethnic Fijians who make up about 50% of the population and ethnic Indians who make up around 44%. During 2006, Fiji’s military commander seized control of the country, marking the fourth coup in two decades. The military takeover does add to the concerns about political instability in Fiji and other Pacific Island Nations. These concerns may affect travel in Fiji and other Pacific Island Nations, currency exchange rates and the overall economic climate. At this time, it is not possible to predict the outcome of this situation and the effect, if any, this will have on the Company’s business.

Operating Lease Agreements

The Company is leasing office and retail facilities under lease agreements (some with related parties) that expire at various dates through March 31, 2010. The rent expense on the above leases for the year ended December 31, 2005 was $568,881.

Future minimum commitments on the above agreements are as follows:

For the Years Ending December 31,	Related Party	Unrelated Party	Amount
2006	$335,606	$438,860	$774,466
2007	704,354	82,657	787,011
2008	662,050	42,786	704,836
2009	677,445	—	677,445
2010	169,361	—	169,361

Total	$2,548,816	$564,303	$3,113,119

NOTE 13 - Sale of Company to Elandia

On October 28, 2005, the Company’s parent, Datec approved the Plan of Arrangement, whereby the Company was acquired by Elandia. Accordingly, the Company became a wholly-owned subsidiary of Elandia effective February 1, 2006.

Under the Plan of Arrangement, Datec’s shareholders received 4,085,126 shares of Elandia’s common stock, which have been valued at an estimated $15.2 million.

In connection with the acquisition, Datec forgave approximately $7.5 million owed by the Company.

DATEC GROUP LTD.

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2004 and

The Year Ended December 31, 2003

DATEC GROUP LTD.

2900 Bell Tower 10104 – 103 Avenue Edmonton, Alberta T5J 0H8 Phone: 780.424.3000 Fax: 780.429.4817 www.krpgroup.com

AUDITORS’ REPORT	March 30, 2005 (except as to Note 20 which is as of January 30, 2006 and except as to Note 21 which is as of August 10, 2006) Edmonton, Alberta, Canada

To the shareholders of Datec Group Ltd.:

We have audited the consolidated balance sheets of Datec Group Ltd. as at December 31, 2004 and 2003 and the consolidated statements of earnings (loss), deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Comments by Auditors for U.S readers on Canadian – U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated March 30, 2005, except for note 20 which is as of January 30, 2006, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Kingston Ross Pasnak LLP
Chartered Accountants

DATEC GROUP LTD.

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

	Note	2004	2003
ASSETS
Current Assets
Cash		$419,114	$743,155
Accounts receivable		8,645,258	11,205,720
Other receivables		919,042	1,135,642
Taxation receivable		17,984	125,962
Inventories		3,723,091	3,617,369

		13,724,489	16,827,848
Contingencies and commitments	16	—	—
Deferred development costs	10	392,644	215,657
Property, plant and equipment	5	9,400,382	7,873,342
Future tax assets	9	532,990	1,037,348
Goodwill	6	10,939,306	12,745,211

		$34,989,811	$38,699,406

LIABILITIES & SHAREHOLDERS EQUITY
Current Liabilities
Bank indebtedness	7	$3,503,030	$2,452,401
Accounts payable		3,968,117	4,991,937
Tax payable		50,173	—
Accrued liabilities		3,181,811	5,440,305
Deferred revenue		4,489,024	3,865,013
Current portion of long-term debt	7	1,272,077	1,152,340

		16,464,232	17,901,996
Contingencies and commitments	16	—	—
Long term debt – related parties	7	525,241	3,838,963
- external parties	7	1,017,044	1,113,054
Future tax liability	9	—	149,401

		18,006,517	23,003,414
Non-controlling interest	19	2,254,860	1,898,929
Shareholders’ equity
Share capital	8(a)	34,778,692	32,765,393
Contributed surplus	18	1,949,501	1,774,501
Deficit		(21,594,970)	(20,618,099)
Foreign currency translation adjustment		(404,789)	(124,732)

		14,728,434	13,797,063

		16,983,294	15,695,992
		$34,989,811	$38,699,406

Approved by the Board

Director	Director

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2004	2003
Revenues
Products		$28,268,826	$31,061,350
Services		21,127,979	17,569,928

		49,396,805	48,631,278

Cost and Expenses:
Cost of sales – Products		23,864,847	24,467,613
Cost of sales – Services		2,225,891	346,526
Depreciation and amortization		1,917,881	1,410,519
Interest expense		684,364	743,719
Salaries and commissions		8,862,629	9,774,133
Loss on disposal of property, plant and equipment		—	31,418
Other operating expenses		11,635,624	10,277,318

Total costs and expenses		23,100,498	22,237,107

Earnings from operations before other income (losses)		205,569	1,580,032
Foreign exchange (losses)/gains		(8,060)	76,819
Other (losses) income		(8,964)	26,131
Settlement of lawsuit		193,422	—

Earnings from operations before income taxes		381,967	1,682,982
Income taxes (recoverable)	9	1,002,907	(113,106)

Net (Loss)/Earnings from operations before non-controlling interests		(620,940)	1,796,088
Non controlling interest	19	355,931	197,167

Net (Loss)/ Earnings for the year		($976,871)	$1,598,921

Basic Earnings (Loss) per common share from operations	8(d)	($0.04)	$0.14
Diluted Earnings (Loss) per common share from operations	8(d)	($0.04)	$0.10

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2004	2003
Deficit, beginning of the year		$(20,618,099)	$(22,217,020)
Deficit for the year		(976,871)	1,598,921

Deficit, end of the year		$(21,594,970)	$(20,618,099)

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

	Note	2004	2003
Cash flows from / (used in) operating activities
Receipts from customers		$51,946,804	$45,060,837
Payments to suppliers and employees		(48,541,847)	(44,701,938)
Net interest received / (paid)		(684,364)	(673,505)
Income taxes refunded / (paid)		(490,124)	227,826

Cash flows from / (used in) operating activities	13	2,230,469	(86,780)

Cash flows from / (used in) investing activities
Purchase of property, plant and equipment		(4,155,791)	(2,089,300)

Cash flows from / (used in) in investing activities		(4,155,791)	(2,089,300)

Cash flows from / (used in) financing activities
Increase in bank indebtedness		1,050,629	628,037
Proceeds from loans to related party		—	251,034
Proceeds from mortgage finance raised		737,285	1,854,267
Proceeds from equity raising		285,000	300,000
Proceeds from share options		2,500	25,000
Repayment of mortgage financing		(480,882)	(898,327)

Cash flows from financing activities		1,594,532	2,160,011

Net decrease in cash equivalents		(330,790)	(16,069)
Cash at beginning of the year		743,155	769,548
Effect of exchange rate changes on cash		(52,863)	(10,324)
Cash overdraft disposed on sale of Certus		58,303	—
Cash acquired on acquisition of Sybrel		1,309	—

Cash at end of the year		$419,114	$743,155

See the accompanying notes to the consolidated financial statements.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

1.	BASIS OF PRESENTATION

General

Datec Group Ltd., (“the Company”), was incorporated under the Business Corporations Act (Alberta) on November 25, 1993, and obtained its listing on the Alberta Stock Exchange on April 14, 1994. The Company changed its name from Brocker Technology Limited to Datec Group Ltd. during 2003.

On February 28, 1998, the Company transferred its listing to the Toronto Stock Exchange (TSX).

The Company has operations in the South Pacific focussed on the marketing and distribution of information technology products, software and services. The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software;

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry;

•	Software application design and development; and

•	Provision of professional consulting services.

These financial statements are presented in Canadian dollars and have been prepared by management in accordance with Canadian generally accepted accounting principles. Differences between Canadian and United States accounting principles are described in Note 20.

2.	GOING CONCERN

While the financial statements have been prepared on the basis of accounting principles applicable to a going concern, several conditions and events cast substantial doubt upon the validity of this assumption. The Company incurred significant operating losses in the current fiscal year and in 2000 and 2001. Although the company achieved profitable operations in 2002 and 2003, it is still in a significant deficit position. If the going concern assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported net earnings and the balance sheet classifications used.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Revenue recognition

The Company generates revenue principally through the provision of IT Services. The IT Services comprise the following:

•	Sale of product and services

•	Outsourcing

•	Maintenance

•	Systems integration

Revenue from the sale of products is recorded when the products are shipped or services rendered. Product sales are represented by hardware and software.

Revenue from software products is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) No. 97-2, “Software Revenue Recognition”. Fees from software products are recognized as revenue upon shipment, provided the fees are fixed and determinable and collection is probable. Fees from software products sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met, payment of the license fee is not dependent upon the performance of the consulting services and the consulting services are not essential to the functionality of the licensed software.

Service revenue relating to outsourcing arrangements is recognized on a monthly basis over the term of the contract. Revenue from time and materials is recognized as the services are provided.

Revenue from maintenance services is recognized on a monthly basis over the term of the contract. Revenue billed in advance is recorded as deferred revenue and recognized on a monthly basis over the term of the contract.

Service revenue related to systems integration under time and material contracts is recognized as services are rendered. For certain contracts which involve significant implementation or other services which are essential to the functionality of the software and which are reasonably estimable, the license and implementation services revenue is recognized using contract accounting, as prescribed by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenue is recognized over the period of each implementation using the percentage-of-completion method. Labour hours incurred is used as the measure of progress towards completion, and management believes its estimates to completion are reasonably dependable. Management has determined that utilizing an output method in measuring progress towards completion would not be materially different than using the cost to cost method based on labor hours since the labor is the material portion of these type of contracts. A provision for estimated losses on engagements is made in the period in which the losses become probable and can be reasonably estimated. Management regularly reviews underlying estimates of project profitability. Revisions to estimates are reflected in the Statement of Earnings in the period in which the facts that give rise to the revision become known. Provisions for estimated losses, if any, are recognized in the period in which the loss is determined. Contract losses are measured as the amount by which the estimated costs of the contract exceed the estimated total revenue from the contract.

Reimbursements, including those relating to travel and other out-of-pocket expenses, and other similar third party costs are included in revenue and the corresponding expense included in cost of sales.

The Company recognises a provision for warranties at the time the underlying products are sold. The provision is based on historical warranty data. Certain products sold are backed by manufacturers warranties in which case no provision is made.

The Company’s equipment is sometimes sold with other elements, such as installation and training, included in the overall purchase price. Each element has a separate price book amount.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

In situations where there are multiple elements included in the overall sale price, the Company recognizes revenue equal to the fair value of the equipment at the time of shipment, which is when the elements meet the following criteria as specified in Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.”

•	The equipment the Company sells has value on a stand-alone basis. The Company’s customers may resell equipment on a stand-alone basis and there is an observable market for the equipment. The Company also may sell the equipment without installation and training. In these cases, the overall purchase price is lower by an amount equal to the fair value of the installation and training.

•	There is objective and reliable evidence of the fair value of the installation and training elements. The Company calculates the fair value of these elements based on the same, or similar, installation and training services provided to customers on a stand-alone basis.

•	There are no general rights of return relating to the equipment. The Company has no obligation to accept the return of products sold other than for repair or replacement of defective products, which must be authorized in advance.

All revenue is recognized net of discounts and allowances.

b)	Basis of consolidation

The consolidated financial statements follow the Statement on Financial Accounting Standards, issued by the Financial Accounting Standards Board in the United States, SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. Under SFAS 142, goodwill and other tangible assets are not amortized but are tested for impairment at least annually.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The consolidated financial statements include the accounts of the Company and all of its subsidiary companies since the dates of their acquisition. All intercompany balances and transactions have been eliminated upon consolidation. Companies consolidated comprise the following:

Name	Percentage Ownership	Fiscal Year End
Brocker New Zealand Limited	100%	31 December
Brocker Financial Limited	100%	31 December
Brocker Application Developments Limited	100%	31 December
Datec Investments Limited	100%	31 December
Datec New Zealand Limited (Note 4(b))	0% (2003 –66%)	31 December
Datec Queensland Limited	100%	31 December
Datec Tuvalu Limited	100%	31 December
Datec Tonga Limited	100%	31 December
Datec Samoa Limited	100%	31 December
Datec Papua New Guinea Limited	50%	31 December
Datec Fiji Limited	100%	31 December
Datec Australia Limited	100%	31 December
Fiji Shop Limited	51%	31 December
Generic Technology Group Limited	100%	31 December
Industrial Communication Services Limited	100%	31 December
Kepra Software Limited	66%	31 December
Mobile Technology Solutions Limited	100% (2003 –nil)	31 December
Pacific Software Limited	100%	31 December
PC Pacific Limited	100%	31 December
Network Services Limited	100%	31 December
Pritech Limited	100%	31 December
Sealcorp Telecommunications Limited	100%	31 December
Tech Support Limited	100%	31 December
Technology Design & Development Solutions Limited (Note 4(a))	66% (2003 – nil)	31 December
Telecom Pacific Limited	100%	31 December

Mobile Technology Solutions Limited was formed by the Company during the year. The 2004 results for Mobile Technology Solutions Limited reflect two months trading only.

c)	Inventories

Inventories principally comprise finished goods and are carried at the lower of cost and net realizable value. Cost is determined on a weighted average or first in first out basis.

d)	Property, plant and equipment

Property, Plant and Equipment is recorded at cost. Amortization is calculated on a declining balance basis (except for leasehold improvements where a straight line basis is used) using the following annual rates:

Buildings	2%
Office equipment	20%
Vehicles	20 and 26%
Furniture and fixtures	20%
Computer hardware	20 to 30%
Computer software	30 to 40%
Plant and equipment	20 to 26%

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

e)	Goodwill

The Financial Accounting Standards Board issued Statement on Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” The Company follows SFAS 142 to account for goodwill. Under SFAS 142 goodwill is initially recognised and carried at cost. Goodwill is not amortized, but is reviewed annually for impairment, using undiscounted cash flows to estimate future cash flows, or when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. When such review indicates that the estimated future cash flows or benefits associated with these assets would not be sufficient to recover their carrying value, the excess of carrying value over fair value will be recognised as an impairment loss and charged to expense in the period that impairment has been determined. The Company completed its impairment testing of goodwill which indicated that the fair value of goodwill exceeded its carrying value and did not require an adjustment.

f)	Research and development expenditures

Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under generally accepted accounting principles for deferral and amortization. Deferred development costs are amortized over the expected life of the developed product, currently a maximum of three years. Amortization commences upon commercial production of the product or process.

g)	Future income taxes

Future income taxes are accounted for under the asset and liability method. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

Withholding taxes payable on repatriation of earnings of foreign operations are not provided, as it is not expected that those earnings will be repatriated in the foreseeable future.

h)	Earnings per share

Basic earnings per common share are calculated using the weighted average number of common shares outstanding during the year. Interest, carrying costs, and accretion charges associated with convertible debentures are deducted from net earnings for the purpose of calculating earnings per share available to common shareholders.

Diluted earnings per share is calculated on the basis of the weighted average number of shares outstanding during the period, plus the additional common shares that would have been outstanding if potentially dilutive common shares issuable under stock options and warrants had been issued using the treasury stock method. The calculation of diluted earnings per share also applies the “if converted” method for convertible debentures, which assumes conversion into common shares outstanding since the beginning of the period.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

i)	Stock-based compensation

Effective January 1, 2004 the Company prospectively adopted the new standard with respect to accounting for stock based compensation arrangements relating to stock options granted to employees and directors. Stock options granted to employees and directors on or after January 1, 2004 are accounted for using the fair value method. Under this method, compensation expense related to these programs is recorded in the statement of loss and deficit with a corresponding increase to contributed surplus. The fair value of options granted are determined at the date of grant using the Black-Scholes valuation model.

Options granted to employees and directors after December 31, 2001 and prior to January 1, 2004 are accounted for using the intrinsic value method whereby the excess of the stock price on the date of grant over the exercise price of the option is recorded as compensation expense. For options granted where the stock price does not exceed the exercise price at the date of the grant, the company was required to disclose pro forma net income and earnings per share information as if the fair value method had been used.

Options granted to non-employees on or after January 1, 2003 are accounted for using the fair value method.

Consideration paid on the exercise of stock options is credited to share capital, along with the fair value of the options originally recorded to contributed surplus. The Company does not incorporate an estimated forfeiture rate for stock options that will not vest, but accounts for forfeitures as they occur.

j)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances with banks, short term bank indebtedness and investments in money market instruments. Cash and cash equivalents included in the cash flow statement are comprised solely of balances with banks.

k)	Leases

Leases are classified as capital or operating leases. A lease that transfers substantially all of the benefits and risks incidental to the ownership of property is classified as a capital lease. All other leases are accounted for as operating leases, wherein rental payments are expensed as incurred.

l)	Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates have been used when accounting for items such as revenue recognition, allowances for uncollectible accounts receivable and inventory obsolescence, product warranty provisions, impairment assessments, deferred product development costs, amortization rates, stock-based compensation and contingencies and commitments.

m)	Statement of cash flow

The Company is using the direct method in its presentation of the statement of cash flow.

n)	Foreign currency translation

Revenue and expense transactions denominated in foreign currencies are translated into Canadian dollars at the average exchange rates in effect at the time of such transactions. Monetary assets and liabilities are translated at current rates at the balance sheet date. Gains or losses resulting from these translation adjustments are included in other income.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The operations of the Company’s foreign subsidiaries are considered to be self-sustaining foreign operations and accordingly, are converted to Canadian dollars using the current method. Under this method, foreign exchange gains and losses arising from the translation of the foreign subsidiaries’ accounts into Canadian dollars are deferred and reported as cumulative foreign currency translation adjustment as a separate component of shareholders’ equity. Upon the disposal of a self-sustaining subsidiary, any unrealized gains or losses relating to this subsidiary are included in income in the period of disposal.

The following exchange rates were used in the preparation of the financial statements:

New Zealand dollar	Average rate	End of period
December 2004	0.8679	0.8706
December 2003	0.8202	0.8511

Australian dollar	Average rate	End of period
December 2004	0.9556	0.9370
December 2003	0.9120	0.9678

Fiji dollar	Average rate	End of period
December 2004	0.7448	0.7232
December 2003	0.7326	0.7405

Papua New Guinea kina	Average rate	End of period
December 2004	0.4276	0.3973
December 2003	0.4087	0.3800

Vanuatu Vatu	Average rate	End of period
December 2004	0.0117	0.0114
December 2003	0.0140	0.0136

Samoa Tala	Average rate	End of period
December 2004	0.4703	0.4565
December 2003	0.4681	0.4637

Tonga Panga	Average rate	End of period
December 2004	0.6597	0.6288
December 2003	0.6507	0.6369

o)	Software development costs

The Company accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” whereby costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

4.	ACQUISITIONS AND DIVESTMENTS

All business combinations have been accounted for using the purchase method. The results of operations have been included in the Company’s results since their respective dates of acquisition up to the date of any disposal.

(a) Acquisition in 2004

Technology Design & Development Solutions Limited

On January 1, 2004, the Company acquired 66% of the assets and liabilities of CE2002 (trading as Sybrel Ltd), a privately owned, unrelated New Zealand based Company. During the period, the Company was renamed Technology Design & Development Solutions Limited. The Company is a mobile consulting & technology implementation company.

This purchase consideration was by way of issuing 377,000 common shares in Datec Group Ltd. at CAN$0.375. These shares have been issued during the year.

The fair value of the assets and liabilities acquired was as follows:

	NZ$	CAN$
Bank	$1,538	$1,309
Trade debtors	8,838	7,522
Plant and equipment	94,055	80,050
Trade creditors	(58,041)	(49,399)
Sundry debtors	21,916	18,652
Sundry payables	(815)	(694)
Term loan	(15,978)	(13,957)
Goodwill	114,595	97,532

Net assets acquired	166,108	141,375

Consideration for purchase
Shares issued	$166,108	$141,375

(b) Divestment in 2004

Datec (New Zealand) Limited trading as Certus Consulting

The Company divested its 66% interest in the business Datec (New Zealand) Limited for the sum of $1. In addition, shares to be issued as consideration for this acquisition were cancelled and the value which had originally been ascribed thereto is included in the gain on sale (refer to Note 8(b)(iii)). This divestiture resulted in a gain on sale of $30,073. The consolidated income statement reflects the results of Datec (New Zealand) Limited for the period 1 Jan 2004 to 30 September 2004, the date of sale. This business had been acquired on May 1, 2003 (refer to Note 4(c)).

During the period, the Company incurred an operating loss of $176,988 (2003 - $142,543), of which $60,173 (2003 - $47,039) is reflected in non-controlling interest.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

(c) Acquisition in 2003

Certus Consulting Limited

As at May 1, 2003, the Company acquired 66% of the assets and liabilities of Certus Consulting Limited, a privately owned, unrelated New Zealand based company. Certus is an IT consulting and technology implementation company and an IBM premier software partner.

This purchase consideration was by way of issuing 750,000 common shares in Datec Group Ltd. at CAN$0.375, 293,003 ordinary shares in Datec (New Zealand) Limited, issued at NZ$1 (CAN$0.81), and cash consideration by way of vendor loan amounting to NZ$1,427,187 (CAN$1,157,449). This loan accrued interest at 7.83% from May 1, 2003. An initial payment of $43,863 was to be made prior to March 31, 2004 and the remaining balance was to be fully repaid prior to December 31, 2009.

The fair value of the assets and liabilities acquired were:

	NZ$	CAN$
Bank (overdraft)	(109,013)	(95,634)
Trade debtors	341,501	299,590
Sundry debtors	5,252	4,607
Plant and equipment	173,358	152,082
Trade creditors	(253,463)	(222,356)
Deferred revenue	(95,976)	(84,197)
Sundry payables	(116,676)	(102,357)
Goodwill	2,123,957	1,863,296

Net assets acquired	2,068,940	1,815,031

Cash payments made	50,000	43,863
Cash payments accrued	1,377,187	1,208,174
Shares to be issued	641,753	562,994

Consideration for purchase	2,068,940	1,815,031

Datec New Zealand Limited operated under the trade name of Certus Consulting.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

5.	PROPERTY, PLANT AND EQUIPMENT

	2004
	Cost	Accumulated Amortization	Net Book Value
Land	$377,394	—	$377,394
Buildings	$4,725,847	(600,861)	4,124,986
Office equipment	759,157	(509,178)	249,979
Vehicles
- leased	110,388	(34,128)	76,260
- non-leased	1,364,193	(727,252)	636,941
Furniture and fixtures	681,084	(359,988)	321,096
Computer hardware	1,177,429	(787,546)	389,883
Computer software	99,064	(59,998)	39,066
Plant and equipment
- leased	2,780,188	(603,547)	2,176,641
- non leased	2,650,913	(1,642,777)	1,008,136

	$14,725,657	($5,325,275)	$9,400,382

	2003
	Cost	Accumulated Amortization	Net Book Value
Land	$166,366	—	$166,366
Buildings	$4,656,440	(431,874)	4,224,566
Office equipment	585,481	(287,558)	297,923
Vehicles
- leased	276,294	(58,084)	218,210
- non-leased	555,115	(154,273)	400,842
Furniture and fixtures	797,908	(380,605)	417,303
Computer hardware	1,659,065	(926,015)	733,050
Computer software	327,004	(111,346)	215,658
Plant and equipment
- leased	—	—	—
- non-leased	2,783,501	(1,584,077)	1,199,424

	$11,807,174	$3,933,832	$7,873,342

Amortization provided for in the current year totalled $1,917,881; (2003 - $1,410,519)

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

6.	GOODWILL

	Note		2004	2003
Goodwill			$10,939,306	$12,745,211

Goodwill movement in the period:
Opening Goodwill			$12,745,211	$10,881,915
Goodwill on (divestment) acquisition of Datec New Zealand Limited (t/a Certus Consulting	4	(b),(c)	(1,863,296)	1,863,296
Goodwill on acquisition of Technology Design & Development Solutions Ltd.	4	(a)	97,532	—
Impairment losses recognised			—	—
Foreign exchange movement			(40,141)	—

Closing Goodwill			$10,939,306	$12,745,211

Based on the impairment tests performed as at December 31, 2004 and 2003, the Company concluded that no goodwill impairment charge was required.

7.	INDEBTEDNESS

a)	Mortgage and lease debt

	2004	2003
Mortgage finance liability, payable in Fiji Dollars, with current interest rates of 7.29 – 7.66%, collateralised by land and buildings, payable over 10 years, ending May 2012	1,357,063	1,770,343
Less: Current portion	(795,085)	(797,211)

	561,978	973,132

Capital lease obligations payable in Fiji Dollars	932,058	451,188
Less: Current portion	(476,992)	(311,266)

Capital lease obligations – Non Current	455,066	139,922

Total long term portion	$1,017,044	$1,113,054

The monthly principal and interest payments on this mortgage and lease debt amounts to $19,864 and the mortgage and lease debt is secured by property, plant and equipment having a book value of $4,498,125.

The lease expiry dates range between April 2005 and October 2006 and incur interest rates ranging from 9% - 14%.

b)	Debenture	$369,457	$2,474,344

A first ranking debenture was issued to the vendors of Generic Technology Group, in connection with the renegotiated terms of the acquisition of the Generic Group by the Company. The balance represents the outstanding principal as at the closing date (October 2000) plus interest from that date, less amounts being settled by cash or shares. In May 2004, the Company settled

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

$2,104,887 of the debenture by the issuance of 2,416,668 common shares at $0.30 per share and the exercise of 1,866,668 warrants at $0.30 and 2,186,364 warrants at $ 0.375. A total of 6,469,700 common shares have been issued pursuant to these transactions, primarily all of which were issued to directors or officers or companies related to them. In September 2003, the Company settled $2,474,343 of the debenture by the issuance of 3,299,124 common shares at $0.75 per share.

This debenture bears an interest rate of 8% and is to be repaid by January 2007. It is secured by the assets and liabilities of Datec Group Ltd. All of the debenture is payable to directors or officers or companies related to or controlled by directors or officers.

c)	Shareholder loan

Total loan	$155,784	$1,408,482
Less: Current Portion	—	(43,863)

	$155,784	$1,464,619

The shareholder loan in 2003 was comprised of two balances, payable to the vendors of Certus Consulting Ltd and a director of the company. The loans accrued interest at a rate of 7.83%.

The movement in the shareholder loan balance resulted from the divestiture of Certus Consulting Ltd (refer Note 4(b)) which decreased the loan by $1,208,174. The remaining decrease resulted from repayment of a portion of the loan due to a director of the company.

Total long term debt	$1,542,285	$4,952,017

Disclosed as:
Long Term Debt – Related Parties	$525,241	$3,838,963
Long Term Debt – External Parties	$1,017,044	$1,113,054

The total interest expense for the year in relation to long-term debt was as follows:

Related Parties	107,769	370,444
Non Related Parties	576,595	373,275

	$684,364	$743,719

d)	Repayment dates

Capital lease obligations are repayable as follows:

In less than 1 year	476,992	311,266
1 to 2 years	134,064	139,922
2 to 3 years	321,002	—

	$932,058	$451,188

Mortgage finance liabilities are repayable as follows:

In less than 1 year	795,085	797,211
1 to 2 years	561,978	702,195
2 to 3 years	—	101,598
3 to 4 years	—	99,396
4 years and over	—	69,943

	$1,357,063	$1,770,343

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

e)	Bank indebtedness

Bank Overdraft	$3,503,030	$2,452,401

The bank overdraft incurs interest at rates of 7.79% (Fiji) and 12.5% (Papua New Guinea). It is a revolving facility with no fixed repayment date and is secured by the following:

•	equitable mortgage debenture over the assets and liabilities of Datec Fiji Limited and Datec Papua New Guinea Limited;

•	unlimited company guarantee by Generic Technology Group Limited;

•	unlimited joint and several debt and interest guarantee by the Directors of Generic Technology Group Limited;

•	registered first mortgage over the land and building assets of Generic Technology Group Limited.

The maximum facility available to the company is $4,500,000.

8.	SHARE CAPITAL

a)	Authorized

Unlimited number of common shares Unlimited number of Preferred Shares 10,000,000 Series A Preferred Shares - 6 1/2% cumulative

Issued and outstanding

		2004	2003
Common shares	8(b)(i)	$37,106,874	$34,573,112
Shares to be issued	8(b)(iii)	—	520,463
Less: Share issue costs		(2,328,182)	(2,328,182)

		$34,778,692	$32,765,393

As at December 31, 2004 12,430 shares (2003 - 12,430 shares) were being held in escrow pursuant to Escrow Agreements, which provide for the release of such shares on a performance basis. On June 30, 2003, 247,640 escrowed shares relating to various previous business acquisitions, were cancelled under expired escrow agreements.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

b)	Share transactions

(i)	Common Shares

	2004		2003
	Shares	Amount	Shares	Amount
Shares issued - beginning of year	20,987,258	$34,573,164	6,809,466	$33,325,084
Issue of shares for acquisition of Sybrel	377,000	141,375	—	—
Exercise of warrants	550,000	165,000	—	—
Issue of shares for executive compensation	—	—	182,679	106,167
Exercise of stock options	10,000	2,500	50,000	25,000
Cancellation of shares held in escrow	—	—	(247,640)	(1,657,430)
Private placement	200,000	120,000	400,000	300,000
Issue of shares for debt	6,469,700	2,104,887	3,299,124	2,474,343
Adjustment for share split	—	—	10,493,629	—

Shares issued – end of year	28,593,958	37,106,926	20,987,258	34,573,164
Acquisition shares held in escrow	(12,430)	(52)	(12,430)	(52)

Shares outstanding - at end of year	28,581,528	$37,106,874	20,974,828	$34,573,112

During the current year the Company completed private placements of 200,000 units at a price of $0.60 per unit for total proceeds of $120,000. Each unit represents one common share and one warrant. Each warrant will entitle the purchase of one additional common share at a price of $1.00 per share for a period of two years, expiring July 22, 2006 (for 120,000 warrants) and August 9, 2006 (for 80,000 warrants). These private placement shares were subject to a four-month hold period, expiring November 2004 and December 2004, respectively.

During the current year, the Company issued 6,469,700 common shares for the settlement of debt in the amount of $2,104,887 through the exercise of warrants and convertible debt (refer to Note 7(b)).

During the year the Company issued 377,000 shares for the acquisition of Sybrel Ltd. (refer to Note 4(a)).

During the year, the Company issued 550,000 shares upon the exercise of 550,000 warrants at $0.30 per warrant, for cash proceeds of $111,081 and settlement of debts of $53,920.

(ii)	Warrants

Warrants outstanding at	2004	(1)	2003	(1)
Kaufmann Bros. Warrants	—	(2)	150,000	(2)
First Montauk Warrants	—	(3)	800,000	(3)
Hedlin Lauder Warrants	—	(4)	200,000	(4)
Other Warrants	864,000	(5)	4,867,032	(5)

	864,000		6,017,032

(1)	Share figures and prices and disclosures below for 2003 year have been adjusted to reflect the two-for-one stock split effected in October of 2003.

(2)	On April 11, 2001 the Company by special resolution agreed to grant 150,000 warrants to Kaufmann Bros. L.P under an agreement originally entered into in October 2000 to provide capital planning and financial services to the Company. The warrants were issued in 3 parcels of 50,000 shares with exercise prices of USD $4, $6 and $8 per share. These warrants expired during the current year without being exercised.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

(3)	Pursuant to a consulting agreement entered into in 2003 with First Montauk Securities Corp. the Company has issued to First Montauk warrants to purchase a total of 800,000 shares. 400,000 of the warrants have an exercise price of $0.475 per share and 400,000 warrants have an exercise price of $0.75 per shares. The warrants have a term of 5 years, expiring September 2008, and were conditional upon regulatory and shareholder approval. These approvals were not obtained in 2004 and, accordingly, these warrants have been cancelled.

(4)	Pursuant to a consulting agreement entered into in 2003 with Hedlin Lauder Associates Inc. the Company has issued 200,000 warrants to Hedlin Lauder, which have an exercise price of $0.55 per share and a term of 5 years (subject to earlier termination if the agreement is terminated), vesting over a period of 18 months, expiring September 2008. These warrants were conditional upon regulatory and shareholder approval. These approvals were not obtained in 2004 and, accordingly, these warrants have been cancelled.

(5)	The Company issued 264,000 warrants in connection with convertible loans in 2002. These warrants have an exercise price of $0.375 per common share and an expiry date of January 21, 2006. The Company issued 400,000 warrants in connection with a private placement in 2003. These warrants have an exercise price of $0.75 per common share and an expiry date of September 8, 2005. During 2004 the Company completed private placements pursuant to which it issued a total of 200,000 warrants having an exercise price of $1.00 per common share and a term of two years; 120,000 expire in July 2006 and 80,000 in August 2006.

During 2004, 4,603,032 warrants were exercised for a total of $1,544,887 for cash and debt settlement (refer to Note 8(b)(i)).

The fair value of warrants issued in connection with equity offerings, using the Black-Scholes valuation model, has been determined to be not material.

(iii)	Shares to be issued

At December 31, 2003, there were 750,000 shares in Datec Group Ltd. and 293,003 shares in Datec New Zealand Limited due to be issued in relation to the purchase of Certus Consulting Note 4(c). These shares were valued at $0.375 and $0.85 respectively, for an aggregate value of $520,463. This share value was a component of the purchase price equation and recorded as share capital. The shares were not initially issued at the time of the acquisition pending the negotiation and resolution of various post-closing matters, some of which never were successfully resolved. Accordingly, as these shares had not been issued by the time that Certus Consulting was sold in 2004 (refer Note 4(b)), they were cancelled as part of the sale process. As at December 31, 2004, no future obligation remains with respect to these shares.

	2004		2003
	Quantity	Amount	Quantity	Amount
Certus Consulting	—	$—	1,043,003	$520,463

	—	$—	1,043,003	$520,463

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

c)	Unexercised stock options

	2004		2003
	Number	Per share Amount	Number	Per share Amount
Options outstanding at beginning of year	807,500	$3.09	316,250	$14.24
Granted	350,000	$0.59	375,000	0.71
Exercised	(10,000)	$0.25	(100,000)	0.25
Adjustment for share split	—	—	316,250	—

Adjusted sub total	1,147,500		907,500
Cancelled/Expired	—	—	(100,000)	22.50

Options outstanding at end of year	1,147,500	$2.35	807,500	$3.09

As at December 31, 2003 all outstanding options were exercisable. As at December 31, 2004 50,000 options were subject to vesting restrictions and the balance of 1,097,500 options are exercisable.

Options held by the Directors of the Company totalling 795,000 shares (2003-805,000 shares) are as follows:

Number of options	Exercise price	Expiry date
75,000	$22.50	February 29, 2005
25,000	$16.90	August 21, 2005
320,000	$ 0.25	January 24, 2007
375,000	$ 0.71	November 14, 2008
795,000	$ 3.09

Options held by employees and consultants of the Company totalling 352,500 shares (2003-2,500) are as follows:

Number of options	Exercise price	Expiry date
2,500	$14.80	March 31, 2005
100,000	$ 0.70	January 1, 2009
200,000	$ 0.55	November 10, 2009
50,000	$ 0.55	November 10, 2006
352,500	$ 0.69

50,000 of these options are subject to vesting restrictions over a period of 18 months from the date of grant (November 10, 2004). For the remaining options there are no criteria that need to be met before the Options can be exercised by the holder. Options are forfeited in the event the holder ceases to be a Director, employee or consultant of the Company or one of its subsidiaries.

All option amounts and exercise prices have been adjusted to reflect the two-for-one stock split effected in October 2003.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The Company has recorded stock based compensation in the amount of $175,000 (2003 – nil) with respect to the 350,000 (2003 – 375,000) stock options granted during the year as an expense in the statement of loss and deficit and an increase to contributed surplus. Compensation expense has been determined based on the fair value of the options at the grant date and does not include any options issued prior to January 1, 2004. The fair value of $0.50 per stock option is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Dividend rate	0%
Annualized volatility	117.42%
Risk-free rate	4.67%
Expected life of options in years	5.0

With respect to the previous fiscal year, pro forma net earnings and earnings per share reflecting the impact of stock-based compensation using the fair value method arising from options granted to directors and employees during 2003, is not required as the fair value was determined to be not material. For pro forma disclosure purposes, the Company used the Black-Scholes option-pricing model to value the options at each grant date, under the following weighted average assumptions:

Dividend rate	0%
Annualized volatility	121.33%
Risk-free interest rate	4.82%
Expected life of options in years	2.1

The compensation expense recorded in the current year and the pro forma amount disclosed for the previous year, according to the Black-Scholes option pricing model, may not be indicative of the actual values realized upon the exercise of these options by the holders.

d)	Earnings (loss) per common share

Earnings (loss) per share has been calculated on the basis of the weighted average number of common shares outstanding for the period.

	2004	2003
Weighted average number of shares	25,598,404	11,539,137
Earnings (loss) attributable to shareholders	($976,871)	$1,598,921
Basic earnings (loss) per share from operations	($0.04)	$0.14

Diluted earnings (loss) per share from operations	($0.04)	$0.10

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

9.	INCOME TAXES

Income tax expense (recovery) attributable to income from profit was $1,002,907 and ($113,106) for the year ended December 31, 2004 and the year ended December 31, 2003, respectively, and differed from the amounts computed by applying the Canadian income tax rate of 36.62% (2003: 36.62%) to pre-tax loss/profit from continuing operations as a result of the following:

	2004	2003
Expected income tax expense calculated at the statutory rate on earnings before taxation	$139,876	$616,308
Income tax expense
Adjustment for foreign tax rates	(93,679)	(4,985)
Stock-based compensation	64,085	—
Prior years overprovision	74,641	—
Recognition of tax losses	(168,565)	(733,217)
Losses not recognized	658,496	—
Losses written back	228,531	—
Other	99,522	8,788

	$1,002,907	$(113,106)

Total income tax expense is made up of:
Current income taxes	$647,950	$271,194
Future tax liability	(149,401)	26,455
Future income taxes	504,358	(419,755)

	$1,002,907	$(113,106)

The tax effects of temporary differences that give rise to significant portions of the future tax assets and future tax liabilities at December 31, 2004 and December 31, 2003 are presented below.

	2004	2003
Future tax assets:
Accounts receivable principally due to allowance for doubtful accounts	$146,554	$282,665
Inventories, principally due to allowance for obsolescence	118,746	112,487
Compensated absences, principally due to accrual for financial reporting purposes	189,664	214,370
Other	78,026	42,167
Tax losses available for future use	839,160	548,362

Subtotal	1,372,150	1,200,051
Less valuation allowance related to tax losses	(839,160)	(162,703)

Future tax assets	$532,990	$1,037,348

Future tax liabilities:
Property, plant and equipment, principally due to allowance for amortization differences between accounting and tax	$—	$149,401

Future tax liabilities	$—	$149,401

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income. Based upon the level of historical taxable income and projections for future taxable income over the periods that the future tax assets are deductible, management believes it is more than not likely the Company will realize the benefits of these deductible assets. The amount of the future tax asset considered realizable has been reduced to reflect this change in classification. The majority of these tax losses relate to the Company’s Fiji subsidiaries and are not transferable to other companies within the group.

10.	DEFERRED DEVELOPMENT COSTS

	2004	2003
Development costs deferred beginning of year	$215,657	$—
Development costs deferred during the year	$176,987	$215,657

	392,644	215,657
Amortized during the year	—	—

Development costs deferred end of year	$392,644	$215,657

Development costs deferred principally related to the development of software applications.

11.	RELATED PARTY TRANSACTIONS

During the year a legal firm in which a director of the Company is a partner charged legal fees and disbursements of $26,656 (2003 - $35,561).

During the year, interest was paid to related parties in the amount of $107,769 (2003 - $370,444) - see Note 7.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to between the related parties.

12.	SEGMENTED OPERATIONS

The Company operates in the Pacific Islands, New Zealand and Australia. The Canadian operations shown relate to administrative activities only. The reporting of all business segments is consistent with those reported in the prior period.

The Company principally operates in four industry segments, being the divisions by which the Company is managed, as follows:

•	Distribution and sale of computer and telecommunications hardware and software (“Vendor Services”);

•	The hosting of client hardware and software services including the provision of technical support and services for the Technology Industry (“Application Hosting”);

•	Software application design and development (“Application Development”); and

•	Provision of professional consulting services (“Professional Services”).

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

The corporate services operation shown relates to the Company’s administrative functions in the Pacific Islands New Zealand and Canada.

The below tables contain the continuing operations only.

2004 ($)	Canada	Australia	Pacific	New Zealand	Total
Sales	—	3,551,342	37,275,747	8,569,716	49,396,805
Net income/(loss)	(481,613)	(182,148)	(1,003,208)	690,098	(976,871)
Amortization	—	14,366	1,723,783	179,732	1,917,881
Net interest expense	29,242	1,604	461,569	191,949	684,364
Identifiable assets	177,341	310,689	34,167,813	333,968	34,989,811
Goodwill	—	—	10,925,224	14,082	10,939,306
Capital expenditures	—	74,737	3,941,122	782,865	4,798,724

The net loss of $1,003,208 disclosed under “Pacific” includes a loss after tax of $1,797,579 incurred by Datec Fiji Limited. This loss includes the reversal of future tax assets related to tax loss carryforwards of $253,416 (refer to Note 9) and an inventory writedown of $470,803.

2003 ($)	Canada	Australia	Pacific	New Zealand	Total
Sales	—	5,845,071	34,624,570	8,161,637	48,631,278
Net income/(loss)	(241,644)	(28,676)	302,329	1,566,912	1,598,921
Amortization	—	31,043	1,296,066	83,410	1,410,519
Net interest expense	—	—	401,092	342,627	743,719
Identifiable assets	151,080	841,970	36,802,950	910,398	38,706,398
Goodwill	—	—	10,881,915	1,863,296	12,745,211
Capital expenditures	—	—	1,889,614	199,686	2,089,300

2004 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	38,911,457	4,289,811	1,429,937	4,765,600	—	49,396,805
Net income/(loss)	(254,958)	(88,110)	(32,040)	(120,150)	(481,613)	(976,871)
Amortization	1,457,589	172,609	57,536	230,147	—	1,917,881
Net interest expense	497,893	58,961	19,654	78,615	29,241	684,364
Identifiable assets	26,592,256	3,149,082	1,049,694	4,021,438	177,341	34,989,811
Capital expenditures	3,104,007	1,082,084	122,527	490,106	—	4,798,724

2003 ($)	Vendor Services	Application Hosting	Application Development	Professional Services	Corporate Services	Total
Sales	36,608,988	4,394,238	1,464,746	5,863,306	—	48,631,278
Net income/(loss)	1,353,189	184,641	61,547	241,188	(241,644)	1,598,921
Amortization	1,071,994	126,946	42,315	169,264	—	1,410,519
Net interest expense	565,226	66,935	22,311	89,247	—	743,719
Identifiable assets	29,302,041	3,469,978	1,156,659	4,619,648	151,080	38,699,406
Capital expenditures	1,587,868	188,037	62,679	250,716	—	2,089,300

The accounting policies adopted by each of the individual segments are as disclosed in Note 3.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

13.	NOTES TO THE STATEMENT OF CASH FLOWS

Reconciliation of net earnings (loss) and cash flow from operating activities

	2004	2003
	$	$

Net Earnings (loss) for the year	(976,871)	1,598,921
Add/(Less) non-cash items:
Amortization	1,917,881	1,410,519
Non-controlling interest	355,931	197,167
Loss on sale of property, plant and equipment	(26,020)	31,418
Tax losses written off	246,058	—
Effect of exchange rate changes on cash	(2,771)	(127,356)
Bad debts	(197,992)	463,060
Stock based compensation	175,000	—
Write-down of inventory	470,033	—
Working capital/(deficit) acquired – Sybrel	(22,610)	—
Working capital disposed – Certus	(57,328)	—
Other non-cash items	—	(286,749)
Impact of changes in working capital items:
Decrease / (Increase) in accounts receivable	2,560,462	(2,329,387)
Decrease / (Increase) in other receivables	216,600	(62,819)
Decrease/ (Increase) in tax payable	50,173	—
Decrease / (Increase) in taxation receivable	107,978	589,406
Decrease / (Increase) in future tax liability	(149,401)	26,456
Decrease / (Increase) in future tax assets	504,358	(410,756)
Decrease / (Increase) in deferred costs	(176,987)	(215,657)
Decrease / (Increase) in inventories	(105,722)	(410,464)
Decrease / (Increase) in deferred revenue	624,011	34,717
Decrease / (Increase) in accounts payable	(1,023,820)	426,674
Decrease / (Increase) in accrued liabilities	(2,258,494)	(1,021,930)

Net cash flow from/(used in) operating activities	2,230,469	(86,780)

14.	FINANCIAL INSTRUMENTS

The nature of activities and management policies with respect to financial instruments are as follows:

a)	Foreign currency

The Company uses a very limited number of forward exchange contracts and currency options to hedge purchases of inventory in foreign currencies. The Company’s exchange rate commitments are intended to minimise the exposure to exchange rate movement risk on the cost of the Company’s products and on the price it is able to sell those products to its customers. The Company does not use foreign exchange instruments for trading or any other purpose.

No forward exchange contracts were entered into during the year ended December 31, 2004 or the year ended December 31, 2003.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

b)	Concentration of credit risk

In the normal course of business, the Company incurs credit risk from accounts receivable and transactions with financial institutions. The Company has a credit policy, which is used to manage the risk. As part of this policy, limits on exposure with counterparties have been set and are monitored on a regular basis. Anticipated bad debt losses have been provided for in the allowance for doubtful accounts.

The Company has no significant concentrations of credit risk. The Company does not consider that it requires any collateral or security to support financial instruments due to the quality of financial institutions and trade debtors.

c)	Interest rate risk

The Company has adopted a policy of ensuring that its exposure to changes in interest rates is on a fixed rate basis. The Company does not hedge against interest rate fluctuations.

d)	Fair values

The fair values of the Company’s cash accounts, accounts receivable and other receivables, bank, indebtedness, accounts payable, accrued liabilities and lease obligations approximate the carrying values given their short-term nature. The carrying value of the debenture, capital leases and other long term debts, as disclosed in note 7, also approximate their fair value.

15.	COMMITMENTS

There were no material or unusual commitments at December 31, 2004.

16.	CONTINGENCIES

There were no material or unusual contingent liabilities or guarantees at December 31, 2004.

On December 21, 2001 the Company was awarded $101,495 plus interest and costs from Jonathan Hugh Barker relating to Acquisitions of Easy PC Computer Rentals Limited. These funds have not yet been received and therefore no income has been recognised in the period.

17.	SUBSEQUENT EVENTS

a)	In January 2005 the Company closed a private placement financing of 115,000 units at a price of $0.60 per unit for total proceeds of $69,000. Each unit represents one common share and one warrant. Each warrant entitles the holder to purchase one additional common share at a price of $1.00 per share for a period of two years.

b)	In March 2005, the Company agreed to dispose of several properties for proceeds of approximately $2,000,000, resulting in a gain on sale of approximately $300,000. The properties are being sold to a company controlled by a director and officer with the sale price supported by appraised values. Certain of these properties are to be leased back from the purchaser.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

18.	CONTRIBUTED SURPLUS

During the year December 31, 2004, the Company granted 350,000 stock options with an aggregate fair value of $175,000, which was credited to contributed surplus.

At December 31, 2002, the Company had 4,413 shares due to be issued in relation to the earn out of 1World Systems Limited, a former subsidiary of the Group. During the year ended December 31, 2003, the shares held were cancelled and an amount of $211,002 was credited to contributed surplus.

At March 31, 2001, the Company had 223,357 shares to be issued in respect of Certus Consulting Limited, a former subsidiary of the Group. Although named the same, this is not the same company as is referred to in Notes 4(b) and 4(c). During the year ended December 31 2001, the shares held were cancelled on the sale of the business and were credited to contributed surplus, amounting to $1,563,499.

19.	NON CONTROLLING INTEREST

A non controlling interest is created reflecting the minority interests of other shareholders for the following partly-owned Companies.

	Datec Group ownership	Non-controlling Interest
Datec Papua New Guinea Limited	50%	50%
Fiji Shop Limited	51%	49%
Kepra Software Limited	66%	34%
Technology Design & Development Solutions Limited	66%	34%

Technology Design & Development Solutions Limited was acquired during the period. Refer to Note 4(a) for further information.

20.	RECONCILIATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements of the company have been prepared in accordance with accounting principles generally accepted in Canada, which conform in all material respects with United States generally accepted accounting principles.

Under United States securities requirements, the Company is required to provide a reconciliation setting out differences between accounting principles generally accepted in Canada and the United States.

Based upon the standards in effect during the periods ended December 31, 2004 and December 31, 2003, there were no material differences between the Company’s consolidated financial statements as prepared under Canadian and United States generally accepted accounting principles for the years ended December 31, 2004 and December 31, 2003.

Comprehensive income or loss

Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss and its components in the financial statements. Under U.S. GAAP, there are no other material components of comprehensive income for 2003 and 2004 other than net income or loss as reported.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

Recently issued accounting standards

The following standards were recently issued by the Financial Accounting Standards Board:

SFAS No. 151 - “Inventory Costs, an Amendment of ARB No. 43, Chapter 4.” SFAS No. 151 retains the general principle of ARB No. 43, Chapter 4, “Inventory Pricing,” that inventories are presumed to be stated at cost; however, it amends ARB No. 43 to clarify that abnormal amounts of idle facilities, freight, handling costs and spoilage should be recognized as current period expenses. Also, SFAS No. 151 requires fixed overhead costs be allocated to inventories based on normal production capacity. The guidance in SAFS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005.

SFAS 123 (Revised) - “Share Based Payment,” which will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (Revised) eliminates the use of APB Opinion No. 25. SFAS No. 123 (Revised) is effective for the first interim or annual reporting period that begins after December 15, 2005. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is encouraged.

SFAS 152 - In December 2004, the FASB issued SFAS No. 152 “Accounting for Real Estate TimeSharing Transactions - an amendment of FASB Statements No. 66 and 67” (“SFAS 152”). This statement amends FASB Statement No. 66 “Accounting for Sales of Real Estate” to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2 “Accounting for Real Estate Time-Sharing Transactions” (“SOP 04-2”). SFAS 152 also amends FASB Statement No. 67 “Accounting for Costs and Initial Rental Operations of Real Estate Projects” to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS 152 are effective in fiscal years beginning after June 15, 2005.

SFAS 153 - In December 2004, the FASB issued SFAS No. 153 “Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for all interim periods beginning after June 15, 2005.

SFAS 154- In May 2005, the FASB issued SFAS 154 “Accounting Changes and Error Corrections”. The statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires companies to apply voluntary changes in principles retrospectively whenever practicable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

The company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows as it relates to the reconciliation of Canadian and United States accounting policy differences.

DATEC GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2004

AND THE YEAR ENDED DECEMBER 31, 2003

21.	REVISED FINANCIAL STATEMENTS

These consolidated financial statements, under an Auditors’ Report dated March 30, 2005 (except as to Note 20 which is as of January 30, 2006) were submitted to the United States Securities and Exchange Commission (“SEC”) as part of a securities filing made by another company.

The originally issued financial statements have been revised as requested by the SEC, with the significant revisions being as follows:

•	Revised the statement of earnings (loss) to separately state revenues and cost of sales for products and services, instead of reporting in aggregate.

•	Additional disclosures to the Company’s significant accounting policies for:

•	Revenue recognition

•	Basis of consolidation

•	Goodwill

•	Software developments costs

•	Additional disclosure with respect to accounting for the cancellation of shares to be issued (Notes 4(b) and 8(b)iii).

There are no changes to the originally issued financial statements for the amounts reported as net income (loss), earnings (loss) per share, deficit, assets, liabilities or shareholders’ equity.

APPENDIX A

Country Description

American Samoa

History and Politics

Settled as early as 1000 B.C., and later occupied by European explorers in the 18th century, the territory of American Samoa (“American Samoa”) developed as a result of many international rivalries, finally resolved by a treaty in 1899 between the United States, Great Britain, and Germany, dividing the archipelago, and granting the United States of America control of all Samoan islands east of 171°W. The United States of America began to formally occupy American Samoa in 1900.

American Samoa remained under the jurisdiction of the U.S. Navy Department until 1951, when administration was transferred to the Department of the Interior and a governor was appointed. In 1978, the first popularly elected Samoan governor was inaugurated. The government of American Samoa is comprised of a bicameral legislature, consisting of a Senate and a House of Representative, and an independent judicial branch, consisting of a High Court. The Chief Justice and Associate Justices are appointed by the U.S. Secretary of Interior. America Samoa is represented in the United States Congress by one non-voting delegate. Togiola Tulafona is the current governor of American Samoa.

The Land

American Samoa comprises the eastern half of the Samoan island chain in the South Pacific. The group consists of several major islands: Tutuila, the Manu’a group (Ta’u, Ofu, and Olosega), Rose and Sand Islands, and Swains Island. Pago Pago, the capital, is on the island of Tutuila. Most of the islands are mountainous, heavily wooded, and surrounded by coral reefs. Nearly all of the land of American Samoa is owned by the native inhabitants.

The People

As of July 2006, American Samoa had 57,794 inhabitants. The Polynesian people account for a large majority of the population. Christian Congregationalism and other Protestant denominations are practiced by over half of the people. 20% of the population identify themselves as Roman Catholic. Most of the inhabitants of American Samoa are bilingual, speaking the native Polynesian tongue and English. American Samoans are considered nationals, rather than citizens of the United States.

The Economy

American Samoa is a traditional Polynesian economy in which more than 90% of the land is communally owned. Economic activity is closely tied to the United States of America, the primary foreign trading partner of American Samoa. Tuna fishing and tuna processing plants are the strongest contributors to the private sector, with canned tuna serving as the primary export. Economic transfers from the United States government contribute to the economic stability of the country. However, further attempts by the American Samoan government to develop a broader and more diverse economy are often restrained by the remote location, limited transportation, and devastating hurricanes.

As of 2000, the Gross Domestic Product (“GDP”) of American Samoa was approximately $500 million. As of 2005, the annual per capita income, by purchasing power parity, was $5,800.

	1996	1999	2002	2004
Exports	313 m	345 m	30 m	446 m
Imports	471 m	452 m	123 m	309 m

COMMUNICATIONS

The telecommunications in American Samoa include telefax, facsimile and cellular telephone services. The country supports a domestic satellite system with one Comcast earth station.

A-1

The Cellular Market Area (“CMA”) was created from the 1980 Metropolitan Statistical Areas and defined by the Office of Management and Budget to include the Gulf of Mexico (306), and the Rural Service Area (“RSA”). RSAs do not cross state borders and include Puerto Rico (723-729), U.S. Virgin Islands (730-731), Guam (732), Northern Mariana Islands (734) and American Samoa (733). The number of cellular phones in use in American Samoa has increased dramatically since the mid-1990s. As of 1999, there were an estimated 2,377 mobile telephone users in American Samoa.

A-2

APPENDIX B

Country Description

Papua New Guinea

Land, History and Politics

The Independent State of Papua New Guinea is located in the southwest region of the Pacific Ocean and includes the eastern half of the island of New Guinea, the Bismarck Archipelago, the Trobriand Islands, Samarai Island, Woodlark Island, D’Entrecasteaux Islands, the Louisiade Archipelago, and the northernmost Solomon Islands of Buka and Bougainville. Papua New Guinea is a wild, rugged region, divided into 20 provinces.

The southern section of the country, formerly-named Papua was annexed by Queensland in 1883 and became a British protectorate, British New Guinea, in 1884. It was later declared part of Australia in 1905 as the Territory of Papua.

The northern section of the country, New Guinea, was occupied by Germany from 1884 to 1914 and renamed Kaiser-Wilhelmsland during the occupation. While occupied by Australian forces during World War I and under a mandate from the League of Nations, the northern section of the country became the Territory of New Guinea of Australia in 1920. The United Nations confirmed Australian rule of the territory in 1947.

In 1949 the territories of Papua and New Guinea were merged administratively, but remained constitutionally distinct. In 1973 both territories were united as the self-governing country of Papua New Guinea with full independence following in 1975. In the late 1980s a violent secessionist movement broke out on the island of Bougainville. A cease-fire was declared in 1998 and a peace accord granted the island broad autonomy three years later.

Government

The executive branch includes a Chief of State, Head of Government and Cabinet. Members of the Cabinet and National Executive Council are appointed by the governor general at the recommendation of the prime minister. The governor general is appointed by the National Executive Council. A monarch remains in place in the country.

The legislative branch includes a unicameral National Parliament, often referred to as the House of Assembly. There are 109 seats, including 89 elected seats from open electorates and 20 elected seats from provincial electorates. Members serve for a term of five years.

The judicial branch includes the Supreme Court, with the chief justice appointed by the governor general at the proposal of the National Executive Council. Other judges are appointed by the Judicial and Legal Services Commission.

The People

As of July 2006, Papua New Guinea had 5,670,544 inhabitants. The native population is Melanesian. Although some 700 different languages are spoken in the region, Pidgin is the primary language.

ECONOMY

As of 2005, Papua New Guinea’s GDP, by purchasing power parity, was $14.37 billion with a per capita income, by purchasing powers parity, of $2,600.

	2000	2001	2002	2003	2004	2005
Exports	2 b	1.8 b	1.8 b	1.9 b	2.4 b	2.833 b
Imports	1 b	1.024 b	1.1 b	967 m	1.35 b	1.651 b

B-1

Domestic agricultural production sustains most of the population of Papua New Guinea, with sweet potatoes as the primary food crop. Notable agricultural exports include coconut products, rubber, coffee, cocoa, tea, and refined palm oil products. The agriculture sector sustains most of the population of Papua New Guinea, with sweet potatoes as the primary food crop. Notable agricultural exports include coconut products, rubber, coffee, cocoa, tea, and refined palm oil products. Pearl-shell and tortoise fisheries are commonly found along the coastline of the country. Mineral deposits account for 72% of all export earnings. Silver, copper, and gold are all mined in the country. Oil production began in 1992 and some natural gas reserves remain undeveloped. Timber from rain forests also provide an important source of revenue. Although logging efforts by foreign companies began to raise environmental concerns in the 1990’s, exploitation of Papua New Guinea’s natural resources has been hampered by the rugged terrain and high cost of developing infrastructure within the country.

After a prolonged period of instability, economic forecasts for the country are now improving. Efforts by Prime Minister Sir Michael Somore to restore integrity to state institutions, stabilize the local currency, establish a national budget and encourage privatization of public have contributed in this regard. Papua New Guinea receives $240 million in aid from Australia, accounting for 20% of the national budget. The country also seeks to increase investor confidence, bolster efforts to privatize government assets, and balance relations with Australia.

COMMUNICATIONS

A general telephone system supplies communications within the region, including 62,000 main lines and 15,000 mobile telephone lines.

Although the country has a relatively advanced telecom network, as compared to other developing nations, the density of telephone service or mobile and internet services remains very low. Strong infrastructure for the telecommunications system is limited to the major urban centers of Port Moresby, Lae and Mt Hagen.

The Privatization of Telikom, the domestic communications service, was first attempted in 2001 and then again July 2004, when an agreement was reached to sell a majority of the company to Amalgamated Telecom Holdings PNG Pty Ltd. and then to Econet Wireless (a South Africa-based company). In December 2004, however, the government of Papua New Guinea government rejected the bid from Econet Wireless, stating the need to re-examine other options in 2006. In September 2005, Telikom signed an agreement with NewSat to supply satellite communication services through a range of co-branded services including high-speed internet, web browsing, data transfer, video streaming and multicasting services.

B-2

APPENDIX C

Country Description

Fiji

History and Politics

Fiji was discovered in 1643 by Dutch explorer, Abel Tasman but was first settled about 3,500 years ago. In 1822, the first European settlement in Fiji was established at Levuka, which in 1871 became the seat of the first national government, the Kingdom of Fiji. Great Britain annexed the islands in 1874 and declared it a British colony. In 1882, the capital was moved from Levuka to Suva.

In 1970, Fiji gained independence as a member of the British Commonwealth with Ratu Sir Kamisese Marass prime minister. In 1987, Colonel Sitiveni Rabuka led two coups that took control of the government from the Fiji Labor Party dominated by the Indian population. Fiji was then declared a republic and ceased to be a part of the British Commonwealth.

The Government of Fiji is divided into four divisions, which are further subdivided into fourteen provinces. Each division is headed by a Commissioner, appointed by the Fijian government. The President of Fiji is elected by the Great Council of Chiefs and serves for a term of five years. The President also appoints the Prime Minister. Although the role of the President is largely honorary and modelled after that of the British monarchy, the President has reserved constitutional powers that may be used in the event of a national crisis. The president also serves as Commander-in-Chief of the Armed Forces. The Great Council of Chiefs recognizes Queen Elizabeth II as its Paramount Chief.

The bicameral Parliament consists of the Senate and the House of Representatives. The House of Representatives has 25 open seats which may be occupied by any citizen satisfying requirements established by law. Each representative serves for a term of five years.

Cabinet members, selected from members of Parliament, are appointed by the Prime Minister and responsible to Parliament. The Presidential Council and the Great Council of Chiefs, including of the highest ranking members of the traditional chief system, advises the President on matter of national importance

Judicial power is vested in three courts; the High Court, Court of Appeal, and Supreme Court, established by the Constitution, which also makes provision for other courts to be set up by Parliament.

The Land

The Republic of the Fiji Islands is a Melanesian island group, comprised of 320 islands, 105 of which are inhabited. Viti Levu, the largest island, comprises half of Fiji’s land area.

Fiji’s climate is warm and humid. Dense tropical forests are found on the windward sides of the islands; grassy plains and clumps of casuarina and pandanus grow on the leeward sides and mangrove forests and hot springs are abundant in the mountain regions.

The People

As of July 2006, Fiji had 905,949 inhabitants, of which approximately 75% resided on the island of Viti Levu. The majority of the indigenous population of the eastern islands is Polynesian. Origins of the Indian population can be traced to a period from 1879 to 1916, when many people came to Fiji from India to serve as indentured workers in the sugar industry established by the British Government through the Colonial Sugar Refining company in Fiji. Much of this Indian population left Fiji after the 1987 coup and today comprise 44% of the total population. Europeans, Pacific Islanders, Chinese and other ethnicities comprise approximately 5% of the population.

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The native Fijians are predominantly Christian; the Indians are about three quarters Hindu and one quarter Muslim. The official language of Fiji is Fijian, but English and Hindi are also spoken. English is recognized as the official language of Fiji.

ECONOMY

The seaports often denote the most important cities in Fiji, including Suva and Lautoka and Levuka. With ample forests, minerals, and fishing resources, Fiji’s economy is one of the most developed in the Pacific island region. Fiji’s economy is also largely agrarian, with sugar exports serving as a major source of foreign trade. Sugar processing comprises one-third of all industrial activity, but remains largely inefficient. Long-term economic challenges include low investment, uncertain land ownership rights, and the government’s inability to manage the budget. Short-run economic forecasts are favorable but are subject to the risk of erupting tensions between native Fijians and Indo-Fijians.

As of 2005, the GDP, by official exchange rate, of Fiji was approximately $5.4 billion. In 2005, GDP, per capita, by purchasing power parity, was $6,000. Overseas money transfers into Fiji have increased significantly, as the result of many Fijians working in Kuwait and Iraq.

	1998	1999	2000	2001	2002	2004
Export	393 m	537 m	572 m	442 m	609 m	862 m
Import	612 m	653 m	833 m	642 m	835 m	1.235 m

COMMUNICATIONS

The telephone service in Fiji include modern local, interisland and international (wire/radio integrated) public and special-purpose telephone, teleprinter facilities and a regional radio communications center. As of 2003, there were 102,000 land lines and 109,900 mobile telephones in use.

Fiji’s telecom system is reliable and efficient with access to the Southern Cross cable that connects New Zealand, Australia and North America. The country’s telecom industry is comprised primarily of three major monopolies, the services of which are all protected through exclusivity licenses. Telecom Fiji Ltd has the exclusive license to provide domestic voice and data services; Vodafone Fiji Ltd is the sole provider of mobile services; and Fiji International Telecommunications Ltd (Fintel) has the monopoly on the supply of international voice and data services. Fiji’s broadband services are among the most expensive in the world, essentially due to little competition in the local market. In October 2005, Unwired Fiji launched the country’s first privately owned broadband wireless network.

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Exhibit Index

Exhibit Number	Description

3.3	Amended and Restated Bylaws Adopted January 16, 2007

10.43	Distributor Agreement between Canon Australia Pty Limited and Datec (PNG) Limited, dated June 14, 2006

10.44	Authorized Alliance Support Organization Agency Agreement, dated September 19, 2003, between Datec Australia Pty Ltd. and Hewlett-Packard Australia Pty Ltd

10.45	Purchase Agreement between Elandia Technologies, Inc. and Chickasaw Wireless, Inc., dated as of October 20, 2006

10.46	Loan Agreement among AST Telecom, LLC, as Borrower, ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank, as Lenders, and ANZ Finance American Samoa, as Agent, dated October 30, 2006

10.47	Security Agreement among Elandia, Inc., Elandia South Pacific Holdings, Inc., and Elandia Datec Acquisition Ltd., in favor of ANZ Finance American Samoa, Inc., dated October 30, 2006

10.48	Indemnity, Subrogation and Contribution Agreement among AST Telecom, LLC, as Borrower, and Elandia, Inc., Elandia South Pacific Holdings, Inc., Elandia Datec Acquisitions, Inc., Generic Technology Limited, Datec (Fiji) Limited and Network Services Limited, et al, dated October 30, 2006

10.49	Continuing Guaranty among Elandia, Inc., Elandia South Pacific Holdings, Inc., Elandia Datec Acquisition Ltd., as Guarantors, ANZ Finance American Samoa, Inc. and ANZ Amerika Samoa Bank, as Lenders, and ANZ Finance American Samoa, as Agent, dated October 30, 2006

16.1	Letter from KingBetham & Company re: change in accountants

16.2	Letter from King Accountancy Corporation re: change in accountants

16.3	Letter from Kingston Ross Pasnak, LLP re: change in accountants